As filed with the Securities and Exchange Commission on June 23, 2005
Registration No. 333-124748

United States
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1
to
FORM F-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

STANTEC INC.
(Exact name of Registrant as specified in its charter)

CANADA	8711	Not Applicable
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

10160 – 112 Street, Edmonton, Alberta, Canada, T5K 2L6, (780) 917-7000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeffrey S. Lloyd
Vice President, Secretary and General Counsel
10160 – 112 Street,
Edmonton, Alberta, Canada, T5K 2L6
(780) 917-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher J. Cummings, Esq.
Shearman & Sterling LLP	C.N. Franklin Reddick III, Esq.
Commerce Court West	Akin Gump Strauss Hauer & Feld LLP.
199 Bay Street, Suite 4405	2029 Century Park East, 22nd Floor
Toronto, ON, Canada M5L 1E8	Los Angeles, CA 90067
(416) 360-8484	(310) 728-3204

     Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after this Registration Statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 23, 2005
[                    ] , 2005
To the Shareholders of The Keith Companies, Inc.:
      You are cordially invited to attend a special meeting of the shareholders of The Keith Companies, Inc. to approve the merger of The Keith Companies, Inc. and Stantec Consulting California Inc., a wholly-owned subsidiary of Stantec Inc. Your board of directors has unanimously approved a merger agreement that will have the effect of combining the businesses of Keith and Stantec. Your board of directors believes that the merger will benefit you as a shareholder of Keith and asks for your support in voting to approve the merger agreement at the special meeting of Keith’s shareholders to be held at 10:30 a.m. Pacific Time, on [                    ] at 19 Technology Drive, Irvine, California 92618.
      In the proposed merger, Keith will be merged with and into Stantec Consulting California Inc., a wholly-owned subsidiary of Stantec, with Stantec Consulting California Inc. being the surviving company. If the merger agreement is approved and the merger is consummated, each share of Keith common stock will be converted into the right to receive (1) US$11.00 in cash, (2) 0.23 common shares of Stantec and (3) that number of Stantec common shares equal to US$5.50, based on the trading prices of Stantec shares for 20 trading days prior to the merger and then prevailing currency exchange rates. Based on the closing sale price of Stantec common shares and the U.S. dollar-Canadian dollar exchange rate as of June 20, 2005, 0.23 Stantec common shares had a value of approximately US$6.09 and US$5.50 equaled approximately 0.21 Stantec common shares. You will have the right to select the form of merger consideration you receive by electing (A) a mix of cash and Stantec common shares, as described above, (B) all Stantec common shares or (C) all cash, subject to pro rata adjustment in the case of (B) and (C) if one of these options is oversubscribed. Based on the closing sale price of Stantec common shares and the U.S. dollar-Canadian dollar exchange rate as of June 20, 2005, for each share of Keith common stock a holder who elects to receive (A) a mix of cash and Stantec common shares will receive US$11.00 and approximately 0.44 Stantec common shares, (B) all Stantec common shares will receive approximately 0.85 Stantec common shares and (C) all cash will receive approximately US$22.59, subject to pro rata adjustment in the case of (B) and (C). Fractional shares will not be issued, but a cash payment will be made for those fractional shares. Upon consummation of the merger, Keith’s shareholders will own approximately 17% of the outstanding Stantec common shares.
      If the merger does not qualify as a tax-free reorganization under Section 368(a) of the United States Internal Revenue Code, Stantec has the option, at its discretion, to complete the merger by paying cash merger consideration of US$22.00 per share.
      KEITH’S BOARD OF DIRECTORS HAS APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF KEITH VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND ITS TERMS.
      Approval of the merger agreement and adjournment of the special meeting requires the affirmative vote of the holders of at least a majority of Keith’s outstanding common stock.
      Attached to this letter is an important document providing detailed information concerning Stantec, Keith, the merger and a more thorough explanation of Keith’s board of directors’ view of the merger, as well as other matters related to the special meeting.
      PLEASE READ THIS DOCUMENT CAREFULLY, INCLUDING THE SECTION DESCRIBING RISK FACTORS BEGINNING ON PAGE 15.
      IT IS IMPORTANT TO VOTE YOUR SHARES, IN PERSON OR BY PROXY, BECAUSE THE FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. Whether or not you plan to attend the special meeting, please submit your proxy promptly by completing, dating and returning your proxy card in the enclosed envelope. Returning the proxy card does not deprive you of your right to attend the special meeting and vote in person.

We look forward to your support.
Sincerely,

Aram H. Keith
Chairman of the Board and Chief Executive Officer
      Neither the Securities and Exchange Commission nor any state or Canadian provincial or territorial securities regulatory authority has approved or disapproved the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      This proxy statement/prospectus is dated [                    ], 2005 and is expected to be first mailed to shareholders of Keith on or about that date.

THE KEITH COMPANIES, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [                    ], 2005
TO THE SHAREHOLDERS OF THE KEITH COMPANIES, INC.:
      NOTICE IS HEREBY GIVEN that a special meeting of shareholders of The Keith Companies, Inc. will be held at 10:30 a.m. Pacific Time, on [                    ], 2005 at 19 Technology Drive, Irvine, California 92618, for the following purposes of voting on:

(1) the approval of the Agreement and Plan of Merger and Reorganization, dated as of April 14, 2005, as amended May 9, 2005, among Stantec Inc., Keith and Stantec Consulting California Inc., a wholly-owned subsidiary of Stantec, a copy of which is attached as Appendix A to the enclosed proxy statement/prospectus; and

(2) to transact such other business as may properly come before the special meeting, including authority to adjourn or postpone the special meeting to another time and place for the purpose of soliciting additional proxies.
      Only shareholders of record at the close of business on July 7, 2005 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.
      KEITH’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND ITS TERMS.
      Dissenters’ rights may be available under Chapter 13 of the California Corporations Code for the shareholders of Keith in connection with the merger. In order to exercise dissenters’ rights, Keith shareholders must deliver a written demand to Keith no later than the date of the special meeting and must vote “against” approval of the merger proposal. A copy of the applicable California statutory provisions is included as Appendix D to the attached proxy statement/prospectus and a summary of these provisions can be found under “The Merger — Dissenters’ Rights” in the attached proxy statement/prospectus.
      The merger of Keith and Stantec Consulting California Inc. is more fully described in the proxy statement/prospectus accompanying this notice. You are encouraged to carefully read the proxy statement/prospectus and the attached annexes.
      Whether or not you plan to attend the special meeting, we encourage you to read the proxy statement/prospectus and submit your proxy as soon as possible. It is important that your shares be represented at the special meeting. A FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE MERGER. Whether or not you plan to attend the special meeting, please submit your proxy promptly by completing, dating and returning your proxy card in the enclosed envelope. You may revoke your proxy at any time until it is voted by a later dated proxy or by attending the special meeting and voting in person.
      Please do not send any stock certificates you may have at this time.
      Our principal executive offices are located at 19 Technology Drive, Irvine, California 92618. Our telephone number is (949) 923-6001.

By Order of the Board of Directors

Gary C. Campanaro

Secretary
[                    ], 2005

Page

Exchange of Share Certificates	69
Questions About Voting Your Shares	69
Miscellaneous	69
The Merger	70
Background of The Merger	70
Recommendation of the Keith Board of Directors	75
Reasons for Keith’s Board Recommendation	75
Opinion of Keith’s Financial Advisor	77
Reasons for Stantec’s Board Recommendation	83
Interests of Keith’s and Stantec’s Executive Officers and Directors in the Merger	84
Material U.S. Federal Income Tax Consequences of the Merger	86
Material Canadian Federal Income Tax Consequences of the Merger	93
Anticipated Accounting Treatment	94
Regulatory Matters Related to the Merger	95
Merger Fees, Costs and Expenses	95
Dissenters’ Rights	95
Stock Exchange Listing	97
Resale of Stantec Common Shares	97
The Merger Agreement	98
Structure of the Merger	98
Effective Time and Closing of the Merger	98
Surviving Corporation Governing Documents, Officers and Directors	98
Merger Consideration	98
Representations and Warranties	99
Conduct of Business Pending the Merger	101
Additional Agreements	102
Conditions to the Merger	104
Termination, Amendment and Waiver	106
General Provisions	106
Other Agreements	107
Beneficial Ownership of Securities	108
Description Of Stantec Share Capital	109
Comparison of Shareholders’ Rights	110
Experts	123
Legal Matters	124
Shareholder Proposals	124
Enforceability of Civil Liabilities	124
Where You Can Find More Information	125
Index to Consolidated Financial Statements	F-1
Appendix A — Agreement and Plan of Merger among Stantec, Stantec Consulting California Inc. and Keith, dated as of April 14, 2005, as amended May 9, 2005	A-1
Appendix B — Opinion of Bear, Stearns & Co. Inc.	B-1
Appendix C — Stockholders Support Agreement	C-1
Appendix D — Dissenters’ Rights and Procedures	D-1

Additional Information
      This proxy statement/prospectus incorporates important business and financial information about Keith from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to Keith that are incorporated by reference in this document, without charge, by requesting them in writing or by telephone from any of:

The Keith Companies, Inc. 19 Technology Drive Irvine, California, USA 92618-2334 Phone: (949) 923-6001 Attention: Investor Relations	Stantec Inc. 10160-112 Street Edmonton, Canada, T5K 2L6 Phone: (780) 917-7000 Attention: Investor Relations	The Altman Group, Inc. 1275 Valley Brook Avenue Lyndhurst, NJ 07071 Phone: (201) 806-2205 Attention: Charlotte Brown
      For information on where to obtain copies of such documents on the internet, see “Where You Can Find More Information” elsewhere in this proxy statement/prospectus. Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.
      To obtain timely delivery, security holders must request this information no later than five business days before the date they must make their investment decision. In order to receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than [                    ], 2005.
      For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

Presentation of Financial and Other Information
      The historical consolidated financial data of Stantec Inc. contained in this proxy statement/ prospectus are reported in Canadian dollars and have been prepared in accordance with accounting principles generally accepted in Canada, or Canadian GAAP. Canadian GAAP differs in some material respects from United States generally accepted accounting principles, or U.S. GAAP, and so this financial data may not be comparable to the financial data of U.S. companies. For a discussion of the differences between Canadian GAAP and U.S. GAAP as they relate to Stantec, see note 21 to Stantec’s audited consolidated financial statements, which are included elsewhere in this proxy statement/ prospectus.
      The consolidated financial data of The Keith Companies, Inc. included and/ or incorporated by reference in this proxy statement/ prospectus are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP.
      Unless otherwise stated or the context otherwise requires, all references in this proxy statement/ prospectus to “C$” are to Canadian dollars and all references to “US$” or “U.S. dollars” are to United States dollars.
Exchange Rate Data
      The following tables set forth certain exchange rates based on the inverse of the noon buying rate in the city of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. On June 20, 2005 the inverse of the noon buying rate was C$1.00 equals US$0.8118.

	Years Ended December 31,

	2000		2001		2002		2003		2004

Average(1)	US$	0.6725	US$	0.6443	US$	0.6368	US$	0.7186	US$	0.7701

(1)	The average of the exchange rates on the last day of each month during the year indicated.

	Month

	Dec. 2004		Jan. 2005		Feb. 2005		March 2005		April 2005		May 2005

High	US$	0.8434	US$	0.8346	US$	0.8134	US$	0.8322	US$	0.8233	US$	0.8082
Low	US$	0.8063	US$	0.8050	US$	0.7962	US$	0.8024	US$	0.7957	US$	0.7872

Questions and Answers About the Merger
      The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a Keith shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus and the appendixes attached to this proxy statement/prospectus.
      Unless otherwise stated or the context otherwise requires, all references in this proxy statement/prospectus to “Stantec,” “we,” “us,” and “our” are to Stantec Inc. and its subsidiaries; all references to “Keith” are to The Keith Companies, Inc. and its subsidiaries and all references to Stantec Consulting are to Stantec Consulting California Inc.

Q1:	What am I being asked to vote on?

A1:	You are being asked to vote to approve the Agreement and Plan of Merger and Reorganization and its terms, which is referred to in this proxy statement/prospectus as the merger agreement, dated as of April 14, 2005, as amended May 9, 2005, among Stantec, Keith and Stantec Consulting, a newly formed, wholly-owned subsidiary of Stantec. If the merger is completed, Keith will no longer be a public company.

Q2:	What consideration will be paid in connection with merger?

A2:	The merger consideration to be paid by Stantec includes a fixed amount of cash equal to US$11.00 per share of Keith common stock, as well as Stantec common shares, which as of June 20, 2005, had a value of approximately US$11.59. The number of shares that Stantec will issue as merger consideration is partly fixed and partly variable. The fixed component is equal to 0.23 Stantec common shares per share of Keith common stock. The variable component is equal to an amount of Stantec common shares equal to US$5.50 per share of Keith common stock, based on the 20-day average trading price of Stantec common shares prior to the merger. As a consequence, the actual number of Stantec common shares that will be issued in the merger and that you may receive as merger consideration is not known at this time. Based on the closing sale price of Stantec common shares and the U.S. dollar-Canadian dollar exchange rate as of June 20, 2005, 0.23 Stantec common shares had a value of approximately US$6.09 and US$5.50 equaled approximately 0.21 Stantec common shares.

The 20-day average trading price of Stantec common shares means the simple average of the daily weighted average sales price of Stantec common shares on the Toronto Stock Exchange, as reported by Bloomberg L.P., for each of the 20 consecutive trading days ending on, and including, the second trading day prior to the merger. The weighted average sales price for each trading day is converted from Canadian dollars to U.S. dollars at the inverse of the noon buying rate quoted by the Federal Reserve Bank of New York on such trading day.

Q3:	What will I receive in the merger?

A3:	You will have the right to select the form of merger consideration you will receive by electing one of the following options:

Option 1: a mix of cash and Stantec common shares;

Option 2: all Stantec common shares; or

Option 3: all cash.

Because Stantec will pay a fixed amount of cash and will issue a specific amount of shares in connection with the merger, the actual consideration you will receive will not be known until after all shareholder elections have been made. Once all elections have been made, the following procedure will be used to determine the actual form of merger consideration that you will receive:

(1)	If you elect Option 1 (a mix of cash and Stantec common shares), you will receive US$11.00 and the amount of Stantec common shares described in answer 2 above, regardless of the number of Keith shareholders that elect this option.

(2)	If you elect Option 2 (all Stantec common shares) you will receive 0.23 Stantec common shares per share of Keith common stock plus a variable amount of Stantec common shares equal to US$16.50 per share of Keith common stock, based on the 20-day average trading price of Stantec common shares. However, if the number of Stantec common shares that Keith shareholders elect to receive is greater than the total number of Stantec common shares that Stantec is required to issue, then you will receive a proportionate allocation of Stantec common shares and cash based on the formula set out in Section 2.01(e) of the merger agreement.

(3)	If you elect Option 3 (all cash) you will receive US$16.50 cash plus cash equal to the value of 0.23 Stantec common shares, based on the 20-day average trading price of Stantec common shares. However, if the amount of cash that Keith shareholders elect to receive is greater than the total amount of cash that Stantec is required to pay, then you will receive a proportionate allocation of cash and Stantec common shares based on the formula set out in Section 2.01(f) of the merger agreement.

Based on the closing sale price of Stantec common shares and the U.S. dollar-Canadian dollar exchange rate as of June 20, 2005, for each share of Keith common stock a holder who elects to receive (1) a mix of cash and Stantec common shares will receive US$11.00 and approximately 0.44 Stantec common shares, (2) all Stantec common shares will receive approximately 0.85 Stantec common shares and (3) all cash will receive approximately US$22.59, subject to pro rata adjustment in the case of (2) and (3).

If you do not make an election, you will be deemed to have elected, and will receive, Option 1, a mix of cash and Stantec common shares.

You will not receive any fractional Stantec common shares in the merger. Instead, Stantec will pay you cash for any fractional Stantec common share you would have otherwise received, taking into account all shares of Keith common stock you own.

If, for some reason, the merger would not qualify as a tax-free reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, referred to in this proxy statement/prospectus as the Code, Stantec has the option, at its sole discretion, to complete the merger by paying cash merger consideration of US$22.00 per share of Keith common stock rather than the merger consideration described above. In such circumstances, you would receive US$22.00 in cash for each and every share of Keith common stock you own. In the event that Stantec exercises this option, Keith and Stantec will recirculate a revised proxy statement/ prospectus and resolicit the vote of Keith shareholders to approve the merger. If the merger does not qualify as a tax-free reorganization and Stantec does not exercise its option to pay all cash, Keith will not be obligated to consummate the merger. Furthermore, in such situation Stantec and Keith will not consummate the merger without recirculating a revised proxy statement/ prospectus and resoliciting the vote of Keith shareholders to approve the merger.

Q4:	How does the Keith board of directors recommend that I vote?

A4:	The Keith board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and its terms.

Q5:	Why is the Board of Directors recommending that I vote for approval of the merger agreement?

A5:	The board of directors of Keith believes the merger consideration is fair and that the merger is in the best interests of Keith stockholders. For a more detailed explanation of the beliefs of the board of directors of Keith, see “The Merger — Keith’s Reasons for the Merger.”

Q6:	What vote of Keith’s shareholders and what vote of Stantec shareholders is required in connection with the merger?

A6:	Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of Keith’s outstanding common stock. Aram H. Keith, Margie R. Keith and The Aram H. Keith and Margie R. Keith Revocable Trust entered into a Stockholders Support Agreement pursuant to which the shareholders granted Stantec an irrevocable proxy to vote their shares of Keith common stock, representing approximately 17% of the outstanding shares of Keith common stock, in favor of the merger. No vote of Stantec shareholders is required (or will be sought) in connection with the merger.

Q7:	What happens if I do not vote?

A7:	IF YOU DO NOT VOTE YOUR SHARES, THAT WILL BE THE EQUIVALENT OF A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT AND, THEREFORE, WILL BE THE SAME AS A VOTE AGAINST THE MERGER.

Q8:	When do you expect the merger to be completed?

A8:	We expect to complete the merger as promptly as practicable after we receive approval of Keith shareholders at the special meeting. We currently anticipate closing the transaction in the third calendar quarter of 2005.

Q9:	What do I need to do now?

A9:	After carefully reading and considering the information contained in the proxy statement/prospectus, please fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be voted at the special meeting.

Q10:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A10:	You should instruct your broker to vote your shares. Please check with your broker and follow the voting procedures your broker provides. Your broker will advise you whether you may submit voting instructions by telephone or internet. If you do not instruct your broker, your broker will generally not have the discretion to vote your shares without your instructions. Because approval of the merger agreement requires an affirmative vote of the holders of at least a majority of the outstanding shares of Keith common stock, these so-called “broker non-votes,” where the broker does not vote for or against approval of the merger agreement, have the same effect as votes cast against approval of the merger agreement. See “The Special Meeting — Required Vote; Quorum; How to Vote.”

Q11:	May I change my vote after I have mailed my signed proxy card?

A11:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in several ways. You can send a written notice stating that you want to revoke your proxy, or you can complete and submit a new proxy card. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to:

The Altman Group, Inc. 1275 Valley Brook Avenue Lyndhurst, NJ 07071 Phone: (201) 806-2205 Attention: Charlotte Brown

You can also attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow the voting procedures received from your broker to change your vote.

Q12:	If I want to attend the special meeting, what do I do?

A12:	You must come to 19 Technology Drive, Irvine, California 92618, at 10:30 a.m. Pacific Time, on [ ], 2005.

Q13:	Should I send in my stock certificates now?

A13:	No. If the merger is completed and you hold any Keith stock certificates, you will receive written instructions for exchanging those Keith stock certificates for the merger consideration. You may not have received any stock certificates because your shares of Keith common stock were directly registered. The written instructions you will receive will advise you what to do if your shares were directly registered.

Q14:	What if I cannot find my stock certificate?

A14:	There will be a procedure for you to elect to receive your merger consideration even if you lost one or more of your Keith stock certificates. This procedure, however, may take time to complete. In order to ensure that you will be able to receive your merger consideration promptly after the merger is completed, if you cannot locate your Keith stock certificates after looking for them carefully, we urge you to contact Keith’s transfer agent, U.S. Stock Transfer Corporation, as soon as possible and follow the procedure for replacing your Keith’s stock certificates. U.S. Stock Transfer Corporation, can be reached at 1-800-835-8778, or you can write to U.S. Stock Transfer Corporation at the following address: 1745 Gardena Avenue, Glendale, CA 91204-2991.

Q15:	Can I dissent and require appraisal of my shares?

A15:	Dissenters’ rights will be available under Chapter 13 of the California Corporations Code, referred to in this proxy statement/prospectus as the CCC, for Keith shareholders in connection with the merger if demands for payment are made with respect to 5% or more of the outstanding Keith common stock. In general, to preserve their dissenters’ rights, Keith shareholders who wish to exercise these rights must:

•	deliver a written demand to Keith for purchase of their shares of Keith common stock, which must be received by Keith no later than the date of the special meeting;

•	vote their shares of Keith common stock “AGAINST” approval of the merger proposal;

•	continuously hold their shares of Keith common stock from the date they make the demand through the closing of the merger; and

•	comply with the other provisions of Chapter 13 of the CCC.

If, after the effective time of the merger, that shareholder withdraws or otherwise loses the right to demand purchase of its shares of Keith common stock, those shares shall be treated as if they had been converted as of the effective time of the merger into the right to receive the merger consideration. See “The Merger — Dissenters’ Rights” beginning on page 95.

The text of the CCC governing dissenters’ rights is attached to this proxy statement/prospectus as Appendix D. Your failure to comply with the procedures described in Appendix D will result in the loss of your dissenters’ rights.

Q16:	Are there risks that I should consider in deciding whether to vote for approval of the merger agreement?

A16:	Yes. We have set forth in the section entitled “Risk Factors” beginning on page 15 of this proxy statement/prospectus a number of risk factors that you should consider carefully in connection with the merger.

Q17:	Will Keith common stock continue to be traded on the Nasdaq National Market after the merger is completed?

A17:	No. If the merger is consummated, Keith common stock will no longer be listed for trading on the Nasdaq National Market. However, Stantec has applied to list Stantec common shares for trading on the New York Stock Exchange.

Q18:	Who can help answer my additional questions about the merger?

A18:	If you have questions about the merger, you should contact any of the following:

The Keith Companies, Inc. 19 Technology Drive Irvine, California, USA 92618-2334 Phone: (949) 923-6001 Attention: Investor Relations	Stantec Inc. 10160-112 Street Edmonton, Canada, T5K 2L6 Phone: (780) 917-7000 Attention: Investor Relations	The Altman Group, Inc. 1275 Valley Brook Avenue Lyndhurst, NJ 07071 Phone: (201) 806-2205 Attention: Charlotte Brown

Summary
      This summary highlights selected information from this proxy statement/ prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire proxy statement/ prospectus and the other documents to which this document refers for a more complete understanding of the matters being considered at the special meeting. See “Where You Can Find More Information About Stantec and Keith.”
      Unless otherwise stated or the context otherwise requires, all references to “Stantec,” “we,” “us,” and “our” are to Stantec Inc. and its subsidiaries; all references to “Keith” are to The Keith Companies, Inc. and its subsidiaries; all references to “Stantec Consulting” are to Stantec Consulting California Inc.; and all references to “merger agreement” are to the Agreement and Plan of Merger and Reorganization between Stantec, Stantec Consulting and Keith dated as of April 14, 2005, as amended May 9, 2005.
The Companies
     Stantec Inc.
      Stantec provides professional consulting services in planning, engineering, architecture, interior design, landscape architecture, surveying, environmental sciences project management and project economics for infrastructure and facilities projects. Stantec is focused on increasing the size and profitability of its operations by acquiring professional consulting firms in Canada, the United States and other countries and has consummated 18 such acquisitions since the beginning of 2002.
      Stantec provides services to clients in both the public and private sectors primarily in North America through integrated and discipline specific consulting and project delivery. Stantec believes that its organizational structure gives it both the strength and diversity of a large organization and a strong regional presence to deliver its services locally. Stantec’s consulting services business unit focuses on providing total infrastructure solutions targeted to five market segments — buildings, environment, industrial, transportation and urban land. Founded in 1954, Stantec currently has approximately 4,350 employees, of whom approximately 2,150 are professionals. For the year ended December 31, 2004, Stantec had gross revenue of approximately C$520.9 million and net income of approximately C$30.2 million
      Stantec is a Canadian company. Its corporate headquarters are located at 10160 – 112 Street, Edmonton, Alberta, T5K 2L6. Its phone number is (780) 917-7000.

Stantec Consulting California Inc.
      Stantec Consulting California Inc., a California corporation, is a wholly-owned subsidiary of Stantec that was recently incorporated solely for the purpose of effecting the merger with Keith. Since its incorporation, Stantec Consulting has not carried on any activities, other than in connection with the offer and the merger.

The Keith Companies, Inc.
      Keith is a full service engineering and consulting services firm providing professional services on a wide range of projects to the real estate development, public works/ infrastructure, and energy/ industrial industries. Keith has a diverse public and private client base including real estate developers, residential and commercial builders, architects, cities, counties, water districts, state and federal agencies, landowners, commercial retailers, energy providers and various manufacturers. Its professional staff and project workers provide a comprehensive menu of services that are needed to effectively manage, engineer and design infrastructure and state-of-the-art facilities.
      Keith has acquired eight companies since December 1, 1997 and as of January 31, 2005, Keith had approximately 830 employees/ project workers providing engineering and consulting services from 17 divisions in 7 states: California, Michigan, Nevada, Texas, Utah, Oregon and Arizona. In addition, Keith also has the ability to provide start-up, testing and other energy-related technical consulting services in Brazil.
      Keith is a California corporation. Its corporate headquarters are located at 19 Technology Drive, Irvine, California 92618. Its phone number is (949) 923-6001.

Comparative Per Share Market Price and Exchange Rate Data.
      Stantec common shares are listed on the Toronto Stock Exchange under the trading symbol “STN.” Stantec has applied to list its common shares on the New York Stock Exchange under the trading symbol “SXC.” Keith common stock is listed on the Nasdaq National Market under the trading symbol “TKCI.” Upon completion of the merger, Keith common stock will no longer trade on the Nasdaq National Market.
      The following table sets forth the closing sale prices of Stantec common shares and Keith common stock as reported on the Toronto Stock Exchange and the Nasdaq National Market, respectively, on April 14, 2005, the last trading day before the public announcement of the merger, and [                    ] 2005 the last practicable trading day before the distribution of this proxy statement/prospectus. The price of Stantec common shares has been converted from Canadian dollars to U.S. dollars at the inverse of the noon buying rate quoted by the Federal Reserve Bank of New York on such trading day. We urge you to obtain current market quotations for both the Stantec common shares and the Keith common stock.

	Stantec			Keith
	Common Shares			Common Stock

At April 14, 2005	US$	23.15		US$	16.85
At [ ]	US$	[	]	US$	[	]
The Merger
      We are proposing a merger of Keith and Stantec Consulting, a wholly-owned subsidiary of Stantec. Following completion of the merger, Stantec Consulting will continue as the surviving corporation of the merger and as a wholly-owned subsidiary of Stantec. After the merger, Keith’s existing shareholders will own approximately 17% of the outstanding Stantec common shares (based on 18,937,019 Stantec common shares outstanding as of April 13, 2005).
      Pursuant to the merger agreement attached as Appendix A to this proxy statement/ prospectus, each share of Keith common stock will be exchanged for merger consideration equal to: (1) US$11.00 in cash, (2) 0.23 common shares of Stantec and (3) that number of Stantec common shares equal to US$5.50, based on the 20-day average trading price of Stantec common shares prior to the merger. Based on the closing sale price of Stantec common shares and the U.S. dollar-Canadian dollar exchange rate as of June 20, 2005, 0.23 Stantec common shares had a value of approximately US$6.09 and US$5.50 equaled approximately 0.21 Stantec common shares.
      Holders of Keith common stock will have the right to elect to receive their merger consideration in the form of (A) a mixture of cash and Stantec common shares, as described above, (B) all Stantec common shares or (C) all cash, subject in the case of (B) and (C) to pro rata adjustment if the amount of Stantec common shares or cash is oversubscribed. Based on the closing sale price of Stantec common shares and the U.S. dollar-Canadian dollar exchange rate as of June 20, 2005, for each share of Keith common stock a holder who elects to receive (A) a mix of cash and Stantec common shares will receive US$11.00 and approximately 0.44 Stantec common shares, (B) all Stantec common shares will receive approximately 0.85 Stantec common shares and (C) all cash will receive approximately US$22.59, subject to pro rata adjustment in the case of (B) and (C).
      If the merger will not qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code, Stantec has the option, at its sole discretion, to complete the merger by paying cash merger consideration of US$22.00 per share of Keith common stock rather than the merger consideration described above. In such circumstances, you would receive US$22.00 in cash for each and every share of Keith common stock you own. In the event that Stantec exercises this option, Keith and Stantec will recirculate a revised proxy statement/prospectus and resolicit the vote of Keith shareholders to approve the merger. If the merger does not qualify as a tax-free reorganization and Stantec does not exercise its option to pay all cash, Keith will not be obligated to consummate the merger. Furthermore, in such situation, Stantec and Keith will not consummate the merger without recirculating a revised proxy statement/ prospectus and resoliciting the vote of Keith shareholders to approve the merger.

The Special Meeting
      When and Where. The special meeting will be held at 10:30 a.m. Pacific Time on [                    ], 2005 at Keith’s corporate headquarters, 19 Technology Drive, Irvine, California 92618.
      Purpose of the Special Meeting. The purpose of the special meeting is to vote upon approval of the merger agreement.
      Record Date; Voting Power. Only holders of Keith common stock as of the close of business on July 7, 2005, the record date, are entitled to vote at the special meeting or any adjournment or postponement of the special meeting. Each share of Keith common stock is entitled to one vote. The holders of Keith options do not have voting rights and will not be entitled to vote at the special meeting.
      Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Keith common stock as of the record date is required to approve the merger agreement. Votes may be cast by mailing a signed proxy card or by voting in person at the special meeting. The failure to vote, or the abstention from voting, by a shareholder will have the same effect as a vote against approval of the merger agreement. As of the record date, [                    ] shares of Keith common stock were outstanding, held by [                    ] record holders. On the record date, [                    ]% of the outstanding shares of Keith common stock were held by directors and executive officers of Keith and their respective affiliates. All of the Keith directors have indicated that they intend to vote their Keith shares of common stock in favor of the approval of the merger agreement. In addition, Aram H. Keith, the Chairman and Chief Executive Officer of Keith, has granted his proxy to Stantec to vote his shares of Keith common stock, representing approximately 17% of the outstanding shares of Keith common stock, in favor of the merger.
The Merger Agreement
      The merger agreement is described beginning on page 98. The merger agreement is also attached as Appendix A to this document. We urge you to read the entire document because it is the legal document governing the merger.
Other Agreements
      Concurrently with entering into the merger agreement, Stantec, Stantec Consulting, Aram H. Keith, Margie R. Keith and The Aram H. Keith and Margie R. Keith Revocable Trust entered into a Stockholders Support Agreement pursuant to which the stockholders granted Stantec an irrevocable proxy to vote their shares of Keith common stock in favor of the merger. See “Other Agreements — Stockholders Support Agreement.”
      Stantec and Keith also entered into a Confidentiality Agreement, dated as of February 18, 2005, containing terms customary for such confidentiality agreements. See “Other Agreements — Confidentiality Agreement.”
      Stantec and Aram H. Keith entered into a letter agreement, dated as of April 14, 2005, in which Stantec agreed to cause Stantec Consulting to make an offer of employment to Mr. Keith and Mr. Keith agreed, subject to the satisfaction of certain other conditions, including the receipt of US$525,000, to terminate his existing change in control agreement with Keith. See “Other Agreements — Letter Agreement.”
Recommendation of Keith’s Board of Directors
      Keith’s board of directors has unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, Keith’s public shareholders, and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.
      KEITH’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND ITS TERMS.
Opinion of Keith’s Financial Advisor
      In deciding to approve the merger agreement and the merger, Keith’s board of directors received a written opinion of Bear, Stearns & Co. Inc. delivered to Keith’s board of directors on April 14, 2005 to the effect that, as of the date of the opinion, based upon and subject to various considerations and assumptions set forth in the opinion, the merger consideration to be received by Keith’s shareholders pursuant to the merger agreement is fair from a financial point of view. The full text of Bear Stearns’ written opinion is attached to this proxy statement/ prospectus as Appendix B. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken by Bear Stearns.

Interests of Keith and Stantec Executive Officers and Directors in the Merger
      When you consider the Keith board of directors’ recommendation to vote in favor of approval of the merger agreement, you should be aware that Keith’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of the other Keith shareholders. Aram H. Keith, the Chairman and Chief Executive Officer of Keith, has granted a proxy to Stantec to vote the Keith common stock held by a trust in which he is one of the trustees, in favor of the merger agreement. Mr. Keith has also entered into a letter agreement with Stantec pursuant to which he will, subject to the satisfaction of certain conditions, including the receipt of US$525,000, become Vice Chairman of Stantec at the first Stantec board meeting following consummation of the merger. Mr. Keith as well as Eric C. Nielsen, Keith’s President and Chief Operating Officer, and Gary C. Campanaro, Keith’s Chief Financial Officer, Secretary and a director of Keith, are each a party to a change in control agreement with Keith, which provides for severance payments to these executive officers in certain circumstances following a change in control of Keith. As a result of the merger, Messrs. Keith, Nielsen and Campanaro may be entitled to receive payments of approximately US$[                    ], US$[                    ] and US$[                    ], respectively, under the change of control provisions of their employment arrangements with Keith. In addition, pursuant to the merger agreement, prior to closing, Keith will offer to purchase all unvested options to acquire Keith common stock, subject to the closing of the merger, for cash equal to the merger consideration less the exercise price of such option. Stantec has also agreed to substitute unvested restricted Stantec common shares for shares of unvested Keith restricted common stock at the effective time of the merger. Several of Keith’s executive officers and directors hold unvested options to purchase Keith common stock and unvested Keith restricted common stock. Messrs. Keith, Nielsen and Campanaro hold 42,000, 34,000 and 34,000 unvested options to purchase Keith common stock, respectively, for which, assuming consideration equal to $22.59 per unvested option less the aggregate exercise price of such options, they will receive approximately US$447,540, US$349,880 and US$349,880, respectively, as a result of the merger. In addition, Thomas Braun, President of Real Estate Development of Keith, Dean Palumbo, President of Energy/ Industrial Services of Keith, and Robert Ohlund, President of Public Works/Infrastructure Services, hold 4,500, 5,300 and 10,000 unvested options to purchase Keith common stock, respectively, for which, assuming consideration equal to $22.59 per unvested option less the aggregate exercise price of such options, they will receive approximately US$56,520, US$59,975 and US$50,900, respectively, as a result of the merger. Messrs. Keith, Nielsen, Campanaro, Braun and Palumbo also hold 74,000, 82,893, 79,982, 27,740 and 13,470 vested options to purchase Keith common stock, respectively. Christine Iger, Edward Muller and George Deukmejian, each of whom are members of the Keith board of directors, hold, in the aggregate, 26,814 options to purchase Keith common stock, of which 3,000 are unvested. Upon closing of the merger, Messrs. Nielsen and Campanaro will each hold 10,834 shares of unvested Keith restricted common stock. Messrs. Nielsen and Campanaro will enter into agreements with Keith that will cause their respective shares of unvested Keith restricted stock to vest upon closing of the merger, which will result in such shares being converted into a right to receive the merger consideration. Messrs. Braun and Palumbo hold 10,334 and 8,167 shares of unvested restricted Keith common stock, respectively, which will be converted into shares of unvested Stantec restricted common shares in connection with the merger. In the merger agreement, Stantec has agreed to maintain existing indemnification arrangements for Keith directors and officers against certain liabilities arising before and after the merger. Keith’s board of directors was aware that these interests existed when it approved and declared advisable the merger agreement and determined that the merger agreement and the merger are fair to, and in the best interests of, Keith and its shareholders. See “The Merger — Interests of Keith and Stantec Executive Officers and Directors in the Merger.”

Material U.S. Federal Income Tax Consequences
      For U.S. federal income tax purposes, the merger has been structured to qualify as a reorganization under the provisions of Section 368(a) of the Code. Such qualification is discussed in more detail under “Material U.S. Federal Income Tax Consequences”. The exchange of Keith common stock for solely Stantec common shares in the merger will not result in the recognition of gain by U.S. Holders (as defined under “Material U.S. Federal Income Tax Consequences”) (except as described under “Material U.S. Federal Income Tax Consequences” to the extent the U.S. Holder receives cash in lieu of fractional Stantec common shares and in the case of a 5% transferee shareholder who does not enter into a “gain recognition agreement” in accordance with applicable Treasury regulations). It is a condition to the closing that Stantec and Keith shall have each received opinions to such effect from Shearman & Sterling LLP and Akin Gump Strauss Hauer & Feld LLP, respectively, which opinions shall not have been withdrawn or modified in any material respect. These opinions rely upon certain factual representations made by Stantec, Keith and Stantec Consulting as of the date of this proxy statement/ prospectus. The issuance of such opinions is conditioned upon the receipt by each of Shearman & Sterling LLP and Akin Gump Strauss Hauer & Feld LLP of certain additional factual representations to be made by Stantec, Keith and Stantec Consulting, which representations shall be dated on or before the date of such opinions and shall not have been withdrawn or modified in any material respects.
      The U.S. federal income tax consequences of the merger to a particular U.S. Holder of Keith common stock will depend on the form of consideration received by the U.S. Holder in exchange for its Keith common stock. A U.S. Holder who exchanges Keith common stock solely for Stantec common shares will not recognize any gain or loss on the exchange except to the extent that the U.S. Holder receives cash in lieu of fractional Stantec common shares. If a U.S. Holder exchanges its Keith common stock for a combination of Stantec common shares and cash and the U.S. Holder’s adjusted tax basis in the Keith common stock surrendered in the merger is less than the sum of the fair market value, as of the date of the merger, of the Stantec common shares and the amount of cash received by the U.S. Holder, then the U.S. Holder will recognize gain equal to the lesser of (1) the sum of the amount of cash and the fair market value, as of the date of the merger, of the Stantec common shares received by the U.S. Holder minus the adjusted tax basis of the Keith common stock surrendered therefor or (2) the amount of cash that the U.S. Holder receives. If a U.S. Holder’s adjusted tax basis in the Keith common stock surrendered in the merger is greater than the sum of the amount of cash and the fair market value of the Stantec common shares received in the merger, the U.S. Holder will realize a loss that is not currently allowed or recognized for U.S. federal income tax purposes. A U.S. Holder who exchanges Keith common stock solely for cash in the merger will recognize gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Keith common stock surrendered in the merger.
Material Canadian Federal Income Tax Consequences
      The conversion of Keith common stock into the right to receive Stantec common shares and cash (including cash instead of fractional common shares) pursuant to the merger will not, in general, give rise to Canadian tax for holders of Keith common stock who are not and who are not deemed to be resident in Canada. Dividends paid or credited to holders of Stantec common shares who are not and who are not deemed to be resident in Canada are subject to a Canadian withholding tax of 25%. Under the Canada-United States Income Tax Convention (1980), referred to in this proxy statement/ prospectus as the Convention, the rate of that withholding tax is generally reduced to 15% for holders resident in the United States. Assuming that Stantec common shares are not “taxable Canadian property,” any capital gain realized on a disposition of those shares by holders who are not and who are not deemed to be resident in Canada will not be subject to tax in Canada. The Stantec common shares will generally not constitute “taxable Canadian property” to a non-resident of Canada if, at the time of disposition of such shares, the Stantec common shares are listed on a prescribed stock exchange (which includes the Toronto Stock Exchange, the New York Stock Exchange and the Nasdaq National Market) and the holder, persons with whom the holder does not deal at arm’s length or the holder together with those persons does not own and has not, at all times during the 60-month period immediately preceding the disposition, owned 25% or more of the issued shares of any class or any series of shares of Stantec.

Accounting Treatment of the Merger
      Stantec will account for the merger as a purchase for financial reporting purposes under Canadian and U.S. GAAP.
Regulatory Matters Related to the Merger
      U.S. Antitrust Laws. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to in this proxy statement/ prospectus as the HSR Act, prohibits Stantec and Keith from completing the merger until each of them notifies and furnishes required information to the Antitrust Division of the U.S. Department of Justice and to the U.S. Federal Trade Commission, and the required waiting period has expired or been earlier terminated. Each of Stantec and Keith filed a pre-merger notification form under the HSR Act. Early termination of the waiting period was granted effective May 20, 2005.
No Solicitation
      Subject to specified legal and fiduciary exceptions, the merger agreement precludes Keith or any of its affiliates, whether directly or indirectly, from initiating, soliciting or encouraging any proposals for, entering into any agreement in connection with, or participating in any discussions or negotiations regarding, any third party proposal relating to (1) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Keith or any subsidiary; (2) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, operating income, EBITDA or assets of Keith and its subsidiaries, taken as a whole; (3) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of Keith or of any significant subsidiary (as defined in Rule 1-02 of Regulation S-X under the Securities Act); (4) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of Keith or of any significant subsidiary; (5) any solicitation in opposition to approval of this Agreement by Keith’s stockholders; or (6) any other transaction the consummation of which would reasonably be expected to prevent or materially delay the merger.
Conditions to the Merger
      The respective obligations of each of Stantec and Keith to effect the merger are conditioned upon the satisfaction of the following conditions:

•	Keith’s shareholders having affirmatively voted to approve the merger agreement by the requisite vote;

•	the Toronto Stock Exchange having approved the listing of the Stantec common shares to be issued in connection with the merger (Stantec has received conditional approval to list such Stantec common shares on the Toronto Stock Exchange);

•	the registration statement of which this proxy statement/ prospectus is a part having been declared effective under the Securities Act of 1933, and no stop order or proceeding seeking a stop order being pending by or before the Securities and Exchange Commission; and

•	no injunction, order or other legal restraint or prohibition preventing the consummation of the merger being in effect and no statute, rule, regulation or order by any U.S. or foreign governmental entity being in effect which makes the consummation of the merger illegal.
      The obligation of each of Stantec and Keith to effect the merger is further subject to the satisfaction (or waiver) of the following additional conditions:

•	the other party having performed in all material respects its obligations under the merger agreement and its representations and warranties in the merger agreement being true and correct as of the closing of the merger, except for failures to be true and correct that would not reasonably be expected to have a material adverse effect (as defined in the merger agreement);

•	there shall not have been a material adverse change in the business of the other party since the date of the merger agreement;

•	the other party shall have delivered an officer’s certificate attesting to compliance of such other party with its representations, warranties and covenants under the merger agreement and to the absence of a material adverse change in such other party’s business; and

•	each party having received an opinion from its U.S. tax counsel that:

•	the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
      The obligation of Stantec to effect the merger is further subject to the satisfaction (or waiver) of the following additional conditions:

•	Keith shall have deposited with the Exchange Agent for the benefit of the holders of Keith common stock the lesser of (1) US$18,000,000 and (2) the maximum amount of cash that would not preclude the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	Keith shall have at least US$40,000,000 of cash or cash equivalents, less the amount of cash deposited with the Exchange Agent;

•	the number of dissenting shares shall be less than 5% of the issued and outstanding shares of Keith common stock; and

•	Keith shall have terminated its existing 401(k) plan.
      The obligation of Keith to effect the merger is further subject to the satisfaction (or waiver) of the following additional condition: Stantec common shares shall have been authorized for listing or quotation, as the case may be, on the New York Stock Exchange or the Nasdaq National Market, subject to official notice of issuance.
Termination
      Stantec and Keith can mutually agree to terminate the merger agreement prior to the effective time of the merger. Also, either party may terminate the merger agreement without the consent of the other if:

•	the merger is not consummated by December 31, 2005, unless the party seeking to terminate the merger agreement has failed to comply with the merger agreement and that failure has been the cause of, or resulted in, the failure of the merger to occur on or before December 31, 2005;

•	Keith shareholders fail to adopt the merger agreement at the special meeting; or

•	the other party breaches its representations, warranties, covenants or agreements contained in the merger agreement; provided, however, that the non-breaching party may not terminate the agreement prior to the expiration of 15 days from the date that notice of the breach is provided to such other party and as long as such other party is exercising its best efforts to cure the breach.
      Additionally, Stantec may terminate the merger agreement if Keith’s board of directors has withdrawn, modified or changed, in any manner adverse to Stantec, its support for the merger or takes other specified actions that would be adverse to the completion of the merger. Furthermore, Keith may terminate the merger agreement if it accepts a superior acquisition proposal and pays a termination fee and pays Stantec’s expenses.
Termination Fee
      If the merger agreement is terminated after a change in recommendation by Keith’s board of directors or a termination by Keith’s board of directors in order to enter into a binding agreement with respect to a superior acquisition proposal, Keith is required to pay Stantec a termination fee of US$3.0 million, plus Stantec’s fees, costs and expenses in connection with the merger. The termination fee could discourage other companies from seeking to acquire or merge with Keith.
Comparison of Shareholder Rights
      The election by you to convert your shares of Keith common stock into the right to receive Stantec common shares in the merger will result in differences between your rights as a Stantec shareholder, governed by the Canada Business Corporations Act, and your rights as a Keith shareholder, governed by the CCC. See “Comparison of Shareholder Rights” on page 110.

Risk Factors
      In addition to the other information included or incorporated by reference into this proxy statement/ prospectus, including the matters addressed under the caption “Forward-Looking Statements,” you should carefully consider the matters described below in evaluating an investment in Stantec common shares offered by this proxy statement/ prospectus.
Risk Factors Relating to the Merger
     You cannot be certain of the value of merger consideration that you will receive in the merger.
      Upon completion of the merger, you shall have the right to elect to receive any one of the following forms of merger consideration in exchange for each and every share of Keith common stock that you own:

(1) a mix of cash and stock equal to (A) US$11.00 in cash, (B) 0.23 common shares of Stantec and (C) that number of Stantec common shares equal to US$5.50, based on the 20-day average trading price of Stantec common shares prior to the merger;

(2) all Stantec common shares equal to (A) 0.23 Stantec common shares and (B) that number of Stantec common shares equal to US$16.50, based on the 20-day average trading price of Stantec common shares prior to the merger; or

(3) all cash equal to (A) US$16.50 and (B) cash equal to the value of 0.23 common shares, based on the 20-day average trading price of Stantec common shares prior to the merger.
      As is described above, and as is more fully detailed in the merger agreement attached to this proxy statement/ prospectus as Appendix A, a fixed exchange ratio of 0.23 forms part of the merger consideration calculation regardless of which form of merger consideration you elect to receive. Therefore, the dollar value of the merger consideration you receive under any of option (1), (2) or (3) above is dependent on the trading price of Stantec common shares prior to the time that the merger is consummated. The market price of Stantec common shares is subject to volatility and will likely be different, and may be lower, on the date you receive your Stantec common shares than the market price of Stantec common shares as of the date of this proxy statement/ prospectus or the date of the special meeting. For example, the high and low closing sales prices for Stantec’s common shares during the 52 weeks ended June 20, 2005 were C$32.90 and C$20.35, respectively. Similarly, for those shareholders who elect to receive all or part of their consideration in Stantec common shares, the number of Stantec common shares that such shareholders will receive will vary depending on the average trading price of Stantec common shares prior to the merger. The higher the average trading price, the fewer Stantec common shares you will receive and the lower the average trading price, the more Stantec common shares you will receive. In addition, part of the value in U.S. dollars of the merger consideration you receive will vary depending upon changes in the applicable currency exchange rate, which is subject to significant change. For example, during 2004 the Canadian dollar ranged in value from a high of US$0.8434 to a low of US$0.8063. In all cases, the exact amount of cash or number of shares you will receive is not currently known.
      In addition, the price of Keith common stock immediately prior to the effective time of the merger may vary from its price on the date the merger agreement was executed, on the date of this proxy statement/ prospectus and on the date of the special meeting. Variations in the prices of Keith common stock and of Stantec common shares prior to the effective time of the merger and of Stantec common shares after the effective time may be the result of various factors, including:

•	changes in the business, operations or prospects of Stantec or Keith;

•	changes in economic conditions and the outlook for economic conditions;

•	market reaction to the proposed merger; and

•	the timing of the consummation of the merger.

      If the merger is completed, it will not be completed until following the date of the special meeting and the satisfaction or waiver of all conditions to the merger. Therefore, at the time of the special meeting you will not know the precise dollar value of the merger consideration that you will become entitled to receive at the effective time of the merger. You are urged to obtain a current market quotation for Stantec common shares.

Failure to complete the merger could negatively impact the price of Keith common stock and Keith’s future business and operations.
      The proposed merger with Keith is subject to a number of conditions, including the approval of the Keith shareholders of the merger agreement, the receipt of tax opinions from legal counsel and a requirement that Keith have cash and cash equivalents of at least $40.0 million. At March 31, 2005, Keith had cash and cash equivalents combined with securities available-for-sale of $40.2 million. If any of these conditions were to fail to be satisfied, the merger may not be consummated. If the merger is not completed, the ongoing business of Keith and the trading price of the Keith common stock may be adversely affected and Keith will be subject to several risks, including the following:

•	failure to complete the merger may seriously harm investors’ and analysts’ perception of Keith’s underlying business and prospects which could seriously harm Keith’s stock price;

•	the price of the Keith common stock, which currently reflects a premium as a result of the proposed merger, may decline to price ranges similar to, or below, those that existed prior to the announcement of the merger;

•	costs related to the merger, such as legal, accounting, financial advisory and financial printing fees must be paid by Keith, even if the merger is not completed;

•	Keith may be required to pay Stantec a termination fee of US$3.0 million plus its expenses, if the merger agreement is terminated in certain circumstances;

•	the diversion of Keith’s management’s attention from the day-to-day business of Keith and the unavoidable disruption to Keith’s employees and its relationships with customers may, in turn, detract from Keith’s ability to grow revenue and minimize costs and lead to a loss of market position that Keith could be unable to regain;

•	Keith management may not pursue operating plans and acquisitions and other opportunities that could be beneficial to Keith;

•	the announcement of the merger could have an adverse effect on Keith’s revenue in the near-term if customers delay, defer or cancel contracts pending resolution of the merger; if this were to occur, Keith’s results of operations and quarterly revenue could be substantially below the expectations of market analysts and could cause a reduction in the trading price of the Keith common stock; and

•	Keith would not realize the benefits it expects to receive by being part of a combined company with Stantec, as well as the potentially enhanced financial and competitive position Keith believes would result from the merger.
      In addition, in the event that the merger is not completed and the Keith board of directors determines to seek another merger or business combination, it may not be able to find a partner willing to pay an equivalent or more attractive price than that which would have been paid in the merger with Stantec Consulting.

An election to receive all shares or all cash may not result in a payment in all shares or all cash.
      Your ability to receive all shares or all cash will be subject to a pro rata adjustment should one of these alternatives be oversubscribed. For example, on the one hand if the number of Stantec common shares that Keith shareholders elect to receive is greater than the total number of Stantec common shares that Stantec is required to issue, then you will receive a proportionate allocation of Stantec common shares and cash based on the formula set out in the merger agreement. On the other hand, if the amount of cash that Keith shareholders elect to receive is greater than the total amount of cash that Stantec is required to pay, then you will receive a proportionate allocation of cash and Stantec common shares based on the formula set out in the merger agreement. Therefore, even if you elect to receive all stock and are required to take some cash as part of your consideration, you may recognize a gain under U.S. federal income tax laws and thus be exposed to a tax liability. Similarly, even if you should elect to receive all cash in exchange for your Keith common stock, you may receive some Stantec common shares as part of your consideration and the value of your all cash election will depend on the average trading price of Stantec common shares prior to the merger.

The fairness opinion provided by Bear Stearns was given as of the date of the merger agreement and does not reflect subsequent changes in circumstances.
      The opinion of Bear Stearns, financial advisor to the Keith board of directors, addresses the fairness from a financial point of view of the merger consideration to be received by Keith shareholders based on the financial, economic, market and other conditions as they existed on April 14, 2005 and not at any later time. Significant time has elapsed since the date of the fairness opinion and changes in conditions, which are beyond the control of Keith, Stantec and Bear Stearns, and on which the opinion is based, may have altered the value of Keith common stock or Stantec common shares. As a result, Bear Stearns’ opinion may be of less relevance at the time you are asked to approve the merger at the shareholders’ meeting. Bear Stearns has no obligation to update its fairness opinion.

The fairness opinion provided by Bear Stearns is based on various assumptions and is subject to various limitations.
      In its review and analysis and in formulating its opinion, Bear Stearns assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information provided to it by Keith and Stantec, including the range of projected financial results provided to it by management of Keith, and assumed that the financial information and range of projected financial results were reasonably prepared on bases reflecting the best currently available judgments and estimates of Keith management. Bear Stearns did not assume any responsibility for making or obtaining an independent valuation or appraisal of the assets or liabilities of Keith or Stantec, and no such independent valuation or appraisal was provided to Bear Stearns.

Keith’s shareholders may receive a lower return on their investment after the merger.
      Although Stantec and Keith believe that the merger will create financial, operational and strategic benefits for the combined company and its shareholders, these benefits may not be achieved. The combination of Keith’s and Stantec’s businesses, even if conducted in an efficient, effective and timely manner, may not result in combined financial performance that is better than what each company would have achieved independently if the merger had not occurred.

Stantec and Keith may experience difficulties in integrating Keith’s business with the existing operations of Stantec and so may not realize the anticipated benefits of the merger.
      Stantec’s and Keith’s rationales for the merger are, in part, predicated on our ability to leverage the combined strengths of the two companies to increase opportunities and grow revenue. Integrating Keith’s operations and personnel with those of Stantec will be a complex process and Stantec may not be able to complete the process rapidly or without encountering difficulties. The successful integration of Keith’s operations with those of Stantec will require, among other things, integration of Keith’s and Stantec’s professional services, sales and marketing operations, information and software systems and coordination of employee retention and hiring and training operations. The diversion of the attention of management to the integration effort and any difficulties encountered in combining operations could adversely affect the combined company’s businesses and prevent them from realizing the anticipated improvement in professional service offerings, market penetration and geographic presence that form the foundation for the merger.

Uncertainties associated with the merger or Stantec as a new owner may cause Keith to lose customers.
      Keith’s customers may, in response to the announcement of the merger, delay or defer decisions concerning their use of Keith’s services because of uncertainties related to the consummation of the merger, including that the merger may not be consummated if all of the conditions to the merger are not fulfilled. This could have an adverse effect on Stantec’s revenue and profitability.

Uncertainties associated with the merger may cause a loss of employees.
      The ability to attract and retain trained professionals is one of the key drivers of Stantec’s business and results. Therefore, the success of the combined company after the merger will depend in part upon the ability of Stantec and Keith to retain key employees of both companies. Competition for qualified personnel can be very intense. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of the consummation of the merger, the integration or a desire not to remain with the combined company. Accordingly, Stantec may be unable to retain key employees to the same extent it was able to do so in the past.

Keith’s directors and officers have conflicts of interest in recommending the merger to Keith’s shareholders and may have different interests than you in approving the merger agreement.
      In considering the recommendation of Keith’s board of directors to approve the merger agreement, Keith’s shareholders should recognize that certain Keith directors and officers have interests in the merger that are different from, or are in addition to, their interests as Keith shareholders. These interests include:

•	future employment arrangements;

•	severance benefits in the merger;

•	receipt of unvested Stantec restricted common shares in exchange for unvested Keith restricted common stock;

•	acceleration of the vesting of stock options as a result of the merger; and

•	indemnification against certain liabilities arising both before and after the merger.
      These and additional interests are described under the section of this proxy statement/ prospectus captioned “Interests of Keith’s and Stantec’s Executive Officers and Directors in the Merger.”

Stantec is governed by the laws of Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States in Canada.
      Stantec is governed by the laws of Canada. A substantial portion of Stantec’s assets are located outside the United States, and some of Stantec’s directors and all of its officers and some of the experts named in this proxy statement/ prospectus are residents outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon Stantec and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of Stantec and such directors, officers or experts under the United States federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the United States federal securities laws.

Stantec expects to maintain its status as a “foreign private issuer” under the rules and regulations of the SEC and, thus, will be exempt from a number of rules under the Securities Exchange Act of 1934 and will be permitted to file less information with the SEC than a company incorporated in the United States.
      As a “foreign private issuer,” Stantec will be exempt from rules under the Securities Exchange Act of 1934, referred to in the proxy statement/ prospectus as the Exchange Act, that impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Stantec’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Stantec common shares. Moreover, Stantec will not be required to file periodic reports and financial statements with the SEC as promptly as U.S. companies whose securities are registered under the Exchange Act, nor will it be required to comply with Regulation FD, which restricts the selective disclosure of material information. Accordingly, there may be less publicly available information concerning Stantec than there is for U.S. public companies such as Keith. Moreover, Stantec expects to be eligible to use the Canada-U.S. multijurisdictional disclosure system, which will permit Stantec to meet most of its continuous disclosure obligations by filing Canadian disclosure documents with the Securities and Exchange Commission. Such Canadian disclosure documents differ from the disclosure required of a U.S. company. In addition, Stantec will not be required to have its internal controls audited pursuant to Section 404 of the Sarbanes-Oxley Act until it issues its annual report for the year ended December 31, 2006.

Stantec common shares are not currently listed on any U.S. stock exchange or quotation system and its listing application may not be approved. As a result, there may not be a liquid market for Stantec’s common shares in the United States.
      Currently, Stantec common shares are only tradable through the facilities of the Toronto Stock Exchange and are not listed on any U.S. stock exchange or quotation system. While Stantec has applied to list its common shares on the New York Stock Exchange, such application may not be approved. The listing of Stantec common shares on the New York Stock Exchange or Nasdaq National Market is a condition to Keith’s obligations under the merger agreement. However, Keith has the ability to waive this requirement and consummate the merger even if Stantec is unable to list its common shares on a U.S. exchange. If Stantec is unsuccessful in listing its common shares on the New York Stock Exchange or the Nasdaq National Market, and Keith waives the listing condition, your Stantec common shares will only be tradable through the facilities of the Toronto Stock Exchange.

The merger agreement contains provisions that may discourage other companies from trying to acquire Keith for greater merger consideration.
      The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Keith that might result in greater value to Keith’s shareholders than the merger. These provision include the prohibition on Keith from soliciting any acquisition proposals or offers for competing transactions and the requirement that Keith pay a US$3.0 million termination fee plus Stantec’s expenses if the merger agreement is terminated in specified circumstances.
Risks Related to Stantec’s Business

We may be unsuccessful in our goal to increase the size and profitability of our operations, which could lead to a reduction in our market share and our competitiveness as our industry consolidates.
      To help reduce our susceptibility to industry-specific and regional economic cycles and to take advantage of economies of scale in the highly fragmented professional services industry, we intend to continue to diversify our business both in terms of geographic presence and service offerings. Since the beginning of 2002, we have completed 18 acquisitions and we expect to continue to pursue selective acquisitions of business that will enable us to enhance our market penetration and increase and diversify our revenue base. However, we may not be able to locate suitable acquisitions or be able to consummate any such transactions on terms and conditions acceptable to us. As the professional services industry consolidates, suitable acquisition candidates are expected to become more difficult to locate and may only be available at prices or under terms that are less favorable than in the past. In addition, some of our competitors are much larger than us and have greater financial resources than us and can better afford to pay a premium for potential acquisition candidates. If we are unable to effectively compete for or locate suitable acquisitions, our business will not grow in the manner we expect and we will have difficulty achieving our goals for growth.

If we are unable to effectively manage our growth, we may experience a decline in our revenue and profitability.
      We have grown rapidly in the recent past. For example, our gross revenue has doubled in the past five years. We intend to pursue further growth through acquisitions and otherwise, as part of our business strategy, but we may not be able to manage our growth effectively and efficiently. Our inability to manage our growth could cause us to incur unforeseen costs, time delays or other negative impacts, any of which could cause a decline in our revenue and profitability. Our rapid growth has presented and will continue to present, numerous administrative and operational challenges, including the management of an expanding array of engineering and consulting services, the assimilation of financial reporting systems, increased pressure on our senior management and increased demand on our systems and internal controls. Furthermore, as we expand our service offerings and geographic presence, we may not be able to maintain the current level of quality of services.
      We also may encounter difficulties integrating acquisitions that we do make. For example, we acquired Beak International Incorporated in October 2002, but were not successful in integrating that firm and have sold the majority of that business back to various employee groups. Acquired businesses may not be profitable because we may not be successful in generating the same level of operating performance that an acquired company experienced prior to the acquisition. Also, we may not be able to maintain our reputation in an acquired entity’s geographic area or service offerings and as a consequence our ability to attract and retain clients in those or other areas may be negatively impacted. Any of these integration issues could divert management’s attention from other business activities and could impact our ability to grow our business effectively.

From time to time, we have pursued and may continue to pursue and invest in business opportunities that are not directly within our core competencies. These new business opportunities may require a disproportionate amount of management’s time to develop profitably and may not perform as expected.
      Acquisitions may bring us into businesses that we have not previously conducted and expose us to additional business risks that are different than those we have traditionally experienced. For example, we acquired GKO Engineering in March of 2002. GKO provided services in the industrial market segment, an area in which we previously did not have a significant presence. Consequently, we may depend in part upon the knowledge and expertise of the professional service providers and management teams that we acquire in order to make these business opportunities profitable. New business opportunities frequently bring with them a learning curve that may require substantial management time, which may create a distraction from our day-to-day business operations. If these business opportunities do not perform as anticipated or are not profitable, our earnings in those periods may be materially adversely affected and we may experience a partial or complete loss of our investment.

We may be unable to secure the additional capital required to fund our acquisition strategy, which could lead to a reduction in our market share and our competitiveness.
      In order to fund future acquisitions we will need access to substantial amounts of capital. However, we may be unable to obtain the necessary capital to finance a successful acquisition program while meeting our other cash needs. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of our anticipated expansion, which may negatively affect our future competitiveness and results of operations.
      Currently, we intend to use cash and our common shares as consideration in making future acquisitions. Using internally generated cash or taking on debt to complete acquisitions could substantially limit our operational and financial flexibility. The extent to which we will be able or willing to use our common shares for acquisitions will depend on the market value of our shares from time to time and the willingness of potential sellers to accept our shares as full or partial payment. In addition, using our shares for future acquisitions may result in a significant dilution to existing shareholders.

The professional consulting services industry is highly competitive, which could have a negative impact on our profit margins and our market share.
      The markets that we serve are highly competitive and we have numerous competitors for all of the services we offer. The principal competitive factors in the services we offer are: reputation; experience; breadth and quality of services; technical proficiency; local offices; competitive total project fees; and service delivery. The number and identity of competitors varies widely with the type of service we provide. For small to medium sized projects, we compete with many engineering, architectural and other professional consulting firms. With larger projects, there are fewer but still many competitors and many of these competitors have greater financial and other resources than we do. While we compete with other large private and public companies in certain geographic locations, our primary competitors are smaller privately held regional firms in the United States and Canada. Generally, competition places downward pressure on our contract prices and profit margins. However, such impact is difficult to quantify. Intense competition is expected to continue in these markets, presenting us with significant challenges in our ability to maintain strong growth rates and acceptable profit margins. If we are unable to meet these competitive challenges, we could lose market share to our competitors and experience an overall reduction in our profits. We may not be able to compete successfully with such competitors and such competition could cause us to lose customers, increase expenditures or reduce pricing, any of which could have a material adverse effect on our earnings and stock price.

Economic downturns could have a negative impact on our businesses as our clients may curtail investment in infrastructure projects.
      Demand for the services offered by us has been, and is expected to continue to be, subject to significant fluctuations due to a variety of factors beyond our control, including economic conditions. During economic downturns, the ability of both private and governmental entities to make expenditures may decline significantly, which would have a materially adverse effect on our revenue and profitability. We cannot be certain that economic or political conditions will be generally favorable or that there will not be significant fluctuations adversely affecting our industry as a whole or key markets targeted by us.

A significant portion of our revenue is derived from clients in the real estate industry. Consequently, our business could suffer materially if there is a downturn in the real estate market.
      On a pro forma basis, after giving effect to the merger as if it had occurred on January 1, 2004, we estimate that approximately 43% of our 2004 net revenue would have been derived from services related to residential and commercial real estate development projects. Consequently, reduced demand in the real estate market would likely have an adverse impact on our urban land group. The real estate market and, therefore, our business, may be impacted by a number of factors, which may include:

•	changes in employment levels and other general economic conditions;

•	changes in interest rates and in the availability, cost and terms of financing;

•	the impact of present or future environmental, zoning or other laws and regulations;

•	changes in real estate tax rates and assessments and other operating expenses;

•	changes in levels of government infrastructure spending and fiscal policies; and

•	natural or manmade disasters and other factors which are beyond our control.
      A significant decrease in the demand for our real estate related services could have a material adverse effect on our overall business, including our results of operations and liquidity.

We derive significant revenue from contracts with government agencies. Any disruption in government funding or in our relationship with those agencies could adversely affect our business.
      The demand for our services is related to the level of government funding that is allocated to rebuild, improve and expand infrastructure systems. We derive a significant amount of our revenue from government or government-funded projects and expect to continue to derive a significant amount of our revenue from such projects in the future. Approximately 40 to 55% of our gross revenue during the years ended December 31, 2002 through 2004 was derived from government or government funded projects. Significant changes in the level of government funding could have an unfavorable impact on our business, financial position, results of operations and cash flows.
      We believe that the success and further development of our business depends, in part, upon the continued funding of these government programs and upon our ability to participate in them. Governments may not have the available resources to fund these programs or may not fund these programs even if governments have available financial resources. Some of these government contracts are subject to renewal or extensions annually, so we cannot be assured of our continued work under these contracts in the future. In addition, government agencies can terminate these contracts at their convenience. As a result, we may incur costs in connection with the termination of these contracts and suffer a loss of business. Also, contracts with government agencies are sometimes subject to substantial regulation and audit of actual costs incurred. Consequently, there may be a downward adjustment to our revenue if accrued recoverable costs exceed actual recoverable costs.

We may have difficulty in attracting and retaining qualified professionals, which may harm our reputation in the marketplace and restrict our ability to implement our business strategy.
      We derive our revenue almost exclusively from services performed by our professionals. Consequently, one of the key drivers of our business is our ability to attract and retain qualified professionals. We may not be able to attract and retain the desired number of professionals over the short or long term. There is significant competition for professionals with the skills necessary for providing our services from major and boutique consulting, engineering, public agency, research and other professional service firms. Our inability to attract and retain qualified professionals could impede our ability to secure and complete engagements, in which event we may lose market share and our revenue and profit may decline. In addition, if our employees leave our company and become competitors of ours, we may lose other employees and some of our existing clients that have formed relationships with such former employees. We may also lose future clients to a former employee as a new competitor. In either event, we could lose clients and revenue, and our profitability could decline.

If we are unable to engage qualified subcontractors, we may lose projects, revenue and clients.
      We often contract with outside companies to perform designated portions of the services we perform for our clients. In 2004, subcontractor costs accounted for approximately 8.6% of our gross revenue. If we are unable to engage qualified subcontractors, our ability to perform under some of our contracts may be impeded and the quality of our service may decline. As a consequence, we may lose projects, revenue and clients.

The nature of our business exposes us to potential liability claims and contract disputes, which may reduce our profits.
      Our operations are subject to the risk of third-party claims in the normal course of our business, some of which may be substantial. We have been and may in the future be named as a defendant in legal proceedings where parties may make a claim for damages or other remedies with respect to our projects or other matters. For example, one of our subsidiaries is named in a lawsuit related to design services it provided for a roadway in New York State in connection with a multi-vehicle accident that occurred on the roadway. See “Description of Stantec’s Business — Legal Proceedings.” Any litigation resulting from our business operations could distract management attention from normal business operations, divert financial resources to the defense of such claims or result in significant attorney fees and damage awards, for which we may not be fully insured and which could harm our reputation. Any of these circumstances could adversely affect our profitability.

Our insurance may not cover all claims for which we may be liable and expenses related to insurance coverage may adversely impact our profitability.
      We maintain insurance coverage for our operations, including policies covering general liability, automobile liability, environmental liability, workers’ compensation and employers’ liability, directors’ and officers’ liability and professional liability insurance. The maximum coverage under our professional liability policy is generally C$35 million per claim and per year, with a per claim deductible of C$500,000 and an aggregate excess deductible of C$2.5 million. In September 2003, we established a regulated captive insurance company to insure and fund the payment of any professional liability self-insured retentions related to claims arising after August 1, 2003. We, or our clients, also obtain project-specific insurance for designated projects from time-to-time. Although we believe that we have made adequate arrangements for insuring against the above risks, these arrangements may be insufficient to cover any particular risk. When it is determined that we have liability, we may not be covered by insurance or, if covered, the dollar amount of these liabilities may exceed our policy limits. Our professional liability coverage is on a “claims-made” basis covering only claims actually made during the policy period currently in effect. In addition, even where insurance is maintained for such exposures, the policies have deductibles resulting in our assuming exposure for a layer of coverage with respect to any such claims. Any liability not covered by our insurance, in excess of our insurance limits or, if covered by insurance but subject to a high deductible, could result in a significant loss for us, which may reduce our profits and cash available for operations. Moreover, we may become subject to liability that cannot be insured against or against which we may choose not to insure because of high premium costs or for other reasons. Our expansion into new services or geographic areas could result in our failure to obtain coverage for these services or areas, or the coverage being offered may be at a higher cost than our current coverage. Due to the current insurance environment, we have experienced and may continue to experience an increase in our insurance premiums. We may not be able to pass these increases on to our clients in increased billing rates.

If we experience delays and/ or defaults in customer payments, we could suffer liquidity problems or we could be unable to recover our expenditures.
      Because of the nature of our contracts, at times we commit resources to projects prior to receiving payments from the customer in amounts sufficient to cover expenditures on client projects as they are incurred. Delays in customer payments may require us to make a working capital investment. If a customer defaults in making its payments on a project in which we have devoted significant resources, it could have a material negative effect on our liquidity and results of operations. In addition, clients that withhold payment are more likely to bring claims against us and they have a higher tendency toward dissatisfaction with the services we provide.

We bear the risk of cost overruns in a significant number of our contracts. We may experience reduced profits or, in some cases, losses under these contracts if costs increase above our estimates.
      We conduct our business under various types of contractual arrangements, most of which are fee for service. However, approximately 67% of the dollar-value of our contracts are based on a fixed fee or time-and-materials contract with a ceiling on the maximum costs to the client. Under fixed-fee contracts, we perform services at a stipulated price. Under time-and-materials contracts with not-to-exceed provisions, we are reimbursed for the number of labor hours expended at an established hourly rate plus the cost of materials incurred, subject, however, to a stated maximum dollar amount for the services to be provided under the contract. In both of these types of contracts, we agree to provide our services based on our estimate of the costs a particular project will involve. These estimates are established in part on cost and scheduling projections, which may prove inaccurate, or circumstances may change such as unanticipated technical problems, weaknesses in project management, difficulties in obtaining permits or approvals, changes in local laws or delays beyond our ability to control. Underestimation of costs for these types of contracts may cause us to incur losses or result in a project not being as profitable as we expected. In addition, projects not completed on schedule further reduce profitability because personnel must continue to work on the project longer than anticipated, which may prevent them from pursuing and working on new projects. Projects that are over budget or not on schedule can also lead to client dissatisfaction.

Our backlog is subject to unexpected adjustments and cancellations and is, therefore, an uncertain indicator of our future earnings.
      As of December 31, 2004, our backlog was approximately C$380.0 million. The revenue projected in our backlog may not be realized or, if realized, may not result in profits. Projects may remain in our backlog for an extended period of time. In addition, project cancellations or scope adjustments may occur, from time to time, with respect to contracts reflected in our backlog. Backlog reductions can adversely affect the revenue and profit we actually receive from contracts reflected in our backlog. Future project cancellations and scope adjustments could further reduce the dollar amount of our backlog and the revenue and profits that we actually receive. Finally, poor project or contract performance could also impact our profits.

Because we report our results in Canadian dollars and a substantial portion of our revenue and expenses are recorded in U.S. dollars, our results are subject to currency exchange risk.
      While we report our financial results in Canadian dollars, a substantial portion of our revenue and expenses are in U.S. dollars. For purposes of financial reporting under Canadian GAAP, revenue and expenses denominated in foreign currencies are translated into Canadian dollars at the average exchange rates prevailing during the year. We expect to continue to report our financial results in Canadian dollars in accordance with Canadian GAAP. Therefore, if the Canadian dollar were to strengthen relative to the U.S. dollar and other currencies, the amount of net income from non-Canadian dollar denominated business could decrease which could have a material adverse effect on our business, financial condition and results of operations.
      The value of the Canadian dollar relative to the U.S. dollar is subject to volatility. For example, the average exchange rates for the years ended December 31, 2004, December 31, 2003 and December 31, 2002 for C$1.00 were US$0.7701, US$0.7186 and US$0.6368, respectively. Furthermore, this volatility may continue in the future and, as discussed above, increases in the strength of the Canadian dollar relative to the U.S. dollar may have a negative impact on our results of operations.
      We enter into forward contracts to manage risk associated with net operating assets outside of our U.S. operations denominated in U.S. dollars (other than with respect to net operating assets that are owned by U.S. subsidiaries). These derivative contracts, which are not accounted for as hedges, are marked to market, and any changes in the market value are recorded in income or expense when the changes occur. As a result, we may not benefit from any weakening of the Canadian dollar relative to the U.S. dollar.

We may not be able to adequately protect our intellectual property, which could force us to take costly protective measures such as litigation.
      To establish and protect our intellectual property rights, we rely upon a combination of trademark and trade secret laws, together with licenses, exclusivity agreements and other contractual covenants. The measures we take to protect our intellectual property rights may prove inadequate to prevent misappropriation of its intellectual property. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources, may result in counterclaims or other claims against us and could significantly harm our results of operations.

Adverse weather conditions and natural or other disasters may cause a delay or elimination of our net revenue which otherwise would have been recognized and adversely affect our profitability.
      Field activities are generally performed outdoors and may include surveying, archeology, plant start-up and testing, and plant operations. Certain weather conditions and natural and other disasters, such as fire, floods, and similar events, may cause postponements in the initiation and/ or completion of our field activities and may hinder the ability of our office employees to arrive at work, which may result in a delay or elimination of revenue that otherwise would have been recognized, while certain costs will continue to be incurred. Adverse weather conditions or disasters may also delay or eliminate our initiation and/ or completion of the various phases of work relating to our other engineering services that commence concurrent with or subsequent to field activities. Any delay in completion of the field, office and/ or other activities may require us to incur additional costs attributable to overtime work necessary to meet the client’s required schedule. Due to various factors, a delay in the commencement or completion of a project may also result in a cancellation of the contract. As a result, our net revenue and profitability may be adversely affected.

One of our primary competitive advantages is our reputation and experience. If our reputation is damaged due to client dissatisfaction, our ability to win additional business may be materially damaged.
      Although we serve many diverse clients and are not dependent on any one client or group of clients to sustain our business, our reputation for delivering effective and efficient solutions on complex projects is one of our most valuable business development assets. We believe one of our primary competitive advantages is our reputation and experience. The loss of this reputation due to client dissatisfaction represents a significant risk to our ability to win additional business both from existing clients and from those whom we may have dealings with in the future.
Risks Related to Stantec Common Shares

Because Stantec’s business is more diverse than Keith’s in terms of geographic presence and professional service offerings, Stantec’s share price could be impacted by different factors than those that affect the price of Keith common stock.
      Upon completion of the merger, you may become a holder of our common shares. Our overall business differs from that of Keith, and our results of operations, as well as the trading price of our common shares, may be affected by factors different from those affecting Keith’s results of operations and the price of Keith common stock. For example, while Keith predominately focuses on providing professional services to the real estate development industry primarily within California, Stantec provides professional services to clients involved in the building development, environmental, industrial, transportation and urban land development industries across most of Canada and the United States. For a discussion of our business and information to consider in connection with such businesses, see “Description of Stantec’s Business” and for a discussion of Keith’s business and information to consider in connection with such businesses, see Keith’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which is incorporated by reference in this proxy statement/ prospectus.

Our share price has historically been subject to volatility. As a result, the price of our common shares may decrease in the future due to a number of company and industry specific or general economic factors.
      Our share price has experienced volatility in the past and will likely be volatile in the future. For example, the high and low closing sales price for Stantec’s common shares during the 52 weeks ended June 20, 2005 were C$32.90 and C$20.35, respectively.
      The price of our common shares may fluctuate substantially in the future due to, among other things, the following factors: (1) the failure of our quarterly or annual operating results to meet expectations; (2) the reaction of markets and securities analysts to announcements and developments involving us; (3) adverse developments in the worldwide, Canadian or U.S. economy, the financial markets and the engineering and consulting services market; (3) changes in interest rates; (4) announcements by key competitors; (5) additions or departures of key personnel; (6) announcements of legal proceedings or regulatory matters; and (7) general volatility in the stock market.
      In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies, and that has often been unrelated to the operating performance of such companies. A number of other factors, many of which are beyond our control, could also cause the market price of our common shares to fluctuate substantially. As a result, you may not be able to resell your shares at or above the associated value of Keith’s shares on the date of the merger, if at all.

Our share price could be adversely affected if a large number of our common shares are offered for sale or sold.
      Notwithstanding the ability of Keith’s shareholders to elect to receive cash or stock or mixed consideration in exchange for their Keith shares upon consummation of the merger, some of the Keith shareholders may subsequently decide to dispose of their Stantec shares following the merger which could lead to a large supply of our common shares on the market. If the supply of our common shares is significantly greater than the associated demand, the market price of our common shares may significantly decline and may not recover.

If we need to sell or issue additional common shares and/ or incur additional debt to finance future acquisitions, your stock ownership could be diluted and our results of operations could be adversely affected.
      Our business strategy is to expand into new markets and enhance our position in existing markets through the acquisition of complementary businesses. In order to successfully complete targeted acquisitions or to fund our other activities, we may issue additional equity securities that could dilute your stock ownership. We may also incur additional debt if we acquire another company and this could increase our debt repayment obligations which could have a negative impact on future liquidity and future profitability.

Forward-Looking Statements
      Some of the statements contained in this proxy statement/ prospectus, including those relating to Stantec’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” or similar expressions, are forward-looking statements. Forward-looking statements include, without limitation, the information concerning possible or assumed future results of operations of Stantec and Keith as set forth under “The Merger — Reasons for Stantec’s Board Recommendation,” “The Merger — Reasons for Keith’s Board Recommendation,” and “The Merger — Opinion of the Keith’s Financial Advisor.” These statements are not historical facts but instead represent only Stantec’s and/ or Keith’s expectations, estimates and projections regarding future events.
      Many factors could cause the actual results, performance or achievements of Stantec, Keith or the combined company to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among others:

•	difficulties in integrating Stantec and Keith and in achieving anticipated cost savings and growth opportunities;

•	difficulties in implementing Stantec’s business strategy, including difficulties in the identification of suitable acquisition candidates, satisfactory completion of acquisitions and the successful integration of acquisition targets;

•	the inability to secure additional capital financing to fund our acquisition growth strategy.

•	increase in competition by United States, Canadian and international competitors;

•	the impact of adverse economic conditions and future catastrophic events;

•	delays, cancellations, or suspension of, or changes in the scope of, existing contracts;

•	changes in the level of government funding for infrastructure projects both within North America and abroad;

•	limited availability of qualified professional personnel and qualified subcontractors;

•	loss of key employees or customers due to the merger;

•	future litigation or regulatory action;

•	delays or defaults in customer payments for services performed;

•	cost overruns on fixed-price, guaranteed maximum price, or unit price contracts;

•	exposure to risks inherent in doing business in countries other than Canada and the United States;

•	fluctuation in interest rates and exchange rates;

•	protection of intellectual property;

•	adverse changes in future results of operations, liquidity and financial position; and

•	fluctuations in the market price of Keith common stock or Stantec common shares.
      Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected.

      The forward-looking statements contained in this proxy statement/ prospectus are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. The future results and shareholder value of Stantec may differ materially from those expressed in the forward-looking statements contained in this proxy statement/ prospectus due to, among other factors, the matters set forth under “Risk Factors” as well as the other information incorporated by reference in this proxy statement/ prospectus. See “Where You Can Find More Information.” Except as required by law, neither Stantec nor Keith undertakes any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/ prospectus or to reflect the occurrence of unanticipated events, except as required by law.

Selected Historical and Pro Forma Consolidated Financial Data of Stantec Inc.
      The selected historical consolidated financial data of Stantec set forth below is presented in Canadian dollars and the financial statements from which the data was derived were prepared in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they relate to Stantec, see note 21 to Stantec’s consolidated financial statements included elsewhere in this proxy statement/ prospectus. You should read the selected historical consolidated financial data of Stantec set forth below in conjunction with Stantec’s consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Stantec” included elsewhere in this proxy statement/ prospectus. The selected historical consolidated financial data as of March 31, 2005 and for the three months ended March 31, 2004 and 2005 include, in the opinion of Stantec management, all normal recurring adjustments necessary to present fairly the financial position and results of operations of Stantec for the dates and periods presented. The results of operations for an interim period are not necessarily indicative of results for the full year or any other interim period.
      The selected pro forma consolidated financial data of Stantec set forth below is presented in Canadian dollars and has been prepared in accordance with U.S. GAAP, based on the historical financial statements of Stantec and Keith, as at and for the year ended December 31, 2004, adjusted to give effect to the acquisition of Keith by Stantec. The pro forma condensed consolidated statement of income data for the three month period ended March 31, 2005 and for the year ended December 31, 2004 give effect to the acquisition as if the acquisition had occurred as of January 1, 2004. The pro forma condensed consolidated balance sheet data as of March 31, 2005 give effect to the acquisition as if the acquisition had occurred as of March 31, 2005. The pro forma consolidated financial data is based upon available information and certain assumptions that management of Stantec believes are reasonable, does not purport to represent Stantec’s results of operations or financial condition for any future period or as of any date and does not include any potential financial benefits that may arise from the merger. You should read the selected pro forma consolidated financial data of Stantec set forth below in conjunction with Stantec’s pro forma condensed consolidated financial statements and the related notes, consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Stantec” included elsewhere in this proxy statement/ prospectus as well as in conjunction with Keith’s consolidated financial statements and the related notes which are incorporated by reference in this proxy statement/ prospectus.

	Years Ended December 31,												Three Months Ended March 31,

											Pro Forma						Pro Forma
	2000		2001		2002		2003		2004		2004		2004		2005		2005

	(In thousands of Canadian dollars, except for share data)
Statement of Income Data:
Gross revenue	C$	265,568	C$	356,942	C$	428,456	C$	459,942	C$	520,879	C$	658,619	C$	117,317	C$	141,144	C$	175,293
Net revenue		221,263		298,772		365,148		391,396		449,151		575,657		103,566		119,133		150,913
Income before income taxes		20,867		27,306		33,095		39,628		44,660		54,639		8,896		10,362		12,323
Net income		11,226		15,370		20,192		25,070		30,190		36,070		5,658		6,735		7,937
Earnings per share — diluted		0.76		0.88		1.07		1.31		1.59		1.58		0.30		0.35		0.34
Weighted average shares outstanding — diluted		14,851,022		17,378,646		18,799,484		19,118,016		19,007,289		22,867,289		19,176,483		19,424,308		23,284,308

											As of March 31,
	As of December 31,
													Pro Forma
	2000		2001		2002		2003		2004		2005		2005

	(In thousands of Canadian dollars)
Balance Sheet Data:
Total assets	C$	179,161	C$	217,492	C$	299,001	C$	326,575	C$	362,100	C$	344,719	C$	576,764
Total long-term debt, including current portion and bank indebtedness		26,375		39,518		62,256		61,726		33,975		28,527		119,483
Net assets		92,233		107,450		151,426		160,528		189,056		197,084		305,249
Capital stock		60,259		61,555		83,973		84,281		87,656		88,138		199,275

Selected Historical Consolidated Financial Data of The Keith Companies, Inc.
      The selected historical consolidated financial data of Keith set forth below is presented in U.S. dollars and the financial statements from which the data was derived were prepared in accordance with U.S. GAAP. You should read the selected historical financial data set forth below in conjunction with Keith’s consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this proxy statement/prospectus. The selected historical consolidated financial data as of March 31, 2005 and for the three months ended March 31, 2004 and 2005 include, in the opinion of Keith management, all normal recurring adjustments necessary to present fairly the financial position and results of operations of Keith for the dates and periods presented. The results of operations for an interim period are not necessarily indicative of results for the full year or any other interim period.

											Three Months Ended
	Years Ended December 31,										March 31,

	2000		2001		2002		2003		2004		2004		2005

	(U.S. dollars in thousands, except for share data)
Statement of Income Data :
Gross revenue	US$	57,835	US$	74,314	US$	106,487	US$	99,950	US$	105,346	US$	24,496	US$	27,838

Net revenue		53,381		66,844		91,598		90,744		96,754		22,463		25,907
Costs of revenue		34,118		42,655		59,286		58,359		60,363		14,482		16,117

Gross profit		19,263		24,189		32,312		32,385		36,391		7,981		9,790
Selling, general and administrative expenses		11,078		14,330		19,535		21,070		23,013		5,591		6,843

Income from operations		8,185		9,859		12,777		11,315		13,378		2,390		2,947
Interest (expense) income, net		(310)		289		431		264		481		69		186
Other income (expense), net		44		(54)		625		259		46		(1)		14

Income before provision for income taxes and discontinued operations		7,919		10,094		13,833		11,838		13,905		2,458		3,147
Provision for income taxes		3,199		3,916		5,397		4,617		5,468		959		1,202

Income from continuing operations		4,720		6,178		8,436		7,221		8,437		1,499		1,945
Loss from discontinued operations, net of income taxes		—		329		628		—		430		—		—

Net income	US$	4,720	US$	5,849	US$	7,808	US$	7,221	US$	8,007	US$	1,499	US$	1,945

Earnings per share from continuing operations — diluted	US$	0.89	US$	0.87	US$	1.07	US$	0.91	US$	1.05	US$	0.19	US$	0.24
Earnings per share — diluted	US$	0.89	US$	0.82	US$	0.99	US$	0.91	US$	1.00	US$	0.19	US$	0.24
Weighted average shares outstanding — diluted		5,299,679		7,092,505		7,868,877		7,957,344		8,039,457		8,004,901		8,119,308

	As of December 31,
											March 31,
	2000		2001		2002		2003		2004		2005

	(U.S. dollars in thousands)
Balance Sheet Data:
Working capital	US$	7,343	US$	38,781	US$	39,613	US$	47,416	US$	55,472	US$	57,315
Total assets		33,312		71,492		82,226		87,536		97,969		99,008
Total debt, excluding issuable common stock		5,745		1,912		70		—		—		—
Total shareholders’ equity		18,239		53,733		63,612		71,962		81,921		84,153

Comparative Per Share Data
      The following table presents, as at and for the year ended December 31, 2004, selected pro forma per share amounts for the Stantec common shares, pro forma per share equivalent amounts for shares of Keith common stock and the comparative historical per share data for the Stantec common shares and Keith common stock. The pro forma amounts included in the table below are presented as if the merger had been effective for the period presented, have been prepared in accordance with U.S. GAAP and are based on the purchase method of accounting. All amounts shown are in Canadian dollars. Keith per share amounts have been converted from U.S. dollars to Canadian dollars at a rate of C$1.3075 equals US$1.000 for the year ended December 31, 2004 and at a rate of C$1.2267 equals US$1.000 for the three months ended March 31, 2005. The Keith merger equivalent per share amounts were calculated by multiplying the Stantec unaudited pro forma per share amounts by an assumed exchange ratio of 0.47, which represents the portion of the merger consideration, excluding cash, to be paid in Stantec common shares, based on (1) 3,860,000 Stantec common shares expected to be issued in connection with the merger divided by (2) 8,215,239 shares of Keith common stock expected to be outstanding on the date of the merger. The actual exchange ratio will vary based on the average price of Stantec common shares and the U.S. dollar — Canadian dollar exchange rate for each of the 20 trading days ending on the second trading day prior to the closing of the merger. The pro forma amounts in the tables below do not include any potential financial benefits that may arise from the merger, nor do these amounts include the portion of restructuring and integration costs to be incurred by Stantec.
      You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Stantec and Keith included or incorporated by reference into this proxy statement/prospectus and Stantec’s unaudited pro forma condensed consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. The pro forma amounts in the table below are presented for information purposes only. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the combined company that would have actually occurred had the merger been effective as at or during the period presented or of the future financial position or future results of operations of the combined company. The combined financial information as at and for the period presented may have been different had the companies actually been combined as at and during those periods.

	Year Ended		Three Months Ended
	December 31, 2004		March 31, 2005

Statement of Operations Data:
Net income from operations per diluted share:
Stantec	C$	1.59	C$	0.35
Keith	C$	1.37	C$	0.29
Stantec pro forma	C$	1.58	C$	0.34
Keith merger equivalent(1)	C$	0.74	C$	0.16
Balance Sheet Data:
Net book value per diluted share:
Stantec	C$	9.95	C$	10.15
Keith	C$	13.32	C$	12.71
Stantec pro forma			C$	13.11
Keith merger equivalent(1)			C$	6.16

(1)	The Keith merger equivalent per diluted share represents the Stantec pro forma per share amount that is attributable to one share of Keith common stock that has been exchanged for 0.47 Stantec common shares calculated as described above. As the holders of Keith common stock will receive a combination of cash and Stantec common shares, the exchange ratio excludes the cash portion of the merger consideration.

Dividends
      Stantec has not declared or paid dividends on its common shares since it became a public company in 1994. Stantec currently has no plans to pay dividends on its common shares. Instead, Stantec plans to reinvest its net income to continue its corporate strategy of growth. The payment of dividends on Stantec common shares in the future will depend on the need of Stantec to finance growth, the financial condition of Stantec and other factors which the Stantec board of directors may consider appropriate in the circumstances. Keith has not declared or paid any cash dividends on its capital stock.
Comparative Per Share Market Price
      Stantec common shares are listed on the Toronto Stock Exchange under the symbol “STN.” Stantec has applied to list its common shares, including those issued in connection with the merger, on the New York Stock Exchange under the trading symbol “SXC.” Keith common stock is listed on the Nasdaq National Market under the trading symbol “TKCI.” The following table sets forth, for the respective quarters indicated, the high and low sale prices per share of Stantec common shares as reported on the Toronto Stock Exchange and the high and low bid prices per share of Keith common stock as reported by the Nasdaq National Market. The Toronto Stock Exchange sale prices of Stantec common shares are presented in Canadian dollars and the Nasdaq National Market bid prices of Keith common stock are presented in U.S. dollars.

	Stantec				Keith

	High		Low		High		Low

Quarter Ended
June 30, 2005 (through June 20, 2005)	C$	32.99	C$	27.65	US$	22.25	US$	16.25
March 31, 2005	C$	29.25	C$	24.50	US$	17.43	US$	15.25
December 31, 2004	C$	26.48	C$	20.35	US$	18.75	US$	13.60
September 30, 2004	C$	27.15	C$	20.60	US$	15.49	US$	13.25
June 30, 2004	C$	29.39	C$	24.20	US$	14.89	US$	13.50
March 31, 2004	C$	27.39	C$	22.20	US$	14.86	US$	13.45
December 31, 2003	C$	23.48	C$	19.11	US$	14.46	US$	11.55
September 30, 2003	C$	21.48	C$	17.55	US$	13.39	US$	9.85
June 30, 2003	C$	20.15	C$	15.50	US$	11.16	US$	9.23
March 31, 2003	C$	18.24	C$	14.50	US$	13.00	US$	9.00

Year Ended
December 31, 2004	C$	29.39	C$	20.35	US$	18.75	US$	13.25
December 31, 2003	C$	23.48	C$	14.50	US$	14.46	US$	9.00
December 31, 2002	C$	20.50	C$	12.87	US$	16.15	US$	8.91
December 31, 2001	C$	14.25	C$	7.25	US$	26.00	US$	7.26
December 31, 2000	C$	8.00	C$	5.25	US$	8.50	US$	3.06

      The table below sets forth the high and low sale prices for each of the six most recent full calendar months for Stantec common shares as reported on the Toronto Stock Exchange and the high and low bid prices for each of the six most recent full calendar months for Keith common stock on the Nasdaq National Market. The Toronto Stock Exchange sale prices of Stantec common shares are presented in Canadian dollars and Keith common stock bid prices are presented in U.S. dollars.

	Stantec				Keith

	High		Low		High		Low

May 31, 2005	C$	30.70	C$	28.02	US$	21.56	US$	20.35
April 30, 2005	C$	29.45	C$	27.65	US$	21.33	US$	16.25
March 31, 2005	C$	29.25	C$	27.32	US$	17.35	US$	16.40
February 28, 2005	C$	28.00	C$	24.61	US$	17.15	US$	15.25
January 31, 2005	C$	26.40	C$	24.50	US$	17.43	US$	16.70
December 31, 2004	C$	26.48	C$	24.25	US$	18.49	US$	16.35
      The closing sale prices of Stantec common shares as reported on the Toronto Stock Exchange on April 14, 2005, the last trading day before the public announcement of the merger, and [                    ], 2005, the last practicable trading day before the distribution of this proxy statement/prospectus were US$23.15 and US$[                    ], respectively, converted from Canadian dollars to U.S. dollars at the inverse of the noon buying rate quoted by the Federal Reserve Bank of New York on such trading day. The closing bid price of Keith common shares as reported on by the Nasdaq National Market on April 14, 2005, the last trading day before the public announcement of the merger, and [                    ], 2005, the last practicable trading day before the distribution of this proxy statement/prospectus were US$16.85 and US$[                    ], respectively. We urge you to obtain current market quotations for both the Stantec common shares and the Keith common stock.

Management’s Discussion and Analysis of the Financial Condition and Results of Operations of Stantec
      The following discussion is based upon, should be read in conjunction with and is qualified by our consolidated financial statements and the accompanying notes included elsewhere in this proxy statement/ prospectus. Our financial statements have been prepared in accordance with Canadian GAAP, which differ from financial statements prepared in accordance with U.S. GAAP. For a further discussion of these differences, see note 21 to our audited financial statements included elsewhere in this proxy statement/ prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors, including the continuing development of our business and other factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements.”
Overview
      We provide professional consulting services in planning, engineering, architecture, interior design, landscape architecture, surveying, environmental sciences project management and project economics for infrastructure and facilities projects. Our goal is to become a top 10 global design and consulting services firm with C$1 billion in annual revenue by the year 2008. To achieve this objective, we will continue to deliver fee-for-service professional services in the US$50 billion infrastructure and facilities market through our focused, sustainable business model. Our three-dimensional model — which is based on diversifying our operations in distinct geographic regions, specializing in distinct but complementary practice areas, and providing services in all five phases of the infrastructure and facilities project life cycle — allows us to manage risk while continuing to increase our revenue and earnings.
      Geographic Diversification. We currently have operations in five economic regions in Canada and the United States as well as a project presence in the Caribbean and other selected international locations. Our strategy for geographic diversification has two components. The first component is to grow our existing regional operations by expanding our services particularly in areas where we have not yet reached a mature market presence. We target to achieve a market penetration of C$10 million in revenue per one million population in these regions. The second component includes expansion outside our existing regions principally in the United States and Canada. We expect to continue to expand geographically primarily by acquiring firms that meet our integration criteria and to a lesser extent by growing organically.
      Practice Area Specialization. Specialization and diversification of services are achieved by providing services in 17 distinct practice areas that can generally be grouped into five key market segments — buildings, environment, industrial, transportation, and urban land. Focusing on this combination of project services helps differentiate us from our competitors, allowing us to enhance our presence in new geographic regions and markets and to establish and maintain client relationships. Our strategy for strengthening this dimension of our business model is to increase the depth of our expertise in our current practice areas and to selectively add complementary practice areas to our operations.
      Life Cycle Solutions. We seek to provide professional services in all five phases of the project life cycle — planning, design, construction, maintenance, and decommissioning. This inclusive approach allows us to deliver services during periods of strong new capital project activity, such as design and construction, as well as periods of lower new capital project expenditures, such as maintenance and rehabilitation. Beginning with the planning and design stages, we provide conceptual and detailed design services, conduct feasibility studies, and prepare plans and specifications. During the construction phase, we generally act as the owners’ representative, providing project management, surveying, and resident engineering services. We focus principally on fee-for-service type work and generally do not act as the contractor or take on construction risk. Following project completion, during the maintenance stage, we provide ongoing professional services for maintenance and rehabilitation in areas such as facilities and infrastructure management, facilities operations, and performance engineering. Finally, in the decommissioning phase, we provide solutions and recommendations for taking facilities out of active service.
      Through our “One Team. Infinite Solutions.” approach to our business, we are able to undertake infrastructure and facilities projects of any size for both public and private sector clients. Currently, the majority of assignments we pursue are small to midsize projects with a capital value of less than C$100 million and potential project fees for Stantec of less than C$10 million. These types of projects represent the largest share of the infrastructure and facilities market. Focusing on this project mix continues to ensure that we do not rely on a few large, single projects for our revenue and that no single client or project accounts for more than 5% of our overall business.
Key Performance Drivers
      Our performance depends on our ability to attract and retain qualified people, make the most of market opportunities, find, acquire, and integrate firms and/ or new employees into our operations, finance our growth, and achieve top-three market penetration in the geographic areas we serve. Based on our success with these drivers, we believe that we are well positioned to continue to be a major provider of professional design and consulting services in our principal geographic regions.
      People. Because we are a professional services firm, the most important driver of our performance is our people. Our employees create the project solutions we deliver to clients. Thus, to achieve our goal of becoming a top 10 global design firm, we must grow our workforce through a combination of internal hiring and acquisitions. We measure our success in this area by total staff numbers. In 2004 our staff increased to approximately 4,350 from 3,700 in 2003. Currently, our workforce is made up of about 2,150 professionals, 1,550 technical staff and 650 support personnel. We expect our employee numbers to continue to increase in 2005 and beyond as we pursue our growth plan.
      To attract and retain qualified staff, we offer opportunities to be part of a multidiscipline team working on challenging projects with some of the best people in our industry. We are continually strengthening our people-oriented culture, and in 2004 we completed a number of activities, including revising our career development and performance review process to enhance our focus on career development, and modifying and realigning our benefits programs to provide more personal choice and emphasize wellness and preventative care. These programs will be implemented in the first quarter of 2005. In addition, improved and enhanced staff training programs are slated for introduction in the second quarter.
      Because of our “diversified portfolio” approach to business — operating in different regions and practice areas — we are generally able to redeploy a portion of our workforce when faced with changes in local, regional, or national economies or practice area demand. Currently, we see no overall shortage of qualified staff for our operations. Although there will always be some areas where it will be difficult to find appropriate staff during certain periods, as we increase in size we become better able to address these issues by using staff from other parts of the company either through temporary relocation or changes in work allocation. We are continually improving our ability to work on projects from multiple office locations through Web-based technology.
      Industry Environment/ Market Opportunities. Another key driver of our success is our ability to make the most of opportunities to grow in our marketplace. We believe that growth is necessary in order to enhance the depth and breadth of our expertise, broaden our services, increase our shareholder value, provide more opportunities for our employees and lever our information technology systems. Over the last 11 years, we have integrated a total of approximately 3,400 employees into our operations through a combination of direct hiring and acquisitions. We are confident that we can continue to take advantage of acquisition opportunities because we operate in an industry sector that includes more than 100,000 firms and is estimated to generate over US$50 billion in revenue in North America every year, of which we currently have less than a 1% market share. (According to the Engineering News Record, the largest 500 engineering and architecture companies in the United States alone generated nearly US$50 billion in fees in 2003.)
      Acquisition and Integration. Our strategy for increasing our market share is to combine internal growth with the acquisition of firms that believe in our vision and want to be part of our growing company. In 2004 we completed four acquisitions for total consideration of C$20.3 million, one in the United States which established a new region for us in the Northeast, and three in Canada, adding approximately 530 employees to our operations. In 2003 we completed four acquisitions for total consideration of C$9.4 million in our two Canadian regions, adding approximately 225 employees to our operations. In 2002 we completed

10 acquisitions for total consideration of C$38.5 million, adding approximately 550 employees to our operations.
      The integration of acquired firms begins immediately following the acquisition closing date and may take between six months and three years. It involves incorporation into our company-wide information technology and financial management systems as well as provision of “back office” support services from our corporate office. This approach allows our new staff to focus on continuing to serve clients with as little interruption as possible.
      Our acquisition program is managed by an acquisition team dedicated to supporting our growth objectives. The team is responsible for identifying and valuing acquisition candidates, undertaking and coordinating due diligence, negotiating and closing transactions, and assisting with the integration of employees and systems.
      Financing. Our success also depends on our continuing ability to finance our growth. Adequate financing gives us the flexibility to make appropriate investments in our future. Over the past 11 years, we have grown at a compound annual rate of 19%. To fund this growth, we require cash generated from both internal and external sources. Historically, we have completed acquisitions using mostly cash and notes, with very little use of our common shares.
      We have sought additional financing through the public sale of shares to maintain our internal debt to equity guidelines at times when our growth has outpaced our ability to generate cash from operations. Our practice is to raise additional equity to replenish our cash reserves, pay down debt, or strengthen our balance sheet. To date, we have issued additional shares for these purposes on three occasions — in 1997, 2000 and 2002.
      Market Penetration. Also key to our success is achieving a certain level of market penetration in the geographic areas we serve. Our goal is to be among the top three service providers in our geographic regions and practice areas. With this level of market presence, we are less likely to be affected by downturns in regional economies. Top-three positioning also gives us increased opportunities to work for the best clients, obtain the best projects, and attract the best employees in a region, and is important for building or maintaining the critical mass of staff needed to generate consistent performance and support regional infrastructure.
2004 Highlights
      The results we achieved in 2004 compared to the expected ranges established by management at the beginning of the year are as follows:

Measure	Expected Range	Result Achieved

Debt to equity ratio(1)	At or below 0.5 to 1	<0.0
Return on equity(2)	At or above 14%	17.3%
Net income as % of net revenue	At or above 5%	6.7%
Gross margin as % of net revenue	Between 52 and 54%	54.2%
Administrative and marketing expenses as % of net revenue	Between 39 and 41%	40.9%
Effective income tax rate	Between 36.5 and 37.5%	32.4%

(1)	Debt to equity ratio is calculated as long-term debt plus current portion of long-term debt plus bank indebtedness less cash, all divided by shareholders’ equity.

(2)	Return on equity is calculated as net income for the year divided by average shareholders’ equity over each of the last four quarters.
      Earnings per share. Our basic earnings per share increased 19.0% to C$1.63 from C$1.37 in 2003. Our diluted earnings per share increased 21.4% to C$1.59 from C$1.31.

      Effective income tax rate. Our effective tax rate decreased to 32.4% in 2004 from 36.7% in 2003.
      Growth by acquisition. We completed four acquisitions in 2004, including the addition of The Sear-Brown Group, Inc., a New York-based firm with approximately 400 employees, the acquisition of two architecture companies — GBR Architects Limited and Dunlop Architects Inc.—and the addition of Shaflik Engineering Ltd. through an asset purchase.
      Investment in costs and estimated earnings in excess of billings and in accounts receivable. We reduced our investment in accounts receivable (measured by number of days’ revenue) to 101 days at the end of 2004 from 119 days at the end of 2003. The implementation of our new enterprise management system during 2003 had a significant impact on our resources — both in terms of people and finances. Adjusting to the breadth of the new system created a significant learning curve. One of the impacts was an initial increase in the time required to prepare invoices to send to clients. As a result, we experienced an increase in costs and estimated earnings in excess of billings during the fourth quarter of 2003.
      Divestitures. In 2003 we entered into an agreement in principle to dispose of our 50% share in Lockerbie Stanley Inc. This agreement was finalized in Q3 04. During Q4 04, we divested of our interest in Goodfellow EFSOPtm technology, which comprised our Technology segment.
      Property sale. During the fourth quarter of 2004, we completed the sale of our office building in Edmonton, Alberta, for cash proceeds of C$34.5 million. Concurrent with the sale, we leased the property back for a period of 15 years. The gain of C$7.1 million realized on the sale has been deferred and will be recognized as a reduction of rental expense over the 15-year term of the operating lease.
Results of Operations
      The following is a discussion of certain factors affecting our results of operations for the first quarters of 2005 and 2004 and the years ended 2004, 2003 and 2002. This discussion should be read in conjunction with our consolidated financial statements included elsewhere in this proxy statement/ prospectus.
  First Quarter 2005 Compared to First Quarter 2004
      The following table summarizes key financial data for the first quarters of 2005 and 2004.

	Quarter Ended March 31,

	2005	2004

	(in millions of Canadian dollars,
	except per share data)
Gross revenue	141.1	117.3
Net income	6.7	5.7
Earnings per share — basic	0.36	0.31
Earnings per share — diluted	0.35	0.30
Cash dividends declared per common share	—	—
Total assets — as at March 31	344.7	323.4
Outstanding common shares — as at March 31	18,933,019	18,464,818
Outstanding share options — as at March 31	1,006,499	1,323,666

      The following table summarizes our key operating results on a percentage of net revenue basis and the percentage increase in the dollar amount of these results on a quarter-to-quarter basis:

	Quarter Ended March 31,

	Percentage of Net
	Revenue		Percentage
			Increase
	2005	2004	2005 vs. 2004

Gross revenue	118.5%	113.3%	20.3%
Net revenue	100.0%	100.0%	15.0%
Direct payroll costs	45.7%	45.9%	14.6%
Gross margin	54.3%	54.1%	15.5%
Administrative and marketing expenses	43.0%	42.3%	17.0%
Depreciation of property and equipment	2.3%	2.5%	5.3%
Amortization of intangible assets	0.2%	0.1%	73.7%
Net interest expense	0.1%	0.7%	(88.9)%
Foreign exchange losses	0.1%	0.0%	n/a
Share of income from associated companies	0.1%	0.1%	(45.6)%
Income before income taxes	8.7%	8.6%	16.5%
Income taxes	3.0%	3.1%	12.0%
Net income for the period	5.7%	5.5%	19.0%
      Gross Revenue. The following table summarizes the impact of acquisitions, internal growth and foreign exchange on our gross revenue for the first quarter of 2005 compared to the first quarter of 2004.

Gross Revenue	Q1 2005 vs. Q1 2004

	(in thousands of
	Canadian dollars)
Increase (decrease) in gross revenue due to:
Acquisitions completed in current and prior two years	C$	23,209
Net internal growth		3,267
Impact of foreign exchange rates on revenue earned by foreign subsidiaries		(2,649)

Total increase in gross revenue	C$	23,827

      The net increase in gross revenue was C$23.8 million for Q1 2005 over Q1 2004 due to growth from acquisitions of C$23.2 million and internal growth of C$3.2 million offset by the impact of foreign exchange rates on revenue earned by foreign subsidiaries of C$2.6 million. The four acquisitions completed in the final three quarters of 2004 accounted for C$20.7 million of this increase
      Gross Margin. Gross margin as a percentage of net revenue was 54.3% for Q1 2005, compared to 54.1% for Q1 2004. We expect our annual gross margin in 2005 to be in the range of 53 to 55% of net revenue. Margins may fluctuate from quarter to quarter as a result of the mix of projects in progress during any quarter.
      Administrative and Marketing Expenses. Administrative and marketing expenses as a percentage of net revenue were 43.0% for Q1 2005, compared to 42.3% for Q1 2004 and to our expectation for fiscal 2005 of between 40 and 42%. Administrative and marketing expenses may fluctuate from quarter to quarter as a result of the amount of staff time charged to marketing and administrative labor, which is influenced by the mix of projects in progress and being pursued during the quarter. In addition, our costs increased in dollar terms by C$7.5 million compared to Q1 2004, primarily due to the acquisitions completed in the final three quarters of fiscal 2004 and to the sale of our office building in Edmonton, Alberta, in Q4 2004. As a result of this sale, our rental expense increased by approximately C$600,000 in Q1 2005 compared to Q1 2004.
      Depreciation of Property and Equipment. Depreciation of property and equipment as a percentage of net revenue decreased to 2.3% in Q1 2005, compared to 2.5% in Q1 2004. The sale of our Edmonton office building in Q4 2004 resulted in a reduction in depreciation expense of approximately C$220,000 per quarter. This reduction was offset by an increase in depreciation expense of C$270,000 arising from acquisitions completed in the final three quarters of fiscal 2004.
      Amortization of Intangible Assets. The timing of completed acquisitions, as well as the type of intangible assets acquired, impacts the amount of amortization of intangible assets. Client relationships and other intangible assets are amortized over estimated useful lives ranging from 10 to 15 years, whereas contract backlog is amortized over an estimated useful life of generally less than one year. As a result, the impact of amortization of contract backlog can be significant in the two to three quarters following an acquisition. During Q1 2005, C$50,000 of the amortization expense recorded related to contract backlog (C$4,000 — Q1 2004) and C$188,000 related to client relationships and other intangible assets (C$133,000 — Q1 2004). The increase in amortization of intangible assets related to both The Sear-Brown Group Inc. and Dunlop Architects Inc. acquisitions. As at March 31, 2005, contract backlog was fully amortized.
      Net Interest Expense. The reduction in net interest expense of C$599,000 in Q120 05 compared to Q120 04 was a result of maintaining a positive cash position throughout Q1 2005 compared to a bank indebtedness of C$32.5 million at the end of Q1 2004. In addition, our total long-term debt position throughout Q1 2005 was less than it was throughout Q1 2004, which contributed to the reduction in overall interest expense.
      Income Taxes. Our effective income tax rate for Q1 2005 was 35.0%, compared to 32.4% for the year ended December 31, 2004. Our estimated income tax rate is adjusted quarterly, based on changes in statutory rates in the jurisdictions in which we operate as well as on our estimated earnings in each of these jurisdictions. For 2005 we are expecting an increase in the proportion of income earned by our U.S. operations. Because the United States has higher statutory income tax rates than Canada, our estimated income tax rate for 2005 has increased over 2004.
  2004 Compared to 2003 and 2002
      In 2004 we disposed of our operations that previously made up our design build and technology segments. As a result, all of our operations are now reported in one segment — consulting services. The following table summarizes key financial data for 2004, 2003 and 2002.

	2004	2003	2002

	(In millions of Canadian dollars,
	except per share data)
Gross revenue	520.9	459.9	428.5
Net income	30.2	25.1	20.2
Earnings per share — basic	1.63	1.37	1.12
Earnings per share — diluted	1.59	1.31	1.07
Cash dividends declared per common share	—	—	—
Total assets	362.1	326.6	299.0
Total long-term debt	34.0	44.6	62.3
Outstanding common shares — as at December 31	18,871,085	18,327,284	18,282,720
Outstanding share options — as at December 31	1,071,333	1,479,100	1,296,200
      The information reflected above is impacted by the four acquisitions we completed in 2004, the four completed in 2003, and the 10 completed in 2002. Each of these acquisitions increased the gross revenue and net income in the year of acquisition and subsequent years.
      In the course of providing services, we incur certain direct costs for subconsultants, equipment, and other expenditures that are recoverable directly from our clients. The revenue associated with these direct costs is included in our gross revenue. Since such direct costs and their associated revenue can vary significantly from contract to contract, changes in our gross revenue may not be indicative of our revenue trends. Accordingly, we also report net revenue, which is gross revenue less subconsultant and other direct expenses, and analyze our results in relation to net revenue rather than gross revenue.
      The following table summarizes our key operating results on a percentage of net revenue basis and the percentage increase in the dollar amount of these results from year to year:

	Percentage of Net Revenue			Percentage Increase

				2004 vs.	2003 vs.
	2004	2003	2002	2003	2002

Gross revenue	116.0%	117.5%	117.3%	13.2%	7.3%
Net revenue	100.0%	100.0%	100.0%	14.8%	7.2%
Direct payroll costs	45.8%	46.9%	47.6%	12.0%	5.7%
Gross margin	54.2%	53.1%	52.4%	17.2%	8.6%
Administrative and marketing expenses	40.9%	39.5%	39.9%	18.7%	6.4%
Depreciation of property and equipment	2.7%	2.5%	2.6%	20.9%	4.3%
Amortization of intangible assets	0.2%	0.2%	0.3%	0.2%	(14.3)%
Net interest expense	0.6%	0.7%	0.7%	6.4%	0.3%
Foreign exchange (gains) losses	0.0%	0.2%	0.0%	(115.3)%	743.9%
Share of income from associated
companies	(0.1)%	(0.1)%	(0.1)%	(33.6)%	63.4%
Income before income taxes	9.9%	10.1%	9.0%	12.7%	19.7%
Income taxes	3.2%	3.7%	3.5%	(0.6)%	12.8%
Net income	6.7%	6.4%	5.5%	20.4%	24.2%
      As indicated in the highlights above, our operating results for 2004 are generally consistent with the goals we established in 2003. In particular, our administrative and marketing expenses were within the range we expected to achieve, while our gross margin slightly exceeded expectations. In addition, our effective tax rate continued to fall and, for 2004, was below the expected range due to factors discussed below.
      Gross and Net Revenue. The following tables summarize the impact of acquisitions, internal growth and foreign exchange on our gross and net revenue for 2004 compared to 2003 and for 2003 compared to 2002.

	2004 vs. 2003		2003 vs. 2002

Gross revenue (in millions of Canadian dollars)
Increase (decrease) due to:
Acquisitions completed in current and prior two years	C$	42.3	C$	41.0
Net internal growth		30.0		10.2
Impact of foreign exchange		(11.3)		(19.8)

Total increase over prior year	C$	61.0	C$	31.4

	2004 vs. 2003		2003 vs. 2002

Net revenue (in millions of Canadian dollars)
Increase (decrease) due to:
Acquisitions completed in current and prior two years	C$	36.4	C$	36.7
Net internal growth		31.3		7.0
Impact of foreign exchange		(9.9)		(17.4)

Total increase over prior year	C$	57.8	C$	26.3

      Gross revenue earned in Canada during 2004 increased to C$325.8 million from C$290.4 million in 2003 and C$238.8 million in 2002. Gross revenue generated in the United States increased to C$190.4 million in 2004 compared to C$161.6 million in 2003 and C$180.3 million in 2002. Gross revenue earned outside of Canada and the United States in 2004 was C$4.7 million, compared to C$7.9 million in 2003 and C$9.4 million in 2002. As indicated above, the increase value of the Canadian dollar compared to the U.S. dollar adversely impacted gross revenue from our U.S. operations by C$11.3 million. This decrease was offset by the acquisition of The Sear-Brown Group, Inc. in April of 2004, which resulted in an overall increase in our U.S.-generated revenue. The continuing strength of the Canadian economy also resulted in growth in revenue generated in Canada in 2004.
      Gross Margin. Gross margin is calculated as the difference of net revenue minus direct payroll costs, expressed as a percentage of net revenue. Direct payroll costs include the cost of salaries and related fringe benefits for labor hours that are directly associated with the completion of projects. Labor costs and related fringe benefits for labor hours that are not directly associated with the completion of projects are included in administrative and marketing expenses. Gross margin increased to 54.2% in 2004 from 53.1% in 2003 and 52.4% in 2002. The increase in our gross margin is due to the lower proportion of total labor that was charged to projects during 2004 compared to 2003 and 2002 as well as the mix of projects in progress and being pursued throughout the year. Total labor costs as a percentage of net revenue are consistent from 2003 to 2004 at approximately 67.4% for both years.
      Administrative and Marketing Expenses. Administrative and marketing expenses as a percentage of net revenue for 2004 were 40.9% (within the expected range of 39 to 41% for these expenses), compared to 39.5% in 2003 and 39.9% in 2002. Administrative and marketing expenses fluctuate as a result of the amount of staff time charged to marketing and administrative labor, which is influenced by the mix of projects in progress and being pursued throughout the year. In 2004 a higher proportion of total labor was charged to administrative and marketing labor compared to 2003 and 2002.
      Depreciation of Property and Equipment. Depreciation of property and equipment as a percentage of net revenue increased to 2.7% in 2004, compared to 2.5% for 2003 and 2.6% in 2002. In 2004 we began depreciating our new enterprise management system as well as our new office building in Edmonton, Alberta.
      Foreign Exchange (Gains) Losses. We recorded a foreign exchange gain of C$0.1 million in 2004, compared to a foreign exchange loss of C$0.6 million in 2003 and C$0.1 million in 2002. The foreign exchange gains and losses reported in 2004, 2003 and 2002 arose on the translation of the foreign-denominated assets and liabilities held in our Canadian companies and foreign subsidiaries (excluding our U.S. subsidiaries). While there was periodic weakening in the Canadian dollar in 2002, in 2003 the Canadian dollar rose from US$0.63 at the beginning of the year to US$0.77 at the end of the year, and the impact of this significant change on our overall exposure to foreign currency assets resulted in an exchange loss of C$0.6 million. In 2004 the Canadian dollar continued to strengthen to US$0.83. To minimize our exposure to foreign currency fluctuations, we used U.S. dollar-denominated debt in 2003 and through most of 2004, and late in 2004, with the improvement of our cash position, we were able to reduce the amount of this debt. As a result, we entered into forward contracts to sell U.S. dollars in exchange for Canadian dollars to minimize our exposure to currency fluctuations. At December 31, 2004, we had contracted to sell US$10.0 million at forward rates ranging from C$1.2050 to C$1.2386.
      Income Taxes. The effective income tax rate for Stantec in 2004 was 32.4%, compared to 36.7% in 2003 and 39.0% in 2002. At the beginning of 2004, we anticipated that our effective tax rate would be in the range of 36.5 to 37.5%. This rate was estimated based on known statutory rate reductions as well as estimates of income in each of our taxing jurisdictions. Throughout 2004, the effective tax rate reported in each quarter was reduced to account for the 0.75% reduction in provincial statutory rates during the year as well as to reflect increases in earnings in some of our lower tax rate jurisdictions. During the fourth quarter of 2004, on the basis of an actuarial report, we reflected additional income in our regulated insurance subsidiary. A portion of that income of the subsidiary is subject to tax at lower rates, contributing 1.2% to the reduction of our consolidated tax rate.

Liquidity and Capital Resources
      Working capital (current assets less current liabilities) at the end of Q1 2005 was C$86.9 million, compared to C$82.0 million at the end of Q4 04. Current assets decreased by C$20.3 million, and current liabilities decreased by C$25.2 million. The majority of the decrease in current assets was due to the reduction in cash and cash equivalents. We began the 2004 fiscal year with C$7.3 million in cash. However, as a result of the implementation of our enterprise management system in Q4 03 and the significant increase in our investment in costs and estimated earnings in excess of billings into Q1 2004, we increased the use of our operating line in Q1 2004 by C$15.3 million through short-term bank financing. By the end of 2004, we had achieved a significant reduction in our investment in costs and estimated earnings in excess of billings, which allowed us to repay this short-term debt. This improvement, as well as the net cash proceeds received on the sale of our Edmonton office building late in 2004, resulted in a cash position of C$37.9 million at the beginning of 2005. The net decrease in cash of C$19.0 million during Q1 2005 was due primarily to the timing of committed cash outflows that occur during the first quarter of each year, particularly the payment of employee incentive bonuses and fiscal year-end tax liabilities.
      Our cash flow used in operating activities during Q1 2005 was C$7.5 million, compared to C$4.0 million in Q1 2004. This change was mainly due to an increase in income taxes paid of C$11.4 million. Income taxes owing at the end of 2003 were lower than normal due to our high level of investment in costs and estimated earnings in excess of billings at that time. This resulted in lower income tax payments in Q1 2004 as well as lower income tax installment requirements for 2004. Our tax payments in Q1 2005 increased over Q1 2004 to cover the higher income tax liability outstanding at the end of 2004 as well as the increased income tax installments required for 2005.
      Another significant change in working capital in Q1 2005 was a net reduction in investment in accounts receivable and in costs and estimated earnings in excess of billings. As familiarity and efficiencies are being realized with the use of the enterprise management system implemented in Q4 03, improved project management, invoicing, and collection procedures are enabling us to reduce our net investment in these accounts. Accounts payable and accrued liabilities have decreased by C$16.1 million, partially due to the payment of the annual employee bonus plan that is completed during the first quarter of each year.
      Our cash flow from operating activities was C$77.4 million in 2004, compared to C$16.9 million in 2003 and C$36.1 million in 2002. The implementation of our new enterprise management system in the fourth quarter of 2003 contributed to the significant reduction in cash flows from operating activities for the year. The reduction in our investment in costs and estimated earnings in excess of billings and in accounts receivable from 119 to 101 days during 2004 was the primary reason for the increased cash flow in 2004. Maintaining and slightly improving this level of investment should continue to provide adequate funds to finance our working capital requirements.
      We provide allowances on our accounts receivable based on the probability of collection as well as the age of the receivable. We perform a review of collections subsequent to the period end to adjust the provisions for known collections for accounts provided for. During the period 2002 through 2004, the provision for doubtful accounts as a percentage of accounts receivable has continued to fall as our collection procedures and our billing cycles became more refined. We generally expect that costs and estimated earnings in excess of billings will be invoiced within a month to 90 days from the provision of services and have included terms on invoices to clients that accounts are due upon receipt or net 30 days. The implementation of the new enterprise management system has provided us with additional tools and information that should translate into improved collections on older accounts receivable and reduced impact of these charges on our operating results.
      In 2004, C$10.2 million in cash was used in investing activities, compared to C$33.5 million in 2003 and C$29.2 million in 2002. A number of significant investing activities occurred during 2004, including the sale of our Edmonton office building, the sale of our interest in Goodfellow EFSOPtm technology, the completion of our largest acquisition to date, and our investment in short-term investments related to self-insured liabilities arising on the implementation of our regulated insurance company. In 2003 our investment activities included investment in our new enterprise management system, investment in construction costs associated with an addition to our Edmonton office building, and investment in four acquisitions. The net impact of these various investment activities was to decrease the amount of cash used in 2004 from 2003 by C$23.3 million. We completed fewer acquisitions in 2003 than in 2002, resulting in a net decrease in cash expended on acquisitions of approximately C$11.4 million. This difference was offset by an increased investment in property and equipment of C$11.3 million in 2003 compared to 2002. The implementation of our new business information system, the construction of the Stantec Atrium Tower in Edmonton, and continued renovations to Stantec Centre in Edmonton accounted for this additional investment. The remaining difference is the amount of proceeds received in 2002 on the disposition of our minority interest in Linnet Geomatics International Inc. and on the divestiture of our 50-person operation in Gatineau, Quebec.
      As a professional services organization, we are not capital intensive. Our capital expenditures have historically been primarily for property and equipment that includes such items as computer equipment and business information systems software, furniture, leasehold improvements and other office and field equipment. As indicated above, the largest capital expenditures incurred in 2002 through 2004 relate to the construction of the addition to the Edmonton office building, the renovations to the original Edmonton office building, the costs associated with the implementation of our new business information system, and leasehold improvements incurred on new office space. Other normal capital expenditures accounted for approximately C$10.8 million, C$9.2 million and C$7.8 million in each of 2002, 2003 and 2004. We expect our capital expenditures in 2005 to be approximately C$16.0 million to C$18.0 million that includes improvements to our Winnipeg office building and upgrades to a number of our desktop computers to support updated versions of certain application and operating system software. Our capital expenditures for Q1 2005 were C$4.2 million. This was within the expected range for 2005 to support ongoing operational activity. During Q1 2005, our capital expenditures were financed by cash flows from operations.
      Share options exercised for cash during Q1 2005 generated cash of C$440,000, compared to C$855,000 in Q1 2004. We used C$36.0 million in financing activities in 2004, compared to the use of C$4.2 million in 2003 and the generation of C$14.9 million in 2002. Additional funds received in 2004 on the exercise of share options, as well as the net decrease in funds used to repurchase shares under our Normal Course Issuer Bid, were offset by the use of funds to pay down our bank indebtedness and long-term borrowings. This bank indebtedness had been incurred in 2003 and early 2004 to finance the level of investment in accounts receivable and in costs and estimated earnings in excess of billings that resulted from the implementation of our new enterprise management system. Improvement in the level of these investments, as well as proceeds received on the sale of our Edmonton office building, provided the additional funds to repay our long-term debt and bank indebtedness. We issued 1.2 million common shares for net cash proceeds of C$18.3 million in 2002 and borrowed C$30.0 million on our existing acquisition credit facility.
      During 2004, we renegotiated our credit facility with a major Canadian chartered bank. Our new credit facility provides for an operating line of credit of C$30 million. At December 31, 2004, no borrowing had been drawn on this facility (C$8.3 million had been drawn at December 31, 2003 and none at December 31, 2002). We also maintain a US$17.0 million acquisition credit facility, which was unused at December 31, 2004, and a four-year reducing U.S. dollar-denominated term facility, of which C$24.0 million was used at December 31, 2004 (C$19.2 million had been used at December 31, 2003). The credit facility requires us to satisfy the following specified financial ratios and tests: (1) the debt to EBITDA ratio must not exceed 2.50 to 1.0 at any time (EBITDA is defined in the credit facility as, for any period, net income for such period plus all amounts deducted in the calculation thereof on account of interest expense, income taxes, depreciation and amortization); (2) the EBITDAR to debt service ratio must not be less than 1.35 to 1.0 at any time (EBITDAR is defined in the credit facility as, in respect of any period, an amount equal to EBITDA plus triple net building operating lease expenses); (3) shareholders’ equity must be greater than or equal to 90% of the prior fiscal year ending shareholders’ equity plus 50% of the positive cumulative net income earned during the current fiscal year; and (4) the ratio of current assets to current liabilities must be not less than 1.25 to 1.0 at any time. We are in compliance with all such ratios and tests.
      Our shareholders’ equity increased C$28.6 million to C$189.1 million at the end of 2004 from C$160.5 million at the end of 2003. This increase resulted from net income of C$30.2 million in 2004, the recognition of the fair value of share-based compensation of C$0.7 million, and the issue of shares on the exercise of options of C$3.5 million, offset by the repurchase of our common shares of C$0.7 million during the year pursuant to our normal course issuer bid and the C$5.1 million change in our cumulative translation account arising on the translation of our U.S.-based foreign subsidiaries. The C$5.1 million change is due to the continued strengthening of the Canadian dollar — from C$0.77 to C$0.83 — in relation to the U.S. dollar during the year. Our shareholders’ equity increased C$9.1 million to C$160.5 million at the end of 2004 from C$151.4 million at the end of 2003. This increase resulted from net income of C$25.1 million, the recognition of the fair value of share-based compensation of C$0.6 million in 2003, and the issue of shares on the exercise of options of C$0.6 million, offset by the repurchase of our common shares of C$1.4 million during the year and the C$15.8 million change in our cumulative translation account arising on the translation of our U.S.-based foreign subsidiaries in 2003. The C$15.8 million change is due to the significant strengthening of the Canadian dollar — from C$0.63 to C$0.77 — in relation to the U.S. dollar during the year.
      Our normal course issuer bid was renewed in 2004 and allows us to repurchase up to 554,388 shares on the Toronto Stock Exchange. We continue to believe that, from time to time, the market price of our common shares does not fully reflect the value of our business or future business prospects and that, at such times, outstanding common shares are an attractive, appropriate, and desirable use of our available funds. In 2004 we purchased 29,300 common shares at an average price of C$24.57 per share for an aggregate price of C$720,000. In 2003 we purchased 74,700 common shares at an average price of C$18.63 per share for an aggregate price of C$1,392,000. In 2002 we purchased 54,600 common shares at an average price of C$16.12 per share for an aggregate price of C$880,000.
Contractual Obligations
      The following table summarizes the contractual obligations due on our long-term debt, other liabilities, and operating lease commitments as of December 31, 2004:

	Payments Due by Period

			Less than						More than
	Total		1 Year		2 - 3 Years		4 - 5 Years		5 Years

	(In thousands of Canadian dollars)
Long-term debt(1)	C$	33,975	C$	12,820	C$	19,585	C$	1,459	C$	111
Interest on debt(2)		2,824		1,479		1,269		76		—
Other liabilities		19,868		3,050		6,079		3,400		7,339
Operating lease commitments		207,666		29,509		50,301		34,211		93,645

Total contractual obligations	C$	264,333	C$	46,858	C$	77,234	C$	39,146	C$	101,095

(1)	Does not include C$90,956,000 of debt expected to be incurred under our credit facility in connection with the merger.

(2)	Based on an estimated average interest rate of 5.42% per year. Does not include interest on C$90,956,000 of debt expected to be incurred under our credit facility in connection with the merger at an expected interest rate of approximately 4.1% per year.

Off-Balance Sheet Arrangements
      As of March 31, 2005, our only material off-balance sheet financing arrangements relate to letters of credit in the amount of C$1.8 million.
Market Risk
      We are also exposed to various market factors that can affect our performance primarily with respect to currency and interest rate.
      Currency. Because a significant portion of our revenue and expenses is generated or incurred in U.S. dollars, we face the challenge of dealing with fluctuations in exchange rates. To the extent that U.S.

dollar revenues are greater than U.S. dollar expenses in a strengthening U.S. dollar environment, we expect to see a positive impact on our income from operations. Conversely, to the extent that U.S. dollar revenues are greater than U.S. dollar expenses in a weakening U.S. dollar environment, we expect to see a negative impact. This exchange rate risk primarily reflects, on an annual basis, the impact of fluctuating exchange rates on the net difference between total U.S. dollar professional revenue and U.S. dollar expenses. Other exchange rate risk arises from the revenue and expenses generated or incurred by subsidiaries located outside of Canada and the United States. Our income from operations will be impacted by exchange rate fluctuations used in translating these revenue and expenses. In addition, the impact of exchange rates on the balance sheet accounts of subsidiaries located outside of Canada and the United States will affect our operating results. We also continue to be exposed to exchange rate risk for the U.S. dollar and other foreign currency-denominated balance sheet items carried by our Canadian, U.S. and international operations.
      Interest Rate. Changes in interest rates present a risk to our performance. All of our bank facilities, which are comprised of operating loans and an acquisition loan, carry a floating rate of interest. We estimate that, based on our balances at December 31, 2004, a 1% change in interest rates would impact our earnings per share by less than C$0.01. In addition, we are subject to interest rate risk to the extent that our investments held for self-insured liabilities include fixed rate government and corporate bonds.
Critical Accounting Estimates
      The notes to our December 31, 2004 consolidated financial statements outline our significant accounting estimates. The accounting estimates discussed below are considered particularly important since they require the most difficult, subjective, or complex management judgments. Because of the uncertainties inherent in making assumptions and estimates regarding unknown future outcomes, future events may result in significant differences between estimates and actual results. We believe that each of our assumptions and estimates is appropriate to the circumstances and represents the most likely future outcome.
      Revenue Recognition and Cost Estimates on Contracts. Revenue from fixed fee and variable fee with ceiling contracts is recognized using the percentage of completion method based on the ratio of contract costs incurred to total estimated contract costs. We believe that costs incurred are the best available measure of progress toward completion of these contracts. Estimating total direct contract costs is subjective and requires the use of our best judgments based upon the information we have available at that point in time. Our estimate of total direct contract costs has a direct impact on the revenue we recognize. If our current estimates of total direct contract costs turn out to be higher or lower than our previous estimates, we would have over- or under-recognized revenue for the previous period. We also provide for estimated losses on incomplete contracts in the period in which such losses are determined. Changes in our estimates are reflected in the period in which such changes are made.
      Goodwill. Goodwill is assessed for impairment at least annually. This assessment includes a comparison of the carrying value of the reporting unit to the estimated fair value to ensure that the fair value is greater than the carrying value. We arrive at the estimated fair value of a reporting unit using valuation methods such as discounted cash flow analysis. These valuation methods employ a variety of assumptions, including revenue growth rates, expected operating income, discount rates, and earnings multiples. Estimating the fair value of a reporting unit is a subjective process and requires the use of our best estimates. If our estimates or assumptions change from those used in our current valuation, we may be required to recognize an impairment loss in future periods.
      Provision for Doubtful Accounts. We use estimates in determining our allowance for doubtful accounts related to trade receivables. These estimates are based on our best assessment of the collectibility of the related receivable balance based, in part, on the age of the specific receivable balance. A provision is established when the likelihood of collecting the account has significantly diminished (less than 50% chance of collection) or when the account has been outstanding for a period of time exceeding four months from the invoice date. Future collections of receivables that differ from our current estimates will affect the results of our operations in future periods.

      Self-insured Liabilities. We self-insure certain risks related to professional liability. The accrual for self-insured liabilities includes estimates of the costs of reported claims and is based on estimates of loss using assumptions made by management, including consideration of actuarial projections. These estimates of loss are derived from loss history that are then subjected to actuarial techniques in the determination of the proposed liability. Estimates of loss may vary from those used by the actuarial projections and may result in a larger loss than estimated. Any increase in loss would be recognized in the period the loss is determined.
Outlook
      The infrastructure and facilities market within North American is diverse and varies significantly from region to region. The market is made up of many technical disciplines, clients, and industries, and engages both the private and public sectors. Over the next few years, we expect the demand for services in this market to be driven by continued population growth, compliance with new government regulations and the need to maintain and replace an aging North American infrastructure. The market should also benefit from continued outsourcing of technical services, especially in the public sector. The state of the infrastructure and facilities market is also tied to general economic performance. The overall market outlook offers increasing prospects for accelerating growth, particularly in the non-residential sectors.
      Much of the actual growth seen in 2004 and over the past several years has been driven by residential construction. However, spending on public construction appears to be rising, while private non-residential construction continues to rebound from an extended downturn. Commercial and industrial participants should increase capital spending as their earnings prospects improve. In addition, a variety of public agencies have begun planning for increased investment in infrastructure projects after several years of below-trend spending. As predicted by many forecasters, the residential construction market could flatten this year both in Canada and the United States. However, we anticipate that 2005 will continue to be a high-performance year for housing, contributing to ongoing strong performance in our urban land market segment. As well, we expect strength in commercial construction markets, particularly industrial projects, to support higher project activity.
      Although much attention has been focused on delays in U.S. government funding for programs such as the Transportation Equity Act for the 21st Century, a recovery in state tax revenue as incomes improve is likely to be a more significant factor in driving spending on transportation, environmental, and other capital projects in the United States. The Canadian market should also benefit from the promised transfer of federal funding to the provinces for health care and to municipalities for new infrastructure and the rehabilitation of existing facilities.
      Within this overall market outlook, we expect to continue to grow through a combination of internal hiring and acquisitions. We target to achieve long-term average annual compound growth rates of 15 to 20%, although we may not see growth in this range every year. We have chosen this target because we believe that it is an attainable goal that allows us to enhance the depth of our expertise, broaden our service provision, provide expanded opportunities for our employees, and lever our information technology systems. Our ability to continue to grow at this rate depends to a large extent on the availability of acquisition opportunities. Since our industry is made up of 100,000, mostly small firms, there are many acquisition candidates. At any one time, we are engaged in discussions with up to 20 or more firms ranging from very small firms to firms that are larger than Keith.
      We plan to support our targeted level of growth using a combination of cash flow from operations and additional financing while maintaining a return on our equity at or above 14% and a net income at or above 5% of net revenue. Although we believe that a normal debt to equity ratio at or below 0.5 to 1 is an appropriate target for our Company, opportunities to conclude transactions may make it necessary for us to increase the amount of debt we carry beyond that limit. If the need to finance a larger acquisition arises, we may seek to raise cash by issuing additional shares.
      Looking at the results of our current mix of project activity in the United States and Canada, we anticipate that our gross margin as a percentage of net revenue will remain in the range of 53 to 55% for 2005 and that our administrative expenses will remain in the range of 40 to 42% of net revenue. In addition, we expect our effective tax rate for 2005 to be between 33 and 35%.

Description of Stantec’s Business
General
      We provide professional consulting services in planning, engineering, architecture, interior design, landscape architecture, surveying, environmental sciences project management and project economics for infrastructure and facilities projects. Our goal is to become a top 10 global design and consulting services firm with C$1 billion in annual revenue by the year 2008. To achieve this objective, we will continue to deliver fee-for-service professional services in the US$50 billion infrastructure and facilities market through our focused, sustainable business model. For the fiscal year ended December 31, 2004, we had gross revenue of approximately C$520.9 million and net income of approximately C$30.2 million.
      Our three-dimensional model — which is based on diversifying our operations in distinct geographic regions, specializing in distinct but complementary practice areas, and providing services in all five phases of the infrastructure and facilities project life cycle — allows us to manage risk while continuing to increase our revenue and earnings.
      Geographic Diversification. We currently have operations in five economic regions in Canada and the United States as well as a project presence in the Caribbean and other selected international locations. Our strategy for geographic diversification has two components. The first component is to grow our existing regional operations by expanding our services particularly in areas where we have not yet reached a mature market presence. We target to achieve a market penetration of C$10 million in revenue per one million population in these regions. The second component includes expansion outside our existing regions principally in the United States and Canada. We expect to continue to expand geographically primarily by acquiring firms that meet our integration criteria and to a lesser extent by growing organically.
      Practice Area Specialization. Specialization and diversification of services are achieved by providing services in 17 distinct practice areas that can generally be grouped into five key market segments — buildings, environment, industrial, transportation, and urban land. Focusing on this combination of project services helps differentiate us from our competitors, allowing us to enhance our presence in new geographic regions and markets and to establish and maintain client relationships. Our strategy for strengthening this dimension of our business model is to increase the depth of our expertise in our current practice areas and to selectively add complementary practice areas to our operations.
      Life Cycle Solutions. We seek to provide professional services in all five phases of the project life cycle — planning, design, construction, maintenance, and decommissioning. This inclusive approach allows us to deliver services during periods of strong new capital project activity, such as design and construction, as well as periods of lower new capital project expenditures, such as maintenance and rehabilitation. Beginning with the planning and design stages, we provide conceptual and detailed design services, conduct feasibility studies, and prepare plans and specifications. During the construction phase, we generally act as the owners’ representative, providing project management, surveying, and resident engineering services. We focus principally on fee-for-service type work and generally do not act as the contractor or take on construction risk. Following project completion, during the maintenance stage, we provide ongoing professional services for maintenance and rehabilitation in areas such as facilities and infrastructure management, facilities operations, and performance engineering. Finally, in the decommissioning phase, we provide solutions and recommendations for taking facilities out of active service.
      Through our “One Team. Infinite Solutions.” approach to our business, we are able to undertake infrastructure and facilities projects of any size for both public and private sector clients. Currently, the majority of assignments we pursue are small to midsize projects with a capital value of less than C$100 million and potential project fees for Stantec of less than C$10 million. These types of projects represent the largest share of the infrastructure and facilities market. Focusing on this project mix continues to ensure that we do not rely on a few large, single projects for our revenue and that no single client or project accounts for more than 5% of our overall business.
      We provide services to clients in both the public and private sectors mainly in North America through integrated and discipline-specific consulting and project delivery. Our organizational structure gives us both the strength and diversity of a large organization and a strong regional presence to deliver our services locally. Our Consulting Services business unit focuses on providing total infrastructure solutions targeted to five market segments — buildings, environment, industrial, transportation and urban land.
      We were incorporated under the Canada Business Corporations Act on March 23, 1984 as 131277 Canada Ltd. Our Articles of Incorporation were amended on several occasions, namely to change our name, amend share attributes, create and delete classes of shares, reorganize our outstanding share capital and split our common shares, and change the minimum and maximum number of directors. On August 15, 1984 the name 131277 Canada Ltd. was changed to Stanley Engineering Group Inc. and on October 18, 1989, it was changed to Stanley Technology Group Inc. On March 30, 1994, Stanley Technology Group Inc. amalgamated with 3013901 Canada Limited to continue as Stanley Technology Group Inc. On October 28, 1998, the name Stanley Technology Group Inc. was changed to Stantec Inc.
      Our corporate headquarters are located at 10160 — 112 Street, Edmonton, Alberta, T5K 2L6.
Business Units
      Consulting Services is our principal focus and we currently operate in five geographic regions: Canada West, Canada Central, the US Southwest, the US Southeast and the US Northeast. Affiliated companies, which accounted for less than 1% of our revenue, fall within the responsibilities of the regional management or within the corporate administration group. We balance our geographic structure and management by also aligning services and management in five market segments — buildings, environment, industrial, transportation and urban land.
      In 2003, we realigned our organizational units to better reflect its balanced regional focus and practice area specialization. The two largest and most mature regional operating units — Canada West and Canada Central, were further divided into smaller sub-regions. At present, our regions in Canada include British Columbia, Alberta South, Alberta North, Saskatchewan/ Manitoba, Ontario Southwest, Ontario GTA (Greater Toronto Area), and Ontario East. Our three US regions are US Southwest, US Southeast and US Northeast.
      The five market segments consist of 17 distinct specialist practice areas including:

1. architecture & interior design;

2. buildings engineering;

3. facilities planning & operations;

4. program & project management;

5. strategic management;

6. environmental infrastructure;

7. environmental management;

8. bio/pharmaceuticals;

9. manufacturing/ industrial;

10. power resources & chemicals;

11. infrastructure management & pavement engineering;

12. transportation infrastructure;

13. transportation planning & traffic engineering;

14. planning & landscape architecture;

15. urban land engineering;

16. surveys; and

17. quality control/assurance.

     Consulting Services
      We provide consulting services in five provinces in Canada, 15 states in the United States and selected international markets. International projects generally have been in the water supply, wastewater treatment, environmental protection, transportation and health care sectors, often in countries with developing economies.
      Our staff and system capabilities allow us to undertake infrastructure and facilities projects of any size. Currently, most of our projects have total capital costs of less than C$100 million and our potential fees from these types of projects are generally in the range of 10% of the capital costs, assuming we provide most of the services required. Joint ventures, associations or subcontract arrangements are often established to deal with larger projects. As a result, we mitigate our overall risk by working on several thousand projects each year, none of which would normally exceed 5% of our revenue.
      As mentioned above, our core capabilities in the consulting services area are provided through 17 practice areas, most of which can generally be grouped into five broad market segments: buildings, environment, industrial, transportation and urban land. Some practice areas such as project and program management, and strategic management services are offered in all five market segments.
      Buildings Market Segment. We provide comprehensive solutions for commercial, industrial and institutional facilities. Typical projects include hospitals, educational and recreational facilities, research and technology facilities, office buildings and commercial centers. Services are delivered through three practice areas: architecture & interior design, buildings engineering and facilities planning and operations, and include project/ program management, facilities management, strategic planning, architectural design, interior design, and structural, mechanical and electrical engineering. Our services are provided both in connection with new construction and for existing buildings and facilities. For existing buildings and facilities, we provide expertise in building operating systems, performance engineering and ongoing tenant improvements. We also provide services designed to maximize the efficiency of a building’s existing systems and improve its operations, including analyzing a building’s exterior envelope and evaluating air quality, lighting and energy efficiency. The demand for these specialized types of services for existing buildings and facilities tends to be counter-cyclical and improves our ability to generate fees during periods of economic downturn and reduced capital spending.
      Our clients in the buildings market segment include institutional and commercial building owners and large multinational firms, as well as government agencies that build, administer and operate public buildings. Our clients also include independent authorities or agencies, such as airport authorities, transportation commissions and transit systems.
      Environment Market Segment. We apply our specialized knowledge and experience to develop and manage sustainable solutions for air, water and soil. Our services are focused in two practice areas: environmental infrastructure and environmental management. The core services we provide in these two practice areas include:

•	assimilative capacity

•	wastewater collection systems

•	municipal & industrial wastewater treatment

•	infiltration & inflow/ CSO

•	odor and corrosion control

•	wastewater pumping

•	water treatment

•	water storage

•	distribution systems

•	water reclamation & reuse

•	environmental site management

•	environmental assessment

•	water resources management

•	heritage and natural resource assessment

•	waste management

•	risk assessment

•	health and safety

•	air quality assessment

•	ecotoxicology and GLP testing

•	microbiology laboratory
      We also have specialized expertise in advanced processes for water and wastewater solutions, including biological/ enhanced nutrient removal (BNR/ENR), microbiological assessment of activated sludge and advanced water treatment. Our environment services provide multidisciplinary teams of qualified and experienced engineers, scientists, process specialists, occupational hygienists, and specialists in environmental regulation and policy.
      Industrial Market Segment. Our comprehensive industrial services are provided in three practice areas: bio/pharmaceutical, manufacturing/industrial, and power, resources and chemicals. Services are provided to clients principally in the private sector in the automotive, chemical, consumer products, forestry, food and beverage, bio/pharmaceutical, power generation, pulp and paper, utilities, mining and general manufacturing sectors. Our services to these clients include planning, engineering and project management. We also provide specialty services including occupational health and safety (industrial hygiene and prestart operator safety reviews), system integration, instrumentation and control, electrical energy and power management, facility planning and design, industrial engineering, logistics, material handling and commissioning. Projects range from the design of pilot versions of new processes to the design, process verification, equipment and materials procurement and project management for the construction of entire industrial plants. Our bio/pharmaceutical group provides solutions to companies involved in the discovery, research and development, and manufacturing of a wide range of pharmaceutical and biotechnology products.
      Transportation Market Segment. We offer coordinated solutions for the safe and efficient movement of people, vehicles, aircraft and goods. Our core services include project management, planning and engineering, which we provide through three practice areas: transportation planning and traffic engineering, transportation infrastructure and infrastructure management and pavement engineering. Our services include: transportation master plans for communities and airports; transportation investment studies; design of new and upgraded airport facilities, such as terminals, runways and taxiways; transit facilities, such as bus and light rail transit systems; new and upgraded bridges; urban roadways; freeways; interchanges; rural highways; and rail systems. Our specialty services include simulation modeling, a comprehensive understanding of transportation demand and supply management principles, extensive use of a range of life cycle cost and statistical analysis techniques and public consultation and environmental assessment skills in developing practical, cost-effective, long-term infrastructure facility plans with broad public support.
      A key feature of our transportation services is our expertise in integrated infrastructure/asset management systems and decision-support tools. Our infrastructure management and pavement engineering practice area includes transportation and bridge engineers, roadway and bridge inspection specialists, infrastructure management specialists, geographic information system (GIS) specialists and software specialists. This team designs, develops and implements integrated infrastructure/asset management systems and work management applications for pavement, bridges, right-of-way features, water, wastewater, storm water, utilities and other assets. These systems allow governments to prioritize and to optimize the use of available funds through efficient and cost-effective planning for public works maintenance, rehabilitation and capital projects.

      Our clients in this market segment are primarily public sector agencies, transportation authorities and commercial and institutional clients.
      Urban Land Market Segment. Services in this market segment include planning, engineering, surveying, project management and landscape architecture services. These services are provided principally to the land development and real estate industries. Services are delivered through four practice areas: planning and landscape architecture, urban land engineering, surveys and quality control/assurance. We assist our urban land clients through the entire land development process providing services from the initial master plan development to project management of the construction of the infrastructure. Services include or relate to conceptual plans, zoning approval of design infrastructure, transportation planning, traffic engineering, landscape architecture, urban planning, design construction review and surveying.
Acquisitions
      We compete in the professional consulting service industry. This industry, which includes the engineering, architecture and environmental sciences consulting industries, is highly fragmented. We believe that industry trends continue to create acquisition opportunities. Our goal is to continue to increase our size and profitability. This goal will be accomplished partly through the acquisition of established professional consulting firms in Canada, the United States and internationally. Our principal acquisition focus is in selected regions in the United States and Canada. The following list summarizes our acquisitions since the beginning of 2002:

Year	Business Acquired	Services Provided	Location

2004	The Sear-Brown Group, Inc.	engineering, planning, and architectural	New York, Ohio,
		services	Pennsylvania
and Puerto Rico
2004	GBR Architects Limited	architectural design services	Manitoba
2004	Dunlop Architects Inc.	architectural design services	Ontario
2004	Shaflik Engineering Ltd.	electrical engineering services	British Columbia
specializing in traffic and sport facility
lighting
2003	Ecological Services Group	environmental management services	Ontario
Inc.
2003	APAI Architecture Inc.	architectural design services	British Columbia
2003	Optimum Energy	engineering management consulting	Alberta
	Management Inc.	services
2003	Inner Dimension Design	interior design services	Saskatchewan
Associates Inc.
2002	McCartan Consulting Ltd.	mechanical engineering services	Saskatchewan
2002	Webster & Simmonds	surveying services	Ontario
Surveying Ltd.
2002	Cosburn Patterson Mather	engineering and planning services	Ontario
	Limited	specializing in the land development and
real estate industry
2002	GKO Design Consultants	consulting services specializing in	Alberta
	Inc.	energy, resources, chemicals and
pharmaceuticals
2002	M.R.S.F.M. Holdings Ltd.	civil and structural engineering	British Columbia
	(Graeme & Murray	consulting services
Consultants Ltd.)
2002	GeoViro Engineering Ltd.	environmental consulting services	British Columbia

Year	Business Acquired	Services Provided	Location

2002	Site Consultants, Inc.	civil and environmental engineering,	North Carolina
land use planning and surveying
services
2002	English Harper Reta	architectural design services	California
Architects
2002	The RPA Group Limited	project management services	Ontario, Alberta
and British
Columbia
2002	Beak International	specialist environmental consulting	Ontario
	Incorporated	services
      We expect that the number of acquisitions we complete will fluctuate from time to time because of the availability of suitable firms on terms acceptable to us. In addition, at any given time we may be focusing our efforts on integrating previously acquired firms, which will reduce our acquisition activity.
      Generally, we seek to acquire firms with 50 or more employees which will complement one of our existing practice areas or regions or which add a new practice area or regional presence. We consider smaller acquisitions in markets in which we have existing operations.
      We have experienced internal growth when existing clients of newly acquired firms are offered the additional services that we provide. Similarly, acquired firms’ services are cross-marketed to our existing clients. We achieve moderate cost savings through the sharing of administrative overhead, such as payroll services, the sharing of office facilities, if possible, and the provision of group insurance and centralized financing which can generally be provided at lower rates than smaller firms can obtain.
Foreign Operations
      We conduct a portion of our business outside of North America. Specifically, foreign operations included projects undertaken in the Caribbean (primarily in Barbados but also in Trinidad, Tobago, Antigua, Belize and Puerto Rico), in Asia (China, India and Korea), in South America (Peru, Brazil, Bolivia and Columbia) and in other locations (Cyprus, UAE, Madagascar, Kenya and Pakistan). Such operations accounted for 1% of our revenue in 2004. Some of this work involves political risk, contracts with foreign clients and working under foreign legal systems.
Risk Management
      We mitigate our operating risks through our business strategy and other protective measures. As mentioned previously, our three-dimensional business model of geographic, practice area and project life cycle diversification minimizes our dependency on any particular geographic area, industry or economic sector for our income. We also mitigate risk by entering into a diverse range of contracts with a wide range of fee amounts.
      To address the risk of competition for qualified personnel and to maintain our ability to attract and retain staff, we offer a number of employment incentives, including training programs, employee share ownership (for Canadian employees) and opportunities for professional development and enhancement, along with compensation plans which we believe to be innovative, flexible and designed to reward top performance.
      We maintain insurance coverage for our operations, including policies covering general liability, automobile liability, environmental liability, workers’ compensation and employers’ liability, directors’ and officers’ liability and professional liability insurance. The maximum coverage under our professional liability policy is generally C$35 million per claim and per annum, with a per claim deductible of C$500,000 and an aggregate excess deductible of C$2.5 million. In September 2003, we established a regulated captive insurance company to insure and fund the payment of any professional liability self-insured retentions related to claims arising after August 1, 2003. We, or our clients, also obtain project-specific insurance for designated projects from time-to-time. In addition, we invest resources in a risk management team dedicated to providing company-wide support and guidance on risk avoidance and professional practices and procedures. One such practice is to carry out select client evaluations, including credit risk appraisals, before entering into contract agreements in order to reduce the risk of non-payment for our services.
      We have a comprehensive project manager training program aimed at skill development in risk mitigation, project planning, quality control and assurance, and financial administration, among other project management responsibilities. We believe that improved project management across our operations will increase our ability to deliver projects on schedule and within budget.
      As well, we believe our experience and knowledge in conducting business outside North America help us mitigate the risks of undertaking international projects. This work involves political uncertainties, contracts with foreign clients and operating under foreign legal systems.
Competition
      We operate in highly competitive markets and have numerous competitors for all of the services we offer. The number and identity of competitors varies widely with the type of service we provide. Moreover, for small to medium sized projects, we compete with many engineering, architectural and other professional consulting firms. With larger projects, there are fewer but still many competitors, however some of these competitors have greater financial and other resources than we do. While we compete with other large private and public companies in certain geographic locations, our primary competitors are smaller privately held regional firms in the United States and Canada.
      We believe that our operating structure, our enterprise systems and the breadth of our professional services differentiate us from other engineering, architecture and professional consulting firms. Furthermore, our focus on small to midsize projects distinguishes us from some larger competitors.
      The principal competitive factors in the services we offer are: reputation; experience; breadth and quality of services; technical proficiency; local offices; competitive total project fees; and service delivery. Given the expanding demand for the services we provide, it is likely that additional competitors will emerge. Notwithstanding this increased competition, we believe that we will retain the ability to compete effectively with our competition because of our strengths and expertise in engineering, architecture and related professional services.
      We serve many diverse clients in both the private and public sectors. We seek to establish ongoing relationships with clients that are likely to produce repeat business. We are not dependent on any one client or group of clients for our business. No single client represents more than 5% of our total revenue.
      We offer a range of pricing structures to our clients but primarily offer our services based on either a fixed or variable fee contract with a ceiling or a time-and-material contract without a stated ceiling. We secure our assignments primarily based on our expertise and contacts, and sometimes on a competitive bidding process.
Backlog
      Our gross revenue backlog for fixed fee and variable fee with ceiling contracts as of December 31, 2004 was approximately C$380 million compared to C$310 million at December 31, 2003. Our backlog represents an estimate of the remaining future gross revenue from existing contracts. We do not believe that backlog is fully indicative of the amount of potential future revenue that we may achieve due to the short-term nature of the contracts under which we generally provide our services.
Research and Development
      We generally conduct research and development in the context of our clients’ specific project requirements. Most research and development is conducted in the areas of infrastructure evaluation and management systems, hydraulic modeling of water and wastewater systems, pavement evaluation and management systems and wastewater treatment.

Intellectual Property
      We rely primarily upon trade secret laws to protect our proprietary rights in our specialized technologies. There can be no assurance that the protection provided to our proprietary technology by the laws of foreign jurisdictions would be substantially similar to the remedies available to us under the laws of Canada and the United States.
Organizational Structure
      The following chart lists, as of May 6, 2005, our subsidiaries, their jurisdiction of incorporation and the percentage of voting securities held by us.

	Percentage of		Jurisdiction of
Subsidiary	Voting Shares		Incorporation

659243 B.C. Ltd.	100		British Columbia
0714993 B.C. Ltd.	100		British Columbia
0715004 B.C. Ltd.	100		British Columbia
0715007 B.C. Ltd.	100		British Columbia
3053837 Nova Scotia Company	100		Nova Scotia
APAI Architecture Inc.	100		British Columbia
Architectura Inc.	0	(1)	Alberta
Dunlop Murphy Hilgers Architects Inc.	50		Ontario
GKO Power Engineering Ltd.	100		Alberta
International Insurance Group Inc.	100		Barbados
J. Muller International — Stanley Joint Venture Inc.	30		New Brunswick
Pentacore ADA Consulting, LLC	100		Nevada
Planning & Stantec Limited	50		Trinidad & Tobago
Project Delivery Holdings LLC	100		New York
SB K-12 Architecture and Engineering, P.C.	0	(1)	New Jersey
S.B. Long Island Architecture, Engineering and Land Surveying, P.C.	0	(1)	New York
SEA, Incorporated	100		Nevada
Spink Corporation, The	100		California
SSBV Consultants Inc.	33.33		British Columbia
Stantec Architecture Inc.	0	(1)	North Carolina
Stantec Architecture Ltd.	0	(1)	Canada
Stantec Consulting Associates P.C.	0	(1)	New York
Stantec Consulting California Inc.	100		California
Stantec Consulting Caribbean Ltd.	100		Barbados
Stantec Consulting Inc.	100		Arizona
Stantec Consulting International Ltd.	100		Canada
Stantec Consulting Ltd.	100		Canada
Stantec Consulting Services Inc.	100		New York
Stantec Engineering (Puerto Rico) P.S.C.	0	(1)	Puerto Rico
Stantec Facilities Ltd.	100		Alberta
Stantec Geomatics Ltd.	50	(1)	Alberta
Stantec Holdings (Delaware) II Inc.	100		Delaware
Stantec Holdings Ltd.	100		Alberta

	Percentage of	Jurisdiction of
Subsidiary	Voting Shares	Incorporation

Stantec International Enterprises Limited	100	Bahamas
Stantec International Limited	100	Barbados
Stantec Technology International Inc.	100	Delaware
Teshmont Consultants Inc.	50	Canada

(1)	We have entered into an agreement with respect to 100% of the voting shares of this subsidiary that allows us to direct control over any disposition of the voting shares of this subsidiary.
Employees
      As of December 31, 2004, we had approximately 4,350 staff. This total staff number is comprised of 2,150 professionals, 1,550 technologists and technicians and 650 support personnel.
      We are a knowledge-based organization and are always seeking talented and skilled professionals in all of our specialist practice areas. Since the supply of qualified candidates at times is limited, we use various recruitment strategies to address those needs. Examples of our recruitment strategies include an employee referral bonus program, website job postings, career fairs, student programs and the ability to offer geographic mobility.
Properties
      Our corporate headquarters is located in Edmonton, Alberta, where we lease approximately 188,550 square feet of space. The lease on our corporate headquarters expires in 2019. In addition, we lease office space in locations in which we operate on commercially available terms. As of December 31, 2004, we had approximately 50 leased premises in locations throughout North America in addition to our corporate headquarters. The lease terms range from a minimum of one year to a maximum of 15 years with options, depending on the particular lease, for renewal, expansions, contraction and termination, sublease rights and allowances for improvements. We believe that our current facilities are sufficient for the operation of our business and that suitable additional space in various local markets is available to accommodate any needs that may arise and that suitable additional or substitute space will be available as needed to accommodate any expansion of operations. Lease payments for all of our leased premises totaled approximately C$23.1 million in 2004.
Legal Proceedings
      We are from time to time involved in litigation incidental to the conduct of our business. As of March 31, 2005, we were named as a defendant in the following action:
      Sear-Brown, a company we acquired in April 2004, has been named in a lawsuit related to design services it provided for a roadway in New York State in connection with a multi-vehicle accident that occurred on the roadway in November 2001. Valerie Parris advanced a civil claim in New York State on or about December 1, 2003 alleging, among other things, negligence in the design and construction of the roadway. Ms. Parris alleges that as a result of the accident, Alonzo Raynard Parris sustained fatal injuries and his son, Raynard Parris, sustained injury and mental distress. Sear-Brown is one of a number of defendants in the legal proceeding. Damages sought total US$43 million. Sear-Brown’s insurer has responded to the claim. The allegations against Sear-Brown have been denied and are being contested. An application for summary dismissal is pending. There is a US$20,000,000 limit on the applicable Sear-Brown professional liability insurance policy and a per claim and aggregate deductible of $250,000, which aggregate deductible has been satisfied. We have concluded that the possibility of incurring a loss on this claim is remote. No estimated loss has been recorded as none is expected.
      In addition to the claim noted above, we have other claims and suits pending, both by and against us. These are normal and typical to the industries in which we operate. Where appropriate, these claims have been reported to our and our predecessors’ insurers who are in the process of adjusting and/or defending them. None are expected to have a material adverse effect on our financial position, results of operations or liquidity.

Management of Stantec
      The existing directors and officers of Stantec will remain as directors and officers of Stantec following the merger, except that Aram H. Keith, currently the Chairman and Chief Executive Officer of Keith, will be appointed to the board of directors of Stantec following the merger.
Executive Officers and Directors
      The following table sets forth information about Stantec’s executive officers and directors, and their respective ages and positions as of the date of this proxy statement/prospectus:

Name	Age	Position

Ronald Triffo	66	Chairman of the Board
Anthony P. Franceschini	54	President, Chief Executive Officer and Director
Neilson A. “Dutch” Bertholf, Jr.	72	Director
Robert J. Bradshaw	57	Director
E. John (Jack) Finn	73	Director
William D. Grace	69	Director
Susan E. Hartman	54	Director
Robert R. Mesel	69	Director
Donald W. Wilson	48	Vice President & Chief Financial Officer
Jeffrey S. Lloyd	40	Vice President, Secretary & General Counsel
Directors
      Ronald Triffo has been associated with Stantec since 1977. He was appointed President in 1983, President and CEO in 1988 and Chairman of the Board in 1998. Mr. Triffo holds a BSc. in Civil Engineering from the University of Manitoba and a MSc. in Engineering from the University of Illinois. He is currently a Director of TELUS Corporation and Chairman and Director of ATB Financial. He is the private sector Co-Chair of the Alberta Economic Development Authority and serves on the board of the Alberta Ingenuity Fund, Alberta’s Promise, the Advisory Council of the Faculty of Medicine and Dentistry at the University of Alberta, and the board of governors of Junior Achievement of Northern Alberta.
      Anthony P. Franceschini has been with Stantec since 1978, where he has provided consulting services, management, and leadership, becoming Chief Executive Officer in 1998. He has served as a director of Stantec since Stantec became publicly traded in March 1994. He also serves as a director of Esterline Technologies Corporation, a leading manufacturer in the aerospace/ defence markets and is a director of privately held CCI Thermal Technologies Inc., an Edmonton-based manufacturer of industrial heating products and custom-engineered process heating equipment.
      Neilson A. “Dutch” Bertholf, Jr. has been a member of Stantec’s board of directors since 1998 and serves on the Corporate Governance and Compensation Committee. He is retired from a 40-year career in aviation. Mr. Bertholf, Jr. is a lifetime board member of the Arizona Sports Foundation Inc. (Fiesta Bowl) and is a member on the executive committee and a vice president of the Grand Canyon Council, Boy Scouts of America. He is also a member of the board of directors for the Airline Training Center, Arizona, a Division of Lufthansa Flight Training, Lufthansa Airlines, Germany.
      Robert J. Bradshaw has been a member of Stantec’s board of directors since 1993. He is a professional engineer with a diverse background in the manufacturing, oil, consulting engineering, and nuclear industries, as well as in power generation and government service. Mr. Bradshaw is currently Chairman of Contor Industries Limited, which acquires mature manufacturing companies requiring significant turn-around activities. The business of the Contor companies ranges from nuclear and aerospace to hydro electric; gold mining; food processing; aircraft leasing and waste disposal. Mr. Bradshaw acts as Chairman for Zircatec Precision Industries, Inc. and Bradcohill Inc., and is also a director of Configuresoft, Inc.

      E. John (Jack) Finn has been a member of Stantec’s board of directors since 1995. He is the retired Chairman of Dorr-Oliver, Inc., a process engineering and equipment firm. An electrical engineering graduate of Carnegie Mellon University, Mr. Finn’s business experience has focused on operations and general management. He held various executive positions with The Carborundum Company, Kennecott Corporation and The Standard Oil Company. In addition to Stantec, he is currently a director of Vodium of Washington, DC and Delicious Milk Company of New York, NY. He also is a Member of the National Association of Corporate Directors.
      William D. Grace has been a member of Stantec’s board of directors since 1994. Mr. Grace is a graduate of the University of Alberta and a Fellow Chartered Accountant (FCA). During his business career, he served as the chief financial officer with several Alberta corporations including Chieftain Development Co. Ltd., R. Angus (Alberta) Limited and Canadian Utilities Limited. From 1988 to 1994, he was a managing partner in the Edmonton office of Price Waterhouse. Mr. Grace is the recipient of several awards including the Alberta Achievement Award from the Province of Alberta, the Lifetime Achievement Award from the Alberta Institute of Chartered Accountants and the University of Alberta Alumni Award of Excellence. He currently holds a number of corporate directorships in addition to Stantec, including the Forzani Group, Melcor Developments and several private companies. He is also the independent Chairman of the Edmonton Pipe Industry Pension Trust and Health & Welfare Funds, a director of the Mutual Fund Dealers Association of Canada, and a public Council member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta. Mr. Grace has been active over the past twenty-five years in numerous community and professional activities.
      Susan E. Hartman has been a member of Stantec’s board of directors since 2004. Ms. Hartman holds a bachelor of science degree in chemistry and has diverse experience in strategic planning, business management, mergers and acquisitions, operations, and international business development. In 1993 she started her own management consulting firm, The Hartman Group. Ms. Hartman continues as president and owner of The Hartman Group, leading the company’s consulting services in the area of strategic and operational planning, overall business assessment, process optimization, and project management. She currently serves as a board member on QED Technologies and the SCORE Foundation.
      Robert R. Mesel has been a member of Stantec’s board of directors since 2004. Mr. Mesel is an experienced business professional with expertise in business development, administration, accounting, and finance. Prior to his retirement in 1997, Mr. Mesel was a director and/or trustee for many prestigious organizations, including the Financial Executive Institute (Northeast Ohio Chapter), Ohio Council for Economic Education, Greater Cleveland Salvation Army, and Canisius College. Mr. Mesel completed his bachelor of business administration in accounting at Canisius College, his masters of business administration at State University of New York, and the advanced management program at Harvard Business School. He is also the past president of BP Chemicals Inc. and Chase Brass & Copper Company.
      All directors are re-elected annually.
Other Executive Officers
      Donald W. Wilson is Stantec’s Vice President & Chief Financial Officer. As part of the Executive Leadership Team, Mr. Wilson is in charge of the Financial Services and Corporate Development groups. He is responsible for financial services, investor relations, financial reporting, and Stantec’s finances. Mr. Wilson joined Stantec in 1990 as the controller for Stanley Associates Engineering Ltd. He was appointed Vice President & Chief Financial Officer in 1994. In that same year, he was instrumental in Stantec’s initial public offering, which resulted in Stantec being listed on the Toronto Stock Exchange under the symbol STN. Mr. Wilson is also actively involved with Stantec’s acquisition program. Mr. Wilson graduated from the University of Saskatchewan, receiving a bachelor of commerce degree with distinction, majoring in accounting. He attained his chartered accountant designation in 1979. Mr. Wilson’s outside commitments include membership on the Alberta Provincial Audit Committee. Past commitments have included serving as president of the Edmonton chapter of Financial Executives International, a former member of the Edmonton public school board’s “Business Leaders for Public Education,” a past chairman and member of the board of trustees of North West Regional College, a past director of the North Battleford Housing Authority, and a past director of Stantec.
      Jeffrey S. Lloyd leads Stantec’s Corporate Development group. The Corporate Development group is responsible for Stantec’s acquisition program and legal affairs. Mr. Lloyd has been involved in each acquisition undertaken by Stantec since its initial public offering in 1994. Mr. Lloyd is a lawyer by profession, beginning his legal career with Cassels Brock & Blackwell LLP in Toronto where he practiced corporate law until 1994 with an emphasis on mergers and acquisitions and corporate finance. In 1994, Mr. Lloyd joined the Stantec organization as General Counsel at which time he assumed responsibility for the legal affairs of Stantec. In 1998, Mr. Lloyd was appointed a Vice President of Stantec Inc. with responsibility for the Corporate Development group, in addition to his responsibilities as Corporate Secretary. Mr. Lloyd holds a bachelor of science degree in business administration with a major in finance and real estate from the University of Denver and a bachelor of laws degree from Osgoode Hall Law School at York University. Mr. Lloyd is a member of the Law Society of Upper Canada and the Law Society of Alberta. In 1995, Mr. Lloyd completed the Canadian Institute of Chartered Accountants’ In Depth Tax Course, a two-year detailed income tax program. Mr. Lloyd is a member of the Synergy Network of Edmonton.
Committees of the Board
      There are two committees of the board: (1) the Audit Committee and (2) the Corporate Governance and Compensation Committee.
     Audit Committee
      The Audit Committee is currently comprised of three members, William D. Grace (Chairman), E. John Finn and Robert R. Mesel. Stantec’s board of directors has determined that each member of the Audit Committee is “independent” and “financially literate” as such terms are defined under the rules and regulations of the SEC, the New York Stock Exchange and Canadian securities laws. In addition, the board of directors has determined that Mr. Grace is an “Audit Committee Financial Expert” as such term is defined under the rules and regulations of the SEC and the New York Stock Exchange. The board believes that the composition of the Audit Committee reflects an appropriate level of financial literacy and expertise. During the financial year ended December 31, 2004, Stephen D. Lister (an independent director) was a member of this committee until his retirement on November 4, 2004, when Robert R. Mesel was appointed to fill that vacancy.
      In summary, the Audit Committee monitors, evaluates, approves and makes recommendations on matters affecting our external audit, financial reporting and accounting control policies. The Audit Committee’s mandate includes:

•	reviewing and recommending for approval to the board, the annual audited financial statements and other continuous disclosure documents, including:

a) the financial content of the annual report,

b) the annual management information circular and proxy materials,

c) the annual information form, and

d) the management discussion and analysis section of the annual report;

•	reviewing and authorizing the release of the quarterly unaudited financial statements including management discussion and analysis, quarterly interim report to shareholders and quarterly press release of our earnings;

•	reviewing and recommending for approval to the board, all financial statements, financial reports, and the financial content of prospectuses, and any other reports requiring board approval prior to being submitted to any regulatory authority;

•	reviewing the Chief Executive Officer and Chief Financial Officer certification of annual and interim disclosure;

•	discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	reviewing with management on an annual basis, our obligations pursuant to guarantees that have been issued and material obligations that have been entered into, and the manner in which these guarantees and obligations have been, or should be, disclosed in the financial statements.

•	reviewing and assessing, in conjunction with management and the external auditor:

a) the appropriateness of our accounting policies and financial reporting practices, and considering any available alternatives;

b) any significant proposed changes in financial reporting and accounting policies and practices to be adopted by us;

c) any new or pending developments in accounting and reporting standards that may affect or impact Stantec; and

d) the key estimates and judgments of management that may be material to our financial reporting;

•	assessing the performance of the external auditor and considering whether to recommend its annual appointment to the board for ultimate recommendation to the shareholders;

•	reviewing, approving and executing the annual engagement letter with the external auditor;

•	approving the engagement of the external auditor for all non-audit services and the fees for such services, and considering whether any non-audit service compromises the independence of the external audit work;

•	reviewing all fees paid to the external auditor for audit services and, if appropriate, recommending the fees for board approval;

•	reviewing with the external auditor the results of the annual audit examination;

•	reviewing any litigation, claim or other contingency, including tax assessments, that could have a material effect upon our financial position or operating results;

•	reviewing annually, or as required, the appropriateness of the system of internal controls and approval policies and practices concerning the expenses of our officers;

•	reviewing and approving the expense accounts of our board chair and the chief executive officer;

•	reviewing the adequacy of our insurance program;

•	reviewing and determining the disposition of any complaints received under our Whistle Blower Policy — Complaint Resolution Process; and

•	reviewing and determining the disposition of any complaints received from our shareholders or any regulatory body.
      The Audit Committee met six times in 2004. In addition to formal meetings, the members of the Audit Committee meet informally as required, either in person or by telephone. The Chairman of the Audit Committee provides regular reports at board meetings.
     Corporate Governance and Compensation Committee
      The Corporate Governance and Compensation Committee is comprised of four members: Robert J. Bradshaw (Chairman), Neilson A. Bertholf, Jr., William D. Grace and Susan E. Hartman. Stantec’s board of directors has determined that each member of the Corporate Governance and Compensation Committee is “independent” and “unrelated” as such terms are defined under the rules and regulations of the SEC, the

New York Stock Exchange and Canadian securities laws. During the financial year ended December 31, 2004, Robert E. Flynn (an independent director) was a member of this committee until his retirement on November 4, 2004 when Susan E. Hartman was appointed to the committee to fill that vacancy.
      This committee makes recommendations to the board on:
     Corporate Governance Matters

•	developments in the area of corporate governance generally;

•	composition and size of the board;

•	appropriate candidates for nomination to the board;

•	providing an orientation and education program for new directors;

•	evaluating the performance of the board, any committees, and individual directors;

•	considering and approving any requests by an individual director to engage outside experts at our expense.
     Compensation Matters

•	compensation policies reflecting the rationale for each element of executive pay, including the link between compensation and performance and the level of competitiveness of the total compensation package;

•	administration of our Employee Share Option Plan;

•	executive management compensation, including bonuses, stock options, pensions and benefits;

•	compensation for the Chief Executive Officer;

•	senior management performance reviews;

•	succession plans for executive management positions.
      The Corporate Governance and Compensation Committee met once in 2004. In addition to formal meetings, the members of the committee meet informally as required, either in person or by telephone. The Chairman of the Corporate Governance and Compensation Committee provides regular reports at board meetings.
Compensation of Directors
      Mr. Triffo, the Chairman of the Board, receives C$150,000 per year as a director fee retainer pursuant to an agreement with us. He is not paid any additional amounts for attending board committee meetings, chairing board meetings, or attending meetings or events in support of the company. This agreement with Mr. Triffo will end when he ceases to be the Chairman of the Board.
      The President and CEO, Mr. Franceschini, is not compensated for acting as a director.
      The remaining six directors are paid according to our director compensation program, which is intended to (1) encourage the directors to hold a continuing equity interest in us; (2) align the interests of directors with the interests of shareholders; and (3) attract and retain qualified Canadian and U.S. directors.
      The director compensation program includes deferred share units (DSUs), each of which has the same value as one of our common shares; however, DSUs carry no voting rights and they cannot be transferred. DSUs cannot be exercised until death or retirement of a director, upon which, the value of a director’s DSUs are paid in cash. Each DSU will be valued at our common share market price on the last trading day of the month of the death or retirement of the director. DSUs are granted on the last day of the previous quarter and once granted, the number of DSUs will not be adjusted even if the director dies or retires in the quarter to which a grant of DSUs relates. The number of DSUs held by directors and the number of DSUs to which directors are entitled will be appropriately adjusted for any change in the number of our outstanding common shares that occurs by reason of any stock split, consolidation, or other corporate change.
      The directors, other than Mr. Triffo and Mr. Franceschini, receive:

•	1,600 DSUs a year (400 per quarter);

•	An additional C$1,500 per quarter if they chair a board committee; and

•	C$1,800 for every board meeting or board committee meeting they attend.
      During Stantec’s financial year ending December 31, 2004, Stantec compensated its directors, other than Mr. Franceschini, approximately C$522,440. This figure includes the Chairman’s compensation of C$150,000 and compensation paid or issued to outside directors as follows:

• Chairman compensation	C$150,000
• Chair and meeting fees	C$114,600
• DSUs (valued at date of issue)	C$257,840
Executive Compensation
     Summary Compensation Table
      The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers for the years indicated.

						Long-Term
						Compensation
						Awards
		Annual Compensation
						Securities under	All Other
Name and Principal Position	Year	Salary		Bonus(1)		Options(2)	Compensation

A.P. Franceschini	2004	C$	375,004	C$	844,350	nil	C$	9,000(3)
President & CEO	2003	C$	367,793	C$	717,338	150,000	C$	11,250(4)
	2002	C$	250,000	C$	748,705	nil	C$	6,500(3)
D.W. Wilson	2004	C$	224,030	C$	250,000	5,000	C$	69,439(5)
Vice President & CFO	2003	C$	196,165	C$	195,000	6,500	C$	5,500(3)
	2002	C$	183,787	C$	116,212	7,000	C$	5,176(3)
R.L. Alarie	2004	C$	233,649	C$	350,000	5,000	C$	3,750(3)
Executive Vice-President	2003	C$	196,165	C$	230,000	6,000	C$	5,500(3)
Stantec Consulting Ltd.	2002	C$	175,013	C$	200,000	9,000	C$	200,631(6)
M.E. Jackson	2004	C$	218,460	C$	250,000	5,000	C$	5,869(3)
Senior Vice President	2003	C$	176,542	C$	205,000	8,000	C$	5,100(3)
Stantec Consulting Ltd.	2002	C$	165,009	C$	135,000	8,000	C$	200,255(7)
W.B. Lester	2004	C$	230,994	C$	350,000	5,000	C$	6,192(3)
Executive Vice President	2003	C$	220,664	C$	350,000	7,000	C$	6,000(3)
Stantec Consulting Ltd.	2002	C$	225,000	C$	325,000	12,000	C$	5,500(3)

(1)	Represents bonuses earned and calculated in respect of the indicated financial year.

(2)	Options to purchase our common shares. See below for further information regarding option grants and exercises during the most recently completed financial 2 year.

(3)	Represents a payment to the executive officer’s registered retirement savings/employee share purchase plan.

(4)	Represents a payment to Mr. Franceschini’s registered retirement savings/employee share purchase plan (C$9,000) and a service award (C$2,250)

(5)	Represents a payment to Mr. Wilson’s registered retirement savings/employee share purchase plan (C$5,980) and a payout of vacation time that Mr. Wilson had accrued but not taken during his time at Stantec (C$63,459).

(6)	Represents a payment to Mr. Alarie’s registered retirement savings/employee share purchase plan (C$5,176) and a performance payment arising in connection with the acquisition of PEL Group Inc. by Stantec Consulting Ltd. in 1997 (C$195,455).

(7)	Represents a payment to Mr. Jackson’s registered retirement savings/employee share purchase plan (C$4,800) and a performance payment arising in connection with the acquisition of PEL Group Inc. by Stantec Consulting Ltd. in 1997 (C$195,455).

Option Grants For Stantec Common Shares in Fiscal Year Ended December 31, 20041

						Market Value of
			% of Total			Securities
			Options			Underlying
	Securities		Granted			Options on the
	under		to Employees in			Date of Grant		Expiration
Name	Options(1)		Financial Year	Price (C$/Common Share)		(C$/Security)		Date

A.P. Franceschini	Nil		0.00%		N/A		N/A	N/A
D.W. Wilson	5000	(2)	2.99%	C$	24.50	C$	24.50	December 14, 2011
R.L. Alarie	5000	(2)	2.99%	C$	24.50	C$	24.50	December 14, 2011
M.E. Jackson	5000	(2)	2.99%	C$	24.50	C$	24.50	December 14, 2011
W.B. Lester	5000	(2)	2.99%	C$	24.50	C$	24.50	December 14, 2011

(1)	Options granted under our Employee Share Option Plan to purchase our common shares.

(2)	1,667 options are exercisable on December 14, 2005, 1,667 options are exercisable on December 14, 2006, and 1,666 options are exercisable on December 14, 2007.
Aggregated Option Exercises During the Most Recently Completed Financial Year and
Financial Year-End Option Values

					Value of Unexercised
		Aggregate		Unexercised Options at	In-the-Money
	Securities	Value		Financial Year End	Options at the Fiscal
	Acquired on	Realized		(#)	Year End(1)
Name	Exercise (#)	(C$)		Exercisable/ Unexercisable	Exercisable/ Unexercisable

A.P. Franceschini	240,000	C$	4,214,000	112,000 / 90,000	C$	1,732,060 / C$210,300
D.W. Wilson	Nil		nil	26,335 / 11,665	C$	493,258 / C$61,582
R.L. Alarie	4,700	C$	70,560	5,000 / 12,000	C$	46,900 / C$67,760
M.E. Jackson	Nil		nil	8,001 / 12,999	C$	78,516 / C$71,064
W.B. Lester	39,000	C$	690,200	2,334 / 13,666	C$	12,790 / C$83,390

(1)	The closing price of our common shares on the Toronto Stock Exchange on December 31, 2004 was C$26.48.
Employee Share Option Plan
      Our Employee Share Option Plan provides for the granting of options to purchase common shares to our directors, officers, employees, and consultants. The board of directors believes that issuing options to key individuals is an effective means of aligning the interests of these individuals with the interests of our shareholders.
      At the time of the last amendment to the plan in March of 2002, 1,754,938 shares were reserved for issuance as options, which, together with certain individual option agreements which existed at the time, totaled 1,814,938 common shares, representing 10% of our issued and outstanding common shares at that time.
      On February 24, 2005, the board of directors resolved to reset the number of shares reserved for issuance as options. Subject to shareholder approval, the Employee Share Option Plan has been amended to reserve 1,892,718 common shares, being 10% of the current issued and outstanding common shares as of March 21, 2005. We do not issue any securities other than common shares.
     Terms of the Plan
      Each option granted has a maximum term of 10 years and is exercisable on terms determined by the board of directors, including vesting and restrictions on sale or other disposition of common shares acquired upon exercise of an option. The board of directors establishes the exercise price for options when issued, which in all cases cannot be less than (1) the closing price of our common shares on the Toronto Stock Exchange on the trading day immediately preceding the date of the grant; or (2) such lesser permissible amount under applicable legislation or the rules and regulations of the Toronto Stock Exchange.
      Any common shares subject to an option, which is for whatever reason cancelled or terminated without having been exercised, are again available for grant under the plan.
      The maximum number of common shares which may be reserved for issuance to insiders under the plan is 10% of the common shares outstanding at the time of the grant (on a non-diluted basis) less the aggregate number of common shares reserved for issuance to insiders under any other share compensation arrangement. In addition, the maximum number of common shares which may be issued to insiders under the plan within a one-year period is 10% of the common shares outstanding at the time of the issuance (on a non-diluted basis), excluding common shares issued under the plan or any other share compensation arrangement over the preceding one year period. The maximum number of common shares which may be issued to any one insider under the plan within a one year period is 5% of the common shares outstanding at the time of the issuance (on a non-diluted basis), excluding common shares issued to the insider in question under the plan or any other share compensation arrangement over the preceding one year period; however, any entitlement to acquire common shares granted pursuant to the plan or any other share compensation arrangement prior to the optionholder becoming an insider shall be excluded for the purposes of the limits set out above.
      In addition, the maximum number of common shares which may be reserved for issuance to any one person is 5% of the common shares outstanding at the time of the grant (on a non-diluted basis) less the aggregate number of common shares reserved for issuance to such person under any other option to purchase common shares from treasury granted as compensation or incentive mechanism.
      Should the number of issued and outstanding common shares change due to a stock dividend, split, consolidation, or other corporate change, the board would, with the approval of the Toronto Stock Exchange, make an appropriate adjustment to the terms of previously issued options.
      If an optionholder ceases to be eligible for the plan for any reason other than death, each option held by that person ceases to be exercisable 30 days after that person becomes ineligible and any option or portion of an option not vested by the date of becoming ineligible cannot be exercised under any circumstances. These provisions apply regardless of whether the person is dismissed with or without cause.
      Options are only assignable when an option holder dies and only by will or by the laws of descent and distribution. Following death of an option holder, his or her legal representative may exercise the options within six months after the date of death, but only to the extent that the options were by their terms exercisable on the date of death.
      The board of directors may amend, suspend or terminate the plan or any portion thereof at any time in accordance with applicable legislation and subject to any required approval. With the consent of affected optionholders, the board of directors may amend or modify any outstanding option in any manner to the extent that the board would have the authority to initially grant such award, including, without limitation, to change the date or dates as of which an option becomes exercisable, subject to the prior approval of the relevant stock exchange. The board of directors also has the authority to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the plan.

     Shares Reserved and Options Granted
      The following table shows shares reserved and options granted, exercised and available for grant:

				Options
	Plan	Options	Options	Available for
	Maximum	Outstanding	Exercised	Future Grant

Balance as of March 21, 2005 (prior to proposed change)	1,754,938	1,012,833	697,365	44,740
Percentage of common shares outstanding as of March 21, 2005 (prior to proposed change)	9.27%	5.35%	3.68%	0.24%
Balance as of March 21, 2005 (after proposed change, based upon number of issued and outstanding common shares as of March 21, 2005)	1,892,718	1,012,833	0	879,885
Percentage of common shares outstanding as of March 21, 2005 (after proposed change)	10.00%	5.35%	0%	4.65%
Equity Compensation Plan Information

Number of Securities Remaining
Available for Future Issuance
	Number of Securities to	Weighted-average Exercise		under Equity Compensation
	be Issued upon Exercise of	Price of Outstanding		Plans (Excluding Securities
	Outstanding Options	Options		Reflected in Column (a))
Plan Category	(a)	(b)		(c)

Equity compensation plans approved by security holders	1,033,833	C$	13.63	44,740(1)

(1)	This number is equal to the maximum number of options to purchase common shares authorized to be issued under the Stantec Employee Share Option Plan (1,754,938) less 676,365 options which have been exercised over the life of the Stantec Employee Share Option Plan less the 1,033,833 options outstanding as at January 31, 2005.
Employment Agreements
           Anthony P. Franceschini.
      We have an employment contract with Mr. Franceschini, effective January 1, 2003, which provides that Mr. Franceschini will remain Stantec’s President and CEO until December 31, 2008. The contract provides for (1) an annual base salary of C$375,000, (2) an annual bonus of 1.5% of our annual income before deductions for employee performance bonuses, executive bonuses and taxes, and (3) options to purchase our common shares as follows:

Number of Options	Strike Price		Vesting Date	Expiry Date

30,000	C$	16.10	January 3, 2004	January 3, 2010
30,000	C$	18.85	January 3, 2005	January 3, 2011
30,000	C$	21.60	January 3, 2006	January 3, 2012
30,000	C$	24.35	January 3, 2007	January 3, 2013
30,000	C$	27.10	January 3, 2008	January 3, 2013
      If Mr. Franceschini is terminated without cause, he will receive a lump sum payment of C$750,000. Mr. Franceschini will also receive a C$750,000 lump sum payment if he terminates his employment within six-months of our undergoing a change in control. A change in control, for this purpose, is defined as a situation where a person acquires more than 50% of our common shares. A change in control also occurs when the nominees of a person holding at least 30% of our common shares are elected as directors and comprise a majority of the board.
      In all other cases Mr. Franceschini may end his employment after giving three months’ notice.
      Mr. Franceschini’s contract also restricts Mr. Franceschini from competing with us, soliciting our employees, and soliciting our clients for a period of two years following termination of his employment.
     Donald W. Wilson
      Stantec Consulting Ltd. has an employment contract with Donald W. Wilson effective October 31, 2001. The contract provides Mr. Wilson with a bi-weekly salary and a discretionary annual bonus. Mr. Wilson’s bi-weekly salary was set at C$8,913 effective January 1, 2005. The contract does not have a fixed term and terminates upon certain events, including death, permanent incapacity and Mr. Wilson reaching the age of sixty-five. The contract may also be terminated by Stantec Consulting Ltd. with cause, by either Stantec Consulting Ltd. or Mr. Wilson without cause, or by Mr. Wilson upon a change of control.
      If Stantec Consulting Ltd. terminates Mr. Wilson without cause, it must make a C$200,000 lump sum payment to him. Mr. Wilson will also receive a C$200,000 lump sum payment if he were to end his employment within six-months of us undergoing a change in control. A change in control, for this purpose, would occur where a person acquires more than 50% of our common shares or where the nominees of a person holding at least 30% of our common shares are elected as directors and comprise a majority of the board of directors. In all other cases, Mr. Wilson may end his employment after giving Stantec Consulting Ltd. three months’ notice.
      Mr. Wilson’s agreement restricts Mr. Wilson from competing with us, soliciting our employees, and soliciting our clients for a period of two years following termination of his employment.
     Raymond L. Alarie
      Stantec Consulting Ltd. also has an employment contract with Mr. Alarie effective January 1, 2005. This contract provides Mr. Alarie with a bi-weekly salary and a discretionary annual bonus. Mr. Alarie’s bi-weekly salary was set at C$9,308.25 effective January 1, 2005. The contract does not have a fixed term and terminates upon certain events, including death, permanent incapacity and Mr. Alarie reaching the age of sixty-five. The contract may also be terminated by Stantec Consulting Ltd. with cause, by either Stantec Consulting Ltd. or Mr. Alarie without cause, or by Mr. Alarie upon a change of control.
      If Stantec Consulting Ltd. terminates Mr. Alarie’s employment without cause, it must pay him his base salary earned to the termination date, a termination bonus, and a one-year compensation payment. The termination bonus that would be paid to Mr. Alarie would be equal to the annual bonus earned by Mr. Alarie in respect of the previous fiscal year, pro-rated for that portion of the year, which elapses from the end of the previous fiscal year to the date of termination. If no bonus was paid to Mr. Alarie in respect of the previous fiscal year, the termination bonus will be based on the bonus paid, if any, to Mr. Alarie in respect of the fiscal year two years prior to the year the termination occurs. The one-year compensation payment is calculated as twenty-six (26) times Mr. Alarie’s bi-weekly salary at the time of termination plus an amount equal to the bonus paid to Mr. Alarie in respect of the fiscal year prior to the year in which termination occurs or, if no bonuses have been paid to our Canadian employees generally in that year, an amount equal to the bonus, if any, paid to Mr. Alarie in respect of the fiscal year two years prior to the year in which termination occurs.
      Mr. Alarie would also be paid his base salary earned to the termination date, a termination bonus, and a one-year compensation payment if he were to end his employment within six-months of us undergoing a change in control. A change in control, for this purpose, would occur where a person acquires more than 50% of our common shares or where the nominees of a person holding at least 30% of our common shares are elected as directors and comprise a majority of the board of directors. In all other cases, Mr. Alarie may end his employment after giving Stantec Consulting Ltd. three months’ notice.

      Mr. Alarie’s contract also restricts Mr. Alarie from competing with us, soliciting our employees, and soliciting our clients for a period of two years following termination of his employment.
     Mark E. Jackson
      Stantec Consulting Ltd. has an employment contract with Mr. Jackson effective October 31, 2001. The contract provides Mr. Jackson with a bi-weekly salary and a discretionary annual bonus. Mr. Jackson’s bi-weekly salary was set at C$8,715 effective January 1, 2005. The contract does not have a fixed term and terminates upon certain events, including death, permanent incapacity and Mr. Jackson reaching the age of sixty-five. The contract may also be terminated by Stantec Consulting Ltd. with cause, by either Stantec Consulting Ltd. or Mr. Jackson without cause, or by Mr. Jackson upon a change of control.
      If Stantec Consulting Ld. terminates Mr. Jackson without cause, it must make a C$100,000 lump sum payment to him, pay him a bonus equal to 35% of his base salary the previous year if no bonus has been paid that year, and pay him a bonus of 35% of his base salary in the termination year pro rated for that portion of the year which has elapsed to the date of termination. Mr. Jackson would also receive a C$100,000 lump sum payment and his bonuses should he end his employment within six-months of us undergoing a change in control. A change in control, for this purpose, would occur where a person acquires more than 50% of our common shares or where the nominees of a person holding at least 30% of our common shares are elected as directors and comprise a majority of the board of directors. In all other cases, Mr. Jackson may end his employment after giving Stantec Consulting Ltd. three months’ notice.
      Mr. Jackson’s contract also restricts Mr. Jackson from competing with us, soliciting our employees, and soliciting our clients for a period of two years following termination of his employment.
     W. Barry Lester
      Stantec Consulting Ltd. entered into an employment contract with W. Barry Lester effective December 19, 2002. The contract provides Mr. Lester with a bi-weekly salary and a discretionary annual bonus. Mr. Lester’s bi-weekly salary was set at C$9,308.25 effective January 1, 2005. The contract does not have a fixed term and terminates upon certain events, including death, permanent incapacity and Mr. Lester reaching the age of sixty-five. The contract may also be terminated by Stantec Consulting Ltd. with cause, by either Stantec Consulting Ltd. or Mr. Lester without cause, or by Mr. Lester upon a change of control.
      If Stantec Consulting Ltd. terminates Mr. Lester’s employment without cause, Stantec Consulting Ltd. must pay him his base salary earned to the termination date, a termination bonus, and a one-year compensation payment. The termination bonus that would be paid to Mr. Lester would be equal to the bonus earned by Mr. Lester in the previous fiscal year pro-rated for that portion of the year which elapses from the end of the previous fiscal year to the date of termination. If no bonus was paid to Mr. Lester in the previous fiscal year, the termination bonus will be based on the bonus paid, if any, to Mr. Lester in the fiscal year two years prior to the year the termination occurs. The one-year compensation payment is calculated as twenty-six (26) times Mr. Lester’s bi-weekly salary at the time of termination plus an amount equal to the bonus paid to Mr. Lester in respect of the fiscal year prior to the year in which termination occurs or, if no bonuses have been paid to our Canadian employees generally in that year, an amount equal to the bonus, if any, paid to Mr. Lester in respect of the fiscal year two years prior to the year in which termination occurs.
      Mr. Lester would also be paid his base salary earned to the termination date, a termination bonus, and a one-year compensation payment if he were to end his employment within six-months of us undergoing a change in control. A change in control, for this purpose, would occur where a person acquires more than 50% of our common shares or where the nominees of a person holding at least 30% of our common shares are elected as directors and comprise a majority of the board of directors. In all other cases, Mr. Lester may end his employment after giving Stantec Consulting Ltd. three months’ notice.
      Mr. Lester’s contract also restricts Mr. Lester from competing with us, soliciting our employees, and soliciting our clients for a period of two years following termination of his employment.

Information Concerning the Special Meeting
Keith Special Meeting
      We are furnishing this document to you as part of the solicitation of proxies by Keith’s board of directors for use at the special meeting in connection with the proposed merger. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.
Date, Time and Place
      The special meeting is scheduled to be held at 10:30 a.m. Pacific Time, on [                    ] at 19 Technology Drive, Irvine, California 92618, unless it is postponed or adjourned. The telephone number at that address is (949) 923-6001.
Purpose of the Special Meeting
      This proxy statement/prospectus is being provided by, and the enclosed proxy is solicited by and on behalf of, Keith’s board of directors for use at a special meeting of Keith shareholders. The Keith board of directors:

•	has unanimously determined that the merger is fair to and in the best interests of Keith and its shareholders;

•	has unanimously approved and declared advisable the merger agreement; and

•	unanimously recommends that Keith common shareholders vote “FOR” the approval of the merger agreement and its terms;
      The purpose of the special meeting is for the shareholders of Keith to consider and vote upon the approval of the merger agreement and its terms, and other procedural matters incident to the conduct of the special meeting.
Record Date; Voting Power
      Only holders of shares of Keith common stock as of the close of business on July 7, 2005, which is the record date for the special meeting, will be entitled to receive notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. Each share of Keith common stock is entitled to one vote at the special meeting. At the record date, [                    ] shares of Keith common stock were issued, outstanding and entitled to vote at the special meeting.
      Keith’s issued and outstanding options do not have voting rights. Accordingly, record holders of Keith options will not be entitled to vote at the special meeting.
Required Vote; Quorum; How to Vote
      Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Keith common stock as of the record date is required to approve the merger agreement.
      Because the required vote of the shareholders with respect to the merger agreement is based upon the total number of outstanding shares of Keith common stock, the failure to submit a proxy card (or to vote in person at the special meeting) or the abstention from voting by a shareholder will have the same effect as a vote against approval of the merger agreement and against the merger. Brokers holding shares of Keith common stock as nominees will not have discretionary authority to vote those shares in the absence of instructions from the beneficial owners of those shares, so the failure to provide voting instructions to your broker will also have the same effect as a vote against the merger.

      The obligation of Keith and Stantec to consummate the merger is subject to, among other things, the condition that the Keith shareholders approve the merger agreement. If Keith’s shareholders fail to approve the merger agreement at the special meeting, each of Keith and Stantec will have the right to terminate the merger agreement. See “The Merger Agreement — Termination.”
      Quorum. The holders of a majority of the shares of Keith common stock outstanding on the record date must be present, either in person or by proxy, at the special meeting to constitute a quorum. In general, abstentions and broker non-votes are counted as present or represented at the special meeting for the purpose of determining a quorum for the special meeting.
      How to Vote. A shareholder may vote in person at the special meeting or by proxy without attending the special meeting. To vote by proxy, a shareholder will have to complete the enclosed proxy card, sign and date it and return it in the enclosed postage prepaid envelope.
      If you are a registered shareholder (that is you own Keith common stock in your own name and not through a broker, nominee or in some other “street name” capacity), you may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares of Keith common stock represented by the proxy will be voted as you specify in the proxy card.
      If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not give your broker voting instructions, under the rules of the NASD, your broker may not vote your shares on the merger proposal. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes have the same effect as a vote against the approval of the merger agreement and against the merger.
      If your shares are held in street name and you wish to vote those shares in person at the special meeting, you must obtain from your broker holding your Keith common stock a properly executed “legal proxy” identifying you as a Keith shareholder, authorizing you to act on behalf of the broker at the special meeting and identifying the number of shares with respect to which the authorization is granted.
      All properly submitted proxies that are not revoked will be voted at the special meeting as instructed on those proxies. Submitted proxies containing no instructions will be voted in favor of approval of the merger agreement and its terms.
Revocation of Proxy
      A shareholder who submits a proxy may revoke it at any time before it is voted by:

•	sending a written notice to the proxy solicitation agent stating that the earlier proxy is revoked;

•	submitting a proxy bearing a later date (using a new proxy card and following the instructions provided on the proxy card); or

•	attending the special meeting, revoking your proxy and voting in person.
      If you hold your shares through a broker, you must give new instructions to your broker prior to the special meeting or obtain a properly executed “legal proxy” from your broker to revoke your prior instructions and vote in person at the special meeting.

Expenses of Solicitation
      Keith and Stantec have agreed to share equally the costs of filing, printing and mailing Stantec’s registration statement on Form F-4 and this proxy statement/ prospectus. In addition to soliciting proxies by mail, directors, officers and employees of Keith or Stantec, without receiving additional compensation, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Keith common stock held of record by these persons, and Keith will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, The Altman Group, Inc. has been retained by Keith to assist in the solicitation of proxies and Keith may also retain an additional solicitor. The Altman Group, Inc. may contact holders of shares of Keith common stock by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials to beneficial owners of shares of Keith common stock. The Altman Group, Inc. will receive US$10,000 as compensation for its services and will be reimbursed for certain customary out-of-pocket expenses.
Exchange of Share Certificates
      You should not send stock certificates with your proxies.
      Transmittal documents for the surrender of Keith common stock certificates in exchange for the merger consideration will be mailed to the holders of Keith common stock as soon as practicable after the effective time of the merger.
Questions About Voting Your Shares
      If you have any questions about how to vote or direct a vote in respect of your Keith common stock, you may call:

The Keith Companies, Inc. 19 Technology Drive Irvine, California, USA 92618-2334 Phone: (949) 923-6001 Fax: (949) 923-6026 Attention: Investor Relations	The Altman Group, Inc. 1275 Valley Brook Avenue Lyndhurst, NJ 07071 Phone: (201) 806-2205 Attention: Charlotte Brown
Miscellaneous
      The grant of a proxy will confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting. Proxy holders may not use their discretionary authority to vote to adjourn or postpone the special meeting.

The Merger
Background of The Merger
      As part of Keith’s long-term strategy to grow its business, diversify its operations and increase shareholder value, the Keith board of directors and senior management have, from time to time, considered a variety of potential strategic alternatives, which have included potential transactions with other companies as well as remaining an independent public company and consummating acquisitions or mergers with other companies.
      Beginning in March of 2003, Keith engaged in periodic discussions with Stantec regarding a potential acquisition of Keith by Stantec. On April 22, 2003, members of the Keith senior management met with members of Stantec’s senior management at Keith’s principal executive offices in Irvine, California. Periodic discussions between Keith’s Chairman and Chief Executive Officer, Aram Keith, and Stantec’s President and Chief Executive Officer, Anthony Franceschini, continued intermittently during the period between April 2003 and December 2003. Although there were general discussions on valuation approaches, no formal proposals were made with respect to potential financial terms for a combination. In May 2003, Keith contacted Bear Stearns to discuss a possible engagement to assist Keith in evaluating the suitability of Stantec as an acquiror and to act as Keith’s financial advisor with respect to a potential sale of Keith. In December 2003, discussions between Stantec and Keith were suspended after the parties were unable to agree on valuation.
      Following the suspension of discussions with Stantec, the Keith board of directors and senior management examined Keith’s strategic direction and positioning in the market. Although the results of operations of Keith had improved over the three years ended December 31, 2003, Keith common stock had traded as high as $25.63 per share in March 2001 and as low as $7.60 in October 2001 and was trading at $13.62 at the end of 2003. Keith continued to be highly reliant on the residential real estate services sector in California, which made it vulnerable to cyclical changes in that sector or geographic region. Keith had planned to be able to diversify its business through the implementation of an acquisition program; however, its last acquisition had occurred in March 2002. Further, the relatively small size of Keith made it difficult to attract an institutional following in the financial markets. The board of directors and senior management concluded that it would be unlikely to maximize shareholder value unless it was able to successfully execute on an aggressive acquisition program that would allow it to materially grow its business and diversify its operations. An alternative would be to seek an acquiror of the company.
      In early 2004, senior management of Keith developed a list of potential acquirors of Keith. Included on that list was Stantec. During 2004, Mr. Keith contacted the entities on the list of potential acquirors or their financial advisors to assess their interest in a strategic transaction. While most of the entities that Keith contacted indicated that they had limited interest in pursuing a transaction, one such company entered into a confidentiality agreement and conducted preliminary investigations into effecting a transaction. These preliminary discussions terminated when the potential acquirer indicated that it was unwilling to consider an acquisition price representing a premium to the prevailing market price for Keith’s common stock. Mr. Keith periodically reported to the Keith board of directors regarding these contacts. No formal proposal to acquire Keith resulted from these discussions.
      Up through the first quarter of 2005, Keith continued to evaluate potential acquisition targets. As part of this process, in August 2003, Keith engaged Houlihan Lokey Howard & Zukin to assist it in its search for potential candidates for Keith to consider acquiring. During this period, Keith was presented with over 100 potential candidates for Keith to acquire. Although Keith conducted formal due diligence on the most promising candidates and, in some instances, negotiated the terms of a potential transaction, none of the candidates ultimately met Keith’s acquisition and valuation criteria. Keith evaluated potential acquisitions based upon a variety of factors, including, industry and geographic considerations such as Keith’s goal to diversify its business across geographic regions and industries; the professional qualifications and skills of the candidate’s professional staff; the quality of the candidate’s customers and the history of the candidate’s relationship with its customers; the candidate’s results of operations and the quality of its earnings; the purchase price sought by the candidate’s shareholders; whether the transaction would be accretive or dilutive to Keith; and the EBIT, operating profit margins and various balance sheet ratios of the candidate.

      During the period from January 2004 to January 2005, Mr. Keith and Mr. Franceschini maintained informal contacts with one another, but did not discuss further plans for a combination. In early January 2005, during one of these informal contacts, Mr. Franceschini informed Mr. Keith that Stantec might be interested in renewing discussions. Mr. Keith informed the Keith board of directors of this expression of possible interest at its regular meeting on February 8, 2005 and indicated he expected further contacts with Stantec following Keith’s earnings announcement, scheduled for February 10, 2005. The board of directors of Keith authorized management to take appropriate steps to evaluate the interest level of Stantec, including Stantec’s expectations regarding valuation. The board of directors directed management to assess Stantec’s interest level on a relatively expedited basis and avoid extended discussions of the type that had occurred with Stantec in 2003. On February 10, 2005, Mr. Franceschini contacted Mr. Keith and informed him that Stantec was prepared to propose the terms of a potential transaction, subject to board approval and customary due diligence. Mr. Keith requested that any proposal be approved by the Stantec board of directors prior to presentation to Keith.
      On February 18, 2005, Keith and Stantec entered into a confidentiality agreement. On February 25, 2005, Mr. Franceschini informed Mr. Keith in a telephone conversation that the board of directors of Stantec had authorized him to discuss the financial terms of a proposal to acquire all of the outstanding shares of Keith. The proposal, which was non-binding, contemplated an all stock transaction where each share of Keith common stock would be exchanged for the right to receive 0.85 of a Stantec common share. Based on the trading price of Stantec common shares on the Toronto Stock Exchange and the Canadian/ U.S. dollar exchange rate on that date, senior management of Keith estimated that such a transaction would yield a value of approximately US$17.35 per share to the Keith shareholders. Mr. Franceschini requested a meeting with the senior management of Keith to review the proposal.
      On March 3, 2005, Mr. Franceschini visited Keith’s principal executive offices in Irvine, California and met with Mr. Keith, Edward Muller, a member of the Keith board of directors, Eric Nielsen, President and Chief Operating Officer of Keith, Gary Campanaro, Chief Financial Officer and a member of the board of directors of Keith and Thomas Braun, Keith’s President, Real Estate Development Services. During this meeting, Mr. Franceschini made a presentation to the Keith representatives in which he reviewed the non-binding proposal he had discussed with Mr. Keith on the telephone and discussed Stantec’s view of the strategic advantages of a combination of the two companies and the financial rationale for the Stantec proposal.
      On March 4, 2005, at a regularly scheduled meeting of the board of directors of Keith, Mr. Keith discussed the Stantec proposal with the Keith board of directors. Following this discussion, the board of directors authorized management to engage Bear Stearns to assist Keith in evaluating Stantec’s proposal and the potential combination of the two companies.
      On March 10, 2005, the board of directors of Keith held a special meeting at the Los Angeles offices of its legal counsel, Akin Gump Strauss Hauer & Feld LLP. In addition to the members of the board, the meeting was attended by Mr. Nielsen and Jules Miller, General Counsel of Keith. During that meeting, Bear Stearns made a presentation to the board of directors concerning various valuation metrics. Bear Stearns’ presentation included an examination of Keith’s and Stantec’s historical stock price performance, a summary of Wall Street analyst commentary relating to both companies and a comparison of the value of Stantec’s offer with precedent transactions in Keith’s industry. Bear Stearns’ presentation also included a comparison of Stantec’s all stock offer with an offer which was comprised of cash and stock. Keith’s management presented the board of directors with an extensive analysis of the risks and opportunities facing Keith as a stand-alone entity. Thereafter, the board of directors reviewed and engaged in a lengthy discussion regarding the proposal from Stantec, concluding that the valuation inherent in the proposal was unsatisfactory and expressing a preference for a transaction with a fixed value, consisting of a mix of stock and cash. Akin Gump led a discussion regarding the applicable fiduciary duties of a board considering a sale of a company. This discussion included consideration of whether an auction of Keith would maximize shareholder value. The board of directors of Keith determined in its business judgment based on information provided by Bear Stearns and management concerning the communications with prospective acquirors that an auction at that time would likely not be the best means to maximize shareholder value. The board of directors instructed management to continue with negotiations to determine if a higher value and more favorable terms were achievable with Stantec.
      At this meeting, the Keith board of directors, senior management of Keith and the representatives of Bear Stearns and Akin Gump also discussed other material transactional issues, such as flexibility for the board to consider superior proposals, break-up fees, representation on the Stantec board following a merger, due diligence and timing. The Keith board of directors approved the terms of the engagement of Bear Stearns as Keith’s financial advisor. On March 11, 2005, Bear Stearns and Keith executed an engagement letter in which Keith engaged Bear Stearns as its financial advisor.
      On March 17, 2005, Mr. Franceschini met with representatives of Keith senior management and Bear Stearns at Keith’s principal executive offices in Irvine, California. At that meeting, Bear Stearns presented its determination that, if Stantec were to modify its offer such that it involved a mix of 50% Stantec common shares and 50% cash instead of all common shares, Stantec could increase its offer without eliminating the accretive effect of the transaction. Following Bear Stearns’ presentation analyzing the financial impact of the merger on the two companies, representatives of Keith made a non-binding proposal for a merger with a fixed value of US$23.00 per share, comprised of US$11.50 in cash and US$11.50 in Stantec common shares, computed based on the trading value of the Stantec common shares at the closing of the merger.
      On March 21, 2005, Mr. Franceschini informed Mr. Keith in a telephone conversation that Stantec was willing to increase the price it was willing to offer to US$20.91 per share and agree to terms consisting of half cash and half Stantec common shares, but consisting of a fixed number of shares rather than the fixed value proposed by Keith. Mr. Keith indicated that the revised price and terms were still not satisfactory. A number of conversations between representatives of Stantec and Keith took place over the course of the next several days regarding valuation issues and terms.
      On March 24, 2005, Mr. Franceschini confirmed to Mr. Keith that Stantec was willing to increase the price it was willing to pay to US$22.00 per share but would not consider a change in terms. The terms proposed were US$11.00 and 0.46 of a Stantec common share. During the morning of March 28, 2005, Mr. Keith and Mr. Franceschini held a telephone conversation in which Mr. Keith indicated that he would recommend the Stantec offer to the Keith board of directors if it were modified to provide for US$11.00 cash and US$11.00 of Stantec common shares, computed by reference to the average trading price of the Stantec common shares at the time of a closing. At a special meeting of the board of directors of Keith held on that date, attended by the members of the board, Mr. Nielsen, Mr. Miller and representatives of Bear Stearns and Akin Gump, the board directed Mr. Keith to inform Stantec that the price and terms were still not satisfactory. On March 29, 2005, Mr. Franceschini countered with US$11.00 cash, US$5.50 of Stantec common shares computed by reference to the average trading price of the Stantec common stock at the time of the closing of the merger and 0.23 of a Stantec common share. Mr. Keith agreed to consult with the Keith board of directors and respond to Mr. Franceschini by the following day.
      During the period from March 25, 2005 to March 30, 2005, Akin Gump and Jeff Lloyd, General Counsel to Stantec, exchanged drafts of a summary of non-binding terms for the acquisition of Keith by Stantec and held several telephone conversations during which the summary of non-binding terms were finalized.
      On the morning of March 30, 2005, the Keith board of directors held a telephonic meeting during which Keith management presented its analysis of the proposal. Akin Gump summarized the terms of the proposal and discussed the fiduciary duties of the board of directors. Representatives of Bear Stearns presented their analysis of the proposal and the proposed purchase price, including an analysis of the sensitivity of the stock portion of Stantec’s proposal to market conditions and its impact on expected value to Keith’s shareholders. The Keith board of directors engaged in a lengthy discussion regarding the proposal, which included consideration of whether any other alternatives were reasonably available that would provide greater value to the Keith shareholders, including continuation as an independent entity or sale to another potential buyer. The board of directors also considered whether conducting an auction would likely result in the maximization of shareholder value. The board of directors reviewed the efforts by management to generate interest among numerous potential acquirors and the results of those efforts. The board of directors determined in its business judgment that an auction was unlikely to result in a superior offer to the Stantec proposal, and that the Stantec proposal was the best alternative reasonably available to Keith shareholders in the near term. The board of directors directed management to once again request Stantec to fix the value of the Stantec common stock to be paid in the merger and the meeting was adjourned until such time as Mr. Keith could conclude those discussions. Later that afternoon, the special meeting reconvened and Mr. Keith reported to the Keith board of directors that Stantec was unwilling to modify its proposal. After a discussion, the board of directors of Keith authorized management of Keith to proceed to conduct due diligence and negotiate definitive agreements substantially in accord with the summary of non-binding terms, subject to approval by the board of directors prior to the execution of a definitive merger agreement.
      During the weeks of April 3, 2005 and April 10, 2005, each of Stantec and Keith conducted a comprehensive due diligence investigation of the other party.
      On April 3, 2005, Shearman & Sterling LLP, legal counsel for Stantec, distributed the first draft of the definitive merger agreement to Akin Gump. Over the course of the next eleven days, the parties negotiated the terms of the definitive merger agreement as well as the form of stockholders support agreement.
      On April 5, 2005, the Keith board of directors held a telephonic meeting attended by representatives of Akin Gump and Bear Stearns to discuss the initial draft of the merger agreement. Prior to the meeting, copies of the draft merger agreement and a summary of the terms of the merger agreement and other supporting materials prepared by Akin Gump were distributed to the board of directors. During the meeting, the board expressed the view that the shareholders of Keith should be able to elect to receive cash or stock as merger consideration, with any excess elections to be prorated. With respect to the merger agreement, Akin Gump indicated that it had concerns regarding several terms of the proposed merger agreement, including, among others:

•	the significant number of conditions to Stantec’s performance of its obligations at closing;

•	the absence of a requirement that Keith receive a tax opinion from its counsel as a condition to Keith’s performance of its obligations at closing;

•	the requirement that the Stantec common stock be listed on the New York Stock Exchange or the Nasdaq National Market as a condition to Stantec’s performance of its obligations at closing;

•	the requirement that key members of Keith management execute employment agreements as a condition to Stantec’s performance of its obligations at closing;

•	the treatment of the outstanding stock options and restricted shares of Keith;

•	a requirement that Keith have a minimum cash balance at closing of at least US$48 million;

•	the limitation on Keith’s ability to terminate the agreement in response to an unsolicited acquisition proposal with superior terms; and

•	the obligation to pay Stantec’s expenses in addition to a break-up fee in the event the agreement was terminated in certain circumstances by Keith.
      At the conclusion of the meeting, the board of directors directed Akin Gump to submit its proposed changes to the merger agreement, including the request that the Keith shareholders have a right to elect between the forms of merger consideration, to Shearman & Sterling LLP.
      Between April 5, 2005 and April 11, 2005, Akin Gump and Shearman & Sterling LLP continued to negotiate the terms and conditions of the definitive transaction documents. On April 11, 2005, the Keith board of directors convened a telephonic board meeting to discuss the status of the negotiations. Also present at this meeting were representatives of Akin Gump, Bear Stearns, Mr. Nielsen and Mr. Miller. Prior to the meeting there had been distributed to each of the members of the board revised drafts of the transaction documents and a summary of the status of the negotiations prepared by Akin Gump. Akin Gump reported that during the course of its discussions with Shearman & Sterling LLP between April 7, 2005 and April 10, 2005, Akin Gump, in consultation with senior management of Keith, had managed to resolve a substantial number of issues that had been of concern to the board of directors at its last meeting. Although the Keith board of directors was pleased with the progress made during the prior days with respect to closing conditions and merger consideration, they remained concerned that the merger agreement still included conditions to Stantec’s obligations at closing tied to Keith having a minimum cash balance of US$48 million at closing and the execution of employment agreements by key members of Keith management; the merger agreement did not provide the Keith board of directors the right to terminate the merger agreement in the event that Keith received a superior offer from a third party; and the merger agreement continued to provide for the payment of Stantec’s expenses in addition to a break up fee. After consultation with Akin Gump, the Keith board of directors determined that it needed to continue to press for the elimination of the execution of employment agreements by the managers as a condition, the elimination of the payment of expenses and the inclusion of a right to terminate the merger agreement in the event of receipt of a superior offer from a third party. The Keith board of directors considered the latter term particularly important so as to afford it the opportunity to continue to exercise its fiduciary duties following a signing of a merger agreement. With respect to the condition that Keith have a minimum cash balance of $48 million at closing, Bear Stearns advised the board that such a condition was reasonable in light of the context of the earlier negotiations on the amount of the merger consideration, but that the level should be set at an amount that management was comfortable could be achieved. At this meeting, representatives of Bear Stearns, Akin Gump and the Keith management also presented the Keith board of directors with a report on their due diligence investigation.
      Discussions between Akin Gump and Shearman & Sterling LLP continued during the period from April 11, 2005 to April 13, 2005 in an effort to resolve remaining open issues in the merger agreement. During this period, Keith and Stantec substantially finalized the merger agreement and the other transaction documents and completed their respective due diligence investigations. On the evening of April 13, 2005, the Keith board of directors held a special telephonic meeting. Also participating in this telephonic meeting were Mr. Nielsen and Mr. Miller of Keith and representatives of Akin Gump and Bear Stearns. Prior to that meeting, there had been distributed to the Keith board of directors copies of the merger agreement and other transaction documents in substantially the form they were subsequently executed. Akin Gump also distributed to the Keith board of directors a legal memorandum. At the meeting, Akin Gump summarized the resolution of issues that had previously been considered by the Keith board of directors. Akin Gump reported that Stantec had agreed to Keith’s request for a right of termination in the event of a superior third party offer if Keith agreed to pay Stantec’s expenses in addition to a break-up fee. Stantec also agreed to eliminate the execution of the employment agreements as a condition to closing. After discussion with senior management of Keith, Stantec agreed to fix Keith’s minimum cash balance at closing at US$40 million. The Keith board of directors expressed concern that the merger agreement continued to obligate Keith to pay Stantec’s expenses in addition to a break-up fee in the event of termination in certain circumstances. Akin Gump informed the board that Stantec was insistent on this provision but the aggregate of the break up fee and expenses reasonably likely in this circumstance were within the range of break-up fees allowed by the courts in the exercise of a board’s fiduciary duties. At the meeting, Bear Stearns reported that it was prepared to issue its fairness opinion, if requested.
      During the morning of April 14, 2005, the board of directors of Keith convened a special meeting at the principal executive offices of Keith in Irvine, California. The meeting was attended by all members of Keith’s board of directors, Mr. Nielsen, Mr. Miller and representatives of Akin Gump and Bear Stearns. Prior to the meeting, copies of the draft merger agreement, draft stockholders support agreement and letter between Stantec and Mr. Keith (each in substantially the form subsequently executed), and legal memoranda were distributed to the board of directors. During the meeting, Akin Gump presented the board of directors with a detailed analysis of the terms of the transaction and reviewed the board of directors’ fiduciary duties. Members of management provided its recommendations to the board of directors. Bear Stearns then gave a presentation to the board of directors during which it reviewed for the members of the board its analysis leading to the conclusions set forth in its written opinion, which analysis is described in greater detail below in the section entitled “Opinion of Keith’s Financial Advisor.” Bear Stearns then orally presented the opinion of Bear Stearns, confirmed in writing by Bear Stearns in a letter delivered to Keith’s board of directors at the meeting, that as of April 14, 2005, based on the qualifications, assumptions, limitations and other matters set forth in the letter, the consideration per share to be received by Keith’s public shareholders in the merger of

(i) US$11.00 per share, (ii) 0.23 of a Stantec common share and (iii) an amount of Stantec common shares equal to US$5.50 divided by the 20 day simple average of the daily weighted average trading price of Stantec common shares, was fair to the Keith public shareholders from a financial point of view. Following a further discussion, the Keith board of directors unanimously approved the merger and the merger agreement and the other transaction documents and unanimously resolved to recommend that Keith’s shareholders vote their shares in favor of the merger agreement and its terms.
      At approximately 1:45 pm California time on April 14, 2005, Keith and Stantec executed and delivered the merger agreement and shortly afterwards issued a joint press release announcing the execution of the merger agreement.
Recommendation of the Keith Board of Directors
      KEITH’S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE KEITH PUBLIC SHAREHOLDERS AND HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND ITS TERMS.
      In considering the recommendation of the Keith board of directors with respect to the merger, you should be aware that certain directors and officers of Keith have interests in the merger that are different from, or are in addition to, the interests of Keith shareholders generally. See “— Interests of Keith and Stantec Executive Officers and Directors in the Merger.”
Reasons for Keith’s Board Recommendation
      The following discussion of the information and factors considered by the Keith board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Keith board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, the Keith board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Keith board of directors, but rather, the Keith board of directors conducted an overall analysis of the factors described below, including discussions with and questioning of members of the Keith senior management and legal and financial advisors. The Keith board of directors viewed its position and recommendation as being based on the totality of the information presented. In the course of reaching its decision to approve the merger agreement and the merger, the Keith board of directors consulted with members of the Keith senior management, legal counsel and its financial advisor, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	the current state of Keith’s business, including the fact that continued expansion and geographic and industry diversification, each of which was considered essential to protect its competitive position, would require significant future investment in the expansion of its operations, infrastructure, technology platform and managerial team;

•	Keith’s prospects and strategic objectives to expand its market share and diversify its service offerings, which are limited by a shortage of attractive acquisition targets meeting Keith’s acquisition criteria, expansion opportunities and qualified employees;

•	Keith’s dependence on the residential real estate market in California and the fact that a decline in demand in this market sector could have a disproportionate effect on its net revenues and profitability;

•	the range of possible benefits to Keith shareholders of continuing to operate independently and the timing and the likelihood of accomplishing growth and diversification of Keith’s service offerings by operating independently, and the Keith board of directors’ assessment that the merger with Stantec presented a superior alternative to continuing to operate independently; and

•	the limited attention of the public market to small capitalization stocks outside the technology sector, such as Keith.

      In the course of its deliberations, the Keith board of directors also considered, among other things, the following positive factors regarding the proposed merger with Stantec:

•	the fact that as of April 13, 2005, the trading day prior to approval of the merger by the Keith board of directors, the value of the merger consideration represented a premium of approximately US$4.87, or 28.6% over the US$17.00 closing sale price for Keith common stock as reported on the Nasdaq National Market on April 13, 2005;

•	management’s review of the companies which might be expected to be interested in acquiring Keith and management’s discussion with several companies regarding their interest in an acquisition and the preliminary discussion by members of the Keith senior management with certain of these potential acquirors and the lack of any offers to acquire Keith, all of which led the board to believe that the likelihood of obtaining a superior offer, either through an auction or otherwise, was outweighed by the benefits to the Keith shareholders of the merger;

•	geographic and industry diversification achieved by a combination with Stantec would reduce Keith’s exposure to cyclicality within the residential real estate service sector;

•	the financial presentation and written opinion of Bear Stearns to the Keith board of directors to the effect that, as of April 14, 2005, and based on the qualifications, assumptions, limitations and other matters set forth in its written opinion, the consideration to be received by the public shareholders of Keith pursuant to the merger agreement is fair, from a financial point of view, to those holders (the full text of this opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Bear Stearns in connection with the opinion, is attached as Appendix B to this proxy statement/ prospectus);

•	the likelihood that the proposed acquisition would be consummated, in light of the conditions to the parties’ obligations to complete the merger and the reputation and financial capabilities of Stantec;

•	the extensive arms-length negotiations between Stantec and Keith, leading the board to believe that the merger consideration offered by Stantec represented the highest amount Stantec would agree to pay and that the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were as favorable to Keith as Stantec would be willing to accept;

•	the potential for synergies between Stantec and Keith, which include diversification of service offerings and geographic coverage, Keith’s opportunity to integrate Stantec’s more advanced enterprise reporting and management technology systems and other overhead cost savings, that could lead to improved prospects for growth and revenue generation at Stantec, which would benefit former Keith shareholders;

•	the fact that pursuant to the merger agreement, Keith is not prohibited from responding in the manner provided in the merger agreement to certain alternative proposals which the Keith board of directors determines may constitute a superior offer and where Keith’s board of directors determines in good faith, after consultation with independent legal counsel, that failure to respond would cause the members of the Keith board of directors to breach their fiduciary duties under applicable law; and

•	the fact that the provisions of the merger agreement allow Keith’s board of directors, under certain circumstances to withdraw its recommendation for the approval of the merger or terminate the merger agreement if it is presented with a superior proposal.

      In the course of its deliberations, the Keith board of directors also considered, among other things, the following negative factors regarding the proposed merger:

•	the risk that the announcement and pendency of the merger could have a material adverse impact on Keith’s business and operations;

•	the risk that the merger may not be completed if either Keith’s or Stantec’s legal counsel were not to deliver a tax opinion which is a condition to each of Keith’s and Stantec’s obligation to complete the merger;

•	the risk that the merger may not be completed if the Stantec common shares to be issued in the merger are not listed on either the New York Stock Exchange or the Nasdaq National Market, which is a condition to Keith’s obligation to complete the merger;

•	the risk that the merger may not be completed if the other conditions to Stantec’s obligation to complete the merger are not satisfied and the right of Stantec to terminate the merger agreement under certain circumstances;

•	the fact that the restrictions contained in the merger agreement on Keith’s rights to solicit superior proposals, as well as the US$3.0 million termination fee plus reimbursement of certain Stantec expenses under certain circumstances, presents an additional cost to any other potential acquiror which might be interested in acquiring Keith; and

•	the interests that certain of Keith directors and executive officers may have with respect to the merger in addition to their interests as Keith shareholders generally, as described in “The Merger — Interests of Keith’s and Stantec’s Executive Officers and Directors in the Merger.”
Opinion of Keith’s Financial Advisor
      In connection with the proposed merger, Keith engaged Bear, Stearns & Co. Inc. to provide financial advisory services. Bear Stearns was selected to act as the financial advisor based on its qualifications, expertise and reputation. On April 14, 2005, Bear Stearns delivered its written opinion to Keith’s board of directors that, as of the date of the opinion and subject to and based on the factors considered in its opinion, the merger consideration was fair from a financial point of view to the holders of shares of Keith’s common stock.
      The full text of Bear Stearns’ written opinion, dated as of April 14, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Bear Stearns in rendering its opinion, is attached as Appendix B to this proxy statement/ prospectus. Holders of Keith’s common stock are urged to, and should, read this opinion carefully and in its entirety.
      The opinion of Bear Stearns was necessarily based upon the economic, monetary, market and other conditions as they were in effect on, and the information made available to Bear Stearns as of, the date of its opinion. Bear Stearns did not assume any responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. The opinion of Bear Stearns is directed to Keith’s board of directors, addresses only the fairness of the merger consideration from a financial point of view to the holders of Keith’s common stock as of the date of the opinion and does not address any other aspect of the merger or constitute a recommendation to Keith’s board of directors or to any of Keith’s shareholders as to how to vote at the special meeting. The summary of the opinion set forth in this proxy statement/ prospectus is qualified in its entirety by reference to the full text of the opinion, which is attached to and incorporated by reference into this proxy statement/ prospectus.
      In arriving at its opinion, Bear Stearns:

•	reviewed certain publicly available historical financial statements and other business and financial information of Keith and Stantec;

•	reviewed certain operating and financial data concerning Keith and Stantec’s business and prospects prepared by the managements of Keith and Stantec, respectively;

•	discussed Keith’s business, operations, historical financial results, a range of projected financial results and future prospects with senior executives of Keith;

•	reviewed certain projections for Stantec for the year ended December 31, 2005 published by certain equity research analysts;

•	discussed Stantec’s business, operations, historical and projected financial results and future prospects with senior executives of Stantec and Keith;

•	reviewed the historical prices, trading multiples and trading volumes for Keith’s common stock and Stantec’s common stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies generally comparable to Keith and Stantec;

•	reviewed the financial terms, to the extent publicly available, of certain mergers and acquisitions transactions involving companies generally comparable to Keith;

•	performed discounted cash flow sensitivity analyses based on the range of projected financial results for Keith furnished to it by senior executives of Keith;

•	reviewed the potential pro forma impact of the merger on Stantec’s financial results, financial condition and capitalization;

•	reviewed the financial terms and conditions of the merger agreement; and

•	performed such other studies, analyses, inquiries and investigations as it deemed appropriate.
      Bear Stearns assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it by Keith and Stantec for the purposes of its opinion. Bear Stearns did not make any independent valuation or appraisal of the assets or liabilities of Keith or Stantec and was not furnished with any such appraisals. Bear Stearns did not solicit, nor was it asked to solicit, third party acquisition interest in Keith.
      With respect to the range of projected financial results discussed with the senior management of Keith, Bear Stearns assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of senior management of Keith as to the expected future financial performance of Keith. Bear Stearns did not assume any responsibility for the independent verification of any information provided to it or the range of projected financial results Keith’s management discussed with it. Bear Stearns relied on the assurances of senior executives of Keith and Stantec that they were unaware of any facts that would make the information provided to Bear Stearns or the range of projected financial results furnished to it incomplete or misleading. In rendering its opinion, Bear Stearns assumed that the merger would be consummated in a timely manner on the terms described in the merger agreement, including, among other things, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In addition, Bear Stearns assumed that obtaining the necessary regulatory and third party approvals for the merger will not have material effect on Keith or Stantec.
      Bear Stearns did not express any opinion as to the price at which Keith’s common stock or Stantec’s common shares would trade subsequent to the announcement of the execution of the merger agreement or as to the price at which Stantec’s common shares may trade subsequent to the consummation of the merger. The opinion of Bear Stearns did not address the relative merits of the merger as compared to other transactions or business strategies that might exist for Keith, the financing of the merger, the effects of any other transaction in which Keith might engage or its underlying business decision to enter into the merger agreement.
      The following is a summary of the material financial analyses performed by Bear Stearns in preparing its opinion, which is qualified in its entirety by reference to the full text of the opinion attached as Appendix B to this proxy statement/ prospectus. This summary does not purport to be a complete description of the financial analyses performed by Bear Stearns or its presentations to Keith’s board of directors. The order of analyses described does not represent relative importance or weight given to the analyses performed by Bear Stearns. Some of the summaries of the financial analyses include information presented in a tabular format. These tables must be read together with the full text of each summary and alone are not a complete description of Bear Stearns’ financial analyses. Except as otherwise noted, the following quantitative information is based on market and financial data as it existed on or before April 14, 2005 and is not necessarily indicative of current market conditions.

Comparable Company Analysis
      Bear Stearns compared financial information and valuation ratios relating to Keith to corresponding data and ratios from a group of publicly traded engineering and construction companies that Bear Stearns deemed comparable to Keith, referred to as the Public E&C Companies Peer Group.
      The Public E&C Companies Peer Group consisted of the following nine publicly traded companies that Bear Stearns deemed comparable to Keith:

Name	Location	Trading Symbol

Chicago Bridge & Iron Company N.V.	The Netherlands	NYSE: CBI
Granite Construction Incorporated	Westonville, California	NYSE: GVA
Jacobs Engineering Group Inc.	Pasadena, California	NYSE: JEC
Michael Baker Corporation	Moon Township, Pennsylvania	AMEX: BKR
Shaw Group, Inc.	Baton Rouge, Louisiana	NYSE: SGR
Tetra Tech, Inc.	Pasadena, California	NASDAQ: TTEK
TRC Companies, Inc.	Windsor, CT	NYSE: TRR
URS Corporation	San Francisco, California	NYSE: URS
Washington Group International, Inc.	Boise, Idaho	NASDAQ: WGII
      This analysis produced multiples of selected valuation data as follows:

	Keith(1)	Mean	Median	Harmonic Mean

Price to 2005 estimated earnings per share	18.9	17.9	16.6	16.9
Price to 2006 estimated earnings per share	17.1	16.0	15.3	15.6
Price to 2005 estimated enterprise value/ EBITDA per share	8.0	7.4	6.8	7.1
Price to 2006 estimated enterprise value/ EBITDA per share	7.1	6.6	6.2	6.3

(1)	Based on merger consideration of US$21.87 per share, which in turn was based on the closing price of the Stantec common stock on April 14, 2005 assuming an exchange rate of C$1.00 to US$0.808.
      Bear Stearns chose these companies based on a review of publicly traded engineering and construction companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Keith operates. Bear Stearns noted that none of the companies reviewed is identical to Keith and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.

Precedent Transaction Analysis
      Bear Stearns reviewed a group of merger and acquisition transactions involving companies that it deemed relevant to Keith. The group consisted of the following eight precedent transactions announced and completed since May 1999, with transaction equity values ranging between US$56.3 million and US$323.8 million. Bear

Stearns selected these transactions by searching filings made with the Securities and Exchange Commission, public company disclosures, press releases, industry and press reports, databases and other sources.

Announcement Date	Acquiror	Target

12/10/2003	CH2M Hill Companies, Ltd.	Lockwood Greene Engineers, Inc.
12/19/2002	EMCOR Group, Inc.	Consolidated Engineering Services Inc.
11/20/2001	MACTEC, Inc.	Law Companies Group, Inc.
03/31/2001	American Capital Strategies Ltd.	Weston Solutions, Inc.
03/24/2000	MACTEC, Inc.	Harding Lawson Associates Group, Inc.
05/10/1999	IT Group, Inc.	EMCON
05/05/1999	URS Corporation	Dames & Moore Group
05/03/1999	Investor Group	Isolux-Wat SA
      Bear Stearns compared the resulting multiples of selected valuation data to multiples for Keith derived from the estimated consideration payable in the merger.

	Keith(1)		Mean	Median	Harmonic Mean

Price to Premium, One Week Prior	27.1%		29.1%	33.3%	NM
Enterprise Value to LTM Revenue	1.42	x	0.42	0.40	0.32
Enterprise Value to LTM EBITDA	9.0	x	5.6	4.2	4.5
Equity Value to LTM Net Income	21.9	x	22.8	15.6	15.3

(1)	Based on merger consideration of US$21.87 per share
      Bear Stearns chose these acquisition transactions based on a review of completed acquisition transactions involving target companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Keith operates. Bear Stearns noted that none of these acquisition transactions or subject target companies reviewed is identical to the merger or to Keith and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

Discounted Cash Flow Sensitivity Analysis
      Bear Stearns performed a discounted cash flow sensitivity analysis of Keith for the purpose of estimating the equity values per share of Keith common stock based on the free cash flow for the period consisting of fiscal years 2006, 2007 and 2008, with a terminal value based on an assumed perpetual growth rate of Keith’s free cash flow thereafter. Insofar as Keith does not provide forecasted financial information, Bear Stearns applied the discounted cash flow sensitivity analysis across this period using a variety of assumed revenue growth rates and operating margins based on Keith’s historic and budgeted revenue growth rates and operating margins and industry-average revenue growth rates and operating margins. Bear Stearns also used a range of discount rates corresponding to Keith’s estimated weighted average cost of capital during the period. This estimated weighted average cost of capital was calculated utilizing an unlevered beta of 0.91, the average unlevered beta of the Public E&C Companies Peer Group.

      Based on the foregoing, the equity values per share of Keith common stock were estimated to be as follows:

	2006-2008 Revenue Growth Rate

2006-2008 Operating Margin(1),(2)	8.0%	10.0%	12.0%	14.0%

10.0%	$15.52	$15.90	$16.31	$16.72
12.0%	$17.42	$17.90	$18.41	$18.93
14.0%	$19.32	$19.90	$20.51	$21.14
Perpetual Growth Rate(2),(3)	8.0%	10.0%	12.0%	14.0%

3.00%	$16.96	$17.42	$17.90	$18.39
3.25%	$17.18	$17.66	$18.15	$18.65
3.50%	$17.42	$17.90	$18.41	$18.93
3.75%	$17.66	$18.16	$18.68	$19.22
4.00%	$17.92	$18.44	$18.97	$19.52
Discount Rate(1),(3)	8.0%	10.0%	12.0%	14.0%

14.5%	$16.36	$16.78	$17.23	$17.69
14.0%	$16.86	$17.32	$17.79	$18.28
13.5%	$17.42	$17.90	$18.41	$18.93
13.0%	$18.03	$18.55	$19.09	$19.65
12.5%	$18.72	$19.28	$19.85	$20.45

(1)	Assumes a perpetual growth rate of 3.5%

(2)	Assumes a discount rate of 13.5%

(3)	Assumes an operating margin of 12.0%

Relative Contribution Analysis
      Bear Stearns calculated the implied equity splits based on the relative contributions of Keith and Stantec to certain income statement categories of the pro forma combined company, including 2004 net income, analyst estimates for 2005 net income and equity value at market, in each case before the effect of any synergies resulting from the merger. Bear Stearns then compared these implied equity splits to the proportion of the implied equity value that Keith’s shareholders would receive based on the merger consideration of US$21.87 per share. For purposes of this analysis and calculating Keith’s pro forma ownership percentage, Bear Stearns treated the cash portion of the merger consideration as if it were Stantec common shares and observed that Keith’s ownership percentage of the pro forma combined equity value (based on the total merger consideration and the treatment of the cash portion of the merger consideration as if it were common stock of Stantec) would be 29.0%. Bear Stearns noted that Keith’s pro forma ownership percentage would be greater than Keith’s implied equity split based on each of 2004 net income, analyst estimates for 2005 net income and equity value at market of 25.9%, 24.1% and 23.9%, respectively.
      Bear Stearns also calculated the implied enterprise value splits based on the relative contributions of Keith and Stantec to certain income statement and balance sheet categories of the pro forma combined company, including net revenues, gross profit, EBITDA, operating income, total assets, total assets excluding cash and enterprise value at market, in each case before the effect of any synergies resulting from the merger. Bear Stearns then compared these implied enterprise value splits to the proportion of the implied enterprise value that Keith’s shareholders would receive based on the merger consideration of US$21.87 per share. For purposes of this analysis and calculating Keith’s pro forma ownership percentage, Bear Stearns treated the cash portion of the merger consideration as if it were Stantec common shares and observed that Keith’s ownership percentage of the pro forma combined enterprise value (based on the total merger consideration and the treatment of the cash portion of the merger consideration as if it were common stock of Stantec)

would be 23.4%. Bear Stearns noted Keith’s pro forma ownership percentage would be greater than Keith’s implied enterprise value split based on each of net revenues, gross profit, total assets excluding cash and enterprise value at market of 21.1%, 15.6%, 17.6% and 18.3%, respectively, and that Keith’s implied enterprise value split based on each of EBITDA, operating income and total assets of 24.1%, 26.1% and 25.1%, respectively, would be greater than Keith’s pro forma ownership percentage.

Pro Forma Transaction Analysis
      Bear Stearns performed a pro forma transaction analysis to determine the accretive/dilutive effect of the merger on the earnings per share of Stantec common stock based on merger consideration of US$21.87 per share. This pro forma transaction analysis was performed on a cash basis, without taking into account the amortization of intangibles resulting from the merger, and was designed to illustrate the financial impact of the merger on Keith shareholders and Stantec shareholders alike by calculating the percentage change in the anticipated earnings per share of Stantec common shares following the issuance of Stantec common shares pursuant to the merger. Bear Stearns conducted this analysis both under the assumption that no synergies would result from the merger and under the assumption that approximately US$4.9 million in potential pre-tax synergies estimated by Keith’s management could result from the merger.
      Based on its analysis, Bear Stearns determined that the merger would result in immediate accretion to the earnings per Stantec common share regardless of whether the potential pre-tax synergies estimated by Keith’s management were included in the analysis. For instance, assuming that no synergies result from the merger, the pro forma earnings per Stantec common share will reflect accretion of 5.9% or $0.09 per share. Likewise, assuming that the approximately US$4.9 million in potential pre-tax synergies estimated by Keith’s management result from the merger, the pro forma earnings per Stantec common share will reflect accretion of 15.5% or $0.22 per Stantec common share.
* * *
      In connection with rendering its opinion to Keith’s board of directors, Bear Stearns performed a variety of financial and comparative valuation analyses, and did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process that involves various determinations as to the most relevant methods of financial analysis and the application of these methods to the particular circumstances and is not susceptible to a partial analysis or summary description. Bear Stearns believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all the factors and analyses in the aggregate, could create a different view of the processes underlying its opinion. In addition, Bear Stearns may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be its view of the actual value of Keith.
      The results of any analyses performed by Bear Stearns are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or to necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Keith or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather it involves complex considerations and judgments about differences in the companies and transactions to which Keith and the merger were compared and other factors that could affect the public trading values of the companies involved. The analyses summarized above were prepared solely as a part of Bear Stearns’ analysis of the fairness of the merger consideration from a financial point of view to the holders of shares of Keith’s common stock and were provided to Keith’s board of directors in connection with the delivery of Bear Stearns’ opinion. The analyses do not purport to be appraisals of value or to reflect the prices at which Keith’s common stock or Stantec’s common shares might actually trade. In addition, as described above, Bear Stearns’ opinion was one of the many factors taken into consideration by

Keith’s board of directors in making its determination to approve the merger agreement. The merger consideration was determined through negotiations between Keith’s board of directors and Stantec and was approved by and recommended by Keith’s board of directors.
      Keith has agreed to pay Bear Stearns customary fees for its financial advisory services in connection with the merger, a substantial portion of which is contingent on successful completion of the merger. Keith also has agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, including reasonable fees and out-of pocket expenses of legal counsel, and to indemnify Bear Stearns and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement. Bear Stearns’ fee for its financial advisory services in connection with the merger is expected to be approximately US$3.3 million, plus expenses, based on a total transaction value to Keith shareholders of approximately US$185.6 million, assuming a per share transaction value of approximately US$22.59. Bear Stearns’ fee is customary for a transaction of this nature and was determined based on arms’ length negotiations between Bear Stearns and Keith. Except as described herein, Bear Stearns did not provide any services to Keith or its affiliates during the preceding two years.
      Bear Stearns is an internationally recognized investment banking and advisory firm and, as a customary part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, spin-offs, split-offs and other corporate restructurings, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for corporate, estate and other purposes. In the ordinary course of its business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Keith or Stantec for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.
Reasons for Stantec’s Board Recommendation
      The Stantec board of directors believes that the merger is in the best interests of Stantec and its shareholders. In approving the merger and the merger agreement, the Stantec board of directors considered a number of material factors, including the factors described below. In view of the variety of factors considered in connection with its evaluation of the merger, the Stantec board did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors:

•	the combination of Stantec and Keith will make up one of the most diversified design firms in North America and represents a significant step toward Stantec’s goal to become a top 10 global design firm;

•	Stantec and Keith are complementary in terms of services and geography and have similar corporate cultures;

•	the acquisition serves Stantec’s objective of being a top tier service provider in each market it serves;

•	the combination of Stantec’s and Keith’s urban land groups will create a leading service provider for the land development market in North America, with a significant presence in California, Nevada, Arizona, Alberta and Ontario, each a fast growing region with strong land development markets;

•	the addition of Keith will increase Stantec’s U.S. operations by about 70% and will provide a solid foundation in California, one of the largest markets in North America;

•	Keith’s strong presence in California will provide a significant opportunity to cross-sell Stantec’s public sector services in transportation and environment market segments and position Stantec for further growth in California;

•	Keith has a history of profitability; and

•	the acquisition of Keith is expected to be accretive to Stantec’s earnings.

      The foregoing discussion of the factors considered by the Stantec board of directors is not intended to be exhaustive, but includes the material factors considered by the Stantec board. After weighing all of the different factors, the Stantec board of directors unanimously approved the merger agreement.
Interests of Keith’s and Stantec’s Executive Officers and Directors in the Merger
      When you consider the Keith board of directors’ recommendation to vote in favor of approval of the merger, you should be aware that Keith’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of the other Keith shareholders. Keith’s board of directors was aware that these interests existed when it approved and declared advisable the merger agreement and determined that the merger agreement and the merger are fair to, and in the best interests of, Keith’s public shareholders.
      Stockholders Support Agreement. Aram H. Keith, the Chairman and Chief Executive Officer of Keith and Keith’s largest beneficial shareholder, has granted a proxy to Stantec to vote his Keith common stock in favor of the merger. See “Other Agreements — Stockholders Support Agreement.”
      Letter Agreement. Mr. Keith has also entered into a letter agreement with Stantec pursuant to which, upon the satisfaction of certain conditions, he will become Vice Chairman of Stantec following the consummation of the merger. In addition, upon satisfaction of certain conditions, which includes the payment to Mr. Keith of US$525,000, Mr. Keith’s change in control agreement with Keith will terminate at the effective time of the merger. See “Other Agreements — Letter Agreement.”
      Change in Control Agreements. Mr. Keith as well as Eric C. Nielsen, Keith’s President and Chief Operating Officer, and Gary C. Campanaro, Keith’s Chief Financial Officer, Secretary and a director of Keith are each a party to a change in control agreement with Keith, which provide for severance payments to these executive officers in certain circumstances following a change in control of Keith. The change in control agreements provide certain benefits to the named officers if the executive officer’s employment with Keith terminates as a result of an involuntary or constructive termination (as these terms are defined in the agreements) at any time within two years following a change in control. The merger will constitute a “change in control” under the change in control agreements. Pursuant to the agreements, each executive officer will receive a one-time payment, equal to two times his highest annual level of total cash compensation (including any and all bonus amounts) paid by Keith to him during any one of the three consecutive calendar years (inclusive of the year of termination) immediately prior to termination. The level of annual cash compensation for the year in which a termination occurs will include any bonus amounts that the executive officer is eligible to receive during the year of termination, whether or not the bonus was earned by him. In addition, any unvested options previously granted to the executive officer will immediately vest and become exercisable as of the date of exercise until their respective expiration date. Furthermore, if the executive officer’s employment with Keith terminates as a result of an involuntary or constructive termination at any time within two years following a change in control, any unvested restricted shares granted to these executive officers become immediately vested. Under these change in control agreements, for a two-year period following the termination, the executive officer is also entitled to receive continuing health coverage at a level commensurate to the coverage provided by Keith to the executive officer immediately prior to the change in control; all other benefits under welfare benefit plans, practices, policies and programs provided or offered by Keith, including medical, dental, prescription, disability, employee life, group life, accidental death and travel accident insurance plans and programs; fringe benefits, including, without limitation, tax and financial planning services, payment of club dues and an automobile allowance; and a reasonable level of outplacement services selected by the executive officer. Under the change in control agreements, the executive officer also is entitled to receive a payment by Keith to offset any excise tax under the excess parachute payment provisions of Section 4999 of the Code that has been levied against the executive officer for payments that Keith has made to, or for the benefit of, that executive officer (whether or not those payments are made pursuant to the executive officer’s change in control agreement). The payment by Keith will be grossed up so that after the executive officer pays all taxes (including any interest or penalties with respect to those taxes) on the payment, the executive officer will receive an additional payment equal to the excise tax imposed. As a result of the merger, Messrs. Keith, Nielsen and Campanaro may be entitled to receive payments of

approximately US$[                    ], US$[                    ] and US$[          ], respectively, under the change of control provisions of their employment arrangements with Keith.
      Vested Stock Options. Upon closing of the merger, each vested option to acquire shares of Keith common stock pursuant to Keith’s Amended and Restated 1994 Stock Incentive Plan, including those held by an executive officer or director, will be cancelled with no further rights. Prior to closing, holders of vested options to acquire Keith common stock, including executive officers and directors, may exercise their options by paying the exercise price in cash or surrendering a portion of their options in lieu of cash. Messrs. Keith, Nielsen and Campanaro hold 74,000, 82,893 and 79,982 vested options to purchase Keith common stock, respectively. In addition, Thomas Braun, President of Real Estate Development of Keith, and Dean Palumbo, President of Energy/ Industrial Services of Keith, hold 27,740 and 13,470 vested options to purchase Keith common stock, respectively. Christine Iger, Edward Muller and George Deukmejian, each of whom are members of the Keith board of directors hold, in the aggregate, 23,814 vested options to purchase Keith common stock.
      Unvested Stock Options. Upon closing of the merger, each unvested option to acquire shares of Keith common stock pursuant to Keith’s Amended and Restated 1994 Stock Incentive Plan, including those held by an executive officer or director, will be cancelled with no further rights. Prior to closing, Keith will offer to purchase all unvested options to acquire Keith common stock, including those held by an executive officer or director, subject to the closing of the merger, at a price equal to US$16.50 in cash plus the cash value of 0.23 Stantec common shares, based on the 20-day average trading price prior to the merger, less the exercise price of such option. Messrs. Keith, Nielsen Campanaro, Braun, Palumbo and Robert Ohlund, President of Public Works/Infrastructure Services, hold 42,000, 34,000, 34,000, 4,500, 5,300 and 10,000 unvested options to purchase Keith common stock, respectively, for which, assuming consideration of $22.59 per unvested option less the aggregate exercise price of such options, they will receive approximately US$447,540, US$349,880, US$349,880, US$56,520 and US$59,975 and US$50,900, respectively, as a result of the merger.
      Unvested Restricted Stock. Upon closing of the merger, each share of unvested Keith restricted common stock that remains subject to forfeiture and other restrictions under Keith’s Amended and Restated 1994 Stock Incentive Plan, including shares held by an executive officer or director, will be substituted with 0.23 Stantec common shares per share of Keith common stock plus a variable amount of Stantec common shares equal to US$16.50 per share of Keith common stock, based on the 20-day average trading price of Stantec common shares. The Stantec common shares substituted for the unvested Keith restricted shares will be subject to similar restrictions to that which the unvested Keith restricted stock are currently subject. Upon closing of the merger, Messrs. Nielsen and Campanaro will each hold 10,834 shares of unvested Keith restricted common stock. Messrs. Nielsen and Campanaro will enter into agreements with Keith that will cause their respective shares of unvested Keith restricted stock to vest upon closing of the merger, which will result in such shares being converted into a right to receive the merger consideration. Messrs. Braun and Palumbo hold 10,334 and 8,167 shares of unvested restricted common stock, respectively, which will be converted into shares of unvested Stantec restricted common shares in connection with the merger.
      Representation on Stantec’s Board of Directors. The Stantec directors immediately prior to the merger will remain directors immediately following consummation of the merger. The merger agreement provides that Stantec shall cause Aram H. Keith, Chairman and Chief Executive Officer of Keith, to be appointed to the Stantec board of directors following consummation of the merger.
      Officers of Stantec. The existing officers of Stantec will remain in such positions as described under “Management of Stantec” immediately following consummation of the merger. In addition, the letter agreement entered into between Stantec and Mr. Keith provides, subject to satisfaction of certain conditions, that Mr. Keith will become Vice Chairman of Stantec following consummation of the merger.
      Representation on the Surviving Corporation’s Board of Directors. The merger agreement provides that the directors of Stantec Consulting will remain as the directors of the surviving corporation immediately following the merger. The directors of Stantec Consulting are Anthony P. Franceschini and Jeffrey S. Lloyd. Upon consummation of the merger, the current members of the board of directors of Keith will no longer be directors of Keith or the surviving corporation.

      Officers of the Surviving Corporation. The merger agreement provides that the current officers of Stantec Consulting will remain officers of the surviving corporation immediately following the merger. The officers of Stantec Consulting are Anthony P. Franceschini, Donald W. Wilson and Michael Slocombe. Upon consummation of the merger, the current officers of Keith will no longer be officers of Keith or the surviving corporation.
      Stantec’s Directors and Executive Officers. For a list of the current directors and executive officers of Stantec see “Management of Stantec.” Following the merger, these directors and executive officers will remain the directors and executive officers of Stantec and Stantec will appoint Aram H. Keith as a director.
      Indemnification and Insurance. The merger agreement provides that the bylaws of the surviving corporation will contain provisions no less favorable than the current provisions in Keith’s bylaws with respect to the indemnification of present and former officers and directors of Keith. The merger agreement also provides that Stantec will maintain in effect for six years the directors’ and officers’ liability insurance maintained by Keith at the effective time of the merger (provided that Stantec may substitute policies that are materially no less favorable) with respect to matters that occurred prior to the effective time of the merger and that Stantec will not be required to expend more than an amount per year equal to 175% of current annual premiums paid by Keith for such insurance.
Material U.S. Federal Income Tax Consequences of the Merger
      In the opinion of Shearman & Sterling LLP, counsel to Stantec, and Akin Gump Strauss Hauer & Feld LLP, counsel to Keith, the material U.S. federal income tax consequences of the merger to U.S. Holders, as defined below, of Keith common stock who will exchange their Keith common stock for Stantec common shares, a combination of Stantec common shares and cash, or solely cash in the merger, and of the ownership and disposition of the Stantec common shares, if any, received by such U.S. Holders will be as follows. This discussion is based on provisions of the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.
      This discussion applies only to holders of Keith common stock and holders of Stantec common shares who received such stock in the merger who are U.S. Holders. For purposes of this discussion, a U.S. Holder is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or any entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate that is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.
      If a partnership holds Keith common stock, the U.S. federal income tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership. Partners of partnerships that hold Keith common stock should consult their tax advisors regarding the U.S. federal income tax consequences to them of the merger.
      This discussion is not a comprehensive description of all the tax consequences that may be relevant to holders of Keith common stock. It applies only to holders of Keith common stock that hold their Keith common stock, and will hold the Stantec common shares that they receive in the merger, as capital assets within the meaning of Section 1221 of the Code. No attempt has been made to address all aspects of U.S. federal income taxation that may be relevant to a particular holder of Keith common stock in light of its particular circumstances or to holders of Keith common stock subject to special treatment under the U.S. federal income tax laws, including:

•	banks, insurance companies and financial institutions;

•	tax-exempt organizations;

•	mutual funds;

•	persons that have a functional currency other than the U.S. dollar;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	dealers in securities or foreign currency;

•	holders of Keith common stock who acquired their Keith common stock in connection with Keith’s stock option plans or in other compensatory transactions;

•	holders of Keith common stock who hold their common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

•	Except to the extent discussed below, U.S. Holders of Keith common stock who will hold 5% or more of either the total voting power or the total value of the outstanding stock of Stantec after the merger, determined after taking into account ownership under the applicable attribution rules of the Code and Treasury regulations (referred to in this proxy statement/ prospectus as 5% transferee shareholders); and

•	holders who will hold 10% or more of Stantec equity either directly, indirectly through one or more entities, or as a result of certain constructive ownership rules of the Code, following the merger;
      In addition, this discussion does not address any alternative minimum tax, U.S. federal estate and gift tax, or any state, local or foreign tax consequences of the merger. No assurance can be given that the Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. In addition, neither Stantec nor Keith will request advance rulings from the IRS dealing with the tax consequences of the merger.
      EACH HOLDER OF KEITH COMMON STOCK SHOULD CONSULT THEIR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

The Merger
      For U.S. federal income tax purposes, the merger has been structured to qualify as a reorganization under the provisions of Section 368(a) of the Code. It is a condition to the closing that Stantec and Keith shall have each received opinions to such effect from Shearman & Sterling LLP and Akin Gump Strauss Hauer & Feld LLP, respectively, which opinions shall not have been withdrawn or modified in any material respect. These opinions rely upon certain factual representations made by Stantec and Keith as of the date of this registration statement. The issuance of such opinions is conditioned upon the receipt by each of Shearman & Sterling LLP and Akin Gump Strauss Hauer & Feld LLP of certain additional factual representations to be made by Stantec and Keith, which representations shall be dated on or before the date of such opinions and shall not have been withdrawn or modified in any material respects. Such opinions will neither bind the IRS nor preclude the IRS from adopting a contrary position.
      We have been advised by counsel that whether the reorganization qualifies as a tax-free reorganization, and whether counsel is able to provide the above referenced opinion, depends, in part, upon the market price of Stantec common shares. Applicable tax rules require that in order for the merger to qualify as a reorganization under the provisions of Section 368(a) of the Code, a significant percentage of the consideration received by the holders of Keith common stock must be in the form of Stantec common shares. Because a portion of the merger consideration consists of a fixed amount of Stantec common shares, it is not possible to determine whether this threshold is met prior to the effective time of the merger. It is possible, therefore, that counsel may not be able to render such opinions if the value of the Stantec common shares drops significantly. In such case, Stantec and Keith will recirculate a revised proxy statement/ prospectus and resolicit the vote of Keith shareholders to approve the merger. Stantec, Keith and their counsel are not aware of any other reason why such tax opinions cannot be given.
      Pursuant to the merger agreement, if Stantec or Keith receives written notice from its counsel to the effect that such counsel is unlikely to be able to deliver the tax opinion described in the preceding paragraph, Stantec shall have the right, at its sole and absolute discretion, to effect a reverse-subsidiary merger so that Stantec Consulting will merge with and into Keith, such that the separate corporate existence of Stantec Consulting will cease and Keith shall continue as a subsidiary of Stantec, which is referred to as the reverse-subsidiary merger. The reverse-subsidiary merger would not be intended to constitute a reorganization within the meaning of Section 368(a) of the Code, and its potential tax consequences are described separately below under “— The Reverse-Subsidiary Merger.” If the merger does not qualify as a tax-free reorganization and Stantec does not exercise its option to effect a reverse-subsidiary merger, Keith will not be obligated to consummate the merger. Stantec and Keith will not consummate the merger under such circumstances without recirculating a revised proxy statement/ prospectus and resoliciting the vote of Keith shareholders to approve the merger.
      The U.S. federal income tax consequences of the merger to a particular U.S. Holder of Keith common stock will depend on the form of consideration received by the U.S. Holder in exchange for its Keith common stock. In general, provided that the merger qualifies as a reorganization under the provisions of Section 368(a) of the Code, and subject to the assumptions and qualifications set forth herein, the U.S. federal income tax consequences of the merger are summarized below.
      Exchange of Keith Common Stock Solely for Stantec Common Shares. A U.S. Holder who exchanges Keith common stock solely for Stantec common shares will not recognize any gain or loss on the exchange except to the extent the U.S. Holder receives cash in lieu of fractional Stantec common shares (as discussed below). In the case of a 5% transferee shareholder who exchanges Keith common stock solely for Stantec common shares, this treatment will apply provided that the 5% transferee shareholder enters into a gain recognition agreement in accordance with applicable Treasury regulations. In addition, such 5% transferee shareholders will be required to file certain annual information statements with their income tax returns for each of the first five full taxable years following the taxable year of the merger. Such 5% transferee shareholders should consult their tax advisors as to the U.S. federal income tax consequences of the merger to them. The aggregate adjusted tax basis of the Stantec common shares received by a U.S. Holder of Keith common stock (including fractional Stantec common shares deemed received and redeemed as described below) will equal the U.S. Holder’s aggregate adjusted tax basis in the Keith common stock surrendered in the merger. The holding period of the Stantec common shares received pursuant to the merger (including fractional Stantec common shares deemed received and redeemed as described below) will include the holding period of the Keith common stock surrendered in the merger.
      Exchange of Keith Common Stock for Cash and Stantec Common Shares. If a U.S. Holder exchanges Keith common stock for a combination of Stantec common shares and cash and the U.S. Holder’s adjusted tax basis in the Keith common stock surrendered in the merger is less than the sum of the fair market value, as of the date of the merger, of the Stantec common shares and the amount of cash received by the U.S. Holder, the U.S. Holder will recognize gain equal to the lesser of:

•	the sum of the amount of cash and the fair market value, as of the date of the merger, of the Stantec common shares received by the U.S. Holder, minus the adjusted tax basis of the Keith common stock surrendered in exchange therefor, or

•	the amount of cash received by the U.S. Holder in the merger (excluding cash received in lieu of fractional Stantec common shares, which is discussed below).
      In the case of a 5% transferee shareholder who exchanges Keith common stock for a combination of Stantec common shares and cash, this treatment will apply provided that the 5% transferee shareholder enters into a gain recognition agreement in accordance with applicable Treasury regulations. In addition, such 5% transferee shareholders will be required to file certain annual information statements with their income tax returns for each of the first five full taxable years following the taxable year of the merger. Such 5%

transferee shareholders should consult their tax advisors as to the U.S. federal income tax consequences of the merger to them. If a U.S. Holder’s adjusted tax basis in the Keith common stock surrendered in the merger is greater than the sum of the amount of cash and the fair market value of the Stantec common shares received in the merger, the U.S. Holder will realize a loss that is not currently allowed or recognized for U.S. federal income tax purposes. U.S. Holders of Keith common stock who bought shares of Keith common stock at different prices, or otherwise own shares with unequal bases, must make the above calculations separately for each share of Keith common stock surrendered in the merger, taking into account the U.S. Holder’s adjusted tax basis in each share and a pro rata portion of the aggregate consideration received by the U.S. Holder. A loss realized on one share of Keith common stock may not be used to offset a gain realized on another share of Keith common stock.
      Any gain that a U.S. Holder recognizes will be long-term capital gain if the U.S. Holder’s holding period with respect to the Keith common stock surrendered is more than one year as of the date of the merger. Long-term capital gains of non-corporate U.S. Holders, including individuals, are eligible for reduced rates of taxation. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as dividend to the extent of the U.S. Holder’s ratable share of earnings and profits, as determined for U.S. federal income tax purposes. For purposes of determining whether the receipt of cash by the U.S. Holder has the effect of a distribution of a dividend, a U.S. Holder of Keith common stock will be treated as if the U.S. Holder first exchanged all of its Keith common stock solely for Stantec common shares and then had a portion of such stock immediately redeemed by Stantec for the cash that such U.S. Holder actually received pursuant to the merger. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would receive capital gain rather than dividend treatment. In determining the amount of reduction in interest, certain constructive ownership rules are taken into account. Because the determination of whether a payment will be treated as having the effect of a distribution of a dividend will depend on the facts and circumstances specific to each U.S. Holder of Keith common stock, U.S. Holders should consult their own tax advisors regarding the tax treatment of cash received in the merger.
      In the case of a U.S. Holder of Keith common stock who receives cash and Stantec common shares in the merger, such U.S. Holder’s aggregate basis in the Stantec common shares received (including fractional Stantec common shares deemed received and redeemed as described below) will equal the exchanging U.S. Holder’s aggregate adjusted tax basis in the Keith common stock surrendered in the merger, increased by any gain recognized as a result of the merger (including any portion of the gain that is treated as a dividend as described above but excluding any gain or loss from the deemed receipt and redemption of fractional shares) and reduced by the amount of cash received in the merger (excluding any cash received with respect to a fractional share of Stantec common shares deemed received and redeemed). The holding period of the Stantec common shares received (including fractional Stantec common shares deemed received and redeemed as described below) will include the holding period of the Keith common stock surrendered in the merger.
      Exchange of Keith Common Stock Solely for Cash. A U.S. Holder of Keith common stock who exchanges Keith common stock solely for cash in the merger will recognize gain or loss in an amount equal to the difference between the amount of cash received in the merger and the U.S. Holder’s adjusted tax basis in the Keith common stock surrendered in the merger. The gain or loss recognized by the U.S. Holder will be long-term capital gain or loss if the U.S. Holder’s holding period for the Keith common stock surrendered is more than one year as of the date of the merger. Long-term capital gains of non-corporate U.S. Holders, including individuals, are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
      Vested Stock Options. Upon closing of the merger, each vested option to acquire shares of Keith common stock under Keith’s Amended and Restated 1994 Stock Incentive Plan will be cancelled with no further rights. Prior to closing, holders of vested options to acquire Keith common stock may exercise their options by paying the exercise price in cash. Keith anticipates that it also may offer optionholders the opportunity to exercise their options by surrendering a portion of their stock options in lieu of cash. Neither the Amended and Restated 1994 Stock Incentive Plan or the forms of Option Agreements used for awards under the Plan specifically permit the exercise of options by surrendering a portion of the options in lieu of cash. The addition of this exercise alternative in connection with the merger transaction may be considered a modification of the outstanding nonqualified stock options and, to the extent any such offer is accepted, incentive stock options.
      Under new U.S. tax rules governing nonqualified deferred compensation (Section 409A of the Code, effective January 1, 2005), the modification of an outstanding stock option may be treated as the grant of a new option. Preliminary IRS guidance interpreting Section 409A provides that the grant of a stock option at less than fair market value may be treated as nonqualified deferred compensation subject to the requirements of Section 409A. Section 409A provides certain requirements governing the timing of distributions that the modified options may not satisfy. Failure to satisfy the Section 409A distribution requirements with respect to nonqualified deferred compensation will result in immediate taxation, the potential imposition of interest on any late payment of tax and the imposition of an additional 20% tax over and above the regular ordinary income tax amount. However, the preliminary IRS guidance interpreting Section 409A provides that short-term deferrals, where the amount is received by the service provider by the later of 2 1/2 months after the end of either the optionee’s or Keith’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, will not be considered nonqualified deferred compensation. Although the proposed modification will occur at a time when the exercise price of the option is less than the fair market value of the underlying Keith common stock, the modification should not cause the options to be treated as nonqualified deferred compensation where the merger consideration is paid within 2 1/2 months of the end of the taxable year in which the option is modified, although this conclusion is not entirely clear. Incentive stock options that are modified at a time when the exercise price is less than the fair market value of the underlying Keith stock will be treated as nonqualified stock options.
      U.S. optionholders will recognize ordinary income on exercise of nonqualified stock options in an amount equal to the excess of the fair market value of Keith common stock received upon exercise over the exercise price paid, referred to in this proxy statement/ prospectus as the spread. To the extent nonqualified options are exercised by surrendering a portion of the options in lieu of cash, the surrendered options will be taxed as if they were exercised for cash. U.S. optionholders who hold incentive stock options will not recognize ordinary income on exercise, but the option spread is an adjustment item for alternative minimum tax purposes. To the extent incentive stock option shares are disposed of within two years of the initial option grant date or one year of option exercise, referred to in this proxy statement/ prospectus as statutory holding periods, the optionee generally will have a “disqualifying disposition.” Upon a disqualifying disposition, the optionee will recognize ordinary income equal to the lesser of (1) the spread on the date of exercise of the disposed shares, and (2) the gain realized on the disqualifying disposition (reflecting basis adjustments as a result of the merger). For these purposes, the receipt of merger consideration, including any cash in lieu of Stantec common stock, should not constitute a disqualifying disposition, although this conclusion is not entirely clear. With respect to shares previously acquired upon option exercise, including incentive stock option shares, the general tax consequences of the merger discussed herein should apply. Thus, (1) any cash merger consideration should be taxed as either short-term or long-term capital gain, depending on the holding period of the shares acquired by the exercise of options; and (2) any subsequent disposition of Stantec common stock received as merger consideration in connection with incentive stock option shares will be taxed as a disqualifying disposition if such shares are disposed of prior to the end of the statutory holding periods.
      Unvested Stock Options. Upon closing of the merger, each unvested option to acquire shares of Keith common stock under Keith’s Amended and Restated 1994 Stock Incentive Plan will be cancelled with no further rights. Prior to closing, Keith will offer to purchase all unvested options to acquire Keith common stock, subject to the closing of the merger, at a price equal to US$16.50 plus the cash value of 0.23 Stantec common shares, based on the 20-day average trading price prior to the merger, less the exercise price of such option. For U.S. tax purposes, an optionee recognizes as ordinary income the amount paid by Keith to purchase the optionee’s unvested options to acquire Keith common stock.
      Unvested Restricted Stock. Upon closing of the merger, each share of unvested Keith restricted common stock that remains subject to forfeiture and other restrictions under Keith’s Amended and Restated 1994

Stock Incentive Plan will be substituted with 0.23 Stantec common shares per share of Keith common stock plus a variable amount of Stantec common shares equal to US$16.50 per share of Keith common stock, based on the 20-day average trading price of Stantec common shares. The Stantec common shares substituted for the unvested Keith restricted stock will be subject to similar restrictions to that which the unvested Keith restricted stock are currently subject. If the holder of Keith restricted common stock filed a valid Section 83(b) election with the IRS within thirty days of purchasing the shares, the tax consequences to the holder generally will be the same as that of Keith shareholders as discussed below. If the holder did not file a valid Section 83(b) election, the merger is of no consequence and the U.S. tax implications are unchanged. This means that the holder will recognize ordinary income on each vesting day equal to the fair market value of the Stantec common shares that vest, and any subsequent gain on later disposition will be short-term or long-term capital gain, depending upon the period of time the shares are held after they vest.
      Cash Received in Lieu of Fractional Shares. A U.S. Holder of Keith common stock who receives cash in lieu of a fractional share of Stantec common shares will be treated as if the U.S. Holder first received such fractional share in the merger and then as having received cash in redemption of the fractional share. Thus, such a U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. Holder’s aggregate adjusted tax basis in its Keith common stock surrendered that is allocable to the fractional share.
      Cash Received Pursuant to the Exercise of Dissenters’ Rights. A U.S. Holder of Keith common stock who receives cash for all of its Keith common stock pursuant to the exercise of dissenters’ rights in connection with the merger will recognize gain or loss equal to the difference between the tax basis of the Keith common stock surrendered and the amount of cash received. Gain or loss will be capital gain or loss and any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Keith common stock surrendered is more than one year as of the date of the disposition.
      Reporting Requirements and Backup Withholding. Each U.S. Holder of Keith common stock that receives Stantec common shares in the merger will be required to file a statement with its U.S. federal income tax return providing its basis in the Keith common stock surrendered and the fair market value of the Stantec common shares and any cash received in the merger, and to retain permanent records of this information relating to the merger. Five percent transferee shareholders who intend to enter into gain recognition agreements in accordance with applicable Treasury regulations must file such agreements with their U.S. federal income tax returns for the year of the merger, and will be required to file certain annual information statements with their income tax returns for each of the first five full taxable years following the taxable year of the merger. Such 5% transferee shareholders should consult their tax advisors regarding the requirements applicable to them.
      Backup withholding may apply to the amount of cash, if any, received by a U.S. Holder of Keith common stock in the merger, including cash received in lieu of fractional shares, unless the U.S. Holder is an exempt recipient, such as a corporation. Backup withholding at a rate of 28% will apply to those payments if a U.S. Holder fails to provide a taxpayer identification number and fails to comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.
      Under Section 6043A of the Code, Stantec or Keith may be required, under regulations and forms to be promulgated by the U.S. Treasury Department and the IRS to report certain information to the IRS and to Keith shareholders regarding the merger, the consideration and the shareholders receiving non-stock consideration. Under Section 1.368-3 of the Treasury regulations, Stantec and Keith will be required to report certain information about the merger with their U.S. federal income tax returns for the taxable year of the merger.

The Reverse-Subsidiary Merger
      In the event that Stantec exercises its right to effect the reverse-subsidiary merger, the merger would not be intended to constitute a reorganization within the meaning of Section 368(a) of the Code. As such, a U.S. Holder of Keith common stock that exchanges Keith common stock solely for cash in the reverse-

subsidiary merger generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Keith common stock surrendered in the reverse-subsidiary merger. The gain or loss recognized by a U.S. Holder will be long-term capital gain or loss if the U.S. Holder’s holding period for the Keith common stock surrendered is more than one year as of the date of the reverse-subsidiary merger. Long-term capital gains of non-corporate taxpayers, including individuals, generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. In the event that Stantec exercises this option, Keith and Stantec will recirculate a revised proxy statement/prospectus and resolicit the vote of Keith shareholders to approve the merger.

Ownership of Stantec Common Shares
      Distributions on Stantec Common Shares. Subject to the passive foreign investment company (“PFIC”) rules discussed below, distributions with respect to Stantec common shares (before reduction for Canadian withholding taxes) paid out of Stantec’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be dividends and will be includable in the U.S. Holder’s income when received. Subject to certain limitations, dividends paid to non-corporate U.S. Holders, including individuals, may be eligible for a reduced rate of taxation if Stantec is deemed to be a “qualified foreign corporation” for U.S. federal income tax purposes and certain holding requirements are met. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of an income tax treaty with the United States and that includes an exchange of information provision that the U.S. Treasury Department has determined to be satisfactory for purposes of the qualified dividend provisions of the Code, but does not include an otherwise qualified foreign corporation that is a PFIC. The U.S. Treasury Department issued a notice determining that the Convention is satisfactory for such purposes. In addition, a foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares that are readily tradable on an established securities market in the United States. There are substantial requirements that must be met for dividends paid to non-corporate U.S. Holders to be taxed at the reduced rate, including additional requirements applicable to foreign corporations. Non-corporate U.S. Holders of Stantec common shares should consult their tax advisors regarding the application of these requirements given their particular circumstances. Stantec believes that it is eligible for the benefits of the Convention, and that Stantec will continue to be a qualified foreign corporation for so long as it is not a PFIC and it continues to be eligible for benefits of the Convention. Dividends on Stantec common shares will not be eligible for the dividends-received deduction generally allowed to U.S. corporations.
      The amount of any dividend paid in Canadian dollars will equal the U.S. dollar value of the Canadian dollars received calculated by reference to the exchange rate in effect on the date the dividend is received by a U.S. Holder regardless of whether the Canadian dollars are converted into U.S. dollars. If the Canadian dollars received as a dividend are not converted into U.S. dollars at the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to the U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollars will be treated as ordinary income or loss, and generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes.
      A U.S. Holder may be entitled to claim a U.S. foreign tax credit for, or deduct, Canadian taxes that are withheld on dividends received by the U.S. Holder, subject to applicable limitations in the Code. Dividends will be income from sources outside the United States, and for tax years beginning before January 1, 2007, will be “passive income” or, in the case of certain U.S. Holders, “financial services income,” and for tax years beginning after December 31, 2006, will be “passive category income” or “general category income” for purposes of computing the U.S. foreign tax credit allowable to a U.S. Holder. The rules governing the U.S. foreign tax credit are complex, and U.S. Holders are urged to consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.
      To the extent that the amount of any distribution exceeds Stantec’s current or accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital to the extent of a U.S. Holder’s basis, and any excess will be treated as capital gain. Such an excess distribution would not give rise to income from sources outside the United States.

      Disposition of Stantec Common Shares. For U.S. federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on any sale or other disposition of Stantec common shares in an amount equal to the difference between the U.S. dollar value of the amount realized for the Stantec common shares and the U.S. Holder’s tax basis (determined in U.S. dollars) in the Stantec common shares. Such gain or loss will be a capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Stantec common shares is more than one year as of the date of disposition. Long-term capital gains of non-corporate taxpayers, including individuals, are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Such gain or loss will be income or loss from sources within the United States for U.S. foreign tax credit limitation purposes.
      Passive Foreign Investment Company Rules. Stantec does not believe that it was, for its most recently ended taxable year, or will be classified as for its current taxable year, for U.S. federal income tax purposes, a PFIC, but this conclusion is a factual determination that is made annually and thus may be subject to change. If Stantec were to be treated as a PFIC for any taxable year during which a U.S. Holder held Stantec common shares, unless the U.S. Holder elected to be taxed annually on a mark-to-market basis with respect to the Stantec common shares, gain realized on the sale or other disposition of the Stantec common shares would in general not be treated as capital gain. Instead, a U.S. Holder would be treated as if the shareholder had realized such gain and certain “excess distributions” ratably over the U.S. Holder’s holding period for the common shares and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with a special interest charge in respect of the tax attributable to each such year. U.S. Holders should consult their own tax advisors with respect to how the PFIC rules could affect their tax situation.
      Information Reporting and Backup Withholding. Backup withholding will apply to dividends on Stantec common shares and the proceeds of the sale or other disposition of Stantec common shares unless a U.S. Holder is an exempt recipient, such as a corporation. Backup withholding at a rate of 28% will apply to those payments if a U.S. Holder fails to provide a taxpayer identification number and fails to comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.
Material Canadian Federal Income Tax Consequences of the Merger
      The following discussion is a summary of the material Canadian federal income tax considerations under the Income Tax Act (Canada) (referred to in this proxy statement/ prospectus as the Canadian Tax Act) of the conversion of Keith common stock into Stantec common shares (and cash in lieu of a fractional Stantec common share) in the merger and the ownership of Stantec common shares received pursuant to the merger, generally applicable to holders of Keith common stock who, for purposes of the Canadian Tax Act and at all relevant times, are not and are not deemed to be resident in Canada, hold Keith common stock and will hold Stantec common shares as capital property, deal at arm’s length with Stantec and Keith and who do not use or hold and are not deemed to use or hold the Keith common stock or the Stantec common shares in connection with carrying on business in Canada and for whom neither the Keith common stock nor the Stantec common shares are “designated insurance property” (referred to in this proxy statement/ prospectus as non-resident holders). This discussion does not apply to a non-resident insurer that carries on business in Canada and elsewhere.
      This summary is based upon the current provisions of the Canadian Tax Act, the regulations under the Canadian Tax Act, all specific proposals to amend the Canadian Tax Act and the regulations publicly announced by the Minister of Finance prior to the date of this proxy statement/ prospectus and the current published administrative and assessing practices of the Canada Revenue Agency. This summary does not otherwise take into account or anticipate any change in law, whether by legislative, governmental or judicial action, nor does it take into account or consider any provincial, territorial or foreign income tax legislation or considerations.

      This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to holders of Keith common stock. Accordingly, holders of Keith common stock should consult their own tax advisors with respect to their particular circumstances.

Conversion of Keith Common Stock
      The conversion of the Keith common stock into Stantec common shares (and cash in lieu of a fractional common share of Stantec) pursuant to the merger will not give rise to tax for a non-resident holder under the Canadian Tax Act.

Dividends on Stantec Common Shares
      Dividends paid or credited (or deemed to have been paid or credited) on the Stantec common shares to a non-resident holder will be subject to non-resident withholding tax under the Canadian Tax Act of 25% of the gross amount of those dividends (subject to reduction in accordance with an applicable international tax treaty between Canada and the Non-resident holder’s country of residence). Where the non-resident holder is a resident of the United States for purposes of the Convention, the rate of this withholding tax is generally reduced to 15%. Under the Convention, dividends paid to certain religious, scientific, literary, educational or charitable organizations and certain pension organizations that are resident in, and generally exempt from taxation by, the United States, are generally exempt from Canadian non-resident withholding tax. Provided that certain administrative procedures are observed by such an organization, Stantec would not be required to withhold tax from dividends paid or credited to the organization.

Disposition of Stantec Common Shares
      A non-resident holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized by that non-resident holder on a disposition of a Stantec common share, unless the Stantec common share constitutes “taxable Canadian property” of the non-resident holder for purposes of the Canadian Tax Act and the non-resident holder is not entitled to relief under an applicable tax treaty. Provided that, at the time of disposition, the Stantec common shares are listed on a prescribed stock exchange (which includes the Toronto Stock Exchange, the New York Stock Exchange and the Nasdaq National Market), the Stantec common shares will generally not constitute taxable Canadian property to a non-resident holder unless, at any time during the 60-month period immediately preceding the disposition of the Stantec common shares, the holder, persons with whom the holder does not deal at arm’s length or the holder together with those persons, owns not less than 25% of the issued shares of any class or any series of shares of Stantec.
      Even if the Stantec common shares are taxable Canadian property to a non-resident holder, the Convention will generally exempt a non-resident holder who is a resident of the United States for purposes of the Convention from tax under the Canadian Tax Act on any capital gain arising on the disposition of a Stantec common share unless the value of the shares of Stantec at the time of disposition is derived principally from real property situated in Canada.
Anticipated Accounting Treatment
      It is expected that the merger will be accounted for as a purchase by Stantec of Keith under Canadian and U.S. GAAP. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Financial statements of Stantec issued after consummation of the merger will only reflect the operations of Keith after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Keith.
      All unaudited pro forma condensed consolidated financial information contained in this proxy statement/ prospectus has been prepared using the purchase method to account for the merger. The allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the assigned fair values of Keith’s tangible and identifiable intangible assets and liabilities. In addition, estimates related to restructuring and merger-related charges are subject to final decisions related to combining Stantec and Keith. Accordingly, the final purchase accounting adjustments and restructuring and merger-related charges may be materially different from the unaudited pro forma adjustments and changes presented in this proxy statement/ prospectus. Any decrease in the net fair value of the assets and liabilities of Keith as compared to the unaudited pro forma information included in this proxy statement/ prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill.
Regulatory Matters Related to the Merger
      Under the HSR Act, acquisitions of a sufficient size may not be consummated unless notification has been given and information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The consummation of the merger is subject to the expiration or early termination of the waiting period under the HSR Act.
      In addition, appropriate authorities of any U.S. state or appropriate U.S. federal authorities could take actions under state or U.S. federal antitrust laws seeking to stop completion of the merger, if found appropriate, and in certain circumstances, third parties could seek relief under U.S. or state antitrust laws.
      Other than the filings described above, neither Stantec nor Keith is aware of any government or regulatory approvals to be obtained, or waiting periods to expire, to complete the merger. If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any additional approval or action is needed, however, there is no assurance that Stantec and Keith will be able to obtain it or any of the other necessary approvals. Even if Stantec or Keith could obtain an approval and the merger agreement is adopted by the Keith shareholders, conditions may be placed on it that could cause Stantec to abandon the merger if permitted by the terms of the merger agreement.
Merger Fees, Costs and Expenses
      All expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, except that Stantec and Keith have agreed to share equally the fees, costs and expenses related to preparing, printing and mailing Stantec’s registration statement on Form F-4 and this proxy statement/ prospectus and the filing fees incurred pursuant to the requirements of the HSR Act. The parties have also agreed that Keith will pay certain other specified costs. See “The Merger Agreement — Covenants and Agreements — Fees and Expenses.”
Dissenters’ Rights
      Dissenters’ rights will be available to the shareholders of Keith under the circumstances described below. Shareholders of Keith who dissent from the merger in accordance with the procedures set forth in Chapter 13 of the CCC will be entitled to receive an amount equal to the fair market value of their shares as of April 14, 2005, the last day before the public announcement of the merger.
      To perfect their statutory dissenters’ rights, Keith shareholders must vote against the merger and must follow the required procedures set forth in Chapter 13 of the CCC, a copy of which is attached hereto as Appendix D to this proxy statement/ prospectus.
      The following summary contains the material provisions of the law pertaining to dissenters’ rights as provided under Chapter 13 of the CCC and is qualified in its entirety by Appendix D to this proxy statement/ prospectus. Any Keith shareholder contemplating the exercise of dissenters’ rights should carefully review the provisions of Chapter 13 of the CCC set forth in Appendix D to this proxy statement/ prospectus. FAILURE TO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF CHAPTER 13 WILL RESULT IN A WAIVER OF A KEITH SHAREHOLDER’S DISSENTERS’ RIGHTS.
      In order to be entitled to exercise dissenters’ rights, Keith shareholders must vote “AGAINST” the approval of the merger proposal. Thus, if Keith shareholders wish to dissent and they submit the proxy, they must specify that their shares are to be voted “AGAINST” the approval of the merger proposal. If a Keith shareholder submits a proxy without voting instructions or with instructions to vote “FOR” the approval of the merger proposal, their shares will automatically be voted in favor of the merger proposal and they will lose any dissenters’ rights. If a Keith shareholder does not submit a proxy and he or she attends the special meeting, he or she must vote “AGAINST” the approval of the merger proposal at the meeting to preserve their dissenters’ rights. Further, if a Keith shareholder abstains from voting his or her shares, the shareholder will lose his or her dissenters’ rights.
      Under Section 1300(b)(1) of the CCC, no shares of Keith common stock will be deemed to be dissenting shares unless demands for payment are filed with respect to 5% or more of the outstanding shares of Keith common stock. In addition, Stantec’s obligation to consummate the merger is subject to the condition that the number of dissenting shares is less than 5% of the outstanding shares of Keith common stock.
      In order to preserve their dissenters’ rights, Keith shareholders must also make a written demand to Keith for the purchase of their shares of Keith common stock and for the payment to them in cash of the fair market value of the shares. The demand must:

•	state the number of shares of Keith common stock the dissenting shareholder holds of record;

•	contain a statement of what the dissenting shareholder claims to be the fair market value of the shares as of April 14, 2005, the last trading day before the announcement of the merger, without giving effect to any appreciation or depreciation due to the merger; and

•	be received by Keith no later than the date of the special meeting to vote on the merger.
      The statement of fair market value contained in the demand constitutes an offer by the Keith shareholder to sell his or her shares to Keith at that price. Once a Keith shareholder has made the demand, he or she may not withdraw it, unless Keith consents to the withdrawal. A proxy or vote against the approval of the merger proposal does not in and of itself constitute a demand.
      If the merger proposal is approved at the special meeting, within ten days, Keith will mail a notice of approval of the merger proposal to each dissenting shareholder. This notice of approval will contain:

•	a statement of the price determined by the Keith board of directors to represent the fair market value of the shares;

•	a brief description of the procedure that the shareholder must follow, if the shareholder desires to exercise dissenters’ rights; and

•	a copy of sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the CCC (which sets out the procedures that must be followed to perfect a shareholder’s dissenters’ rights).
      This notice of approval will constitute an offer by Keith to purchase the dissenting shares, assuming the merger is completed.
      Within thirty days after the date on which Keith mailed this notice of approval, a Keith shareholder wishing to dissent must submit his or her share certificates to Keith or its transfer agent to be endorsed as dissenting shares. The certificates will be stamped or endorsed with a statement that they are dissenting shares. IF A KEITH SHAREHOLDER WISHING TO DISSENT TRANSFERS HIS OR HER DISSENTING SHARES PRIOR TO SUBMITTING THEM FOR THIS REQUIRED ENDORSEMENT, THE SHARES WILL LOSE THEIR STATUS AS DISSENTING SHARES.
      If the dissenting shareholder and Keith (or Stantec, if the merger has been completed) agree that shares are dissenting shares and agree on the fair market value of the shares, upon surrender of the dissenting shareholder’s endorsed certificates, Keith will make payment of that amount on the later of thirty days after an agreement has been reached on the fair market value, or thirty days after any statutory or contractual conditions to the merger agreement have been satisfied. Any agreement between dissenting Keith shareholders and Keith (or after the merger, Stantec) fixing a fair market value of any dissenting shares must be filed with the secretary or clerk of Keith.

      If Keith (or after the merger, Stantec) denies that the shares submitted by the dissenting shareholder qualify as dissenting shares, or if the dissenting shareholder and Keith (or after the merger, Stantec) fail to agree on the fair market value of those shares, either the dissenting shareholder or Keith (or after the merger, Stantec) may file a complaint in the superior court of the proper county in California requesting that the court determine the issue. The complaint must be filed within six months after the date on which notice of the approval of the merger proposal is mailed to the dissenting shareholders. The dissenting shareholder may join as a plaintiff in a suit filed by another dissenting shareholder and may also be joined as a defendant in any action brought by Keith (or after the merger, Stantec). If the suit is not brought within six months, the shares of the dissenting shareholder will lose their status as dissenting shares.
      In a dissenters’ rights action, the court must first determine if the shares qualify as dissenting shares. If the court determines that the shares qualify as dissenting shares, it will either determine the fair market value or appoint one or more impartial appraisers to do so. The court will assess and apportion the costs of the action as it considers equitable. However, if the appraised value of the shares exceeds the price offered by the corporation by more than 25%, the corporation must pay the costs of the suit, which may include (at the court’s discretion), attorneys’ fees, expert witness fees, and prejudgment interest.
      A shareholder who receives a cash payment for dissenting shares will be treated as if those shares were redeemed for federal income tax purposes.
Stock Exchange Listing
      Stantec is obligated under the merger agreement to use its best efforts to cause the Stantec common shares, including those issued in connection with the merger, to be approved for listing on either the New York Stock Exchange or the Nasdaq National Market and the Toronto Stock Exchange. In addition, it is a condition to the closing of the merger that these shares be approved for listing on the New York Stock Exchange or the Nasdaq National Market and the Toronto Stock Exchange, in each case subject to customary conditions and official notice of issuance. Keith, at its option, may waive the condition that the Stantec common shares be listed on either the New York Stock Exchange or the Nasdaq National Market and consummate the merger even if Stantec is unable to list its common shares in the United States. If Stantec is unsuccessful in its listing application with the New York Stock Exchange or the Nasdaq National Market and Keith waives the listing condition, the Stantec common shares will only be tradable through the facilities of the Toronto Stock Exchange.
      Stantec has filed an original listing application with the New York Stock Exchange and a supplemental listing application with the Toronto Stock Exchange. Stantec has received conditional approval to list the common shares to be issued in connection with the merger on the Toronto Stock Exchange. A listing remains subject, however, to Stantec fulfilling all of the listing requirements of the New York Stock Exchange and the Toronto Stock Exchange. The Keith common stock will be delisted from the Nasdaq National Market following consummation of the merger.
Resale of Stantec Common Shares
      U.S. Resale Requirements. The Stantec common shares issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Keith shareholder who may be deemed to be an “affiliate” of Stantec or Keith for purposes of Rule 144 or Rule 145 under the Securities Act. Each affiliate has entered into an agreement with Keith providing that the affiliate will not transfer any Stantec common shares received in the merger except in compliance with the Securities Act.
      Canadian Resale Requirements. Assuming Stantec is in compliance with its reporting and disclosure obligations under applicable Canadian securities legislation and the rules of the Toronto Stock Exchange, and except in the case of “control persons,” “insiders” (as those terms are defined in the Securities Act (Ontario) and equivalent legislation in other Canadian jurisdictions) and persons possessing material undisclosed information relating to Stantec or its securities, the Stantec common shares issued pursuant to the merger agreement will not be subject to any substantial restrictions on transfer under applicable Canadian securities legislation.

The Merger Agreement
      The following is a summary of selected provisions of the merger agreement. While Keith and Stantec believe this description covers the material terms of the merger agreement, it may not contain all the information that is important to you, and it is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this proxy statement/ prospectus as Appendix A. We urge you to read the merger agreement in its entirety. In the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.
Structure of the Merger
      If the holders of a majority of the outstanding shares of Keith common stock, referred to as Keith common stock, approve the merger agreement and all other conditions to the merger are satisfied or waived, Keith will be merged with and into Stantec Consulting. After the merger, Stantec Consulting will be the surviving corporation.
      The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code.
Effective Time and Closing of the Merger
      The merger will become effective when the merger agreement and the certificate of merger are filed with the California Secretary of State. Immediately prior to such filing, referred to as the effective time, a closing will be held at the offices of Keith, or such other place as the parties agree, for the purpose of confirming the satisfaction or waiver of the closing conditions set forth in the merger agreement.
Surviving Corporation Governing Documents, Officers and Directors
      Surviving Corporation Governing Documents. The articles of incorporation of Stantec Consulting, as in effect immediately prior to the merger, will be the articles of incorporation of the surviving corporation. The bylaws of Stantec Consulting, as in effect immediately prior to the merger, will be the bylaws of the surviving corporation until amended.
      Surviving Corporation Officers and Directors. The directors and officers of Stantec Consulting immediately prior to the merger will be the initial directors and officers of the surviving corporation.
Merger Consideration
      Conversion of Keith Common Stock. The merger agreement provides that at the effective time, each share of Keith common stock issued and outstanding immediately prior to the effective time, referred to as the Keith Shares (other than any Keith Shares to be cancelled in the manner described below and any dissenting Keith Shares), will be cancelled and automatically converted into the right to receive the equivalent of:

(i) US$11.00 cash, 0.23 Stantec common shares, referred to as the fixed ratio stock, and that number of Stantec common shares equal to US$5.50 divided by the 20-day average trading price of Stantec common shares on the Toronto Stock Exchange; or

(ii) the fixed ratio stock, and that number of Stantec common shares equal to US$16.50 divided by the average 20-day trading price of Stantec common shares on the Toronto Stock Exchange; or

(iii) cash equal to the sum of (A) US$16.50 and (B) the product of 0.23 and the average 20-day trading price of Stantec common shares, referred to as the cash payment.
      The 20-day average Stantec trading price will be calculated based upon the simple average of the daily weighted average sales price of Stantec common shares on the Toronto Stock Exchange as reported by Bloomberg L.P. for each of the 20 consecutive trading days ending on and including the second trading day prior to the effective date of the merger. The weighted average sales price for each trading day will be converted from Canadian dollars to U.S. dollars at the inverse of the noon buying rate quoted by the Federal

Reserve Bank of New York. Based on the closing sale price of Stantec common shares and the U.S. dollar-Canadian dollar exchange rate as of June 20, 2005, 0.23 Stantec common shares had a value of approximately US$6.09 and US$5.50 equaled approximately 0.21 Stantec common shares.
      Holders of Keith common stock will have the right to elect to receive their merger consideration in the form of (A) a mixture of cash and Stantec common shares, as described above in clause (i), (B) all Stantec common shares, as described in clause (ii) above or (C) all cash, as described in clause (iii) above, subject in the case of (B) and (C) to pro rata adjustment if the amount of Stantec common shares or cash is oversubscribed. Based on the closing sale price of Stantec common shares and the U.S. dollar-Canadian dollar exchange rate as of June 20, 2005, for each share of Keith common stock a holder who elects to receive (A) a mix of cash and Stantec common shares will receive US$11.00 and approximately 0.44 Stantec common shares, (B) all Stantec common shares will receive approximately 0.85 Stantec common shares and (C) all cash will receive approximately US$22.59, subject to pro rata adjustment in the case of (B) and (C).
      Reverse-Subsidiary Merger. If, for some reason, the merger would not qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code, Stantec has the option, at its sole discretion, to effect the merger by merging Stantec Consulting with and into Keith, with Keith as the surviving corporation, provided that, instead of paying the merger consideration described above, Stantec would pay cash merger consideration of US$22.00 per share of Keith common stock.
      Fractional Shares. Stantec will not issue fractional Stantec common shares in the merger. Instead, each holder of a fractional share interest will be paid cash in an amount equal to the product obtained by multiplying (1) such fractional share interest, by (2) the average 20-day trading price of Stantec common shares on the Toronto Stock Exchange calculated in the manner described above.
      Stock Options. At the effective time, all options to purchase Keith common stock, referred to as Keith stock options, will be cancelled with no further rights. Prior to the effective time, Keith will offer to purchase all unvested stock options and will deposit with the exchange agent, for the benefit of holders of unvested options, cash equal to the cash payment less the exercise price of the unvested options. Keith’s offer to purchase will be conditioned upon the approval of the merger agreement by Keith’s shareholders and the satisfaction or waiver of all of the conditions under the merger agreement.
      Restricted Stock. All unvested restricted stock of Keith will be substituted with fixed ratio stock and that number of Stantec common shares equal to US$16.50 divided by the average 20-day trading price of Stantec common shares on the Toronto Stock Exchange. Such Stantec common shares will be subject to the same restrictions, including vesting conditions, as such Keith restricted stock.
Representations and Warranties
      The merger agreement contains representations and warranties made by Keith to Stantec and Stantec Consulting relating to a number of matters, including the following:

•	incorporation, valid existence and qualification to do business of Keith and each of its subsidiaries;

•	corporate authorization and validity of the merger agreement and the inapplicability of takeover statutes to the merger;

•	capitalization of Keith;

•	the absence of any conflict of the merger agreement with Keith’s articles of incorporation or bylaws, with applicable laws or with any material agreement to which Keith or any of its subsidiaries is a party and, subject to certain exceptions set forth in the merger agreement, the absence of governmental consents, filings and approvals necessary to complete the merger;

•	the approval by Keith’s board of directors of the merger agreement and the recommendation of the merger agreement by Keith’s board of directors to Keith’s shareholders and the vote required by the shareholders of Keith to complete the merger;

•	the proper filing of documents with the Securities and Exchange Commission, referred to as the SEC;

•	the general accuracy of financial statements and the absence of undisclosed liabilities;

•	accounts receivable, accounts payable, work in progress, accrued project liabilities and revenue recognition;

•	the adequacy of internal control over financial reporting;

•	the receipt of the opinion of the financial advisor as to the fairness, from a financial point of view, of the merger consideration to Keith’s shareholders;

•	the absence of material changes or events in the business of Keith since December 31, 2004;

•	the absence of material pending or threatened litigation outstanding against Keith or any of its subsidiaries;

•	employee benefit plans;

•	labor and employment matters;

•	title to leased real property and to assets;

•	ownership and validity of intellectual property rights;

•	tax matters and the payment of taxes;

•	various environmental matters, including compliance with environmental laws;

•	validity and effect of, and absence of defaults under, material contracts;

•	adequacy of insurance;

•	customers and suppliers;

•	interested party transactions; and

•	brokers’ and finders’ fees related to the merger.
      The merger agreement also contains representations and warranties by Stantec and Stantec Consulting to Keith relating to a number of matters, including the following:

•	incorporation, valid existence and qualification to do business of Stantec and Stantec Consulting;

•	corporate authorization and validity of the merger agreement;

•	Stantec’s capitalization;

•	the absence of any conflict of the merger agreement with Stantec’s or Stantec Consulting’s articles of incorporation or bylaws, with applicable laws or with any agreement to which Stantec or Stantec Consulting is a party and, subject to certain exceptions set forth in the merger agreement, the absence of governmental consents, filings and approvals necessary to complete the merger;

•	Stantec’s and Stantec Consulting’s possession of all permits and regulatory approvals required to conduct its business, and compliance by Stantec and Stantec Consulting with all applicable foreign, federal, state and local laws;

•	the proper filing of documents with the Alberta Securities Commission;

•	the general accuracy of financial statements and the absence of undisclosed liabilities;

•	accounts receivable, accounts payable, work in progress, accrued project liabilities and revenue recognition;

•	the adequacy of internal control over financial reporting;

•	the absence of material pending or threatened litigation outstanding against Stantec or Stantec Consulting;

•	approval of the merger agreement by the sole shareholder of Stantec Consulting and the absence of any requisite vote of Stantec’s shareholders to consummate the transactions contemplated by the merger agreement;

•	Stantec Consulting’s operations;

•	tax matters;

•	approval of the merger and the merger agreement by the board of directors of each of Stantec and Stantec Consulting and approval by the board of directors of Stantec of the registration and listing of Stantec common shares to be issued in connection with the merger;

•	the absence of material changes or events in the business of Stantec;

•	absence of ownership of Keith shares by Stantec or any of its subsidiaries;

•	brokers’ and finders’ fees related to the merger;

•	ownership and validity of intellectual property rights; and

•	various environmental matters, including compliance with environmental laws.
      Certain of Keith’s and Stantec’s representations and warranties are qualified as to materiality or “material adverse effect.” When used with respect to Keith, Stantec or the surviving corporation, “material adverse effect” means any material adverse change or effect on the business, prospects, condition (financial or otherwise), assets, liabilities or results of operations of that entity, taken as a whole, or the ability of that entity and its subsidiaries to consummate the merger, other than any change or effect relating to:

•	general economic, political or regulatory conditions or securities markets in general that do not have a disproportionate effect on Keith or Stantec, as applicable;

•	the industry in which Stantec and Keith operate that does not have a disproportionate effect on Keith or Stantec, as applicable; or

•	the public announcement or consummation of the transactions contemplated by the merger agreement.
Conduct of Business Pending the Merger
      Conduct of Keith’s Business Pending Merger. Keith has agreed that until the termination of the merger agreement or the effective time, except as expressly contemplated by the merger agreement, it will not do any of the following without the written consent of Stantec (which Stantec will not unreasonably withhold or delay):

•	operate other than in the ordinary course of business and consistent with past practice;

•	change or amend its articles of incorporation or bylaws;

•	(1) issue any shares of capital stock, or any options, warrants, convertible securities or rights to acquire any shares of such capital stock or any other ownership interest (except for issuances of Keith common stock issuable pursuant to Keith’s stock awards outstanding on the date of the merger agreement) or (2) sell, pledge, dispose of, grant or encumber any material assets of Keith or any subsidiary;

•	split, combine or reclassify any of its capital stock or purchase or otherwise acquire any of its capital stock (other than in connection with the cashless exercise of Keith stock options outstanding on the date of the merger agreement);

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly-owned subsidiary to Keith or any other wholly-owned subsidiary;

•	hire any additional employees other than in the ordinary course of business or increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business in salaries or wages of employees of Keith or any subsidiary who are not directors or officers of Keith or any subsidiary, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Keith or of any subsidiary, or establish or amend any arrangement for the benefit of any current or former director, officer, employee or consultant;

•	(1) acquire any corporation or other business organization or any material amount of assets; (2) incur any indebtedness for borrowed money or issue any debt securities or become responsible for the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice; (3) enter into any material contract; (4) authorize certain capital expenditures; or (5) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph;

•	implement or adopt any change in its accounting principles, practices or methods, other than as is consistent with or as may be required by law, GAAP or regulatory guidelines;

•	make any tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

•	discharge any obligation other than the discharge of liabilities (1) reflected or reserved against on the consolidated balance sheet of Keith and its subsidiaries as of March 31, 2005; (2) subsequently incurred in the ordinary course of business and consistent with past practice, or (3) subsequently incurred not in the ordinary course of business which will not exceed US$100,000;

•	amend or consent to the termination of any material contract, or amend, waive, modify or consent to the termination of Keith’s or any subsidiary’s rights thereunder;

•	commence or settle any material litigation; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
      Keith has agreed to use its reasonable best efforts to preserve substantially intact the business organization of Keith and its subsidiaries, to keep available the services of the current officers, key employees and key consultants of Keith and its subsidiaries and to preserve the current advantageous relationships of Keith and its subsidiaries with customers, suppliers and other persons with which Keith or any subsidiary has significant business relations.
      Conduct of Stantec’s Business Pending Merger. Except as expressly contemplated by any provision of the merger agreement, Stantec has agreed that until the termination of the merger agreement or the effective time, Stantec will not, without the prior written consent of Keith, engage in any action that could reasonably be expected to cause the merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, take any action to cause Stantec’s representations and warranties or agreements and covenants required by the merger agreement to be untrue in any material respect or take any action that would reasonably be likely to materially delay the merger.
Additional Agreements
      Registration Statement; Proxy Statement. Stantec and Keith have agreed that as promptly as practicable after the execution of the merger agreement they will prepare and file with the SEC (1) the proxy statement to be sent to Keith’s shareholders relating to the meeting of Keith’s shareholders, referred to as the special meeting, and (2) a registration statement on Form F-4 in connection with the registration under the Securities Act of the Stantec common shares to be issued pursuant to the merger. Stantec and Keith have agreed to use their reasonable best efforts to cause the registration statement to become effective as promptly as practicable and to mail this proxy statement/ prospectus to Keith’s shareholders.

      Keith has also agreed that neither Keith’s board of directors nor any committee will withdraw or modify, or propose to withdraw or modify, in a manner adverse to Stantec or Stantec Consulting, its approval or recommendation of the merger agreement and the merger unless the board of directors determines in its good faith judgment and after consultation with independent legal counsel that the failure to so withdraw or modify its approval and recommendation of the merger agreement and the merger would be inconsistent with its fiduciary duties to Keith and its shareholders.
      The parties have further agreed that at (1) the time the registration statement is declared effective, (2) the time this proxy statement/ prospectus is first mailed, (3) the time of the special meeting and (4) the effective time, the information such party provided for inclusion in this proxy statement/ prospectus will not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      Shareholder Meeting. The merger agreement requires Keith to call a meeting of its shareholders to approve the merger agreement. Keith will use its reasonable best efforts to solicit from its shareholders proxies in favor of approval and adoption of the merger agreement. Keith, however, is not required to encourage the adoption of the merger agreement or secure the vote of shareholders if the board of directors of Keith withdraws its recommendation. See “Termination, Amendment and Waiver — Termination” below.
      Employee Benefit Matters. After the effective time, Stantec will cause the surviving corporation and its subsidiaries to honor all agreements of Keith and its subsidiaries that are applicable to any current or former employees or directors of Keith or any subsidiary. Stantec will use reasonable best efforts to provide that employees of Keith or any subsidiary receive credit under any employee benefit plan, program or arrangement established or maintained by the surviving corporation or any of its subsidiaries for service accrued or deemed accrued prior to the effective time; provided, however, that such crediting of service will not duplicate any benefit or the funding of any such benefit. In addition, Stantec will use reasonable best efforts to waive any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Stantec or its subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of Keith and its subsidiaries in the calendar year in which the effective time occurs.
      Indemnification and Directors’ and Officers’ Insurance. The merger agreement provides that the bylaws of the surviving corporation will contain provisions no less favorable than the current provisions in Keith’s bylaws with respect to the indemnification of present and former officers and directors of Keith. The merger agreement also provides that Stantec will maintain in effect for six years the directors’ and officers’ liability insurance maintained by Keith at the effective time of the merger (provided that Stantec may substitute policies that are materially no less favorable) with respect to matters that occurred prior to the effective time of the merger and that Stantec will not be required to expend more than an amount per year equal to 175% of current annual premiums paid by Keith for such insurance.
      Obligations of Stantec Consulting. Stantec has agreed to take all action necessary to cause Stantec Consulting to perform its obligations under the merger agreement and to consummate the merger on the terms and subject to the conditions set forth in the merger agreement.
      Consents of Accountants. Keith and Stantec have agreed to use all reasonable efforts to deliver to each other consents from their respective independent auditors with respect to the inclusion of reports by such auditors in the registration statement.
      Listing. Stantec has agreed to promptly prepare and submit to the New York Stock Exchange or the Nasdaq National Market, referred to together as the U.S. exchange, and the Toronto Stock Exchange, listing applications covering the Stantec common shares to be issued in the merger and will use its reasonable efforts to obtain, prior to the effective time, approval for the listing or quotation of such Stantec common shares by the U.S. Exchange and the Toronto Stock Exchange. Stantec has received conditional approval to list such Stantec common shares on the Toronto Stock Exchange.

      Stantec’s Board of Directors. Stantec has agreed to take all such action as may be necessary to cause the chief executive officer of Keith to be appointed to the board of directors of Stantec.
      No Solicitation of Transactions. Keith has agreed that neither it nor any subsidiary nor any of the directors, officers or employees of it or any subsidiary will, and that it will not authorize its and its subsidiaries’ representatives, to (1) facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any competing transaction, or (2) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a competing transaction, or (3) agree to or recommend any competing transaction or enter into any letter of intent or other agreement contemplating any competing transaction; however, the board of directors of Keith may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a competing transaction, referred to as a superior proposal, if the board of directors of Keith has determined, in its good faith judgment, after having received the advice of a financial advisor and after having consulted with independent legal counsel, that the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to Keith and its shareholders. If Keith receives a superior proposal that Keith’s board of directors has decided to recommend or pursue by terminating the merger agreement, Keith will provide Stantec with three days to match the superior proposal.
      Plan of Reorganization. Each party has agreed to use its reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.
      Keith Contribution. Prior to the effective time, at Stantec’s request, Keith will deposit with the exchange agent for the benefit of the holders of Keith shares, the lesser of (a) US$18,000,000 and (b) the maximum amount of cash that would not preclude the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
      Restricted Stock. Keith has agreed to cooperate to amend agreements with each holder of Keith’s unvested restricted stock.
Conditions to the Merger
      The respective obligations of Keith, Stantec and Stantec Consulting to complete the merger are subject to the satisfaction or waiver, where permissible, of certain conditions.
      Conditions to Each Party’s Obligation to Effect the Merger. The obligations of Keith, Stantec and Stantec Consulting to complete the merger are conditioned upon the following conditions being satisfied or waived, where permissible:

•	the registration statement having been declared effective under the Securities Act and no stop order or proceeding seeking a stop order being pending by or before the SEC;

•	Keith’s shareholders having affirmatively voted to approve the merger agreement by the requisite vote;

•	no order preventing the consummation of the merger being in effect;

•	any waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, having expired or having been terminated, such waiting period having been terminated effective May 20, 2005; and

•	the Stantec common shares to be issued in the merger having been authorized for listing on the Toronto Stock Exchange. Stantec has received conditional approval to list such Stantec common shares on the Toronto Stock Exchange.

      Conditions to Obligations of Stantec and Stantec Consulting. The obligations of Stantec and Stantec Consulting to consummate the merger depend upon the following additional conditions being satisfied or waived, where permissible:

•	the representations and warranties of Keith being true and correct when made and as of the effective time;

•	Keith having performed in all material respects all of its obligations under the merger agreement;

•	all consents, approvals and authorizations legally required to be obtained to consummate the merger having been obtained from all governmental authorities;

•	no material adverse effect as defined in the merger agreement having occurred with respect to Keith;

•	Keith having deposited with the exchange agent for the benefit of the holders of Keith shares the lesser of (a) US$18,000,000 and (b) the maximum amount of cash that would not preclude the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	Keith having at least US$40,000,000 of cash or cash equivalents on deposit (less the amount of cash deposited with the exchange agent);

•	the number of dissenting shares being less than 5% of the issued and outstanding Keith shares;

•	prior to the effective time, the termination and cancellation of Keith’s plan qualified under Section 401(k) of the Code; however, the board of directors of Keith will not terminate and cancel the 401(k) plan if Stantec provides written notice to that effect to Keith at least two (2) days prior to the effective time; and

•	Stantec having received the opinion of Shearman & Sterling LLP, counsel to Stantec, to the effect that, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

      Conditions to Obligations of Keith. The obligations of Keith to consummate the merger depend on the following additional conditions being satisfied or waived, where permissible:

•	the representations and warranties of Stantec and Stantec Consulting being true and correct when made and as of the effective time;

•	Stantec and Stantec Consulting having performed in all material respects all of their obligations under the merger agreement;

•	No material adverse effect as defined in the merger agreement having occurred with respect to Stantec;

•	Keith having received the opinion of Akin Gump Strauss Hauer & Feld, counsel to Keith, to the effect that, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	the Stantec common shares to be issued in the merger having been authorized for listing or quotation on the U.S. exchange.

Termination, Amendment and Waiver
      Termination. The merger agreement may be terminated at any time prior to the effective time by action taken or authorized by the board of directors of the terminating party, notwithstanding any requisite approval and adoption of the merger agreement by the shareholders of Keith, as follows:

•	by mutual written consent of Stantec and Keith; or

•	by either Stantec or Keith if:

•	the effective time has not occurred on or before December 31, 2005;

•	Keith’s shareholders fail to approve and adopt the merger agreement at the special meeting; or

•	the other party breaches any representation, warranty, covenant or agreement such that the terminating party’s closing conditions are not satisfied and the breach is either not reasonably capable of being cured or has not been cured within 15 days after notice of the breach;

•	by Stantec if:

•	(1) Keith’s board of directors withdraws, modifies or changes in a manner adverse to Stantec its recommendation of the approval and adoption of the merger agreement, (2) the board of directors of Keith recommends to the shareholders of Keith a competing transaction or enters into any letter of intent or any agreement accepting any competing transaction, (3) Keith fails to include in the proxy statement the recommendation of Keith’s board of directors in favor of the approval and adoption of the merger agreement and the merger, (4) the board of directors of Keith fails to reaffirm its recommendation in favor of the approval and adoption of the merger agreement and the approval of the merger within five business days after Stantec requests in writing that such recommendation be reaffirmed, (5) through the fault of Keith, the merger is not, prior to December 15, 2005, submitted for the approval of the holders of Keith common stock at the special meeting, (6) Keith intentionally breaches its obligations under “Additional Agreements — No Solicitation of Transactions,” or (7) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Keith is commenced, and Keith’s board of directors fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within 10 days (each of the foregoing being referred to as a triggering event);

•	by Keith in order to accept a superior proposal of a third party.
      Effect of Termination. If the merger agreement is terminated as described above, the merger agreement will be void, and there will be no liability or obligation of any party except as to prior breaches of the merger agreement, confidentiality, and fees and expenses (including brokers’ and finders’ fees) described below.
      Fees and Expenses. All expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, whether or not the merger or any other transaction is consummated, except that Keith and Stantec will each pay one-half of all expenses relating to printing, filing and mailing the registration statement and the proxy statement and all SEC and other regulatory filing fees incurred in connection with the registration statement and the proxy statement and the filing fee for the forms filed under the HSR Act. Keith has agreed that if Stantec terminates the merger agreement as a result of a triggering event or if Keith terminates the merger agreement in order to accept a superior proposal, then Keith will pay to Stantec, no later than one business day after the first of such events has occurred, a fee of US$3.0 million plus Stantec’s expenses.
General Provisions
      Non-Survival of Representations and Warranties. The representations, warranties and agreements in the merger agreement and in any certificate delivered pursuant to the merger agreement will terminate at the effective time, except that the agreements set forth in Articles I, II, and IX and Sections 6.03(b), 6.06, 6.10 and 8.03 of the merger agreement will survive the effective time.
      Governing Law. The merger agreement is governed by the laws of the State of New York and the parties agree to submit to the jurisdiction of any New York state or federal court.

Other Agreements
Stockholders Support Agreement
      The following is a summary of all material provisions of the Stockholders Support Agreement, dated as of April 14, 2005, among Stantec, Stantec Consulting and the stockholders listed below. This summary is qualified in its entirety by reference to the Stockholders Support Agreement, a copy of which is attached as Appendix B to this proxy statement/ prospectus.
      In the stockholders support agreement, Aram H. Keith and Margie R. Keith Revocable Trust, Aram H. Keith and Margie R. Keith granted an irrevocable proxy to Stantec to vote at any meeting of the shareholders of Keith all of such stockholders’ shares of Keith: (1) in favor of the approval and adoption of the merger agreement and approval of the merger; (2) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Keith under the merger agreement or that could result in any of the conditions to Keith’s obligations under the merger agreement not being fulfilled; and (3) in favor of any other matter necessary to the consummation of the merger.
      Each stockholder further agreed not to sell, dispose or otherwise encumber its shares of Keith or take any action that would make any representation or warranty in the stockholders support agreement untrue or incorrect.
      Subject to the fulfillment of fiduciary obligations, each stockholder also agreed not to solicit, discuss or otherwise facilitate any competing transaction or unsolicited proposal that constitutes, or could lead to, a superior proposal; however, nothing in the agreement prohibits Aram H. Keith, in his capacity as director and executive officer of Keith, from engaging in any activity permitted pursuant to the merger agreement.
      The stockholders’ obligations under the stockholders support agreement will terminate when the merger becomes effective or the merger agreement is terminated, whichever is earlier.
      As of March 31, 2005, the stockholders owned (either beneficially or of record) 1,374,217 shares of Keith common stock, constituting approximately 17.2% of the outstanding shares of Keith common stock (or approximately 16.8% of the outstanding shares of Keith common stock on a fully diluted basis).
Letter Agreement
      On April 14, 2005, Stantec and Aram H. Keith entered into a letter agreement. Pursuant to the terms of the letter agreement, Stantec agreed to cause Stantec Consulting to extend to Mr. Keith a formal employment offer, which would supercede all of Mr. Keith’s existing employment agreements, including the change in control letter agreement, dated as of March 22, 2001. Upon the close of the merger, the delivery of the formal employment offer and the payment of US$525,000 by Stantec to Mr. Keith, the existing change in control letter agreement will terminate.
Confidentiality Agreement
      The following is a summary of all material provisions of the confidentiality agreement, dated as of February 18, 2005, between Keith and Stantec. Pursuant to the confidentiality agreement, each of Keith and Stantec agreed, except as required by law, to keep confidential and not to disclose or reveal any confidential information of the other party to any person other than certain of its representatives, and not to use such confidential information for any purpose other than in connection with the evaluation or consummation of the merger. Confidential information does not include, however, information which (1) is or becomes generally available to the public (other than as a result of a wrongful disclosure), (2) was already available to the party receiving such information on a non-confidential basis, (3) becomes available to a party on a non-confidential basis from a person who is not prohibited from disclosing such information to such Party or (4) was independently acquired by the party receiving such information without violating its obligations under the confidentiality agreement. If a party is required by law to disclose any confidential information, such party must notify the party that provided the information and, if the receiving party is unable to obtain a protective order or waive compliance with the terms of the confidentiality agreement, such receiving party may disclose confidential information without liability provided that it seeks to obtain confidential treatment of the confidential information.

Beneficial Ownership of Securities
      The following table sets forth information with respect to the beneficial ownership of Stantec common shares, as of March 21, 2005, by each director, each executive officer and all directors and executive officers as a group.
      Beneficial ownership is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any Stantec common shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days through the exercise of any warrant, option or other right. The inclusion in this proxy statement/ prospectus of such Stantec common shares, however, does not constitute an admission that the named individual is a direct or indirect beneficial owner of such Stantec common shares. Stantec common shares that a person has the right to acquire within 60 days of March 21, 2005 are deemed outstanding for the purpose of calculating the percentage ownership of such person, but are not deemed outstanding for the purpose of calculating the percentage owned by any other person listed. The applicable percentage of “beneficial ownership” after the merger is based upon 18,937,019 Stantec common shares outstanding before the merger as of April 13, 2005, as adjusted to reflect approximately 3,898,193 Stantec common shares to be issued pursuant to the merger.

	Before the Merger		After the Merger

	Number of	Percentage of	Number of	Percentage of
	Shares	Class	Shares	Class
	Beneficially	Beneficially	Beneficially	Beneficially
Name of Beneficial Owner(1)(2)	Owned	Owned	Owned	Owned

Ronald Triffo	617,091	3.2%	617,091	2.7%
Anthony P. Franceschini	332,025	1.7%	332,025	1.4%
Aram H. Keith(3)	—	—	640,385	2.8%
Neilson A. “Dutch” Bertholf, Jr.	10,000	*	10,000	*
Robert J. Bradshaw	55,000	*	55,000	*
E. John (Jack) Finn	29,000	*	29,000	*
William D. Grace	18,000	*	18,000	*
Susan E. Hartman	—	—	—	—
Robert R. Mesel	2,500	*	2,500	*
Donald W. Wilson	79,783	*	79,783	*
Jeffrey S. Lloyd	23,683	*	23,683	*
Raymond L. Alarie	14,248	*	14,248	*
Mark E. Jackson	23,194	*	23,194	*
W. Barry Lester	15,709	*	15,709	*
All directors and executive officers as a group	1,220,233	6.4%	1,860,618	8.1%

*	Indicates less than 1%.

(1)	Unless otherwise provided, the address for each “Beneficial Owner” is 10160 — 112 Street, Edmonton, Alberta, Canada T5K 2L6.

(2)	Unless otherwise noted, each person has sole voting and investment power over the shares listed opposite his or her name.

(3)	Stantec has agreed that, upon consummation of the merger, it will appoint Aram H. Keith, currently Chairman and Chief Executive Officer of Keith, to the Stantec board of directors. Mr. Keith has indicated that he intends to elect to receive a mix of cash and Stantec common shares as merger consideration in exchange for the 1,374,217 shares of Keith common stock he beneficially owns. Based on the closing sale price of Stantec common shares on the Toronto Stock Exchange on May 6, 2005, it is estimated that the Aram H. Keith and Margie R. Keith Revocable Trust, of which Aram H. Keith is a trustee, will receive US$15,116,387 and 640,385 Stantec common shares as merger consideration.

Description Of Stantec Share Capital
      The following is a summary description of Stantec’s share capital.
      The authorized share capital of Stantec consists of an unlimited number of preferred shares, issuable in series, and an unlimited number of common shares of which, as at April 13, 2005, no preferred shares and 18,937,019 common shares have been issued and are outstanding. The material rights, privileges, restrictions and conditions attached to the preferred shares and the common shares are summarized below.
Preferred Shares
      The preferred shares may be issued in one or more series, each series to consist of such number of shares and to have such rights, privileges, restrictions and conditions as may, before the issue thereof, be determined by the board of directors of Stantec. The holders of the preferred shares as a class are not entitled to receive notice of or to attend any meeting of the shareholders of Stantec and are not entitled to vote at any such meeting, except to approve amendments to the terms of the preferred shares as a class or as required by law. Each series of preferred shares will rank pari passu with each other series of preferred shares with respect to the entitlement to dividends or distribution of assets in the event of the liquidation, dissolution or winding-up of Stantec. The preferred shares as a class rank ahead of the common shares with respect to entitlement to dividends and distribution of assets in the event of the liquidation, dissolution or winding-up of Stantec.
Common Shares
      The holders of common shares are entitled to receive, as and when declared by the board of directors of Stantec, dividends in such amount and in such form as the board of directors of Stantec may from time to time determine. The holders of the common shares are entitled to receive notice of and to attend all meetings of shareholders of Stantec and have one vote for each common share held at all such meetings, except for meetings at which only holders of another specified class or series of shares of Stantec are entitled to vote separately as a class or series. The common shares rank behind the preferred shares with respect to entitlement to dividends and distribution of assets in the event of liquidation, dissolution or winding-up of Stantec.

Comparison of Shareholders’ Rights
General
      The rights and privileges of holders of Keith common stock are currently governed principally by:

•	the laws of California, particularly the California Corporations Code, referred to in this proxy statement/ prospectus as the CCC;

•	Keith’s Amended and Restated Articles of Incorporation, referred to in this proxy statement/ prospectus as Keith’s charter; and

•	Keith’s Amended and Restated bylaws, referred to in this proxy statement/ prospectus as Keith’s bylaws.
      As a result of the merger, holders of Keith common stock who receive Stantec common shares will have the rights and privileges of those shares governed principally by:

•	the Canada Business Corporations Act, referred to in this proxy statement/ prospectus as the CBCA;

•	Stantec’s Restated Articles of Incorporation, which are referred to in this proxy statement/ prospectus as Stantec’s charter; and

•	Stantec’s bylaws, which are referred to in this proxy statement/ prospectus as Stantec’s bylaws.
      While the rights and privileges of shareholders of a corporation amalgamated under the CBCA such as Stantec are, in many instances, comparable to those of shareholders of a California corporation such as Keith, there are material differences. The following is a summary of the material differences between the rights of holders of Keith common stock and the rights of holders of Stantec common shares as of the date of this proxy statement/ prospectus. These differences arise principally from differences between the CCC and the CBCA and between Keith’s charter and bylaws and Stantec’s charter and bylaws.
Classes and Series of Capital Stock

Keith
      Under Keith’s charter, Keith may issue up to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of April 2, 2005, 7,985,085 shares of Keith common stock were outstanding and no shares of Keith preferred stock were outstanding.

Stantec
      Under Stantec’s charter, Stantec is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares, issuable in series. As of April 13, 2005, 18,937,019 common shares were outstanding and no preferred shares were issued and outstanding. For a description of the different classes of shares Stantec may issue, see “Description of Stantec Share Capital.”
Annual Meetings of Shareholders

Keith
      Under the CCC, if a corporation fails to hold an annual meeting for the election of directors for a period of 60 days after the date designated in the corporation’s bylaws or, if no date has been designated, for a period of 15 months after the organization of the corporation or after its last annual meeting, the superior court of the proper county may order a meeting to be held upon the application of any shareholder after notice to the corporation giving it an opportunity to be heard. The shares represented at a meeting called by the superior court either in person or by proxy and entitled to vote at the meeting constitute a quorum for the purposes of the meeting, even if the corporation’s articles of incorporation or bylaws provide for a different quorum requirement. Keith’s bylaws provide that the annual meeting will be held on such date and at such time as may be fixed by the board of directors.

Stantec
      Under the CBCA, the directors of Stantec must call an annual meeting of shareholders not later than 15 months after the last preceding annual meeting and not later than six months after the end of Stantec’s preceding financial year. Subject to certain provisions of the CBCA, the holders of not less than 5% of the issued and outstanding shares of Stantec that carry the right to vote at the meeting sought to be held may request that the directors call an annual meeting. If the directors do not call the meeting within 21 days after receiving the requisition, any shareholder who signed such requisition may call the meeting. The CBCA gives holders a similar right to call a special meeting of shareholders, as described under the caption “Special Meetings of Shareholders” below. If for any reason it is impracticable to call a meeting or to conduct a meeting in the manner in which it is otherwise to be called or as prescribed by Stantec’s bylaws or the CBCA, any director or shareholder entitled to vote at that meeting may apply to a court for an order calling the meeting and setting forth the manner to hold and conduct the meeting. The CBCA requires meetings of shareholders to be held in Canada unless the charter specifies a place outside of Canada where such meetings may be held. Stantec’s charter does not permit shareholders meetings to be held outside Canada.
Special Meetings of Shareholders

Keith
      Under the CCC, special meetings of shareholders may be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting or such additional persons as may be provided in the articles of incorporation or bylaws. Neither Keith’s charter nor bylaws permit any additional persons to call a special meeting.

Stantec
      Under the CBCA, special meetings of shareholders may be called at any time by the board of directors. Stantec’s bylaws provide that meetings of shareholders may be called by any two directors upon not less than 21 days’ notice. In addition, subject to certain provisions of the CBCA, the holders of not less than 5% of the issued and outstanding shares of Stantec that carry the right to vote at the meeting sought to be held may request that the directors call a meeting of shareholders for any purpose. If the directors do not call the meeting within 21 days after receiving such a requisition, any shareholder who signed the requisition requesting the directors to call the meeting may call the meeting. The CBCA also requires meetings of shareholders to be held in Canada, unless the charter specifies a place outside of Canada where such meeting may be held. Stantec’s charter does not permit shareholders meetings to be held outside Canada.
Quorum of Shareholders

Keith
      Under the CCC, a quorum consists of a majority of the shares entitled to vote present in person or represented by proxy, unless the articles of incorporation provide otherwise, but in no event will a quorum consist of less than one-third of the shares entitled to vote at the meeting or of more than a majority of the shares entitled to vote at the meeting. Keith’s charter does not specify any requirements for a quorum of shareholders and Keith’s bylaws are consistent with the CCC.

Stantec
      Under the CBCA, unless the corporation’s bylaws otherwise provide, a quorum of shareholders is present at a meeting of shareholders, irrespective of the number of persons actually present at the meeting, if the holders of a majority of the shares who are entitled to vote are represented in person or by proxy at the meeting. Stantec’s bylaws provide that a quorum for a meeting of shareholders will be at least 2 persons each holding or representing by valid proxy outstanding fully voting preferred shares or common shares.

Shareholder Action Without a Meeting

Keith
      Under the CCC, unless otherwise provided in the articles of incorporation, any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted. However, directors may be elected without a meeting only by unanimous written consent of all shares entitled to vote for the election of directors; provided that the shareholders may elect a director to fill a vacancy, other than a vacancy created by removal, by the written consent of a majority of the outstanding shares entitled to vote.

Stantec
      Under the CBCA, shareholder action may be taken without a meeting of shareholders by written resolution signed by all shareholders who would be entitled to vote on the matter at a meeting of shareholders except with respect to a meeting called for the purpose of (1) removing a director or the auditor from office or (2) electing or appointing a director or auditor following the resignation, removal or expiry of term of office of the director or auditor where, in either case, the director or auditor has submitted a written statement giving the reasons why he opposes the proposed action or resolution. Stantec’s bylaws provide that, except where a written statement is submitted by a director or auditor under the CBCA, a resolution in writing signed by all shareholders entitled to vote on that resolution at a shareholders meeting is as valid as if it had been passed at a shareholders meeting.
Shareholder Nominations and Proposals

Keith
      Neither the CCC nor Keith’s articles or bylaws contain provisions governing shareholder nominations of persons for election as directors or shareholder proposals to be considered at an annual or special meeting. However, pursuant to Rule 14a-8 under the Exchange Act, a shareholder can have its proposal disclosed in a company’s proxy materials and presented to shareholders for a vote, provided the shareholder follows the procedures and is not substantively excludable under the SEC’s shareholder proposal rule.

Stantec
      Under the CBCA, shareholder proposals may be submitted only at annual meetings of shareholders. A shareholder entitled to vote at an annual meeting of shareholders and who holds (1) at least 1% of the total number of outstanding voting shares of Stantec or (2) shares having a fair market value of at least C$2,000, may submit to Stantec notice of any matter that the shareholder proposes to raise at the meeting and discuss at the meeting any matter in respect of which the person would have been entitled to submit a proposal. Stantec is not required to set out the proposal in its management proxy circular if, among other things, the proposal is not submitted to Stantec at least 90 days before the anniversary date of the notice sent to shareholders in connection with Stantec’s previous annual meeting of shareholders. A shareholder proposal may include nominations for the election of directors if the proposal is signed by the holders of not less than 5% of the issued and outstanding shares that carry the right to vote at the meeting to which the proposal is to be presented, but this requirement does not preclude nominations made at a meeting of shareholders. As a foreign private issuer, Rule 14a-8 will not apply to Stantec.
Access to Corporate Records, Financial Statements and Related Matters

Keith
      The CCC and Keith’s bylaws permit a shareholder holding at least 5% in the aggregate of the outstanding voting shares of a corporation or who holds at least 1% of those voting shares and has filed a Schedule 14A with the SEC has the right to (1) inspect and copy the record of shareholders’ names and addresses and shareholdings during usual business hours upon five business days’ prior written demand upon the corporation, and (2) obtain from the transfer agent for the corporation, upon written demand and the tender of its usual charges for such a list, a list of the names and addresses of the shareholders who are entitled to vote for the election of directors and their shareholdings. The list shall be made available on or before the later of five business days after the demand is received or the date specified therein as the date as of which the list is to be compiled. Any delay by the corporation or the transfer agent in complying with such a shareholder demand beyond the time limits specified therein will give the shareholder a right to obtain from the superior court an order postponing any shareholders’ meeting previously noticed for a period equal to the period of such delay. In addition, the record of shareholders shall be open to inspection and copying by any shareholder or holder of a voting trust certificate at any time during usual business hours upon written demand on the corporation for a purpose reasonably related to such holder’s interests as a shareholder or holder of a voting trust certificate. Finally, the accounting books and records and minutes of proceedings of the shareholders and the board of directors and committees thereof will be open to inspection upon the written demand on the corporation of any shareholder at any reasonable time during usual business hours for a purpose reasonably related to such holder’s interests as a shareholder.

Stantec
      Under the CBCA, a corporation is required to make available to its shareholders and creditors and their personal representatives, specified books and records during usual business hours of the corporation. These persons may take extracts from these books and records free of charge. Stantec shareholders or creditors and their personal representatives may also access Stantec’s securities register by submitting a request and an affidavit certifying, among other things, that the list will only be used for the purposes set out in the CBCA. An extract of the securities register may be taken upon payment of a reasonable fee.
Charter Amendments

Keith
      Under the CCC, amendments to a corporation’s articles of incorporation generally require the approval of the board of directors and the approval of holders of a majority of the outstanding shares entitled to vote, either before or after the approval by the board of directors. In addition, certain amendments must also be approved by the holders of a majority of the outstanding shares of a class, whether or not such class is entitled to vote thereon by the articles of incorporation. These amendments include:

•	Certain increases or decreases in the aggregate number of authorized shares of such class;

•	An exchange, reclassification, or cancellation of all or part of the shares of such class, including a reverse stock split but excluding a stock split;

•	An exchange, or right of exchange, of all or part of the shares of another class into the shares of such class;

•	A change in the rights, preferences, privileges or restrictions of the shares of such class;

•	Creation of a new class of shares having rights, preferences or privileges prior to the shares of such class, or an increase in the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the shares of such class;

•	In the case of preferred shares, the division of the shares of any class into series having different rights, preferences, privileges or restrictions or the authorization of the board of directors to do so; and

•	Cancellation of dividends on the shares of such class which have accrued but have not been paid.

Stantec
      Under the CBCA, any amendment to a corporation’s charter generally requires approval by special resolution. Generally speaking, such special resolution must be passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution or signed by all the shareholders entitled to vote on the resolution. In addition, if an amendment affects certain rights of holders of a particular class or series of shares, the approval of two-thirds of the outstanding shares of that class or series is required.
Bylaw Amendments

Keith
      Under the CCC and Keith’s bylaws, bylaws may be adopted, amended or repealed either by approval of a majority of the outstanding shares entitled to vote or by the approval of the board; provided, however, that after the issuance of shares, a bylaw specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board of directors or vice versa may only be adopted by approval of a majority of the outstanding shares entitled to vote.

Stantec
      The CBCA provides that unless a corporation’s charter or bylaws otherwise provide, the directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of the corporation. Where the directors make, amend or repeal a bylaw, they are required under the CBCA to submit the bylaw, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the bylaw, amendment or repeal by an ordinary resolution. An ordinary resolution is a resolution passed by a majority of the votes cast by shareholders who voted in respect of the resolution. A bylaw, or an amendment or a repeal of a bylaw, is effective from the date of the resolution of the directors until it is confirmed, amended or rejected by the shareholders or until the next meeting of shareholders if the bylaw, amendment or repeal is not submitted to the shareholders at that time.
Vote on Sale or Lease of Assets

Keith
      Under the CCC, a corporation may sell, lease, convey, exchange, transfer, or otherwise dispose of all or substantially all of its assets when approved by the board, and, unless the transaction is in the usual and regular course of its business, approved by a majority of the outstanding shares entitled to vote, either before or after approval by the board and before or after the transaction.

Stantec
      Under the CBCA, the sale, lease or exchange of all or substantially all the assets of a corporation other than in the ordinary course of business requires the approval of the shareholders by special resolution. This resolution must be passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution, each share carrying the right to vote whether or not it otherwise carries the right to vote. The holders of each class or series of shares that is affected differently by the transaction from the shares of any other class or series are entitled to vote separately as a class or series. Dissent rights, described further below, are applicable to such a transaction.
Vote on Extraordinary Corporate Actions

Keith
      Under the CCC, a reorganization, which includes a merger, an exchange reorganization and a sale-of-assets reorganization, must be approved by a majority of the outstanding shares entitled to vote of each class of each corporation the approval of whose board of directors is required. However, unless provided in the articles or bylaws, no approval of any class of outstanding preferred shares is required if the rights, preferences, privileges and restrictions granted to or imposed upon that class of shares remain unchanged.
      Approval of the outstanding shares entitled to vote is not required in the case of any corporation if that corporation, its shareholders immediately before the reorganization, or both will own, immediately after the reorganization, equity securities of the surviving or acquiring corporation possessing more than five-sixths of the voting power of the surviving or acquiring corporation. A merger must be approved by a majority of the outstanding shares entitled to vote of the surviving corporation if any amendment is made to its articles of incorporation which would otherwise require such approval. Furthermore, a merger or sale-of-assets reorganization must be approved by a majority of the outstanding shares entitled to vote of any class of a corporation if holders of shares of that class receive shares of the surviving or acquiring corporation having different rights, preferences, privileges or restrictions than those surrendered. Finally, if the terms of a merger or sale-of-assets reorganization provide that a class or series of preferred shares is to have distributed to it a lesser amount than would be required by the articles of incorporation, then the reorganization must be approved by the same percentage of outstanding shares of that class or series which would be required to approve an amendment of the articles of incorporation to provide for the distribution of that lesser amount.
      Notwithstanding the foregoing, a reorganization must be approved by all shareholders of any class or series if, as a result of the reorganization, the holders of that class or series become personally liable for any obligations of a party to the reorganization, unless all holders of that class or series have dissenters’ rights. Moreover, a merger must be approved by all of the outstanding shares entitled to vote of a corporation if the merger agreement provides for cancellation without consideration of all the outstanding shares of that corporation.

Stantec
      Under the CBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances, and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if not ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed at a meeting by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights. Dissent rights, described further below, are applicable to such transactions.
Preemptive Rights

Keith
      The CCC provides that shareholders may have a preemptive right if such a right is specifically provided in the corporation’s articles of incorporation. Keith’s charter does not provide for preemptive rights.

Stantec
      The CBCA provides that shareholders may have a preemptive right if such a right is specifically provided in the corporation’s articles of incorporation. Stantec’s charter does not provide for preemptive rights.
Dissent Rights

Keith
      Shareholders of a California corporation who dissent from a merger or reorganization and hold dissenting shares are entitled to be paid the fair market value for their shares. Dissenters’ rights entitle the holder to require the corporation to purchase their dissenting shares for cash at their fair market value determined as of the day before the first announcement of the reorganization. Dissenting shares are generally shares which:

•	were not, immediately prior to the reorganization, listed on a national securities exchange or designated as a Nasdaq National Market security (not including any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation);

•	were outstanding on the date for determination of shareholders entitled to vote on the reorganization and were not voted in favor of the reorganization;

•	the dissenting shareholder has demanded that the corporation purchase at their fair market value; and

•	the dissenting shareholder has submitted to be endorsed with a statement that the shares are dissenting shares.

Stantec
      The CBCA provides that shareholders of a corporation are entitled to vote on certain matters, to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The matters giving rights to dissent rights include:

•	any amalgamation with another corporation (other than with certain affiliated corporations);

•	an amendment to a corporation’s charter to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares;

•	an amendment to a corporation’s charter to add, change or remove any restriction upon the business or businesses that such corporation may carry on;

•	a continuance under the laws of another jurisdiction;

•	a sale, lease or exchange of all or substantially all the property of a corporation other than in the ordinary course of business;

•	a going-private transaction or a squeeze-out transaction;

•	a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by a corporation; or

•	certain amendments to a corporation’s charter that require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to a corporation’s charter is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy, unless dissent rights are granted or ordered by the court.
      Under the CBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy (as discussed further below) for any act or omission of a corporation which is oppressive, unfairly prejudicial to or that unfairly disregards a shareholder’s interests.
Stock Repurchases

Keith
      Under the CCC, a corporation may redeem any or all shares which are redeemable at its option by giving notice of redemption and by payment or deposit of the redemption price. When a corporation reacquires its own shares, those shares are restored to the status of authorized but unissued shares, unless the articles of incorporation prohibit them from being reissued. Keith’s charter does not contain any such prohibition on reissuance.

Stantec
      Under the CBCA, except in certain specified circumstances, a corporation may acquire its own shares unless there are reasonable grounds for believing that the corporation is or would be, after payment for such shares, unable to pay its liabilities as they become due or if the realizable value of the corporation’s assets would, as a result of the payment for such shares, be less than the aggregate of its liabilities and stated capital. Under the CBCA, a corporation that acquires its own shares must cancel such shares and must deduct from its stated capital account an amount equal to the stated capital attributable to the repurchased shares.

Number and Qualification of Directors

Keith
      The CCC provides that the minimum number of directors shall be three, provided that as long as there is only one shareholder, the minimum number of directors is one. The bylaws shall set forth the number of directors of the corporation; or that the number of directors shall be not less than a stated minimum nor more than a stated maximum (unless such provision is contained in the articles, in which case it may only be changed by an amendment of the articles). Under the CCC, a corporation’s articles of incorporation may provide for the election of one or more directors by the holders of the shares of any class or series. Keith’s bylaws provide that the number of directors will be authorized by resolution of the board of directors or the shareholders, provided that such number will not be less than five or greater than nine.

Stantec
      The CBCA requires that a corporation whose securities are publicly traded have at least three directors, at least two of whom are not officers or employees of such corporation or any of its affiliates. In addition, the CBCA requires that at least 25% of the directors of a corporation be resident Canadians. Stantec’s bylaws require that at least 50% of the directors be resident Canadians, provided that if the corporation has less than four directors, at least two must be resident Canadians.
      Under Stantec’s charter, the minimum number of directors is three and the maximum number of directors is twenty. Stantec’s bylaws provide that a director’s term of office is from the date of the meeting at which he is elected until the next annual meeting following the election, provided that if an election of directors is not held at that meeting, the incumbent directors continue in office until their successors are elected.
Filling Vacancies on the Board of Directors

Keith
      The CCC provides that, unless otherwise provided in the articles of incorporation or bylaws and except for a vacancy created by the removal of a director, vacancies on the board of directors may be filled by approval of the board of directors or, if the number of directors then in office is less than a quorum, by (1) the unanimous written consent of the directors then in office, (2) the affirmative vote of a majority of the directors then in office at a meeting, or (3) the sole remaining director. Unless the articles or a bylaw adopted by the shareholders provide that the board may fill vacancies occurring in the board by reason of the removal of directors, such vacancies may be filled only by approval of the shareholders. In addition, shareholders may elect a director at any time to fill any vacancy not filled by directors. Any such election by written consent, other than to fill a vacancy created by removal (which requires the unanimous consent of all shares entitled to vote), requires the consent of a majority of the outstanding shares entitled to vote. If, after filling any vacancy, the directors then in office constitute less than a majority of the entire board, then (1) any holders of 5% or more of the outstanding shares having the right to vote for those directors may call a special meeting of shareholders, or (2) the superior court may, upon application of shareholders holding at least 5% of the outstanding shares having the right to vote for these directors, order a special meeting for the election of the entire board of directors.
      Keith’s bylaws provide that vacancies, except those existing as a result of a removal of a director, may be filled by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director, and each director so elected will hold office until the next annual meeting and until such director’s successor has been elected and qualified. In addition, shareholders may elect a director at any time to fill any vacancy not filled by directors. Any such election by written consent, other than to fill a vacancy created by removal, requires the consent of a majority of the outstanding shares entitled to vote.

Stantec
      Under the CBCA, a quorum of directors may appoint one or more directors to fill a vacancy among the directors (except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles) and any director so appointed will hold office for the unexpired term of the director’s predecessor in office. Under Stantec’s bylaws, the shareholders may, by ordinary resolution, fill any vacancy on the board of directors. In the case of a vacancy resulting otherwise than from an increase in the number or minimum number of directors or from a failure to elect the number or minimum number of directors required by the articles of incorporation, a quorum of directors may fill a vacancy by resolution.
Removal of Directors

Keith
      Under the CCC, directors generally may be removed, with or without cause, by a majority of the outstanding shareholders entitled to vote at an election of directors, subject to certain exceptions.

Stantec
      Under the CBCA and Stantec’s bylaws, the shareholders of Stantec may by ordinary resolution at a special meeting remove any director or directors from office. This resolution must be passed by a vote of not less than a majority of the votes cast by shareholders who voted in respect of the resolution.
Transactions with Directors and Officers

Keith
      Under the CCC, no contract or transaction between a corporation and one or more of its directors, or between a corporation and any corporation, firm or association in which one or more of its directors has a material financial interest, is void or voidable solely because of that relationship or because that director is present at the meeting which authorizes the contract or transaction, if the material facts of the transaction and such director’s interest are fully disclosed and approved by the shareholders or the directors of the corporation.
      As to contracts or transactions not approved as provided above, the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable to the corporation at the time it was authorized, approved or ratified.

Stantec
      Under the CBCA, no material contract or transaction between Stantec and one or more of its directors or officers or between Stantec and another entity of which a director or officer of Stantec is a director or officer or in which one or more of its directors or officers has a material interest, is void or voidable as a result of that relationship or because that director is present at or is counted to determine the presence of a quorum at a meeting of directors or a committee of directors that authorized the material contract or transaction if:

•	the director or officer disclosed his interest in accordance with the CBCA;

•	the contract or transaction was approved by the directors; and

•	the contract or transaction was reasonable and fair to Stantec at the time it was approved.
      Additionally, Stantec’s bylaws require a director who is a party to, or who is a director or officer of or has a material interest in any person who is a party to a material contract with the corporation, to disclose such interest to the corporation. Such director is prohibited from voting on any resolution to approve the contract, except as permitted by the CBCA.

Director and Officer Liability and Indemnification

Keith
      The CCC allows a corporation to include a provision in its articles limiting or eliminating the liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director’s fiduciary duties to the corporation and its shareholders, except where such breaches include, but are not limited to, (1) acts or omissions that involve intentional misconduct or knowing violations of the law, (2) the receipt by the director of an improper personal benefit, (3) the payment of unlawful dividends, the making of unlawful asset distributions or the unlawful creation or guarantee of financial obligations and (4) for acts or omissions that a director believes or should reasonably believe to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director. Keith’s charter eliminates the liability of directors for monetary damages to the fullest extent permitted under the CCC. Keith’s charter permits indemnification of directors and officers.
      The CCC allows a corporation to indemnify directors, officers, employees and agents. Under the CCC, a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In the context of a derivative action in the name of or by the corporation to procure a judgment in its favor, the corporation may provide indemnification of expenses only.
      However, under the CCC and Keith’s bylaws, no indemnification is permitted for any of the following:

•	In respect of any claim as to which the person is adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless the court determines that the person is entitled to indemnity for expenses;

•	Amounts paid in settling or otherwise disposing of a pending action without court approval;

•	Expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval;

•	Where it appears that indemnification would be inconsistent with a provision of the articles, bylaws, a resolution of the shareholders, or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

•	Where it appears that indemnification would be inconsistent with any condition expressly imposed by a court in approving a settlement.
      Any indemnification must be authorized by any of the following:

•	A majority vote of a quorum consisting of directors who are not parties to the proceeding;

•	If such a quorum of directors is not obtainable, by independent legal counsel in a written opinion;

•	Approval of the shareholders with the shares owned by the person to be indemnified not being entitled to vote; or

•	The court in which the proceeding is or was pending upon application made by the corporation, the agent, the attorney or other person rendering services in connection with the defense.
      Notwithstanding the foregoing, if an agent of the corporation has been successful on the merits in defense of any proceeding, the agent will be indemnified against expenses reasonably incurred in connection with the proceeding.

      The CCC and Keith’s bylaws expressly authorize Keith to purchase and maintain insurance against liability for any agent of the corporation whether or not the corporation would have the power to indemnify the agent. The CCC and Keith’s bylaws also allow for the advance payment of an agent’s expenses prior to the final disposition of an action, provided that the agent undertakes to repay any such amount advanced if it is later determined that the agent is not entitled to indemnification.

Stantec
      Under the CBCA, a corporation may not, by contract, resolution, bylaw or its charter, limit the liability of its directors for breaches of their fiduciary duties or their duty to act in accordance with the CBCA. However, the corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of that association with the corporation or the other entity, if:

(1) that person acted honestly and in good faith with a view to the best interests of the corporation; and

(2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her conduct was lawful.
      These individuals are entitled to indemnity from the corporation if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set out in (1) and (2) above. A corporation, an individual or another entity referred to above may apply to a court for an order approving an indemnity made pursuant to the CBCA and the court may so order and make any further order that it sees fit if the individual fulfills the conditions set out in (1) and (2) above.
      Stantec’s bylaws provide for indemnification of directors and officers to the fullest extent authorized by the CBCA. In addition, Stantec’s bylaws permit the indemnification of employees and agents and give employees and agents who achieve success as a defendant in an action an entitlement to indemnification. Finally, Stantec’s bylaws provide that the corporation may purchase and maintain insurance for directors and officers.
      The CBCA does not expressly provide for advance payment of an indemnified person’s expenses. However, such advance payment is permitted provided that the individual must repay the money received if it does not fulfill the conditions set out in (1) and (2) above.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Fiduciary Duties of Directors

Keith
      Directors of corporations incorporated under the CCC have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in good faith in the best interests of the corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

Stantec
      Directors of corporations governed by the CBCA have fiduciary obligations to the corporation. Under the CBCA, directors of a corporation must act honestly and in good faith with a view to the best interests of the corporation, and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
Derivative Action

Keith
      A shareholder may bring a derivative action in California on behalf of the corporation only if it satisfies both of the following two conditions:

1) The plaintiff was a shareholder of the corporation at the time of the transaction of which he or she complains. The CCC provides that any shareholder who does not meet this requirement may nevertheless be allowed, in the discretion of the court, to maintain the action if:

•	there is a strong prima facie case in favor of the claim asserted on behalf of the corporation;

•	no other similar action has been or is likely to be instituted;

•	the plaintiff acquired the shares before there was disclosure to the public or to the plaintiff of the wrongdoing of which plaintiff complains;

•	unless the action can be maintained the defendant may retain a gain derived from defendant’s willful breach of a fiduciary duty;

•	the requested relief will not result in unjust enrichment of the corporation or any shareholder of the corporation; and

2) The plaintiff alleges in the complaint with particularity plaintiff’s efforts to secure from the board the action plaintiff desires, or the reasons for not making such effort, and alleges further that plaintiff has either informed the corporation or the board in writing of the ultimate facts of each cause of action against each defendant or delivered to the corporation or the board a true copy of the complaint which plaintiff proposes to file.

Stantec
      Under the CBCA, a complainant (as defined below under “Oppression Remedy”) may apply to the applicable court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which the corporation or a subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation or the subsidiary. Under the CBCA, no action may be brought and no intervention in an action may be made unless the court is satisfied that:

•	the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the person’s intention to apply to the court if the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action;

•	the person is acting in good faith; and

•	it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.
      Under the CBCA, in connection with a derivative action, the court may make any order it thinks fit, including an order requiring a corporation or its subsidiary to pay reasonable legal fees incurred by the person in connection with the action.
Oppression Remedy

Keith
      The CCC does not provide an oppression remedy.

Stantec
      The CBCA provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of if the court is satisfied upon application by a complainant, as defined below, that:

•	any act or omission of a corporation or an affiliate effects a result;

•	the business or affairs of a corporation or an affiliate are or have been carried on or conducted in a manner; or

•	the powers of the directors of a corporation or an affiliate are or have been exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of any security holder, creditor, director or officer of such corporation.
      A complainant who may apply to a court for an order granting an oppression remedy is:

•	a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates;

•	a present or former officer or director of a corporation or any of its affiliates;

•	the Director under the CBCA; and

•	any other person who in the discretion of the court is a proper person to make such application.
      The oppression remedy provides the court with an extremely broad and flexible jurisdiction to intervene in corporate affairs to protect “reasonable expectations” of shareholders and other complainants. While conduct which is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights. Furthermore, the court may order a company to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint, as in the case of a derivative action.
Anti-Takeover and Ownership Provisions

Keith
      The CCC does not contain provisions regarding the ability of an interested shareholder of a corporation to merge with or into other business combinations with the corporation.

Stantec
      The CBCA does not contain provisions regarding the ability of an interested shareholder of a corporation to merge with or enter into other business combinations with the corporation. However, rules and policies of certain Canadian securities regulatory authorities, including Rule 61-501 of the Ontario Securities Commission, contain requirements in connection with “related party transactions.” A related party transaction means, generally, any transaction by which an issuer directly or indirectly:

•	acquires, sells, leases, transfers or disposes of an asset;

•	acquires or issues treasury securities;

•	assumes or transfers a liability; or

•	borrows money from or lends money;
from or to, as the case may be, a related party by any means in any one or any combination of transactions.

      “Related party” is defined in Rule 61-501 and includes directors, senior officers and holders of more than 10% of the voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer. Rule 61-501 requires, subject to certain exceptions:

•	more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction;

•	the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered for the subject matter; and

•	the inclusion of a summary of the valuation in the proxy material.
      Rule 61-501 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than the related parties, approve the transaction by a simple majority of the votes cast and, in certain circumstances, that a formal valuation for the related party transaction be prepared and filed with the appropriate securities regulator and included in any required disclosure document provided to shareholders of the issuer.
Voluntary Dissolution

Keith
      Under the CCC, any corporation may elect voluntarily to wind up and dissolve by the vote of shareholders holding shares representing 50% or more of the voting power. In addition, any corporation which comes within one of the following descriptions may elect by approval by the board to wind up and dissolve:

•	A corporation as to which an order for relief has been entered under Chapter 7 of the federal bankruptcy law;

•	A corporation which has disposed of all of its assets and has not conducted any business for a period of five years immediately preceding the adoption of the resolution electing to dissolve the corporation; or

•	A corporation which has issued no shares.
      A voluntary election to wind up and dissolve may be revoked prior to distribution of any assets by the vote of shareholders holding shares representing a majority of the voting power, or by approval by the board if the election was by the board.

Stantec
      Under the CBCA, the directors may propose, or a shareholder who is entitled to vote at an annual meeting of shareholders of Stantec may make a proposal in accordance with the shareholder proposal requirements of the CBCA for, the voluntary liquidation and dissolution of Stantec. A voluntary dissolution of Stantec would require approval by special resolution of the holders of each class of shares of Stantec, whether or not they are otherwise entitled to vote. A special resolution is a resolution passed at a meeting by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution.
Experts
      The consolidated financial statements of Stantec Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, included in this proxy statement/ prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in this proxy statement/ prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements of The Keith Companies, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Legal Matters
      Stantec’s counsel, Shearman & Sterling LLP, Commerce Court West, 199 Bay Street, Suite 4405, Toronto, Ontario, M5L 1E8, Canada, and 1080 Marsh Road, Menlo Park, CA 94025, will deliver an opinion to Stantec concerning the U.S. federal income tax consequences of the merger. The validity of the Stantec common shares offered hereby will be passed upon by Stantec’s Canadian counsel, Fraser Milner Casgrain LLP, 2900 Manulife Place, 10180-101 Street, Edmonton, Alberta, T5J 3V5, Canada. Akin Gump Strauss Hauer & Feld LLP, 2029 Century Park East, 22nd floor, Los Angeles, CA 90067, counsel to Keith, will deliver to Keith an opinion concerning the U.S. federal income tax consequences of the merger.
Shareholder Proposals
      In order to have been considered for inclusion in Keith’s proxy statement for the meeting, shareholder proposals must have been received at Keith’s principal executive offices at 19 Technology Drive, Irvine, CA 92618, by [                    ], 2005 and otherwise comply with the requirements of Rule 14a-8 under the Exchange Act. In addition, for business to be properly brought before Keith’s 2005 annual meeting of shareholders (other than shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act), should such a meeting take place, shareholders must give notice of the proposed business to the Secretary of Keith at Keith’s principal executive offices not less than 90 days nor more than 120 days prior to the date of the first anniversary date of the this year’s annual meeting. If the date of Keith’s annual meeting is advanced or delayed by more than 30 days, shareholders must give notice of the proposed business to the Secretary of Keith at Keith’s principal executive offices not earlier than 120 days prior to the annual meeting and not later than the close of business on the later of the ninetieth day prior to the annual meeting or the tenth day following the first public announcement of the date of the annual meeting. Such notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder, the shareholder’s name and address and the class and the number of shares of Keith which are owned beneficially and of record by such shareholder.
Enforceability of Civil Liabilities
      Stantec is a corporation governed by the Canada Business Corporation Act. A substantial portion of Stantec’s assets and operations are located outside the United States, and some of Stantec’s directors and officers and the experts named in this proxy statement/ prospectus are residents outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon Stantec and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of Stantec and such directors, officers or experts under the United States federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the United States federal securities laws.

Where You Can Find More Information
      Keith files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.
      You may read and copy any reports, statements or other information filed by Keith at the SEC’s public reference room, located in room 5080 at Station Place, 100 F Street, N.E. Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at the above address, at prescribed rates. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Keith, who file electronically with the SEC. The address of that site is http://www.sec.gov.
      Stantec has a registration statement on Form F-4 to register with the SEC the Stantec common shares to be issued pursuant to the merger. This prospectus is a part of that registration statement in addition to being a proxy statement for Keith’s shareholders.
      This proxy statement/ prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Please refer to the registration statement for further information with respect to Keith, Stantec and Stantec common shares.
      This proxy statement/ prospectus incorporates documents by reference information, which means that we disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about Keith and its financial condition. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This proxy statement/ prospectus incorporates by reference the documents set forth below that Keith has previously filed with the SEC.

The Keith Companies, Inc. SEC Filings	Date

Annual Report on Form 10-K	Year ended December 31, 2004, as filed on March 10, 2005
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005, as filed on May 10, 2005
Current Report on Form 8-K	Filed on February 14, 2005, April 18, 2005 and May 26, 2005
Schedule 14A Definitive Proxy Statement	Filed on April 12, 2005
      All documents filed by Keith pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the date that shares are accepted for exchange pursuant to our offer (or the date that our offer is terminated) shall also be deemed to be incorporated into this prospectus by reference.
Documents incorporated by reference are available from us without charge upon request to:

The Keith Companies, Inc. 19 Technology Drive Irvine, California, USA 92618-2334 Phone: (949) 923-6001 Attention: Investor Relations	Stantec Inc. 10160-112 Street Edmonton, Canada, T5K 2L6 Phone: (780) 917-7000 Attention: Investor Relations	The Altman Group, Inc. 1275 Valley Brook Avenue Lyndhurst, NJ 07071 Phone: (201) 806-2205 Attention: Charlotte Brown

      In order to ensure timely delivery, any request should be submitted no later than [                    ], 2005. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.
      We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained in this proxy statement/ prospectus or in any of the materials that we have incorporated by reference into this proxy/statement prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
STANTEC INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Directors of Stantec Inc.
We have audited the consolidated balance sheets of Stantec Inc. as at December 31, 2004 and 2003 and the consolidated statements of income and retained earnings and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004 in accordance with Canadian generally accepted accounting principles.

/s/ Ernst & Young LLP

Chartered Accountants
Edmonton, Canada,
February 11, 2005
(except notes 20 and 21
which are as of May 5, 2005)

STANTEC INC.
(Incorporated under the laws of Canada)
CONSOLIDATED BALANCE SHEETS

	As at	As at
	December 31,	December 31,
	2004	2003
	$	$

	(In thousands of Canadian
	dollars)
ASSETS [note 7]
Current
Cash and cash equivalents	37,890	7,343
Accounts receivable, net of allowance for doubtful accounts of $21,095 in 2004 ($16,952 – 2003)	112,476	87,101
Costs and estimated earnings in excess of billings	40,861	67,094
Income taxes recoverable	–	6,921
Prepaid expenses	4,165	3,246
Future income tax assets [note 14]	8,532	5,924
Other assets [note 6]	4,831	–

	208,755	177,629
Property and equipment [note 3]	48,262	67,670
Goodwill [note 4]	84,694	69,696
Intangible assets [note 5]	6,278	5,112
Future income tax assets [note 14]	6,357	3,487
Other assets [note 6]	7,754	2,981

	362,100	326,575

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Bank indebtedness [note 7]	–	17,151
Accounts payable and accrued liabilities	78,718	68,796
Billings in excess of costs and estimated earnings	18,832	16,882
Income taxes payable	5,732	–
Current portion of long-term debt [note 8]	12,820	13,416
Future income tax liabilities [note 14]	10,653	10,802

	126,755	127,047
Long-term debt [note 8]	21,155	31,159
Other liabilities [note 9]	16,818	1,459
Future income tax liabilities [note 14]	8,316	6,382

	173,044	166,047

Commitments and contingencies [notes 10 and 11]

Shareholders’ equity
Share capital [note 12]	87,656	84,281
Contributed surplus [note 12]	2,544	1,842
Cumulative translation account [note 13]	(19,018)	(13,861)
Retained earnings	117,874	88,266

	189,056	160,528

	362,100	326,575

See accompanying notes

STANTEC INC.
CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Year	Year	Year
	Ended	Ended	Ended
	Dec. 31,	Dec. 31,	Dec. 31,
	2004	2003	2002
	$	$	$

	(In thousands of Canadian dollars
	except per share amounts)
Income
Gross revenue	520,879	459,942	428,456
Less subconsultant and other direct expenses	71,728	68,546	63,308

Net revenue	449,151	391,396	365,148
Direct payroll costs	205,513	183,471	173,609

Gross margin	243,638	207,925	191,539

Administrative and marketing expenses	183,739	154,788	145,515
Depreciation of property and equipment	11,986	9,912	9,502
Amortization of intangible assets	927	925	1,079
Net interest expense [note 8]	2,805	2,637	2,630
Foreign exchange (gains) losses	(94)	615	73
Share of income from associated companies	(385)	(580)	(355)

Income before income taxes	44,660	39,628	33,095

Income taxes [note 14]
Current	18,065	10,050	12,949
Future	(3,595)	4,508	(46)

	14,470	14,558	12,903

Net income for the year	30,190	25,070	20,192
Retained earnings, beginning of the year	88,266	64,240	44,690
Shares repurchased [note 12]	(582)	(1,044)	(642)

Retained earnings, end of the year	117,874	88,266	64,240

Earnings per share [note 15]
Basic	1.63	1.37	1.12
Diluted	1.59	1.31	1.07
See accompanying notes

STANTEC INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year	Year	Year
	Ended	Ended	Ended
	Dec. 31,	Dec. 31,	Dec. 31,
	2004	2003	2002
	$	$	$

	(In thousands of Canadian dollars)
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
Cash receipts from clients	568,897	465,114	437,354
Cash paid to suppliers	(169,573)	(156,460)	(128,148)
Cash paid to employees	(313,321)	(274,444)	(257,667)
Dividends from equity investments	300	–	175
Interest received	6,426	2,710	3,970
Interest paid	(8,639)	(4,462)	(6,122)
Income taxes paid, net	(6,739)	(15,565)	(13,453)

Cash flows from operating activities [note 16]	77,351	16,893	36,109

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
Business acquisitions, including cash acquired and bank indebtedness assumed [note 2]	(18,845)	(6,046)	(17,409)
Cash of joint venture held for sale	–	(369)	–
Purchase of investments held for self-insured liabilities	(9,562)	–	–
Proceeds on disposition of investments	55	195	2,158
Proceeds on disposition of Technology segment	1,014	–	–
Proceeds on disposition of subsidiary	–	–	1,856
Purchase of property and equipment	(17,488)	(28,713)	(17,444)
Proceeds on disposition of property and equipment	34,672	1,444	1,612

Cash flows used in investing activities	(10,154)	(33,489)	(29,227)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Repayment of long-term debt	(35,546)	(20,592)	(18,619)
Proceeds from long-term borrowings	13,960	–	30,540
Net change in bank indebtedness financing	(17,151)	17,151	(14,671)
Repurchase of shares for cancellation [note 12]	(720)	(1,392)	(880)
Proceeds from issue of share capital [note 12]	3,490	651	18,484

Cash flows from (used in) financing activities	(35,967)	(4,182)	14,854

Foreign exchange loss on cash held in foreign currency	(683)	(1,081)	(60)

Net increase (decrease) in cash and cash equivalents	30,547	(21,859)	21,676
Cash and cash equivalents, beginning of the year	7,343	29,202	7,526

Cash and cash equivalents, end of the year	37,890	7,343	29,202

See accompanying notes

STANTEC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      Stantec Inc. (“the Company”) is a provider of comprehensive professional services in the area of infrastructure and facilities for clients in the public and private sectors. The Company’s services include planning, engineering, architecture, interior design, landscape architecture, surveying and geomatics, environmental sciences, and project economics.
Generally Accepted Accounting Principles
      The Company prepares its consolidated financial statements in accordance with Canadian generally accepted accounting principles (GAAP). The effects of differences between the application of Canadian and United States GAAP on the financial statements of the Company are described in note 21. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in the preparation of these consolidated financial statements include the percentage of completion of fixed fee and variable fee with ceiling contracts, provisions for losses on incomplete contracts, allowances for doubtful accounts receivable, provision for legal claims, provision for self-insured liabilities, the fair value of stock-based awards, the fair value of identifiable intangible assets acquired in business acquisitions, and future cash flows used to estimate the fair value of reporting units for goodwill impairment purposes. Actual results may differ from these estimates. These financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized below.
      On January 1, 2004, the Company adopted the recommendations of Section 1100 of the CICA Handbook, Generally Accepted Accounting Principles. This section establishes standards for financial reporting in accordance with GAAP. It describes what constitutes GAAP and its sources and states that an entity should apply every primary source of GAAP that deals with the accounting and reporting in financial statements of transactions or events it encounters. The initial adoption of these recommendations on a prospective basis on January 1, 2004, did not have an impact on the Company’s financial statements.
Principles of consolidation
      The consolidated financial statements include the accounts of the Company and its subsidiary companies, all of which are wholly owned. The results of the operations of subsidiaries acquired during the year are included from their respective dates of acquisition.
      Joint ventures and partnerships are accounted for on the proportionate consolidation basis, which results in the Company recording its pro rata share of the assets, liabilities, revenues, and expenses of each of these entities.
Cash and cash equivalents
      Cash and cash equivalents include cash and unrestricted investments with initial maturities of three months or less. Such investments are carried at the lower of cost or market value.
Investments
      Investments in associated companies over which the Company is able to exercise significant influence, but not control, are accounted for using the equity method, which reflects the Company’s investment at original cost plus its share of earnings (losses) net of dividends received. These include Teshmont Consultants Inc. (50%), SSBV Consultants Inc. (33.3%) and Planning & Stantec Limited (50%).

      Other investments, including investments held for self-insured liabilities, are recorded at cost. When a loss in the value of such investments occurs that is other than temporary, the investment is written down to recognize the loss.
Property and equipment
      Property and equipment is recorded at cost less accumulated depreciation. Depreciation is calculated at annual rates designed to write off the costs of assets over their estimated useful lives as follows:

Engineering equipment	20% -	30%	declining balance
Business information systems			straight-line over 3 to 5 years
Office equipment	20% -	30%	declining balance
Automotive equipment	30%		declining balance
Leasehold improvements			straight-line over term of lease plus one renewal period to a maximum of 15 years or the improvements’ economic life
Buildings	4% -	5%	declining balance
Leases
      Leases that transfer substantially all of the risks and benefits of ownership of assets to the Company are accounted for as capital leases. Assets under capital leases are recorded at the inception of the lease together with the related long-term obligation to reflect the purchase and financing thereof. Rental payments under operating leases are expensed as incurred.
      From time to time, the Company enters into or renegotiates premises operating leases that result in the receipt of lease inducement benefits. These benefits are accounted for as a reduction of rental expense over the terms of the associated leases.
Goodwill and intangible assets
      The cost of intangible assets with finite lives is amortized over the period in which the benefits of such assets are expected to be realized, principally on a straight-line basis. The Company’s policy is to amortize client relationships with determinable lives over periods ranging from 10 to 15 years. Contract backlog is amortized over estimated contractual lives of generally less than one year. Other intangible assets include technology and non-compete agreements, which are amortized over estimated lives of one to three years. Goodwill is not amortized but is evaluated annually, or more frequently if an event occurs or circumstances change that would indicate that the carrying amount may be impaired, for impairment by comparing the fair value of the reporting unit, determined on a discounted after-tax cash flow basis, to the carrying value. An impairment loss would be recognized if the carrying value of the goodwill were to exceed its fair value.
Long-lived assets
      The Company monitors the recoverability of long-lived assets, including property and equipment and intangible assets with finite lives, using factors such as expected future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets. An impairment loss would be recognized if the carrying value of the long-lived asset were to exceed its fair value.
Accrual and investments held for self-insured liabilities
      The Company self-insures certain risks related to professional liability. The accrual for self-insured liabilities includes estimates of the costs of reported claims and is based on estimates of loss using assumptions made by management, including consideration of actuarial projections. The accrual for self-insured liabilities does not include unasserted claims in respect of services provided to clients.

      The Company invests funds to support the accrual for self-insured liabilities. These investments are classified in other assets as investments held for self-insured liabilities.
Forward contracts
      The Company enters into forward currency exchange contracts to manage risk associated with net operating assets denominated in US dollars. The Company’s policy is to not utilize derivative financial instruments for trading or speculative purposes. These derivative contracts, which are not accounted for as hedges, are marked to market, and any changes in the market value are recorded in income or expense when the changes occur. The fair value of these instruments is recorded as accounts receivable or payable.
Non-interest bearing debt
      Non-interest bearing debt is carried at its present value using discount rates based on the bank prime rate prevailing at the time the debt was issued. The discount is applied over the term of the debt and is charged to interest expense.
Fair value of financial instruments
      The carrying amounts of cash and cash equivalents, accounts receivable, costs and estimated earnings in excess of billings, bank indebtedness, accounts payable and accrued liabilities, and billings in excess of costs and estimated earnings approximate their fair values because of the short-term maturity of these instruments. The carrying amount of bank indebtedness approximates fair value because the applicable interest rate is based on variable reference rates or is fixed for a short term. The carrying values of other financial assets and financial liabilities approximate fair values except as otherwise disclosed in the financial statements.
Credit risk
      Financial instruments that subject the Company to credit risk consist primarily of cash and cash equivalents, investments held for self-insured liabilities, accounts receivable, and costs and estimated earnings in excess of billings. The Company maintains an allowance for estimated credit losses and mitigates the risk of its investment in bonds through the overall quality and mix of its bond portfolio. The Company provides services to diverse clients in various industries and sectors of the economy, and its credit risk is not concentrated in any particular client, industry, economic or geographic sector.
Interest rate risk
      The Company is subject to interest rate risk to the extent that its credit facilities are based on floating rates of interest. In addition, the Company is subject to interest rate pricing risk to the extent that the Company’s investments held for self-insured liabilities contain fixed rate government and corporate bonds. The Company has not entered into any derivative agreements to mitigate these risks.
Revenue recognition
      In the course of providing its services, the Company incurs certain direct costs for subconsultants and other expenditures that are recoverable directly from clients. These direct costs are included in the Company’s gross revenue. Since such direct costs can vary significantly from contract to contract, changes in gross revenue may not be indicative of the Company’s revenue trends. Accordingly, the Company also reports net revenue, which is gross revenue less subconsultant and other direct expenses.
      Revenue from fixed fee and variable fee with ceiling contracts is recognized using the percentage of completion method. Contract revenue is recognized on the ratio of contract costs incurred to total estimated costs. Provisions for estimated losses on incomplete contracts are made in the period in which the losses are determined. Revenue from time and material contracts without stated ceilings and from short-term projects is recognized as costs are incurred. Revenue is calculated based on billing rates for the services performed. Costs and estimated earnings in excess of billings represents work in progress that has been recognized as revenue but not yet invoiced to clients. Billings in excess of costs and estimated earnings represents amounts that have been invoiced to clients but not yet recognized as revenue.
Employee benefit plans
      The Company contributes to group retirement savings plans and an employee share purchase plan based on the amount of employee contributions subject to maximum limits per employee. The Company accounts for such defined contributions as an expense in the period in which the contributions are made. The expense recorded in 2004 is $7,311,000 (2003 – $5,980,000; 2002 – $5,942,000). The Company does not provide postemployment or postretirement benefits.
Foreign currency translation
      Transactions denominated in a foreign currency and the financial statements of foreign subsidiaries (excluding US-based subsidiaries) included in the consolidated financial statements are translated as follows: monetary items at the rate of exchange in effect at the balance sheet date; non-monetary items at historical exchange rates; and revenue and expense items (except depreciation and amortization, which are translated at historical exchange rates) at the average exchange rate for the year. Any resulting gains or losses are included in income in the year incurred.
      The Company’s US-based subsidiaries are designated as self-sustaining operations. The financial statements of these subsidiaries are translated using the current rate method. Under this method, assets and liabilities are translated at the rate of exchange in effect at the balance sheet date, and revenue and expense items (including depreciation and amortization) are translated at the average rate of exchange for the year. The resulting exchange gains and losses are deferred and included as a separate component of shareholders’ equity in the cumulative translation account.
Stock-based compensation and other stock-based payments
      The Company has one share option plan, which is described in note 12, and accounts for grants under this plan in accordance with the fair value based method of accounting for stock-based compensation. Compensation expense for stock options awarded under the plan is measured at the fair value at the grant date using the Black-Scholes valuation model and is recognized over the vesting period of the options granted. In years prior to January 1, 2002, the Company recognized no compensation expense when shares or stock options were issued.
Income taxes
      The Company uses the liability method to account for income taxes. Under this method, future income tax assets and liabilities are determined based on differences between financial reporting and the tax bases of assets and liabilities and measured using the substantively enacted tax rates and laws that will be in effect when these differences are expected to reverse.
Earnings per share
      Basic earnings per share is computed based on the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed using the treasury stock method, which assumes that the cash that would be received on the exercise of options is applied to purchase shares at the average price during the year and that the difference between the shares issued upon the exercise of options and the number of shares obtainable under this computation, on a weighted average basis, is added to the number of shares outstanding. Antidilutive options are not considered in computing diluted earnings per share.

Allowance for doubtful accounts
      The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability to collect on its contracts and receivables. The Company uses estimates in arriving at its allowance for doubtful accounts that are based, primarily, on the age of the receivable outstanding.

2.	BUSINESS ACQUISITIONS
      Acquisitions are accounted for under the purchase method of accounting, and the results of earnings since the respective dates of acquisition are included in the consolidated statements of income. The purchase prices of acquisitions are generally subject to price adjustment clauses included in the purchase agreements. From time to time, as a result of the timing of acquisitions in relation to the Company’s reporting schedule, certain of the purchase price allocations may not be finalized at the initial time of reporting. In the case of some acquisitions, additional consideration may be payable based on future performance parameters. As at December 31, 2004, the maximum contingent consideration that may be payable in 2005 and future years is approximately $712,000. Such additional consideration is recorded as goodwill in the period in which the contingency is resolved.
      During 2004, the Company acquired the shares and businesses of The Sear-Brown Group (April 2, 2004), GBR Architects Limited (May 31, 2004), and Dunlop Architects Inc. (October 8, 2004) and the assets and business of Shaflik Engineering (November 26, 2004). The Company also adjusted the purchase price on the Cosburn Patterson Mather Limited (2002), The Spink Corporation (2001), APAI Architecture Inc. and Mandalian Enterprises Limited (2003), Graeme & Murray Consultants Ltd. (2002), Ecological Services Group Inc. (2003), and The RPA Group (2002) acquisitions pursuant to price adjustment clauses included in the purchase agreements. The purchase price allocations for the Dunlop Architects Inc. and GBR Architects Limited acquisitions have not yet been finalized. Purchase price allocations are completed after the vendors’ final financial statements and income tax returns have been prepared and accepted by the Company. We expect to finalize these purchase price allocations during the second quarter of 2005.
      The Sear-Brown acquisition opens up a new geographic market for the Company in the US Northeast and a new practice area in the Bio/Pharmaceuticals industry. The acquisition of GBR Architects and Dunlop Architects supplements the Company’s Architecture & Interior Design practice while increasing the Company’s presence in Winnipeg and the Greater Toronto Area, respectively. The Shaflik Engineering acquisition strengthens the Company’s capabilities for upcoming Olympic projects in British Columbia with their strong involvement in sports facilities and transportation systems.
      During 2003, the Company acquired the shares and businesses of APAI Architecture Inc. and Mandalian Enterprises Limited (January 2, 2003) and of Ecological Services Group Inc. (May 30, 2003) for consideration consisting of cash and promissory notes and the net assets and businesses of Optimum Energy Management Incorporated (October 31, 2003) and Inner Dimension Design Associates Inc. (November 28, 2003) for cash consideration. The Company also paid additional contingent consideration in connection with the Cosburn Patterson Mather Limited (2002) acquisition and adjusted the purchase price on The Pentacore Group of Companies (2001), English Harper Reta Architects (2002), Site Consultants, Inc. (2002), Beak International Incorporated (2002), GeoViro Engineering Ltd. (2002), McCartan Consulting Ltd. (2002), and The RPA Group (2002) acquisitions pursuant to price adjustment clauses included in the purchase agreements.
      The acquisition of APAI Architecture Inc. and Mandalian Enterprises Limited increased the breadth and depth of the Company’s planning, architecture, and interior design professional services and the acquisition of ESG International Inc. increased the Company’s environmental management services and presence throughout Ontario.

      Details of the aggregate consideration given and the fair values of net assets acquired are as follows:

	December 31,	December 31,
	2004	2003
	$000’s	$000’s

Cash consideration	12,432	4,300
Promissory notes	1,487	3,375

Purchase price	13,919	7,675

Assets and liabilities acquired at fair values
Bank indebtedness assumed	(6,413)	(1,746)
Non-cash working capital	6,057	3,578
Property and equipment	3,211	1,337
Investments – other	87	44
Goodwill	18,425	3,848
Intangible assets	2,158	1,344
Other liabilities	(1,642)	-
Long-term debt	(8,414)	(646)
Future income taxes	450	(84)

Net assets acquired	13,919	7,675

      Of the goodwill, $18,413,000 (2003 – $3,816,000) is non-deductible for income tax purposes.

3.	PROPERTY AND EQUIPMENT

	December 31, 2004			December 31, 2003

			Accumulated			Accumulated
	Cost		Depreciation	Cost		Depreciation
	$000’s		$000’s	$000’s		$000’s

Engineering equipment	33,622		19,058	27,261		12,257
Business information systems	9,681		1,796	7,223		328
Office equipment	19,953		7,519	17,654		6,017
Automotive equipment	4,254		2,578	3,406		1,850
Leasehold improvements	11,994		2,031	6,570		1,386
Buildings	1,901		594	27,191		1,553
Land	433		–	1,756		–

	81,838		33,576	91,061		23,391

Net book value		48,262			67,670

      In 2004 the Company completed the sale of its Edmonton office building (included in buildings and land) for cash proceeds of $34,500,000. Concurrent with the sale, the Company leased the property back for a period of 15 years. The lease is accounted for as an operating lease. The resulting gain of $7,103,000 has been deferred and will be amortized over the lease term [note 9].
      Included in buildings is construction work in progress in the amount of $89,000 (2003 – $8,942,000) on which depreciation has not started.

4.	GOODWILL

	December 31,	December 31,
	2004	2003
	$000’s	$000’s

Goodwill, beginning of year	69,696	72,423
Current year acquisitions	18,006	5,047
Additional purchase price payments	–	925
Other purchase price adjustments	419	(2,124)
Impact of foreign exchange on goodwill balances	(3,427)	(6,575)

Goodwill, end of year	84,694	69,696

5.	INTANGIBLE ASSETS

	December 31, 2004			December 31, 2003

	Gross			Gross
	Carrying		Accumulated	Carrying		Accumulated
	Amount		Amortization	Amount		Amortization
	$000’s		$000’s	$000’s		$000’s

Client relationships	6,859		1,195	5,626		691
Contract backlog	339		290	905		901
Other intangible assets	750		185	266		93

	7,948		1,670	6,797		1,685

Carrying amount		6,278			5,112

      Once an intangible asset is fully amortized, the gross carrying amount and the related accumulated amortization are removed from the accounts.

6.	OTHER ASSETS

	December 31,	December 31,
	2004	2003
	$000’s	$000’s

Investments held for self-insured liabilities	9,562	–
Investment in associated companies	1,909	1,844
Investments – other	1,114	1,137

	12,585	2,981
Less current portion of investments held for self-insured liabilities	4,831	–

	7,754	2,981

      The investments held for self-insured liabilities consist of government and corporate bonds of $8,740,000 and equity securities of $822,000. The bonds bear interest at rates ranging from 3.5 to 8.6% per annum. The estimated fair value of the bonds at December 31, 2004, is $8,761,000 and of the equities is $839,000. The term to maturity of the bond portfolio is $1,580,000 due within one year and $7,160,000 due from one to five years. Under US GAAP, these investments would be classified as investments available for sale and recorded at fair value.

7.	BANK INDEBTEDNESS
      The Company has a revolving credit facility in the amount of $30 million to support general business operations. The facility matures on July 30, 2005, subject to extension by the parties for a 364-day period. Depending on the form under which the credit facility is accessed, rates of interest will vary between Canadian prime, US base rate, LIBOR rate plus 75 basis points, or bankers acceptance rates plus 75 basis points. At December 31, 2004, none of this facility was accessed (December 31, 2003 – $8,300,000 was utilized with interest at 4.5%). The credit facility agreement contains restrictive covenants, including, but not limited to, debt to earnings ratio, earnings to debt service ratio, current assets to current liabilities ratio and a minimum shareholders’ equity. The Company is in compliance with all covenants under this agreement as at December 31, 2004. All assets of the Company are held as collateral under a general security agreement for the bank indebtedness and bank loan [note 8].
      Included in bank indebtedness at December 31, 2003 was $6,930,000 related to an interim loan obtained to finance the construction of the Edmonton office building. Interest, calculated daily at Canadian prime plus 0.25% (2003 – 4.75%), was payable monthly. The loan was supported by a general security agreement and a second mortgage. It was repaid during 2004 upon the sale of the Edmonton office building.

8.	LONG-TERM DEBT

	December 31,	December 31,
	2004	2003
	$000’s	$000’s

Non-interest bearing note payable	111	102
Other non-interest bearing notes payable	7,862	14,436
Bank loan	23,997	19,186
Mortgages payable	1,765	10,609
Other	240	242

	33,975	44,575
Less current portion	12,820	13,416

	21,155	31,159

      The non-interest bearing note payable is due November 1, 2027 in the amount of $933,000. The note’s carrying value of $111,000 is determined using a discount rate of 9.75%. If the non-interest bearing note payable were discounted at interest rates in effect at December 31, 2004, the fair value of the note would be $124,000 (2003 – $124,000).
      The carrying values of the other non-interest bearing notes payable have been calculated using a weighted average rate of interest of 5.80% and are supported by promissory notes. The notes are due at various times from 2005 to 2007. The aggregate maturity value of the notes is $8,336,000 (2003 – $15,132,000). $47,000 (2003 – $206,000) of the notes’ carrying value is payable in US funds (US $39,000; 2003 – US $158,000). The carrying value of these notes approximates their fair value based on interest rates in effect at December 31, 2004.
      The bank loan is due in equal quarterly principal payments of US$1,562,000 (or Canadian-dollar equivalent) plus accrued interest to October 1, 2008, and bears interest at LIBOR or bankers acceptance rates plus 125 to 165 basis points. The actual rate is dependent upon certain ratio calculations determined on a quarterly basis. The interest rate applicable at December 31, 2004, was 3.47% (2003 – 3.71%). $21,997,000 (2003 – $5,186,000) of the bank loan is denominated in US dollars (US $18,300,000; 2003 – US $4,000,000). Collateral and restrictive covenants for the bank loan are described in note 7. The Company also maintains a $17 million US dollar denominated acquisition credit facility, which was unutilized at December 31, 2004 and 2003.
      The mortgages payable bear interest at a weighted average rate of 7.67%, are due in 2006, and are supported by first mortgages against land and buildings. Monthly payments of principal and interest are approximately $16,000.
      Other long-term debt bears interest at a weighted average rate of 5.84% and is due at dates ranging from 2005 to 2007. No assets are pledged in support of this debt.

      Principal repayments required on long-term debt in each of the next five years and thereafter are as follows:

$000’s

2005	12,820
2006	10,968
2007	8,617
2008	1,459
2009	–
Thereafter	111

33,975

      In 2004 net interest of $2,805,000 (2003 – $2,637,000) was incurred. $2,219,000 (2003 – $2,681,000) was incurred on the long-term debt. At December 31, 2004, the Company had issued and outstanding letters of credit totaling $1,702,000.

9.	OTHER LIABILITIES

	December 31,	December 31,
	2004	2003
	$000’s	$000’s

Provision for self-insured liabilities	5,236	2,410
Deferred gain on sale leaseback	7,073	–
Lease inducement benefits	4,742	1,902
Lease liabilities on exit activity	2,817	–

	19,868	4,312
Less current portion included in accrued liabilities	3,050	2,853

	16,818	1,459

      Effective August 1, 2003, the Company began self-insuring a portion of its estimated liabilities which may arise in connection with reported legal claims [note 11]. This provision is based on the results of an actuarial review performed in 2004 with the current and long-term portion determined based on the actuarial estimate provided. At December 31, 2004, the long-term portion was $4,731,000.
      Accrued charges of $0.9 million for lease liabilities arising from downsizing or closing offices in existing operations were incurred in 2004 with an additional $3.5 million assumed in respect of acquisitions made during the year. Payments of $1.4 million were made in 2004. The impact of foreign currency changes on this accrual was a reduction of $0.2 million.

10.	COMMITMENTS
      Commitments for annual basic premises rent under long-term leases and for equipment and vehicle operating leases for the next five years are as follows:

$000’s

2005	29,509
2006	26,551
2007	23,750
2008	17,952
2009	16,259
Thereafter	93,645

207,666

11.	CONTINGENCIES
      In the normal conduct of operations, various legal claims are pending or may arise against the Company alleging, among other things, breaches of contract or negligence in connection with the performance of consulting services. The Company carries professional liability insurance, subject to certain deductibles and policy limits, and has a captive insurance company that provides insurance protection against such claims. In some cases, parties are seeking or may seek damages that substantially exceed the Company’s insurance coverage. Based on advice and information provided by legal counsel, and the Company’s previous experience with the settlement of similar claims, management believes that the Company has recognized adequate provisions for probable and reasonably estimable liabilities associated with these claims and that their ultimate resolutions will not materially exceed insurance coverages or have a material adverse effect on the Company’s consolidated financial position or annual results of operations. Management cannot estimate the extent to which losses exceeding those already recorded in the financial statements may be incurred.

12.	SHARE CAPITAL
Authorized

Unlimited common shares, with no par value.
Unlimited preferred shares issuable in series with attributes designated by the Board of Directors.
Common shares issued and outstanding

	Capital Stock						Contributed Surplus

	2004		2003		2002		2004	2003	2002

	# of Shares	$	# of Shares	$	# of Shares	$	$	$	$
(in thousands of dollars except share amounts)
Balance, beginning of the year	18,327,284	84,281	18,282,720	83,973	16,846,340	61,555	1,842	1,247	1,205
Share options exercised for cash	573,101	3,490	119,264	651	29,300	148
Shares repurchased under normal course issuer bid	(29,300)	(134)	(74,700)	(343)	(54,600)	(235)	(4)	(5)	(3)
Shares issued on acquisitions	–	–	–	–	261,680	3,712
Shares issued under public offering, net of share issue costs	–	–	–	–	1,200,000	18,793
Reclassification of fair value of stock options previously expensed		19		–		–	(19)	–	–
Stock-based compensation expense							725	600	45

Balance, end of the year	18,871,085	87,656	18,327,284	84,281	18,282,720	83,973	2,544	1,842	1,247

      During 2004, 29,300 common shares (2003 – 74,700) were repurchased for cancellation pursuant to an ongoing normal course issuer bid at a cost of $720,000 (2003 – $1,392,000). Of this amount, $134,000 (2003 – $343,000) and $4,000 (2003 – $5,000) reduced the share capital and contributed surplus accounts respectively, with $582,000 (2003 – $1,044,000) being charged to retained earnings.
      During 2004, the Company recognized a stock-based compensation expense of $1,014,000 (2003 – $706,000) in administrative and marketing expenses. The amount relating to the fair value of options granted ($725,000; 2003 – $600,000) was reflected through contributed surplus, and the amount relating to deferred share unit compensation ($289,000; 2003 – $106,000) was reflected through accrued liabilities, $120,000 of which was paid during 2004. Upon the exercise of share options for which a stock-based compensation expense has been recognized, the cash paid together with the related portion of contributed surplus is credited to share capital.
Share options
      Under the Company’s share option plan, options to purchase common shares may be granted by the Board of Directors to directors, officers, and employees. Options are granted at exercise prices equal to or greater than fair market value at the issue date, generally vest evenly over a three-year period, and have contractual lives that range from five to 10 years. The aggregate number of common shares reserved for issuance that may be purchased upon the exercise of options granted pursuant to the plan shall not exceed 1,116,073 common shares. At December 31, 2004, 44,740 options are available for issue.
      The Company has granted share options to directors, officers, and employees to purchase 1,071,333 shares at prices between $3.50 and $27.10 per share. These options expire on dates between March 12, 2005, and January 2, 2013.

	2004		2003		2002

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
		Price		Price		Price
	# of Shares	$	# of Shares	$	# of Shares	$

Share options, beginning of year	1,479,100	9.28	1,296,200	6.09	1,188,500	5.10
Granted	167,000	24.50	307,500	21.29	137,000	14.50
Exercised	(573,101)	6.09	(119,264)	5.46	(29,300)	5.04
Cancelled	(1,666)	18.40	(5,336)	12.62	—	—

Share options, end of the year	1,071,333	13.34	1,479,100	9.28	1,296,200	6.09

      The Company has issued options to directors, officers, and employees at December 31, 2004, as follows:

Options Outstanding				Options Exercisable

		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise		Contractual	Exercise	Shares	Exercise
Prices	Outstanding	Life in	Price	Exercisable	Price
$	#	Years	$	#	$

3.50 - 3.60	373,000	1.8	3.56	373,000	3.56
5.20 - 7.00	108,100	1.1	6.07	108,100	6.07
14.50 - 18.85	176,733	7.6	15.51	107,822	14.95
21.00 - 27.10	413,500	6.8	23.14	52,167	21.00

3.50 - 27.10	1,071,333	4.2	13.34	641,089	7.32

      The fair value of options granted subsequent to January 1, 2002, is determined at the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company’s employee stock options have characteristics that are significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management’s opinion the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s employee stock options.
      The estimated fair value of options granted, both at the share market price on the grant date and in excess of the share market price on the grant date, was determined using the following weighted average assumptions:

	2004	2003		2002

	Granted at	Granted at	Granted in	Granted at
	market	market	excess of market	market

Risk-free interest rate (%)	4.07	4.48	5.04	4.35
Expected hold period to exercise (years)	6.0	6.2	9.1	6.0
Volatility in the price of the Company’s shares (%)	26.1	27.4	28.5	17.5
Dividend yield	0.0	0.0	0.0	0.0
Weighted average fair value per option	8.46	7.40	6.04	4.19

13.	CUMULATIVE TRANSLATION ACCOUNT
      The foreign currency cumulative translation account represents the unrealized gain or loss on the Company’s net investment in self-sustaining US based operations. The change in the cumulative translation account during the year relates to the fluctuation in the value of the Canadian dollar relative to the US dollar. Balance sheet accounts denominated in US dollars have been translated to Canadian dollars at the rate of 1.2020 (2003 – 1.2965; 2002 – 1.5776).

	2004	2003	2002
	$000’s	$000’s	$000’s

Cumulative translation account, beginning of year	(13,861)	1,966	2,807
Current year deferred translation adjustment	(5,157)	(15,827)	(841)

Cumulative translation account, end of year	(19,018)	(13,861)	1,966

14.	INCOME TAXES
      The effective income tax rate in the consolidated statements of income differs from statutory Canadian tax rates as a result of the following:

	2004	2003	2002
	%	%	%

Income tax expense at statutory Canadian rates	34.7	36.8	39.3
Increase (decrease) resulting from:
Loss (income) from associated companies accounted for on the equity basis	(0.3)	(0.6)	(0.3)
Rate differential on foreign income	(2.0)	0.6	(0.1)
Non-deductible expenses:
Meals and entertainment	1.4	1.4	1.8
Stock compensation	0.6	0.6	–
Non-taxable foreign income net of non-creditable withholding taxes	(1.3)	(1.6)	(2.4)
Other	(0.7)	(0.5)	0.7

	32.4	36.7	39.0

      Significant components of the Company’s future income tax assets and liabilities are as follows:

	December 31,	December 31,
	2004	2003
	$	$

Future income tax assets
Differences in timing of deductibility of expenses	9,434	6,060
Loss carryforwards	2,316	2,051
Share issue and other financing costs	237	431
Tax cost of property and equipment in excess of carrying value	684	645
Deferred gain on sale of building	1,518	–
Other	700	224

	14,889	9,411
Less current portion	8,532	5,924

	6,357	3,487

	December 31,	December 31,
	2004	2003
	$000’s	$000’s

Future income tax liabilities
Cash to accrual adjustments on acquisition of US subsidiaries	2,091	508
Differences in timing of taxability of revenues	7,702	9,955
Carrying value of property and equipment in excess of tax cost	5,025	2,970
Carrying value of intangible assets in excess of tax cost	2,016	1,996
Other	2,135	1,755

	18,969	17,184
Less current portion	10,653	10,802

	8,316	6,382

      At December 31, 2004, loss carryforwards of approximately $3,516,000 are available to reduce the taxable income of certain Canadian subsidiaries. These losses expire as set out below:

$000’s

2006	22
2007	325
2008	1,454
2009	66
2010	636
2014	1,013

3,516

      In addition, the Company has loss carryforwards of approximately $3,795,000 available to reduce the taxable income of certain US subsidiaries that expire at varying times over the next 20 years.
      The potential income tax benefits that will result from the application of Canadian and US tax losses have been recognized in these financial statements.

15.	EARNINGS PER SHARE
      The number of basic and diluted common shares outstanding, as calculated on a weighted average basis, is as follows:

	December 31,	December 31,	December 31,
	2004	2003	2002
	#	#	#

Basic shares outstanding	18,499,598	18,329,960	17,987,358
Share options (dilutive effect of 1,041,333 options; 2003 – 1,419,100; 2002 – 1,296,200)	507,691	788,056	812,126

Diluted shares outstanding	19,007,289	19,118,016	18,799,484

16.	CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
      Cash flows from operating activities determined by the indirect method are as follows:

	2004	2003	2002
	$000’s	$000’s	$000’s

CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the year	30,190	25,070	20,192
Add (deduct) items not affecting cash:
Depreciation of property and equipment	11,986	9,912	9,502
Amortization of intangible assets	927	925	1,079
Future income tax	(3,595)	4,508	(46)
Loss on dispositions of investments and property and equipment	(504)	57	89
Stock-based compensation expense	894	706	45
Share of income from equity investments	(385)	(580)	(355)
Dividends from equity investments	300	–	175

	39,813	40,598	30,681

Change in non-cash working capital accounts:
Accounts receivable	(1,542)	(1,252)	8,174
Costs and estimated earnings in excess of billings	30,218	(35,239)	(4,673)
Prepaid expenses	496	113	29
Accounts payable and accrued liabilities	(4,589)	13,944	4,576
Billings in excess of costs and estimated earnings	1,600	4,951	(2,147)
Income taxes payable/recoverable	11,355	(6,222)	(531)

	37,538	(23,705)	5,428

Cash flows from operating activities	77,351	16,893	36,109

Income taxes paid during the year in accordance with US GAAP	10,530	18,142	14,143

17.	JOINT VENTURES
      The Company participates in joint ventures with other parties as follows:

	Percentage Owned

	December 31,	December 31,	December 31,
	2004	2003	2002
	%	%	%

yyC.T. Joint Venture	20	20	20
Lockerbie Stanley Inc.	n/a	n/a	50
Stantec – S&L Partnership	50	50	50
Colt Stantec Joint Venture	50	50	50
Edmonton International Airports Joint Venture	33	33	n/a
Pine Creek Consultants Joint Venture	33	33	n/a
Dunlop Joint Ventures	33-80	n/a	n/a
      As part of the acquisition of Dunlop Architects Inc. (Dunlop), the Company acquired the interests of 13 joint ventures entered into by Dunlop. The interest held in these joint ventures ranges from 33 to 80%, and each is project specific.
      A summary of the assets, liabilities, revenues, expenses, and cash flows included in the consolidated financial statements related to joint ventures is as follows:

	December 31,	December 31,	December 31,
	2004	2003	2002
	$000’s	$000’s	$000’s

Statements of income:
Gross revenue	1,186	11,949	11,174
Subconsultant and other direct expenses	894	9,611	12,529
Administrative and marketing expenses	217	776	277

Net income for the year	75	1,562	(1,632)

Balance sheets:
Current assets	3,445	1,547	4,374

Current liabilities	2,822	1,583	5,516

Statements of cash flows:
Cash flows used in operating activities	(274)	(86)	(425)

18.	SEGMENTED INFORMATION
      The Company provides comprehensive professional services in the area of infrastructure and facilities throughout North America and internationally. The Company considers the basis on which it is organized, including geographic areas and service offerings, in identifying its reportable segments. Operating segments of the Company are defined as components of the Company for which separate financial information is available that is evaluated regularly by the chief operating decision maker in allocating resources and assessing performance. The chief operating decision maker is the Chief Executive Officer (CEO) of the Company.
      During 2003, the Company had seven operating segments, of which five were aggregated into the Consulting Services reportable segment. The two remaining operating segments (Design Build and Technology), which were below the quantitative thresholds in the recommendations of the Canadian Institute of Chartered Accountants, were disclosed in the Other reportable segment. In addition to the above-noted operating segments, corporate administration groups reported to the CEO and were included in the Other reportable segment. In the second quarter of 2004, an additional operating segment was added upon the acquisition of The Sear-Brown Group, Inc. This new segment has been aggregated into the Consulting Services reportable segment.
      The Design Build operating segment consisted of the operations of the Company’s 50% share of Lockerbie Stanley Inc. that, at December 31, 2003, was reflected as assets held for sale pending the finalization of an agreement to sell the Company’s interest. The sale was completed in 2004. In addition, during 2004, the Company sold the operations related to its Technology segment. Operations sold during the year have not been presented as discontinued operations, because the amounts are not material.
      Effective 2004, because the operations that comprised the Company’s Design Build and Technology segments were sold and because the Company’s corporate administration groups are not material, all operations of the Company are included in one reportable segment as Consulting Services.
Geographic information

		Property and		Property and		Property and
		Equipment,		Equipment,		Equipment,
		Goodwill,		Goodwill,		Goodwill,
	Gross	Intangible	Gross	Intangible	Gross	Intangible
	Revenues	Assets	Revenues	Assets	Revenues	Assets
	2004	2004	2003	2003	2002	2002
	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s

Canada	325,844	86,731	290,413	104,088	238,774	76,882
United States	190,362	52,032	161,655	37,815	180,296	51,509
International	4,673	471	7,874	575	9,386	596

	520,879	139,234	459,942	142,478	428,456	128,987

      Gross revenue is attributed to countries based on the location of work performed.
Customers
      The Company has a large number of clients in various industries and sectors of the economy. Gross revenue is not concentrated in any particular client.

19.	FORWARD CONTRACTS
      At December 31, 2004, the Company had entered into foreign currency forward contracts that are not accounted for as hedges. These arrangements provided for the sale of US$10.0 million at rates ranging from 1.2050 to 1.2386 per US dollar. The fair values of these contracts, estimated using market rates at December 31, 2004, are $229,000 (2003 – nil). During the year, net unrealized gains of $229,000 (2003 – nil) relating to derivative financial instruments were recorded in foreign exchanges (gains) losses.

20.	SUBSEQUENT EVENTS
      Subsequent to the year-end, the Company entered into an agreement to acquire the shares and business of The Keith Companies, Inc. for a combination of cash consideration and Stantec common shares. This transaction is subject to customary conditions, including approval by The Keith Companies, Inc. shareholders. In conjunction with the transaction, the Company has applied to become a US Securities and Exchange Commission registrant and to have the Company’s common shares listed on the New York Stock Exchange, in addition to the existing Toronto Stock Exchange listing. The estimated total consideration, excluding transaction costs, is expected to be comprised of approximately 3.9 million common shares valued at US$91.5 million and cash consideration of approximately US$90.4 million. The estimated cash consideration will be financed through the utilization of the Company’s existing cash and available credit facilities as well as the use of part of The Keith Companies, Inc. cash. The portion of The Keith Companies, Inc. cash that can be used to finance the transaction is subject to restrictions outlined in the merger agreement. These restrictions may require the Company to continue to hold a portion of The Keith Companies, Inc. cash and to obtain additional credit to finance the cash holdings. The transaction is expected to close during the third quarter of 2005.

21.	UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
      The consolidated financial statements of the Company are prepared in Canadian dollars in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) that in most respects, conform to accounting principles generally accepted in the United States (“US GAAP”). The following adjustments and disclosures would be required in order to present these consolidated financial statements in accordance with US GAAP. Investments in joint ventures are accounted for using the equity method under US GAAP while Canadian GAAP requires the proportionate consolidation method. As permitted by the Securities and Exchange Commission, no disclosure is required of the effect of this difference.

a.	Net income and comprehensive income
      There are no identifiable material items that would result in a change in net income presented under Canadian or US GAAP.
      The Company accounts for leases in accordance with Statement of Financial Accounting Standards No. 13, “Accounting for leases” (SFAS 13). SFAS 13 requires leasehold improvements in an operating lease to be amortized over the shorter of their economic lives or the lease term, as defined in SFAS 13. As a result, SFAS 13 requires the amortization period for leasehold improvements to be shorter than applied by the Company under Canadian GAAP. The incremental amortization was determined to be immaterial to the periods presented.
      Comprehensive income is measured in accordance with Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (SFAS 130). This standard defines comprehensive income as all changes in equity other than those resulting from investments by owners and distributions to owners and includes adjustments arising on the translation of the self-sustaining foreign operations. Canadian GAAP does not yet require similar disclosure.
Statement of Comprehensive Income

	2004	2003	2002
	$000’s	$000’s	$000’s

Net income under Canadian and US GAAP	30,190	25,070	20,192
Other comprehensive income, net of tax:
Unrealized foreign exchange loss on translation of self-sustaining foreign operations	(5,157)	(15,827)	(841)

Comprehensive income	25,033	9,243	19,351

Accumulated other comprehensive income, beginning of year	(13,861)	1,966	2,807
Unrealized foreign exchange loss on translation of self-sustaining foreign operations	(5,157)	(15,827)	(841)

Accumulated other comprehensive income, end of year	(19,018)	(13,861)	1,966

b.	Other disclosures required

i) Accounts payable and accrued liabilities

	December 31,	December 31,
	2004	2003
	$000’s	$000’s

Trade accounts payable	21,651	17,806
Employee and payroll liabilities	37,188	31,276
Accrued liabilities	19,879	19,714

	78,718	68,796

ii) Allowance for doubtful accounts

	2004	2003	2002
	$000’s	$000’s	$000’s

Balance, beginning of year	16,952	17,316	15,755
Acquired balances	5,294	651	2,616
Provision for doubtful accounts	6,632	4,544	3,512
Deductions	(7,152)	(4,221)	(4,453)
Impact of foreign exchange	(631)	(1,338)	(114)

Balance, end of year	21,095	16,952	17,316

iii) Income (loss) before income taxes

	2004	2003	2002
	$000’s	$000’s	$000’s

Domestic	48,111	36,583	37,548
Foreign	(3,451)	3,045	(4,453)

Total	44,660	39,628	33,095

iv) Income tax expense

	2004	2003	2002
	$000’s	$000’s	$000’s

Current tax expense
Domestic	17,724	9,474	13,968
Foreign	341	576	(1,019)

Total	18,065	10,050	12,949

Future tax expense
Domestic	(566)	3,532	470
Foreign	(3,029)	976	(516)

Total	(3,595)	4,508	(46)

Total tax expense
Domestic	17,158	13,006	14,438
Foreign	(2,688)	1,552	(1,535)

Total	14,470	14,558	12,903

v) Self-insured liabilities

	2004	2003
	$000’s	$000’s

Balance, beginning of year	2,410	—
Current year provision	2,826	2,410

Balance, end of year	5,236	2,410

vi) Long term contracts
      Included in accounts receivable are holdbacks on long-term contracts of $3,653,000 in 2004 and $2,496,000 in 2003.

c.	Effects of new accounting pronouncements
      The Company is not aware of any new US accounting pronouncements that will impact its financial reporting.
      The Canadian Institute of Chartered Accountants has issued three new accounting standards that will affect the Company. These new standards align Canadian GAAP to US GAAP. Accordingly, information currently presented in the Company’s reconciliation note will be incorporated into the Company’s financial statements.

i) Comprehensive Income – New section 1530 becomes effective for our fiscal 2007 year end and establishes standards for the reporting and display of comprehensive income. Unrealized gains on the translation of our self-sustaining foreign operations will be included in comprehensive income. Currently these items are reflected in our cumulative translation account.

ii) Financial Instruments – Recognition and Measurement – New section 3855 becomes effective for our fiscal 2007 year end and provides standards for the classification of financial instruments and the related interest, dividends, gains and losses. This section will impact the classification of the Company’s investments held for self-insured liabilities and will require the company to revalue certain investments to fair value with the resulting unrealized gains or losses being reflected through other comprehensive income until realized when the gains or losses will be recognized in net income. This new standard is not expected to have a material effect on the results of operations.

iii) Variable Interest Entities – Accounting Guideline 15 is effective for our interim period ending March 31, 2005. As the Company currently consolidates its interests in variable entities, there will be no impact on the financial reporting of the Company other than to amend a policy note – principles of consolidation to include the consolidation of variable interest entities.

22.	COMPARATIVE FIGURES
      Certain comparative figures have been reclassified to conform to the presentation adopted for the current year. On the statement of cash flow, the change in bank indebtedness has been reflected as a financing activity rather than being included in the balance of cash and cash equivalents.

STANTEC INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31	December 31
	2005	2004
	$	$

	(In thousands of
	Canadian dollars)
	(Unaudited)
ASSETS
Current
Cash and cash equivalents	18,850	37,890
Accounts receivable, net of allowance for doubtful accounts of $19,198 in 2005 ($21,095 — 2004)	104,816	112,476
Costs and estimated earnings in excess of billings	44,031	40,861
Income taxes recoverable	3,915	—
Prepaid expenses	3,462	4,165
Future income tax assets	8,647	8,532
Other assets	4,755	4,831

	188,476	208,755
Property and equipment	49,649	48,262
Goodwill	85,752	84,694
Intangible assets	6,053	6,278
Future income tax assets	5,693	6,357
Other assets	9,096	7,754

	344,719	362,100

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	62,656	78,718
Billings in excess of costs and estimated earnings	19,422	18,832
Income taxes payable	—	5,732
Current portion of long-term debt (note 3)	9,507	12,820
Future income tax liabilities	10,015	10,653

	101,600	126,755
Long-term debt (note 3)	19,020	21,155
Other liabilities	18,780	16,818
Future income tax liabilities	8,235	8,316

	147,635	173,044

Shareholders’ Equity
Share capital (note 4)	88,138	87,656
Contributed surplus (note 4)	2,740	2,544
Cumulative translation account	(18,336)	(19,018)
Retained earnings	124,542	117,874

	197,084	189,056

	344,719	362,100

See accompanying notes

STANTEC INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	For the quarter ended
	March 31

	2005	2004
	$	$

	(In thousands of
	Canadian dollars except
	per share amounts)
	(Unaudited)
INCOME
Gross revenue	141,144	117,317
Less subconsultant and other direct expenses	22,011	13,751

Net revenue	119,133	103,566
Direct payroll costs	54,439	47,540

Gross margin	64,694	56,026
Administrative and marketing expenses	51,262	43,809
Depreciation of property and equipment	2,764	2,624
Amortization of intangible assets	238	137
Net interest expense	75	674
Foreign exchange losses	61	11
Share of income from associated companies	(68)	(125)

Income before income taxes	10,362	8,896

Income taxes
Current	3,828	4,420
Future	(201)	(1,182)

	3,627	3,238

Net income for the period	6,735	5,658

Retained earnings, beginning of period	117,874	88,266
Net income for the period	6,735	5,658
Shares repurchased (note 4)	(67)	(355)

Retained earnings, end of period	124,542	93,569

Weighted average number of shares outstanding — basic	18,917,670	18,373,983

Weighted average number of shares outstanding — diluted	19,424,308	19,176,483

Shares outstanding, end of period	18,933,019	18,464,818

Earnings per share
Basic	0.36	0.31

Diluted	0.35	0.30

See accompanying notes

STANTEC INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the quarter ended
	March 31

	2005	2004
	$	$

	(In thousands of
	Canadian dollars)
	(Unaudited)
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
Cash receipts from clients	151,134	124,568
Cash paid to suppliers	(53,263)	(43,866)
Cash paid to employees	(92,124)	(82,241)
Dividends from equity investments	250	200
Interest received	1,264	1,747
Interest paid	(1,321)	(2,360)
Income taxes paid	(13,475)	(2,066)

Cash flows used in operating activities	(7,535)	(4,018)

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
Business acquisitions, including cash acquired and bank indebtedness assumed (note 2)	(700)	—
Purchase of investments held for self-insured liabilities	(1,726)	—
Proceeds on disposition of investments	432	—
Purchase of property and equipment	(4,151)	(4,750)
Proceeds on disposition of property and equipment	2	33

Cash flows used in investing activities	(6,143)	(4,717)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Repayment of long-term debt	(5,882)	(6,275)
Net change in bank indebtedness financing	—	15,342
Repurchase of shares for cancellation (note 4)	(83)	(439)
Proceeds from issue of share capital (note 4)	440	855

Cash flows from (used in) financing activities	(5,525)	9,483

Foreign exchange gain on cash held in foreign currency	163	53

Net increase (decrease) in cash	(19,040)	801
Cash, beginning of period	37,890	7,343

Cash, end of period	18,850	8,144

See accompanying notes

STANTEC INC.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
1.     GENERAL ACCOUNTING POLICIES
      These unaudited interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a basis consistent with those used in the preparation of the annual December 31, 2004, consolidated financial statements. Because the disclosures included in these interim consolidated financial statements do not conform in all respects to the requirements of generally accepted accounting principles for annual financial statements, these interim consolidated financial statements should be read in conjunction with the December 31, 2004, annual consolidated financial statements. In management’s opinion, these interim consolidated financial statements include all the adjustments necessary to present fairly such interim consolidated financial statements. The consolidated statements of income and retained earnings and cash flows for interim periods are not necessarily indicative of results on an annual basis due to short-term variations as well as the timing of acquisitions, if any, during interim periods.
Principles of Consolidation
      Effective January 1, 2005, the Company adopted Accounting Guideline 15 — Consolidation of Variable Interest Entities. These consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries that are not considered to be variable interest entities (VIEs) and all VIEs for which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated. The adoption of this accounting guideline has not had an impact on these interim consolidated financial statements.
2.     BUSINESS ACQUISITIONS
      Acquisitions are accounted for under the purchase method of accounting, and the results of earnings since the respective dates of acquisition are included in the consolidated statements of income. The purchase prices of acquisitions are generally subject to price adjustment clauses included in the purchase agreements. From time to time, as a result of the timing of acquisitions in relation to the Company’s reporting schedule, certain of the purchase price allocations may not be finalized at the initial time of reporting. In the case of some acquisitions, the additional consideration payable based on future performance parameters may be adjusted upward or downward. As at March 31, 2005, the maximum contingent consideration that may be payable in 2005 and future years is approximately $12,000. Such additional consideration is recorded as goodwill in the period in which the contingency is resolved.
      During the first quarter of 2005, the Company paid additional contingent consideration in connection with the Cosburn Patterson Mather Limited (2002) acquisition and adjusted the purchase price on the GBR Architects Limited (2004) acquisition pursuant to price adjustment clauses included in the purchase agreements.
      During the first quarter of 2004, the Company reduced the purchase price in connection with the Cosburn Patterson Mather Limited (2002), The Spink Corporation (2001), and the APAI Architecture Inc. (2003) acquisitions pursuant to price adjustment clauses in the purchase agreements.

      Details of the aggregate consideration given and of the fair values of net assets acquired or adjusted for in the first quarter of each year are as follows:

	2005	2004
	$000’s	$000’s

Cash consideration	700	—
Promissory notes, due 2004 through 2007	105	(205)

Purchase price	805	(205)

Assets and liabilities acquired at fair values
Non-cash working capital	263	71
Property and equipment	(9)	—
Goodwill	606	(276)
Future income taxes	(55)	—

Net assets acquired	805	(205)

      All of the goodwill is non-deductible for income tax purposes.
3.     LONG-TERM DEBT

	March 31	December 31
	2005	2004
	$000’s	$000’s

Non-interest-bearing note payable	114	111
Other non-interest-bearing notes payable	4,227	7,862
Bank loan	22,236	23,997
Mortgages payable	1,750	1,765
Other	200	240

	28,527	33,975
Less current portion	9,507	12,820

	19,020	21,155

      The Company has a revolving credit facility in the amount of $30 million to support general business operations. None of this facility was accessed at March 31, 2005, or December 31, 2004. All assets of the Company are held as collateral under a general security agreement for the bank loan and bank indebtedness. The mortgages payable are supported by first mortgages against land and buildings.
      The interest expense on long-term debt in 2005 was $354,000 (2004 — $495,000).

4.     SHARE CAPITAL

	Capital Stock

					Contributed
	2005		2004		Surplus

	Common		Common		2005	2004
	Shares		Shares
	#	$000’s	#	$000’s	$000’s	$000’s

Balance, beginning of year	18,871,085	87,656	18,327,284	84,281	2,544	1,842
Share options exercised for cash	64,834	440	155,434	855	—	—
Stock-based compensation expense					254	178
Shares repurchased under normal course issuer bid	(2,900)	(15)	(17,900)	(83)	(1)	(1)
Reclassification of fair value of stock options previously expensed		57		—	(57)	—

Balance, as at March 31	18,933,019	88,138	18,464,818	85,053	2,740	2,019

      During 2005, 2,900 common shares (2004 — 17,900) were repurchased for cancellation pursuant to an ongoing normal course issuer bid at a cost of $83,000 (2004 — $439,000). Of this amount, $15,000 and $1,000 (2004 — $83,000 and $1,000) reduced the share capital and contributed surplus accounts respectively, with $67,000 (2004 — $355,000) being charged to retained earnings.
      During 2005, the Company recognized a stock-based compensation expense of $349,000 (2004 — $267,000) in administrative and marketing expenses. The amount relating to the fair value of the options granted ($254,000; 2004 — $178,000) was reflected through contributed surplus, and the amount relating to deferred share unit compensation ($95,000; 2004 — $89,000) was reflected through accrued liabilities. Upon the exercise of share options for which a stock-based compensation expense has been recognized, the cash paid together with the related portion of contributed surplus is credited to share capital.
5.     SEGMENTED INFORMATION
      The Company provides comprehensive professional services in the area of infrastructure and facilities. The Company considers the basis on which it is organized, including geographic areas and service offerings, in identifying its reportable segments. Operating segments of the Company are defined as components of the Company for which separate financial information is available that is evaluated regularly by the chief operating decision maker in allocating resources and assessing performance. The chief operating decision maker is the Chief Executive Officer of the Company.
      All operations of the Company are included in one reportable segment as Consulting Services, which provides services throughout North America and internationally.
Geographic information

	For the quarter ended		For the quarter ended
	March 31, 2005		March 31, 2004

		Property and		Property and
		Equipment,		Equipment,
		Goodwill,		Goodwill,
	Gross	Intangible	Gross	Intangible
	Revenues	Assets	Revenues	Assets
	$000’s	$000’s	$000’s	$000’s

Canada	86,916	88,372	78,944	103,351
United States	53,156	52,616	36,615	38,673
International	1,072	466	1,758	492

	141,144	141,454	117,317	142,516

6.     EMPLOYEE FUTURE BENEFITS
      The Company contributes to group retirement savings plans and an employee share purchase plan based on the amount of employee contributions subject to maximum limits per employee. The Company accounts for such contributions as an expense in the period in which they are incurred. The expense recorded in 2005 was $2,004,000 (2004 — $1,779,000).
7.     SUBSEQUENT EVENTS
      Subsequent to the quarter-end, the Company entered into an agreement to acquire the shares and business of The Keith Companies, Inc. for a combination of cash consideration and Stantec common shares. This transaction is subject to customary conditions, including approval by The Keith Companies, Inc. shareholders. In conjunction with the transaction, the Company has applied to become a US Securities and Exchange Commission registrant and to have its common shares listed on the New York Stock Exchange in addition to its existing Toronto Stock Exchange listing. The estimated total consideration, excluding transaction costs, is expected to consist of approximately 3.9 million common shares valued at US$91.5 million and cash consideration of approximately US$90.4 million. The estimated cash consideration will be financed through utilization of the Company’s existing cash and available credit facilities as well as use of part of The Keith Companies, Inc.’s cash. The portion of The Keith Companies, Inc.’s cash that can be used to finance the transaction is subject to restrictions outlined in the merger agreement. These restrictions may require the Company to continue to hold a portion of The Keith Companies, Inc.’s cash and to obtain additional credit to finance these cash holdings. The transaction is expected to close during the third quarter of 2005.
8.     COMPARATIVE FIGURES
      Certain comparative figures have been reclassified to conform to the presentation adopted for the current year.

STANTEC INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
      The following unaudited pro forma condensed consolidated financial statements are presented in Canadian dollars and have been prepared in accordance with U.S. GAAP, based on the historical financial statements of Stantec and Keith, as at March 31, 2005 and for the three months ended March 31, 2005 and for the year ended December 31, 2004, adjusted to give effect to the acquisition of Keith by Stantec.
      The unaudited pro forma condensed consolidated financial statements were prepared to illustrate the estimated effects of the acquisition. The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition as if the acquisition had occurred as of March 31, 2005. The unaudited pro forma condensed consolidated statement of income for the three months ended March 31, 2005 and for the year ended December 31, 2004 gives effect to the acquisition as if the acquisition had occurred as of January 1, 2004. The pro forma adjustments are described in the accompanying notes. The unaudited pro forma adjustments are based upon available information and certain assumptions that management of Stantec believes are reasonable. The unaudited pro forma condensed consolidated financial statements do not purport to represent Stantec’s results of operations or financial condition for any future period or as of any date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with Stantec’s consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are included elsewhere in this proxy statement/prospectus.
      The acquisition will be accounted for using the purchase method. Under the purchase method, the total purchase price will be allocated to the tangible and intangible assets and liabilities of Keith based upon their respective fair values as of the closing of the acquisition based on valuations which are not yet available. A preliminary allocation of the purchase price has been made to the major categories of assets and liabilities in the accompanying unaudited pro forma condensed consolidated financial information based on estimates. The actual allocation of purchase price and the resulting effect on income from continuing operations may differ materially from the unaudited pro forma amounts included herein.

STANTEC INC.
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET
As at March 31, 2005

						Pro Forma
	Stantec	Keith	Pro Forma			Consolidated
	US GAAP	US GAAP	Adjustments			US GAAP

	(note 2)	(note 3)		(note 4)
	(In thousands of Canadian dollars)
ASSETS
Current
Cash and cash equivalents	$18,850	$9,944	$(3,237)	(b	)
	—	—	90,956	(c	)
	—	—	(109,806)	(d	)	$6,707
Available for sale securities	4,755	38,944	—			43,699
Accounts receivable	104,816	19,872	—			124,688
Costs and estimated earnings in excess of billings	44,031	14,621	—			58,652
Other current assets	16,024	2,359	—			18,383

Total current assets	188,476	85,740	(22,087)			252,129
Property and equipment	49,649	5,645	(687)	(d	)	54,607
Goodwill	85,752	28,019	(28,019)	(d	)
	—	—	148,609	(d	)	234,361
Intangible assets	6,053	—	13,338	(d	)	19,391
Other long-term assets	14,789	900	587	(e	)	16,276

Total assets	344,719	120,304	111,741			576,764

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Bank indebtedness	—	—	90,956	(c	)	90,956
Accounts payable and accrued liabilities	62,656	12,039	759	(d	)
	—	—	7,892	(d	)
	—	—	1,677	(e	)	85,023
Other current liabilities	38,944	4,057	—			43,001

Total current liabilities	101,600	16,096	101,284			218,980
Long-term debt	19,020	—	—			19,020
Other long-term liabilities	27,015	1,954	4,546	(d	)	33,515

Total liabilities	147,635	18,050	105,830			271,515

Shareholders’ equity
Share capital	88,138	10	(10)	(d	)
	—	—	(1,090)	(e	)
	—	—	112,227	(d	)	199,275
Additional paid in capital	2,740	59,395	(59,395)	(d	)	2,740
Deferred stock compensation	—	(1,637)	(1,335)	(d	)	(2,972)
Retained earnings	124,542	44,486	(3,237)	(b	)
	—	—	(41,249)	(d	)	124,542
Accumulated other comprehensive income	(18,336)	—	—			(18,336)

Total shareholders’ equity	197,084	102,254	5,911			305,249

Total liabilities and shareholders’ equity	344,719	120,304	111,741			576,764

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

STANTEC INC.
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF INCOME
For the three months ended March 31, 2005

					Pro Forma
	Stantec	Keith			Consolidated
	US GAAP	US GAAP	Pro Forma Adjustments		US GAAP

	(note 2)	(note 3)		(note 4)
	(In thousands of Canadian dollars except per share amounts)
INCOME
Gross revenue	$141,144	$34,149	$—		$175,293
Less subconsultant and other direct expenses	22,011	2,369	—		24,380

Net revenue	119,133	31,780	—		150,913
Costs of revenue	—	19,771	(19,771)	(g)	—
Direct payroll costs	54,439	—	14,100	(g)	68,539

Gross margin	64,694	12,009	5,671		82,374
Administrative and marketing expenses	51,262	8,394	5,061	(g)
			58	(i)	64,775
Depreciation of property and equipment	2,764	—	610	(g)	3,374
Amortization of intangible assets	238	—	909	(f)	1,147
Net interest expense (income)	75	(228)	932	(h)	779
Other income, net	(7)	(17)	—		(24)

Income before income taxes	10,362	3,860	(1,899)		12,323
Income tax expense	3,627	1,474	(715)	(j)	4,386

Net income	6,735	2,386	(1,184)		7,937

Earnings per share
Basic earnings per share	0.36				0.35
Diluted earnings per share	0.35				0.34
Weighted average number of common shares outstanding
Basic	18,918		3,778	(k)	22,696
Diluted	19,424		3,860	(k)	23,284
See accompanying notes to unaudited pro forma condensed consolidated financial statements.

STANTEC INC.
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF INCOME
For the year ended December 31, 2004

					Pro Forma
	Stantec	Keith			Consolidated
	US GAAP	US GAAP	Pro Forma Adjustments		US GAAP

	(note 2)	(note 3)		(note 4)
	(In thousands of Canadian dollars except per share amounts)
INCOME
Gross revenue	$520,879	$137,740	$—		$658,619
Less subconsultant and other direct expense	71,728	11,234	—		82,962

Net revenue	449,151	126,506	—		575,657
Costs of revenue	—	78,925	(78,925)	(g)	—
Direct payroll costs	205,513	—	58,989	(g)	264,502

Gross margin	243,638	47,581	19,936		311,155
Administrative and marketing expenses	183,739	30,089	17,350	(g)
			599	(i)	231,777
Depreciation of property and equipment	11,986	—	2,586	(g)	14,572
Amortization of intangible assets	927	—	3,874	(f)	4,801
Net interest expense (income)	2,805	(629)	3,729	(h)	5,905
Other income, net	(479)	(60)	—		(539)

Income before income taxes	44,660	18,181	(8,202)		54,639
Income tax expense	14,470	7,149	(3,050)	(j)	18,569

Net income	30,190	11,032	(5,152)		36,070

Earnings per share
Basic earnings per share	1.63				1.62
Diluted earnings per share	1.59				1.58
Weighted average number of common shares outstanding
Basic	18,500		3,778	(k)	22,278
Diluted	19,007		3,860	(k)	22,867
See accompanying notes to unaudited pro forma condensed consolidated financial statements.

STANTEC INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation
      The accompanying unaudited pro forma condensed consolidated financial statements give effect to the acquisition of The Keith Companies, Inc. (Keith) by Stantec Inc. (Stantec) and are prepared in accordance with U.S. GAAP and have been presented in Canadian dollars. The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition as if the acquisition had occurred as of March 31, 2005. The unaudited pro forma condensed consolidated statement of income for the three months ended March 31, 2005 and for the year ended December 31, 2004 gives effect to the acquisition as if the acquisition had occurred as of January 1, 2004.
      On April 14, 2005, Stantec Inc. and The Keith Companies, Inc. entered into an Agreement and Plan of Merger, which is referred to as the merger agreement, under which Stantec is to acquire all of the outstanding shares of Keith common stock. This acquisition is to be accounted for as a purchase by Stantec. Pursuant to the merger agreement, a Keith shareholder will be entitled to receive for each share of Keith common stock a) US$11.00 in cash; b) 0.23 Stantec common stock; and c) US$5.50 worth of Stantec common stock to be calculated by dividing US$5.50 by the simple average of the weighted average sales price of the Stantec common stock on the Toronto Stock Exchange (TSX) for each of the 20 trading days ending on the second trading day prior to the closing of the merger, converted to U.S. dollars for each trading day at the noon buying rate quoted by the Federal Reserve Bank of New York on such trading day. At the date of merger, all of Keith’s stock options will be cancelled with no further rights. Prior to closing, Keith will offer to purchase all unvested stock options. All unvested restricted stock issued under the Keith stock option plan will be substituted with 0.23 common shares of Stantec common shares and that number of shares of Stantec common shares equal to US$16.50 divided by the average 20-day trading price of Stantec common stock ending on the second trading day prior to the closing of the merger, converted to U.S. dollars for each trading day at the noon buying rate quoted by the Federal Reserve Bank of New York on such trading day. These Stantec common shares exchanged for the unvested Keith restricted stock will be subject to similar restrictions to that which the unvested restricted stock are currently subject.
      The accounting policies used in the preparation of the unaudited pro forma condensed consolidated financial statements are those described in Stantec’s audited consolidated financial statements for the year ended December 31, 2004 (note 2). These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the merger agreement and the audited consolidated financial statements of Stantec as at December 31, 2004, including the notes thereto, and the unaudited interim consolidated financial statements of Stantec as at March 31, 2005, including the notes thereto, which are included elsewhere in this proxy statement/ prospectus and the audited consolidated financial statements of Keith as at December 31, 2004, including the notes thereto and the unaudited interim consolidated financial statements of Keith as at March 31, 2005, including the notes thereto, which are incorporated by reference in this proxy statement/prospectus (note 3).

2.	Conversion of Stantec’s Historical Financial Statements to U.S. GAAP
      The unaudited pro forma condensed consolidated financial statements are presented in Canadian dollars and in accordance with U.S. GAAP. In order to present Stantec’s historical financial statements in accordance with U.S. GAAP, the cumulative translation account was recorded in and reflected as accumulated other comprehensive income. A detailed description of additional disclosures required under U.S. GAAP is included in note 21 to Stantec’s consolidated financial statements for the year ended December 31, 2004, which are included elsewhere in this proxy statement/ prospectus.

3.	Conversion of Keith’s Historical Financial Statements to Canadian Dollars
      The unaudited pro forma condensed consolidated financial statements are presented in Canadian dollars and in accordance with U.S. GAAP. Keith’s consolidated statement of income data for the year ended December 31, 2004 was converted from U.S. dollars to Canadian dollars using the average exchange rate for the period (C$1.3075 per US$1.0000). Keith’s consolidated statement of income data for the three months ended March 31, 2005 was converted from U.S. dollars to Canadian dollars using the average exchange rate for the period (C$1.2267 per US$1.0000). Keith’s consolidated balance sheet data at March 31, 2005 was converted to Canadian dollars using the exchange rate on that date (C$1.2151 per US$1.0000). The following schedule presents the conversion of Keith’s financial statement data from U.S. dollars to Canadian dollars.

STANTEC INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
THE KEITH COMPANIES, INC.
CONSOLIDATED BALANCE SHEET DATA
As at March 31, 2005

	U.S. GAAP	U.S. GAAP
	US$	C$

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	8,184	9,944
Available-for-sale securities, at fair value	32,050	38,944
Contracts and trade receivables, net of allowance for doubtful accounts of US $1,119	16,354	19,872
Costs and estimated earnings in excess of billings	12,033	14,621
Prepaid expenses and other current assets	1,941	2,359

Total current assets	70,562	85,740
Equipment and leasehold improvements, net	4,646	5,645
Goodwill	23,059	28,019
Other assets	741	900

Total assets	99,008	120,304

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	1,293	1,571
Accrued employee compensation	5,151	6,259
Current portion of deferred tax liabilities	1,661	2,018
Other accrued liabilities	3,464	4,209
Billings in excess of costs and estimated earnings	1,678	2,039

Total current liabilities	13,247	16,096
Deferred tax liabilities	1,125	1,367
Accrued rent	483	587

Total liabilities	14,855	18,050

Shareholders’ equity
Common stock	8	10
Additional paid-in-capital	48,881	59,395
Deferred stock compensation	(1,347)	(1,637)
Retained earnings	36,611	44,486

Total shareholders’ equity	84,153	102,254

Total liabilities and shareholders’ equity	99,008	120,304

STANTEC INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
THE KEITH COMPANIES, INC.
CONSOLIDATED STATEMENT OF INCOME DATA
For the Three Months Ended March 31, 2005

	U.S. GAAP	U.S. GAAP
	US$	C$

	(In thousands of dollars)
INCOME
Gross revenue	27,838	34,149
Subcontractor costs	1,931	2,369

Net revenue	25,907	31,780
Costs of revenue	16,117	19,771

Gross profit	9,790	12,009
Selling, general and administrative expenses	6,843	8,394

Income from operations	2,947	3,615
Interest income, net	186	228
Other income, net	14	17

Income before provision for income taxes	3,147	3,860
Provision for income taxes	1,202	1,474

Income from continuing operations	1,945	2,386

THE KEITH COMPANIES, INC.
CONSOLIDATED STATEMENT OF INCOME DATA
For the Year Ended December 31, 2004

	U.S. GAAP	U.S. GAAP
	US$	C$

	(In thousands of dollars)
INCOME
Gross revenue	105,346	137,740
Subcontractor costs	8,592	11,234

Net revenue	96,754	126,506
Costs of revenue	60,363	78,925

Gross profit	36,391	47,581
Selling, general and administrative expenses	23,013	30,089

Income from operations	13,378	17,492
Interest income, net	481	629
Other income, net	46	60

Income before provision for income taxes	13,905	18,181
Provision for income taxes	5,468	7,149

Income from continuing operations	8,437	11,032

STANTEC INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Pro Forma Assumptions and Adjustments
      As of March 31, 2005, there were 7,977,585 shares of Keith common stock outstanding. Prior to the acquisition, Keith will offer to purchase all unvested Keith stock options for a cash payment equal to US$16.50 plus the cash value of 0.23 Stantec common shares, based on the average trading price prior to the acquisition, less the exercise price of the options. It is anticipated that prior to the effective date of the acquisition, outstanding vested Keith stock options will be exercised with a portion of the stock options being surrendered in lieu of a cash payment for the exercise price. This will result in estimated Keith common stock outstanding at the acquisition date of 8,215,239. In addition, it is anticipated that 89,333 unvested Keith restricted common stock will be exchanged for Stantec shares which will be subject to similar restrictions to that which the Keith restricted stock are currently subject.
      As described in note 1, a portion of the purchase price consideration will be based on the average sales price of the Stantec common stock on the Toronto Stock Exchange for each of the 20 trading days ending on the second trading day prior to the closing of the merger, converted in U.S. dollars for each trading day at the noon buying rate quoted by the Federal Reserve Bank of New York on such trading day. The estimated Stantec share price and U.S. dollar exchange rate used in these unaudited pro forma condensed consolidated financial statements in determining the number of shares is C$30.06 and C$1.2562 per US$1.0000, respectively using a notional merger date of June 15, 2005.
      The purchase consideration is estimated as follows using an estimated fair value for the Stantec shares issued of US$23.93 and is translated into Canadian dollars using the exchange rate in effect at March 31, 2005 of C$1.2151 per US$1.0000:

	In US	In C
	$000’s	$000’s

Cash consideration	90,368	109,806
Share consideration (3,860,000 of Stantec common shares)	92,359	112,227
Estimated transaction costs	625	759

Total purchase consideration	183,352	222,792

      The total purchase price in Canadian dollars is dependent upon the number of Stantec shares issued pursuant to the terms of the merger agreement, the fair value of Stantec’s shares at the transaction date and the actual exchange rate in effect at the transaction date. Changes in these items from the estimates applied above will result in a change in the final purchase consideration.

STANTEC INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The purchase price has been allocated to the fair value of Keith’s identified assets and liabilities in accordance with the purchase method as follows:

	In US	In C
	$000’s	$000’s

Assets and liabilities acquired:
Cash and cash equivalents	5,520	6,707
Available for sale securities	32,050	38,944
Accounts receivable	16,354	19,872
Costs and estimated earnings in excess of billings	12,033	14,621
Other current assets	1,941	2,359
Property and equipment	4,081	4,958
Other long-term assets	741	900
Goodwill	122,301	148,609
Intangible assets	10,977	13,338
Accounts payable and accrued liabilities	(16,403)	(19,931)
Other current liabilities including deferred income tax	(3,339)	(4,057)
Other long-term liabilities including deferred income tax	(5,349)	(6,500)
Deferred stock compensation	2,445	2,972

Net assets acquired	183,352	222,792

      The above purchase price allocation is preliminary and has been allocated based on a preliminary estimate of the fair value of the assets and liabilities of Keith as of March 31, 2005. The final determination of the allocation of the purchase price will be determined based on the fair value of assets acquired, including the fair value of intangible assets, and the fair value of liabilities assumed as of the date the acquisition is completed. The purchase price allocation will remain preliminary until Stantec is able to (i) complete the valuation of significant intangible assets acquired (anticipated to be completed within 90 days of the merger date) and (ii) evaluate the fair value of other assets and liabilities acquired. The final determination of the purchase price is expected to be completed shortly after the completion of the acquisition. Based on the evaluation undertaken to date, material changes to the initial estimated fair values are not anticipated unless, due to the passage of time from the date these balances were allocated (March 31, 2005) to the time the transaction closes, individual working capital balances and other balance sheet balances change significantly. This could occur in the ordinary course of business or be influenced by events not currently known or contemplated.
      For purposes of the unaudited pro forma condensed consolidated balance sheet as at March 31, 2005, C$13,338,000 of the purchase price has been allocated to identifiable intangible assets as follows:

•	Client relationships — C$8,809,000 (US$7,250,000) — the amount allocated was based on the present value of the after tax profit component in identified existing Keith client revenue streams (net of related customer contract backlog) less after tax contributory charges for working capital, capital assets, workforce and software, grossed up for tax savings. The amortization term is estimated to be 10 years based on an evaluation of the duration of the Keith client relationships.

•	Contract backlog — C$3,801,000 (US$3,128,000) — the amount allocated was based on the present value of the after tax profit component represented in existing contract backlog less after tax contributory charges for working capital, capital assets, workforce and software, grossed up for tax

STANTEC INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

savings. The amortization term is estimated to be 18 months which is based on the term over which contract backlog has historically been completed; and

•	Value of favorable premise leases — C$728,000 (US$599,000) — the amount allocated was based on the present value of after tax cash flows for the difference between the actual lease rates and the fair value lease rates as determined by comparable properties that were on the market at the time the assessment was completed, grossed up for tax savings. The amortization period of 47 months was based on the terms of the underlying leases.

      The above purchase price allocation recognizes liabilities assumed for restructuring costs and legal costs incurred by Keith related to the acquisition in the amount of C$7,892,000 (US$6,495,000). These costs include relocation costs of C$243,000 (US$200,000), insurance cancellation penalty of C$146,000 (US$120,000), employee severance and change of control payments of C$3,190,000 (US$2,625,000) and the cost of the fairness opinion of C$4,313,000 (US$3,550,000).
      The following adjustments have been made in the unaudited pro forma condensed consolidated financial statements to reflect the transaction described above:
      (a) Prior to the acquisition, the outstanding vested Keith stock options will be exercised with a portion of the stock options being surrendered in lieu of a cash payment for the exercise price. The effect of this is an increase in the number of Keith’s outstanding shares at the acquisition date by 319,487 shares.
      (b) Prior to the acquisition, Keith will offer to purchase all unvested Keith stock options at a price equal to US$16.50 plus the cash value of 0.23 Stantec common shares, based on the average trading price prior to the acquisition, less the exercise price of the options. The effect of this is a reduction of Keith’s cash and cash equivalents and retained earnings of C$3,237,000 (US$2,664,000) at the acquisition date.
      (c) To reflect the additional bank financing of C$90,956,000 as at March 31, 2005 required to satisfy the cash consideration component of the purchase price. Stantec will access its currently unused credit facilities and obtain short term financing at an expected interest rate of approximately 4.1%.
      (d) To reflect the acquisition of Keith’s net assets, in exchange for the issuance of Stantec common shares and cash and to eliminate the share capital and other equity accounts of Keith.
      (e) To reflect the estimated costs associated with the US listing registration that will be reflected as a reduction of share capital in the amount of C$1,090,000, which is net of future taxes receivable of C$587,000, and an increase in accounts payable and accrued liabilities of C$1,677,000 at the date of acquisition.
      (f) To record the amortization of intangible assets to be acquired from Keith based on their estimated fair market value and estimated useful lives in the amount of C$909,000 for the three months ended March 31, 2005 (December 31, 2004 — C$3,874,000). For purposes of these unaudited pro forma condensed consolidated financial statements, the client relationships are being amortized over a period of 10 years, the contract backlog is being amortized over 18 months and the favorable premise leases are being amortized over 47 months. These are management’s best estimate of the expected useful life of these intangible assets. The amortization expense has been reflected in the unaudited pro forma condensed consolidated income statement using the average exchange rate for the three months ended March 31, 2005 of C$1.2267 per US$1.0000 and for the year ended December 31, 2004 of C$1.3075 per US$1.0000. The actual expected useful life of these intangible assets could differ when the purchase price allocation is completed.
      (g) To reclassify Keith’s non direct payroll costs and depreciation expense to conform to Stantec’s historical presentation.

STANTEC INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      (h) To reflect additional financing costs of C$932,000 for the three months ended March 31, 2005 and C$3,729,000 for the year ended December 31, 2004 as a result of the additional bank indebtedness financing of C$90,956,000 arising on the acquisition at an expected interest rate of 4.1%.
      (i) To reflect the additional compensation expense that would have been recorded in the three months ended March 31, 2005 and for the year ended December 31, 2004 for the vesting of restricted shares issued as part of the acquisition.
      (j) To reflect the decrease in tax expense associated with the additional interest costs, compensation cost and the amortization of intangible assets. The net decrease in taxes is C$715,000 in the three months ended March 31, 2005 and C$3,050,000 for the year ended December 31, 2004.
      (k) The unaudited pro forma earnings per share, both basic and diluted, is computed by dividing the pro forma income by the pro forma weighted average number of common shares outstanding on a basic and diluted basis. The pro forma weighted average number of shares outstanding has been computed by adding the unrestricted common shares to be issued in the acquisition of 3,778,000 to the weighted average number of common shares used in the computation of Stantec’s historical basic earnings per share and 3,860,000 unrestricted and restricted shares to the weighted average number of shares used in the computation of Stantec’s historical diluted earnings per share of the period presented.

Appendix A
Agreement and Plan of Merger and Reorganization
NOTICE
      The merger agreement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties Stantec and Keith made to each other. The assertions embodied in Keith’s representations and warranties are qualified by information in a confidential disclosure schedule that Keith has provided to Stantec in connection with signing the merger agreement. You should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedule. This disclosure schedule contains potential non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosure. While Stantec and Keith do not believe that the Keith disclosure schedule contains information securities laws require them to publicly disclose other than information that has already been disclosed, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement.

A-1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
among
STANTEC INC.,
STANTEC CONSULTING CALIFORNIA INC.
and
THE KEITH COMPANIES, INC.
Dated as of April 14, 2005

i

ii

iii

      AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of April 14, 2005 (this “Agreement”), among Stantec Inc., a Canadian corporation (“Parent”), Stantec Consulting California Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and The Keith Companies, Inc., a California corporation (the “Company”).
      WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the California Corporations Code (the “CCC”), Parent and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub (the “Merger”);
      WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement (the “Transactions”) and (ii) has recommended the approval and adoption of this Agreement by the stockholders of the Company;
      WHEREAS, the Board of Directors of Parent (the “Parent Board”) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders and has approved and adopted this Agreement, the Merger and the other Transactions;
      WHEREAS, Parent and Company CEO (“Stockholder”) have entered into a Support Agreement, dated as of the date hereof (the “Support Agreement”), in connection with this Agreement, the Merger and the other Transactions; and
      WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows
ARTICLE I
THE MERGER
      Section 1.01.     The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the CCC, at the Effective Time (as defined in Section 1.02), the Company will be merged with and into the Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and the Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
      Section 1.02.     Effective Time; Closing. On the second Business Day immediately following the satisfaction or, if permissible, waiver of the last conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement (or an Agreement of Merger that includes only the information required by the CCC), an officers’ certificate of the Company and an officers’ certificate of Merger Sub (together, the “Certificate of Merger”) with the Secretary of State of the State of California, in such form as is required by, and executed in accordance with, the relevant provisions of the CCC (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). Immediately prior to such filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of the Company, 19 Technology Drive, Irvine, California 92618, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

1

      Section 1.03.     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
      Section 1.04.     Articles of Incorporation; By-laws.
      (a) At the Effective Time, subject to Section 6.06, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.
      (b) Unless otherwise determined by Parent prior to the Effective Time, and subject to Section 6.06, at the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.
      Section 1.05.     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.
ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
      Section 2.01.     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:
      (a) each share of common stock, par value US$0.001 per share, of the Company (“Company Common Stock,” all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(i), substituted for pursuant to Section 2.05 and any Dissenting Shares (as hereinafter defined)) shall be cancelled and shall be converted automatically, subject to Section 2.01 (h) and Section 2.02, into the right to receive:

(i) (A) 0.23 common shares, without par value, of Parent (“Parent Common Stock”) (the “Fixed Ratio Stock”) and (B) that number of shares of Parent Common Stock equal to US$16.50 divided by the Average Stock Price (the “Floating Ratio Stock” and, together with the Fixed Ratio Stock, the “Exchange Stock”); or

(ii) cash equal the sum of (A) US$16.50 and (B) the product of (x) 0.23 and (y) Average Stock Price (the “Cash Payment”); or

(iii) (A) US$11.00, (B) the Fixed Ratio Stock and (C) that number of Parent Common Stock equal to US$5.50 divided by the Average Stock Price (the “US$5.50 Stock” and, together with the Fixed Ratio Stock, the “Mixed Election Stock”); or

(iv) such other combination of shares of Parent Common Stock and cash determined in accordance with Section 2.01(e) or Section 2.01(f)
(the “Merger Consideration,” which when used herein shall be deemed to include cash in lieu of any fractional shares of Parent Common Stock to which a holder is entitled pursuant to Section 2.02(e)), in each case upon surrender by the holder of such share of Company Common Stock of the Certificate representing such share in accordance with Section 2.02. “Average Stock Price” means the simple average of the daily

2

weighted average sales price of Parent Common Stock on the Toronto Stock Exchange (“TSX”), as reported by Bloomberg L.P., for each of the 20 consecutive trading days ending on (and including) the second trading day prior to the Effective Time. The weighted average sales price for each trading day shall be converted from Canadian dollars to U.S. dollars at the noon buying rate quoted by the Federal Reserve Bank of New York on such trading day;
      (b) The aggregate number of shares of Parent Common Stock (the “Aggregate Stock Amount”) to be issued as Merger Consideration shall be equal to the product of (i) the Mixed Election Stock and (ii) the difference of (A) the number of Shares outstanding immediately prior to the Effective Time minus (B) the sum of (x) the number of Shares held by any Subsidiary of the Company or Parent or any Subsidiary of Parent, (y) the number of Shares of unvested Company Restricted Stock and (z) the number of Dissenting Shares. The aggregate amount of cash to be paid by Parent as Merger Consideration (the “Aggregate Cash Amount”) shall be equal to the product of (i) US$11.00 and (ii) the difference of (A) the number of Shares outstanding immediately prior to the Effective Time minus (B) the sum of (x) the number of Shares held by any Subsidiary of the Company or Parent or any Subsidiary of Parent, (y) the number of Shares of unvested Company Restricted Stock and (z) the number of Dissenting Shares. Any right to receive cash as all or part of the Merger Consideration shall be without interest.
      (c) Subject to the allocation and election procedures set forth in this Section 2.01, each record holder of Shares immediately prior to the Effective Time (other than Shares held by the Company or any Subsidiary of the Company or Parent or any Subsidiary of Parent and Dissenting Shares) will be entitled to elect to receive:

(i) cash per Share equal the Cash Payment (a “Cash Election”); or

(ii) the number of shares, or fraction thereof, of Parent Common Stock per Share equal to the Exchange Stock (a “Stock Election”); or

(iii) the “Mixed Consideration” per Share, which consists of US$11.00 in cash and the Mixed Election Stock (a “Mixed Election”, and together with the Cash Election and the Stock Election, the “Elections”);
Each holder shall make the same Election with respect to all of such holder’s Shares. All such Elections shall be made on a form in compliance with the terms of Section 2.02 (a “Form of Election”). Holders of record of Shares who hold such shares as nominees, trustees or in other representative capacities (a “Holder Representative”) may submit multiple Forms of Election, provided that such Holder Representative certifies that each such Form of Election covers all the Shares held by such Holder Representative for a particular beneficial owner. For purposes hereof, a holder of Company Common Stock who does not make a valid Election prior to the Election Deadline, including by failure to return the Form of Election to the Exchange Agent prior to the Election Deadline and as a result of revocation, shall be deemed to have made a Mixed Election. If Parent or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the stockholder making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Mixed Election.
      (d) At the Effective Time, each Share covered by a Mixed Election (a “Mixed Election Share”) shall be converted into and exchanged for the right to receive from Parent the Mixed Consideration;
      (e) At the Effective Time, each Share covered by a Stock Election (a “Stock Election Share”) shall be converted into the right to receive the Exchange Stock; provided, however, if after taking into account the Elections made and deemed made pursuant to Section 2.01(c), the number of shares of Parent Common Stock to be issued as Merger Consideration would exceed the Aggregate Stock Amount, then, at the Effective Time, each Stock Election Share shall be converted into the right to receive:

(i) a number of shares (the “Pro Rata Number of Shares”) of Parent Common Stock equal to the quotient determined by (A) the difference of the Aggregate Stock Amount minus the number of shares of Parent Common Stock to be issued in exchange for Mixed Election Shares, divided by (B) the number of Stock Election Shares; and

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(ii) an amount in cash equal to the product of (A) the difference of (x) the Exchange Stock, minus (y) the Pro Rata Number of Shares, multiplied by (B) the Average Stock Price;
      (f) At the Effective Time, each Share covered by a Cash Election (a “Cash Election Share”) shall be converted into the right to receive the Cash Payment; provided, however, if, taking into account the Elections made and deemed made pursuant to Section 2.01(c), the amount of cash to be paid by Parent as Merger Consideration would exceed the Aggregate Cash Amount, then, at the Effective Time, each Cash Election Share shall be converted into the right to receive:

(i) an amount in cash (the “Pro Rata Amount of Cash”) equal to the quotient determined by (A) the difference of the Aggregate Cash Amount minus the amount of cash to be paid in exchange for Mixed Election Shares, divided by (B) the number of Cash Election Shares; and

(ii) a number of shares of Parent Common Stock equal to the quotient of (A) the difference of (x) the Cash Payment, minus (y) the Pro Rata Amount of Cash, divided by (B) the Average Stock Price;
      (g) The Company shall mail the Form of Election to each person who is a holder of record of Company Common Stock on the record date for the Company Stockholders’ Meeting contemplated by Section 6.02 and shall use its reasonable best efforts to make the Form of Election available to all persons who become holders of Company Common Stock during the period between such record date and the Election Deadline;
      (h) To be effective, a Form of Election must be properly completed and signed by a record holder of Company Common Stock and submitted to the Exchange Agent and accompanied by the Certificates as to which the Election is being made. All Certificates so surrendered shall be subject to the exchange procedures set forth in Section 2.02. The Exchange Agent will have the discretion to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of the Exchange Agent in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.01 and all such computations shall be conclusive and binding on the holders of Company Common Stock absent manifest error. The Form of Election and the Certificates must be received by the Exchange Agent by the close of business on the last business day prior to the date on which the vote with respect to the adoption and approval of this Agreement and the approval of the Merger at the Company Stockholders’ Meeting contemplated by Section 6.02 hereof is held (the “Election Deadline”) in order to be effective. The Exchange Agent shall not accept guarantee of delivery of Certificates in lieu of physical delivery of Certificates. An Election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Upon any such revocation, unless a duly completed Form of Election, accompanied by a Certificate, is thereafter submitted in accordance with this Section 2.01(i), such shares shall be deemed to be Mixed Election Shares. In the event that this Agreement is terminated pursuant to the provisions hereof and any Certificates have been transmitted to the Exchange Agent pursuant to the provisions hereof, such Certificates shall be promptly be returned without charge to the person submitting same;
      (i) each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and
      (j) each share of common stock, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be one validly issued, fully paid and nonassessable share of common stock, par value US$0.01 per share, of the Surviving Corporation;
      (k) Notwithstanding anything to the contrary contained in this Agreement, if:

(i) Parent or the Company receives written notice from its counsel specified in Article VII to the effect that such counsel is unlikely to be able to deliver a tax opinion required pursuant to Section 7.02(l) or Section 7.03(e), as the case may be, on the date of the Effective Time; and

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(ii) instead of depositing the Aggregate Cash Amount and the Aggregate Stock Amount in accordance with Section 2.02(a), Parent deposits, or causes to be deposited (including as contemplated by Section 7.02(f)), with the Exchange Agent (as defined below), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, cash in an amount equal to US$22.00 per Share,
Parent shall have the right, at its sole and absolute discretion, to reverse the Merger so that Merger Sub will merge with and into the Company, such that the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation of the Merger (a “Reverse-Subsidiary Merger”). A Reverse-Subsidiary Merger would not be intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. In the event Parent effects the acquisition of the Company pursuant to a Reverse Subsidiary Merger in accordance with this Section 2.01(k), (x) all references to the “Merger” in this Agreement and all other related agreements, documents and instruments, shall be deemed to be to the “Reverse-Subsidiary Merger,” all references to the “Surviving Corporation” shall be deemed to be to the Company, all references to Merger Consideration shall be deemed to mean US$22.00 per Share, and this Agreement and (y) the conditions in Section 7.02(l) and Section 7.03(e) shall be deemed to be waived.
      Section 2.02.     Exchange of Certificates.
      (a) Exchange Agent. Immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited (including as contemplated by Section 7.02(f)), with such bank or trust company that may be designated by Parent and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, cash equal to the Aggregate Cash Amount and certificates representing the Aggregate Stock Amount, and cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.02(e) (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash and shares of Parent Common Stock contemplated to be issued pursuant to Section 2.01. Except as contemplated by Section 2.02(g) hereof, the Exchange Fund shall not be used for any other purpose.
      (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c). The Merger Consideration (plus any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c)) shall be delivered to each former stockholder of the Company by the Exchange Agent as promptly as practicable following surrender of a Certificate and a duly executed letter of transmittal.

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      (c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment shall be paid to any such holder pursuant to Section 2.01(a) or 2.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws (as defined in Section 3.05(a)), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued as part of the Merger Consideration in exchange therefor, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.
      (d) No Further Rights in Company Common Stock. The Merger Consideration issued upon surrender of a Certificate in accordance with the terms of this Article II (including, with respect to Shares, any cash paid pursuant to Section 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate.
      (e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest and subject to the amount of any withholding taxes as contemplated in Section 2.02(i)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the simple average of the daily weighted average sales price of Parent Common Stock on the TSX, as reported by Bloomberg L.P., for each of the 20 consecutive trading days ending on (and including) the second trading day prior to the Effective Time (the weighted average sales price for each trading day shall be converted from Canadian dollars to U.S. dollars at the noon buying rate quoted by the Federal Reserve Bank of New York on such trading day). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.02(b) and (c).
      (f) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.
      (g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Common Stock for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration, and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 2.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

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      (h) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.
      (i) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
      (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c), subject to Section 2.02(g).
      Section 2.03.     Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be exchanged for the Merger Consideration, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).
      Section 2.04.     Company Stock Options. At the Effective Time, all options to purchase Company Common Stock, whether or not exercisable and whether or not vested (the “Company Stock Options”), outstanding under the Company’s Amended and Restated 1994 Stock Incentive Plan, in each case as such may have been amended, supplemented or modified (collectively, the “Company Stock Option Plans”) shall be cancelled without further rights. At least 20 days prior to the Effective Time, the Company shall offer to purchase each Company Stock Option which as of the Effective Time would be unexercisable and unvested (the “Unvested Options”), at a price equal to the Cash Payment less the exercise price of such Unvested Option ( the “Option Consideration”), which offer to purchase shall be conditional upon the approval of this Agreement by the Stockholders of the Company and the satisfaction or waiver of all of the conditions hereunder. Prior to the Effective Time, Parent shall have deposited, or shall have caused to be deposited with the Exchange Agent, for the benefit of holders of the Unvested Options that surrender such Unvested Options for purchase by the Company for exchange in accordance with this Section 2.04, cash equal to the aggregate Option Consideration (such cash being hereinafter referred to as the “Option Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash contemplated to be delivered to the holders of the Unvested Options pursuant to this Section 2.04 out of the Option Exchange Fund. The Option Exchange Fund shall not be used for any other purpose.
      Section 2.05.     Company Restricted Stock. At the Effective Time, each share of Company Common Stock outstanding immediately prior to the Effective Time that is unvested or is subject to a repurchase option, risk of forfeiture or other condition under the Company Stock Option Plans or any applicable restricted stock purchase agreement or other agreement with the Company (“Company Restricted Stock”) shall be substituted with Exchange Stock, which shall be subject to the same terms and conditions (including, without limitation, vesting conditions) as such Company Restricted Stock, except that current references to the Company shall, after the Effective Time, mean Parent.
      Section 2.06.     [Reserved].

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      Section 2.07.     Dissenting Shares.
      (a) Notwithstanding anything in this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Shareholder”) who has not voted in favor of the Merger or consented thereto in writing and who has dissented in accordance with Chapter 13 of the CCC (“Dissenting Shares”) as well as any Shares (a “Potential Dissenting Shares”) held by a holder (a “Potential Dissenting Shareholder”) that are not voted in favor of the Merger but that have not dissented in accordance with Chapter 13 of the CCC, shall not be converted into a right to receive the Merger Consideration in accordance with Section 2.01, but shall represent and become the right to receive such consideration as may be determined to be due such Dissenting Shareholder or Potential Dissenting Shareholder pursuant to the laws of the State of California, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to dissent under Chapter 13 of the CCC. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to dissent, such former Dissenting Shares or Potential Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, such holders ratable portion of the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.01. In this Agreement, references to “Dissenting Shareholders” shall be deemed to include Potential Dissenting Shareholders and references to “Dissenting Shares” shall be deemed to include Potential Dissenting Shares.
      (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the CCC and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CCC. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
      Section 2.08.     [Reserved]
      Section 2.09.     Affiliates. Notwithstanding anything to the contrary herein, no Merger Consideration shall be delivered to a person who may be deemed an “affiliate” of the Company in accordance with Section 6.08 hereof for purposes of Rule 145 under the Securities Act until such person has executed and delivered to Parent an executed copy of the affiliate letter contemplated in Section 6.08 hereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that, except as disclosed in the Company’s Disclosure Schedule, which has been prepared by the Company and delivered to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (as filed with the SEC on March 10, 2005), Current Reports on Form 8-K (as filed with the SEC on February 10, 2005 and February 14, 2005) and Definitive Proxy Statement on Schedule 14A (as filed with the SEC on April 12, 2005), to the Company’s knowledge:
      Section 3.01.     Organization and Qualification; Subsidiaries.
      (a) Each of the Company and each subsidiary of the Company (each a “Subsidiary”) is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined in Section 9.03(a)). Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation or limited liability company, as the case may be, to do

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business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect.
      (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
      Section 3.02.     Articles of Incorporation and By-laws. The Company has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company. Such Articles of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Articles of Incorporation, By-laws or equivalent organizational documents. The Company has heretofore provided to the Parent the minutes of the meetings of the Board of Directors of the Company and any committee thereof in respect of meetings of the Board of Directors and such committees held since January 1, 2002 through the date hereof for which minutes have been prepared and approved.
      Section 3.03.     Capitalization.
      (a) The authorized capital stock of the Company consists of (i) 100,000,000 Shares and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of April 2, 2005, (i) 7,985,085 Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Shares are held in the treasury of the Company, (iii) no Shares are held by the Subsidiaries, and (iv) 230,995 Shares are reserved for future issuance pursuant to outstanding Company Stock Options, Company Restricted Stock and other purchase rights (the “Company Stock Awards”) granted pursuant to the Company Stock Option Plans. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.03 there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. As of April 2, 2005, there were (x) 265,510 outstanding Unvested Options exercisable for an aggregate of 265,510 Shares at a weighted average exercise price of US$12.27 per Share, and (y) 512,026 Company Stock Options (excluding Unvested Options), exercisable for an aggregate of 512,026 Shares at a weighted average exercise price of US$8.23 per Share. As of the date of this Agreement, there were 117,668 Shares of unvested Company Restricted Stock. The Company has made available to Parent accurate and complete copies of all Company Stock Option Plans pursuant to which Company has granted the Company Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. All outstanding Shares, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws (as defined below) and (ii) all requirements set forth in applicable contracts.
      (b) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear

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of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.
      Section 3.04.     Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares and the filing and recordation of appropriate merger documents as required by the CCC). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). No state takeover statute is applicable to the Merger or the Transactions.
      Section 3.05.     No Conflict; Required Filings and Consents.
      (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws or any equivalent organizational documents of the Company or any Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any Material Contract (as defined below), except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.
      (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or other foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and filing and recordation of appropriate merger documents as required by the CCC, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, individually or in the aggregate, have a Company Material Adverse Effect.
      Section 3.06.     Permits; Compliance. Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is

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bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.
      Section 3.07.     SEC Filings; Financial Statements.
      (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2004, and has heretofore previously made available to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, 2003 and 2004, respectively, (ii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since May 20, 2003 and (iii) all other forms, reports and other registration statements filed by the Company with the SEC since December 31, 2004 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the “Company SEC Reports”). The Company SEC Reports (i) complied in all material respects with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that to the extent information as of a later date conflicts with information of an earlier date, the information of such later date shall be deemed to modify such earlier information. No Subsidiary is required to file any form, report or other document with the SEC.
      (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except that unaudited financial statements are subject to year-end audit adjustments and may not contain notes in full compliance with GAAP) throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.
      (c) Except as and to the extent set forth on, or reserved against, the consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2004, including the notes thereto (the “2004 Balance Sheet”), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since December 31, 2004, which have not had, individually or in the aggregate, a Company Material Adverse Effect.
      (d) The Company has responded to all comments or requests received from the SEC or the staff of the SEC since January 1, 2002 and the SEC or the staff of the SEC, as the case may be, has not made any supplemental comments or requests with respect to the matters described therein.
      (e) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings.
      (f) The Company maintains and will continue to maintain books and records in accordance with GAAP, in all material respects and to the extent that GAAP is applicable to the maintenance of books and records. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in

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conformity with GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
      (g) Accounts receivable, book debts and other debts due or accruing to the Company and its Subsidiaries, taken as a whole, reflected on the 2004 Balance Sheet or arising thereafter, have arisen, in all material respects, from bona fide, arm’s length transactions between unrelated parties in the ordinary course of business consistent with past practice and, subject to an allowance for doubtful accounts that has been reflected on the books and records of the Company and its Subsidiaries, as applicable, in accordance with GAAP and the regulations of the SEC, which are collectible without setoff or counterclaim, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
      (h) Accounts payable of the Company and its Subsidiaries, taken as a whole, reflected on the 2004 Balance Sheet or arising thereafter are, in all material respects, the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2004 Balance Sheet, the Company and its Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
      (i) The work in progress reflected on the 2004 Balance Sheet was owned by the Company and its Subsidiaries on December 31, 2004. The value of such work in progress at December 31, 2004 has been recorded appropriately and represents work in progress that can be invoiced and collected in the ordinary course of business, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
      (j) The Company and its Subsidiaries have appropriately accrued project liabilities on its financial statements in accordance with GAAP, in all material respects.
      (k) The Company and its Subsidiaries have appropriately deferred the recognition of revenues on projects where amounts have been invoiced in advance of the underlying work having been completed in accordance with GAAP, in all material respects.
      Section 3.08.     Absence of Certain Changes or Events. Since December 31, 2004, except as expressly contemplated by this Agreement (a) the Company and the Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Company Material Adverse Effect.
      Section 3.09.     Absence of Litigation. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no (i) litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority, or (ii) material property or asset of the Company or any Subsidiary that is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that, in each case, would, individually or in the aggregate, have a Company Material Adverse Effect.
      Section 3.10.     Employee Benefit Plans.
      (a) Section 3.10(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other material employment benefit agreements or arrangements including, without limitation, all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the

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event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA (collectively, the “Plans”). Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other Plan, or (ii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Code or this Agreement.
      (b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). None of the Plans (i) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (ii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.
      (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action. The Company and the Subsidiaries are in compliance with the applicable requirements of Section 4980(B) of the Code, with respect to each Plan that is a “group health plan”, as such term is defined in Section 5000(b)(1) of the Code.
      (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each Plan that is intended to be qualified under Section 401(a) of the Code has been submitted to the IRS for a determination that “GUST” amendments have been appropriately made prior to the end of the GUST remedial period. Each Plan that is intended to be qualified under Section 401(a) of the Code has adopted good faith amendments designed to comply with the requirements of the Economic Growth Tax Relief Reconciliation Act, and such amendments were effective prior to the applicable amendment deadline.
      (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.
      (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

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      (g) In addition to the foregoing, with respect to each Plan that is not subject to United States law (a “Non-U.S. Benefit Plan”):

(i) all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

(ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan has been operated in full compliance with all applicable non-United States laws.
      Section 3.11.     Labor and Employment Matters.
      (a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, (i) there are no material labor controversies, material labor strikes, material slowdowns, material work stoppages or material lockouts pending or threatened between the Company or any Subsidiary and any of their respective employees and neither the Company nor any Subsidiary has experienced any such controversy, strike, slowdown, work stoppage or lockout within the past three years; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor has any union certification or decertification been filed or threatened that relates to employees of the Company or any of its Subsidiaries and no union authorization campaign has been conducted within the 12 months prior to the date of this Agreement; (iii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such collective bargaining agreement or labor union contract, and there are no grievances outstanding against the Company or any Subsidiary under any such collective bargaining or material labor union agreement or contract; and (iv) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board (or similar foreign agency). The consent of each labor union which is a party to the collective bargaining agreements listed in Section 3.11 of the Company Disclosure Schedule is not required to consummate the Transactions.
      (b) The Company and the Subsidiaries are in compliance, in all material respects, with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining, worker classification and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing, except in each case those that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no material claim with respect to payment of wages, salary, vacation, improper worker classification or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary, except in each case those that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment

14

practices, except those that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company, except in each case those that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employ any person.
      Section 3.12.     Real Property; Title to Assets.
      (a) Section 3.12 of the Company Disclosure Schedule sets forth a complete and accurate list and description of all real property leased, subleased or otherwise occupied by the Company or its Subsidiaries (the “Leased Real Property”). The Company and its subsidiaries do not own and have never owned any real property. All of the leases or subleases of any Leased Property (the “Leases”) are valid, binding and in full force and effect and there is not, under any such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary.
      (b) There are no material contractual or material legal restrictions that preclude or restrict the ability to use any real property leased by the Company or any Subsidiary for the purposes for which it is currently being used. There are no material defects or material adverse physical conditions affecting the real property, and improvements thereon leased by the Company or any Subsidiary other than those that would not, individually or in the aggregate, have a Company Material Adverse Effect.
      Section 3.13.     Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property Rights of any third party; (b) with respect to each item of Intellectual Property owned by the Company or a Subsidiary and material to the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole (“Company Owned Intellectual Property”), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business; (c) with respect to each item of Intellectual Property licensed to the Company or a Subsidiary that is material to the business of the Company and the Subsidiaries as currently conducted (“Company Licensed Intellectual Property”), the Company or a Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property; (d) the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (e) each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; and (f) neither the execution of this Agreement nor the consummation of the Merger shall adversely affect any of the Company’s rights with respect to any material Company Owned Intellectual Property or any material Company Licensed Intellectual Property.
      Section 3.14.     Taxes. The Company and the Subsidiaries have filed all United States federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All such Tax returns are true, accurate and complete. Except as set forth in Section 3.14 of the Company Disclosure Schedule, neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

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Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the 2004 Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet delinquent. Neither the Company nor any of the Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years. Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company does not have any interest in any joint venture, partnership or other entity or arrangement that could be treated as a partnership for United States federal income tax purposes.
      Section 3.15.     Environmental Matters. Except as described in Section 3.15 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) none of the Company nor any of the Subsidiaries has violated or is in violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of the Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) none of the Company or any of the Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (e) each of the Company and each Subsidiary has all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); and (f) each of the Company and each Subsidiary is in compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.
      Section 3.16.     [Reserved].
      Section 3.17.     Material Contracts.
      (a) Subsections (i) through (viii) of Section 3.17(a) of the Company Disclosure Schedule list the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.17(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) each contract and agreement which is likely to involve consideration of more than US$5,000,000, in the aggregate, in any 12-month period;

(iii) any employment or consulting agreement or any other written agreement with any other officer, employee or consultant with annual compensation in excess of US$100,000 or which includes a change of control provision or provides for severance obligations upon termination;

(iv) all management contracts (excluding contracts (i) for employment or (ii) which involve consideration of less than US$100,000 in any 12-month period or (iii) which are terminable with no more than 90 days notice without payment of a termination fee), including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or

16

any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;

(v) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party that are not for professional services or not otherwise in the ordinary course of business;

(vi) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or in any geographic area;

(vii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Subsidiary that relates to the Company, any Subsidiary or their respective businesses, excluding any power of attorney entered into in the ordinary course of business consistent with past practice; and

(viii) all other contracts and agreements, whether or not made in the ordinary course of business, which the breach, non-performance, amendment, termination or the absence of would, individually, have a Company Material Adverse Effect.

No contract pursuant to which the Company or any Subsidiary performs professional services in the ordinary course of business shall constitute a Material Contract.
      (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Material Contract is a valid and binding agreement and neither the Company nor any Subsidiary is in default of a Material Contract; (ii) no Material Contract has been cancelled by the other party; (iii) the Company and the Subsidiaries have not received any claim of default by the Company or the Subsidiaries under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto through the date of this Agreement.
      Section 3.18.     Insurance. The Company and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, assets, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies in the same or similar lines of business as the Company and its Subsidiaries and comparable in size and operations to the Company and its Subsidiaries. The Company has made available to Parent a copy of all material insurance policies and all material self insurance programs or arrangements relating to the business, assets and operations of the Company and its subsidiaries (the “Insurance Policies”). Each of such Insurance Policies is in full force and effect as of the date of this Agreement. From December 31, 2002 through the date hereof, none of the Company or any of its Subsidiaries has received any notice or other communications regarding any actual or possible (a) cancellation of any Insurance Policy that has not been renewed in the ordinary course of business without lapse of coverage, (b) invalidation of any Insurance Policy, (c) refusal of any coverage or rejection of any material claim under any Insurance Policy or (d) any material adjustment in the amount of any of the premiums payable with respect to any Insurance Policy.
      Section 3.19.     Board Approval; Vote Required.
      (a) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined below).
      (b) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding Shares in favor of the approval and adoption of this Agreement.

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      Section 3.20.     Customers and Suppliers. Section 3.20 of the Company Disclosure Schedule sets forth a true and complete list of the top ten (10) customers of the Company and its Subsidiaries (based on the revenue from such customer during the 12-month period ended March 31, 2005). As of the date of this Agreement, the loss of any single customer or supplier of the Company and its Subsidiaries would not cause a Company Material Adverse Effect.
      Section 3.21.     [Reserved].
      Section 3.22.     Interested Party Transactions. Except as set forth in the Company SEC Reports or employment or other compensation arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company and the Subsidiaries, on the one hand, and any affiliate (including any officer or director) thereof, (excluding any Subsidiary of the Company that is an affiliate of the Company solely by virtue of it being a Subsidiary of the Company). The Company and the Subsidiaries have not, since July 30, 2002, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.
      Section 3.23.     Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Bear Stearns & Co. Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, a copy of which opinion will be delivered to Parent on the date of this Agreement.
      Section 3.24.     Brokers. No broker, finder or investment banker (other than Bear Stearns & Co. Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Bear Stearns & Co. Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
      As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as disclosed in Parent’s (i) Annual Information Form dated as of March 20, 2005; (ii) Management Information Circular; and (iii) 2004 Annual report (each as filed with the Alberta Securities Commission (the “ASC”) on March 31, 2005), to Parent and Merger Sub’s knowledge:
      Section 4.01.     Corporate Organization. Parent is a corporation validly subsisting under the Canada Business Corporations Act and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California and each of them has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined in Section 9.03(a)).
      Section 4.02.     Articles of Incorporation and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and the By-Laws of Parent and Merger Sub, each as amended to date. Such Articles of Incorporation and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation or By-Laws. Parent has heretofore furnished to the Company the minutes of the meetings of the Board of Directors of Parent and any committee thereof in respect of meetings of the Board of Directors and such committees held since January 1, 2001 through the date hereof for which minutes have been prepared and approved.

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      Section 4.03.     Capitalization.
      (a) The authorized share capital of Parent consists of (i) unlimited shares of Parent Common Stock and (ii) unlimited preferred shares, without par value (“Parent Preferred Stock”). As of April 13, 2005, (i) 18,937,019 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) no shares of Parent Common Stock are held in the treasury of Parent (excluding shares of Parent Common Stock purchased pursuant to Parent’s normal course issuer bid which are to be cancelled) and (iii) no shares of Parent Common Stock are held by subsidiaries of Parent. As of the date of this Agreement, no shares of Parent Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03 and except for stock options granted pursuant to the stock option plans of Parent (the “Parent Stock Option Plans”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of Merger Sub. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, Merger Sub or any other person excluding Parent or any subsidiary of Parent).
      (b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value US$0.001 per share, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. Each outstanding share of capital stock of Merger Sub is duly authorized, validly issued, fully paid and non-assessable and each such share is owned by Parent or Merger Sub free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or Merger Sub’s voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Parent Material Adverse Effect.
      (c) The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Section 2.01 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Parent’s Articles of Incorporation or By-Laws or any agreement to which Parent is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.
      Section 4.04.     Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the CCC). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
      Section 4.05.     No Conflict; Required Filings and Consents.
      (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or By-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any law, rule, regulation,

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order, judgment or decree applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Parent Material Adverse Effect.
      (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act and filing and recordation of appropriate merger documents as required by the CCC, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.
      Section 4.06.     Permits; Compliance. Each of Parent and Merger Sub is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Parent Permits”), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.
      Section 4.07.     ASC Filings; Financial Statements.
      (a) Parent has filed all forms, reports and documents required to be filed by it with the Alberta Securities Commission (“ASC”) since December 31, 2004, and has heretofore previously made available to the Company, in the form filed with the ASC, (i) the Annual Information Forms, dated as of March 30, 2005, March 31, 2004 and May 15, 2003, (ii) the Management Information Circular for Annual and Special Meeting, May 10, 2005; and (iii) the 2004, 2003 and 2002 Annual Reports (the form, reports and other documents referred to in clauses (i), (ii) and (iii) being collectively, the “Parent Reports”). The Parent Reports (i) complied in all material respects with the requirements of the Alberta Securities Act and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that to the extent information as of a later date conflicts with information of an earlier date, the information of such later date shall be deemed to modify such earlier information. No subsidiary of Parent is required to file any form, report or other document with the ASC.
      (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports was prepared in accordance with Canadian generally accepted accounting principles

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(“Canadian GAAP”) applied on a consistent basis (except that unaudited financial statements are subject to year-end audit adjustments and may not contain notes in full compliance with Canadian GAAP) throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein.
      (c) Except as and to the extent set forth on, or reserved against, the consolidated balance sheet of Parent and its consolidated subsidiaries as at December 31, 2004, including the notes thereto (the “Parent 2004 Balance Sheet”), neither the Parent nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since December 31, 2004, which have not had, individually or in the aggregate, a Parent Material Adverse Effect.
      (d) Parent has responded to all comments or requests received from the ASC or the staff of the ASC since January 1, 2002 and the ASC or the staff of the ASC, as the case may be, has not made any supplemental comments or requests with respect to the matters described therein.
      (e) Parent maintains and will continue to maintain a system of accounting established and administered in accordance with Canadian GAAP, in all material respects and to the extent Canadian GAAP is applicable to a system of accounting. Parent and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
      (f) Accounts receivable, book debts and other debts due or accruing to Parent and its subsidiaries, taken as a whole, and reflected on the Parent 2004 Balance Sheet or arising thereafter, have arisen, in al material respects, from bona fide, arm’s length transactions between unrelated parties in the ordinary course of business consistent with past practice and, subject to an allowance for doubtful accounts that has been reflected on the books and records of the Parent and its subsidiaries, as applicable, in accordance with Canadian GAAP and the regulations of the ASC, which are collectible without setoff or counterclaim, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
      (g) Accounts payable of Parent and its subsidiaries, taken as a whole, reflected on the Parent 2004 Balance Sheet or arising thereafter are, in all material respects, the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the Parent 2004 Balance Sheet, Parent and its subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
      (h) The work in progress reflected on the Parent 2004 Balance Sheet was owned by Parent and its subsidiaries on December 31, 2004. The value of such work in progress at December 31, 2004 has been recorded appropriately and represents work in progress that can be invoiced and collected in the ordinary course of business, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
      (i) Parent and its Subsidiaries have appropriately accrued project liabilities on its financial statements in accordance with Canadian GAAP, in all material respects.
      (j) Parent and its Subsidiaries have appropriately deferred the recognition of revenues on projects where amounts have been invoiced in advance of the underlying work having been completed in accordance with Canadian GAAP, in all material respects.
      Section 4.08.     Absence of Certain Changes or Events. Since December 31, 2004 or as expressly contemplated by this Agreement, (a) Parent has conducted its business only in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Parent Material Adverse Effect.

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      Section 4.09.     Absence of Litigation. Except as specifically disclosed in any Parent Report filed prior to the date of this Agreement, there is no Action pending or threatened against Parent or Merger Sub, or any property or asset of Parent or Merger Sub, before any Governmental Authority that (a) individually or in the aggregate, has had or would have a Parent Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of the Merger. Neither Parent nor Merger Sub nor any material property or asset of Parent or Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority that would, individually or in the aggregate, have a Parent Material Adverse Effect.
      Section 4.10.     Stockholder Vote. The sole stockholder of Merger Sub has approved this Agreement and the consummation of the Transactions. No vote of the stockholders of Parent is required by Law, Parent’s Articles of Incorporation or Bylaws or otherwise in order for Parent and Merger Sub to consummate the Transactions.
      Section 4.11.     Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
      Section 4.12.     Taxes. Parent and its subsidiaries have filed all Canadian federal, provincial, local and non-Canadian Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All such Tax returns are true, accurate and complete. Neither the Canada Revenue Agency nor any other Canadian or non-Canadian taxing authority or agency is now asserting or threatening to assert against Parent or any subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither Parent nor any subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the Parent 2004 Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with Canadian GAAP. There are no Tax liens upon any property or assets of Parent or any of the subsidiaries except liens for current Taxes not yet delinquent. Neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Parent nor any of its subsidiaries has been required to include in income any adjustment by reason of a voluntary change in accounting method initiated by Parent or any of its subsidiaries, and the Canada Revenue Agency has not initiated or proposed any such adjustment or change in accounting method, in either case, which adjustment or change would have a Parent Material Adverse Effect.
      Section 4.13.     Board Approval. The board of directors of each of Parent and Merger Sub, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that this Agreement and the Merger are fair and in the best interests of Parent and Merger Sub and their respective stockholders, (ii) approved this Agreement and Merger, and (iii) in the case of the board of directors of the Parent, have approved the registration of the Parent Common Stock to be issued in connection with the Transactions under the Securities Act and the Exchange Act and the listing of the Parent Common Stock for trading on the U.S. Exchange.
      Section 4.14.     [Reserved].
      Section 4.15.     Ownership of Company Common Stock. As of the date hereof, neither Parent nor any of its subsidiaries, owns any Shares.
      Section 4.16.     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

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      Section 4.17.     Intellectual Property. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the conduct of the business of Parent and its subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to Parent that the conduct of the business of Parent and its subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property Rights of any third party; (b) with respect to each item of Intellectual Property owned by Parent or a subsidiary of Parent and material to the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole (“Parent Owned Intellectual Property”), Parent or a subsidiary of Parent is the owner of the entire right, title and interest in and to such Parent Owned Intellectual Property and is entitled to use such Parent Owned Intellectual Property in the continued operation of its respective business; (c) with respect to each item of Intellectual Property licensed to Parent or a subsidiary of Parent that is material to the business of Parent and its subsidiaries as currently conducted (“Parent Licensed Intellectual Property”), Parent or a subsidiary of Parent has the right to use such Parent Licensed Intellectual Property in the continued operation of its business in accordance with the terms of the license agreement governing such Parent Licensed Intellectual Property; and (d) Parent Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part.
      Section 4.18.     Environmental Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) neither Parent nor any of its subsidiaries has violated or is in violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by Parent or any subsidiary of Parent (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) neither Parent nor any of its subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) neither Parent nor any of its subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (e) each of Parent and its subsidiaries has all Environmental Permits; and (f) each of the Parent and its subsidiaries is in compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
      Section 5.01.     Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and until the earlier of the termination of this Agreement or the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent will not be unreasonably withheld or delayed):
      (i) the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and
      (ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, key employees and key consultants of the Company and the Subsidiaries and to preserve the current advantageous relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations.
      By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and until the earlier of the termination of this

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Agreement or the Effective Time, do, any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed):
      (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;
      (b) (i) issue any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for issuances of Shares issuable pursuant to Company Stock Awards outstanding on the date of this Agreement) or (ii) sell, pledge, dispose of, grant or encumber any material assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice or pursuant to contracts in force on the date hereof;
      (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly-owned Subsidiary to the Company or any other wholly-owned Subsidiary;
      (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock (other than in connection with the cashless exercise of Company Stock Options outstanding on the date hereof);
      (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its material assets except in the ordinary course of business and consistent with past practice; (iii) enter into any Material Contract; (iv) authorize any capital expenditure if, when added to all other capital expenditures previously recorded in fiscal 2005, the total of all such capital expenditures would exceed US$4,500,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);
      (f) hire any additional employees other than in the ordinary course of business, increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company or any Subsidiary, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer, employee or consultant;
      (g) implement or adopt any change in its accounting principles, practices or methods, other than as is consistent with or as may be required by law, GAAP or regulatory guidelines;
      (h) make any tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;
      (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (i) reflected or reserved against on the consolidated balance sheet of the Company and the Subsidiaries as of March 31, 2005, (ii) subsequently incurred in the ordinary course of business and consistent with past practice, or (iii) subsequently incurred not in the ordinary course of business, which shall not in the aggregate exceed US$100,000;

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      (j) enter into any material amendment to any Material Contract or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s rights thereunder;
      (k) commence or settle any material Action; or
      (l) announce an intention to, or enter into any agreement or otherwise make a commitment, to do any of the foregoing.
      Section 5.02.     Conduct of Business by Parent Pending the Merger. Except as expressly contemplated by any other provision of this Agreement, Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, Parent shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company (which consent will not be unreasonably withheld or delayed):
      (a) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;
      (b) take any action to cause Parent’s representations and warranties set forth in Article IV to be untrue in any material respect or cause any condition set forth in Section 7.03(a) and Section 7.03(b) not to be satisfied; or
      (c) take any action that would reasonably be likely to materially delay the Merger.
ARTICLE VI
ADDITIONAL AGREEMENTS
      Section 6.01.     Registration Statement; Proxy Statement.
      (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare the proxy statement to be sent to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider approval and adoption of this Agreement or any information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) and (ii) Parent shall prepare and file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Parent and the Company each shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders.
      (b) Except as provided in Section 6.04(c) and Section 8.01(g), the Company covenants that none of the Company Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Merger or any other Transaction (the “Company Recommendation”) and the Proxy Statement shall include the recommendation of the Company Board to the stockholders of the Company in favor of approval and adoption of this Agreement and approval of the Merger.
      (c) No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after they receive notice

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thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.
      (d) Parent represents that the information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
      (e) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
      Section 6.02.     Company Stockholders’ Meeting. The Company shall call the Company Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Company shall use its reasonable best efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and shall use its reasonable best efforts to take all other action necessary or advisable to secure the required vote or consent of its stockholders, except in the event and to the extent that the Company Board, in accordance with Section 6.04(c), withdraws or modifies its recommendation to the stockholders of the Company in favor of the approval and adoption of this Agreement.
      Section 6.03.     Access to Information; Confidentiality.
      (a) Except pursuant to applicable Law, from the date of this Agreement until the Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request.

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      (b) All information obtained by the parties pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated February 18, 2005 (the “Confidentiality Agreement”), between Parent and the Company.
      (c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
      (d) The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction.
      Section 6.04.     No Solicitation of Transactions.
      (a) The Company agrees that neither it nor any Subsidiary nor any of the directors, officers or employees of it or any Subsidiary will, and that it will not authorize or knowingly permit its or its Subsidiaries’ agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary) to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, a Competing Transaction (as defined below), or (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction. The Company shall notify Parent as promptly as practicable (and in any event within two (2) days after any director or executive officer of the Company attains knowledge thereof), orally and promptly thereafter in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments). The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Competing Transaction. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.
      (b) Notwithstanding anything to the contrary in this Section 6.04, the Company Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, if the Company Board has (i) determined, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation), that such proposal or offer constitutes a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that, in light of such Superior Proposal, the failure to furnish such information or enter into discussions would cause the members of the Company Board of Directors to breach their fiduciary duties to the Company and its stockholders under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least three (3) business days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement).
      (c) Except as set forth in this Section 6.04(c), neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Company Board determines, in its good faith

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judgment prior to the time of the Company Stockholders’ Meeting and after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that a failure to make a Change in the Company Recommendation would cause the members of the Company Board of Directors to breach their fiduciary duties to the Company and its stockholders under applicable Law, the Company Board may (i) recommend a Superior Proposal or (ii) terminate this Agreement pursuant to Section 8.01(g), but only (A) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, and (B) if Parent does not, within three (3) business days of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation) to be at least as favorable to the Company’s stockholders as such Superior Proposal. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary duties to the Company and its stockholders under applicable Law or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Company Board in violation of this Section 6.04(c). Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in the Company Recommendation. The Company shall not submit to the vote of its stockholders any Competing Transaction, or propose to do so at the Company Stockholders’ Meeting.
      (d) A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, operating income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company or of any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X under the Securities Act); (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or of any Significant Subsidiary; (v) any solicitation in opposition to approval of this Agreement by the Company’s stockholders; or (vi) any other transaction the consummation of which would reasonably be expected to prevent or materially delay the Merger.
      (e) A “Superior Proposal” means an unsolicited written bona fide offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, share exchange, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 50% of the then outstanding shares of stock of the Company, in each case on terms (including conditions to consummation of the contemplated transaction) that the Company Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation), to be more favorable to the Company stockholders than the Merger and for which financing, to the extent required, is then committed.
      Section 6.05.     Employee Benefit Matters. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary. Parent shall use reasonable best efforts to provide that employees of the

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Company or any Subsidiary receive credit, for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries, for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall use reasonable best efforts to waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Parent or its subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its subsidiaries in the calendar year in which the Effective Time occurs.
      Section 6.06.     Directors’ and Officers’ Indemnification and Insurance.
      (a) The By-laws of the Surviving Corporation shall contain provisions no less favorable, taken as a whole, with respect to indemnification than are set forth in Article VI of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.
      (b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.06(b) more than an amount per year equal to 175% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be US$131,920 in the aggregate); provided, however, that in the event of an expiration, termination or cancellation of such current policies, Merger Sub or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for aggregate annual premiums which shall not exceed 175% of current annual premiums paid by the Company for such insurance.
      (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.06.
      (d) Parent and Merger Sub acknowledge that the Company is party to indemnification agreements with each director and executive officer of the Company and that at the Effective Time the Company’s obligations under such indemnification agreements shall become the obligations of the Surviving Corporation.
      Section 6.07.     Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
      Section 6.08.     Company Affiliates.
      (a) No later than 30 days after the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company’s reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a “Company Affiliate”)) of the Company. The Company shall provide Parent with

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such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Effective time, an affiliate letter in the form attached hereto as Exhibit 6.08, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, to the knowledge of the Company, have become a Company Affiliate subsequent to the delivery of such list.
      (b) Parent agrees that it shall make available “current public information” in accordance with Rule 144(c) under the Securities Act for a period of two years from the Effective Time. Parent further agrees that it shall cooperate with each Company Affiliate to remove the legend from Parent Common Stock received by such Company Affiliate as Merger Consideration and sold by such Company Affiliate in accordance with Rule 145(d) under the Securities Act.
      Section 6.09.     Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition of fair trade Laws with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger; provided that neither Merger Sub nor Parent will be required by this Section 6.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective subsidiaries or (B) limits Parent’s freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent’s or its affiliates’ other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.
      Section 6.10.     Plan of Reorganization.
      (a) Subject to Section 2.01(k), this Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
      (b) As of the date hereof, the Company does not know of any reason (i) why it would not be able to deliver to counsel to the Company and Parent at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Section 7.02(j) and Section 7.03(e), and the Company hereby agrees, subject to Section 2.01(k), to deliver such certificates effective as of the date of such opinions or (ii) why counsel to the Company and Parent would not be able to deliver the opinions required by Section 7.02(j) and Section 7.03(e). Subject to Section 2.01(k), the Company will deliver such certificates to counsel to the Company and Parent.
      (c) As of the date hereof, Parent does not know of any reason (i) why it would not be able to deliver to counsel to the Company or Parent at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Section 7.02(j) and

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Section 7.03(e), and Parent hereby agrees, subject to Section 2.01(k), to deliver such certificates effective as of the date of such opinions or (ii) why counsel to the Company and Parent would not be able to deliver the opinions required by Section 7.02(j) and Section 7.03(e). Subject to Section 2.01(k), Parent will deliver such certificates to counsel to the Company and Parent.
      Section 6.11.     Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.
      Section 6.12.     Consents of Accountants. Parent and the Company will each use all reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form F-4 under the Securities Act.
      Section 6.13.     Listing. Parent shall promptly prepare and submit to (i) either the New York Stock Exchange (“NYSE”) or the National Market System of the NASDAQ Stock Market (“Nasdaq” and, together with the NYSE, the “U.S. Exchange”) and (ii) the TSX, listing applications covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing or quotation, as the case may be, of such Parent Common Stock by the U.S. Exchange and the TSX, subject in each case to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing or quotation, as the case may be.
      Section 6.14.     Subsequent Financial Statements. The Company shall, if practicable, consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report or document with the SEC after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.
      Section 6.15.     Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the U.S. Exchange or the TSX, each of Parent and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions.
      Section 6.16.     Board of Directors of Parent. Parent shall take all such action as may be necessary to cause the Chief Executive Officer of the Company (the “Company Designated Director”) to be appointed to the Board of Directors of Parent as of the first meeting of the Board of Directors of Parent after the Effective Time, to serve until the next annual election of directors of Parent.
      Section 6.17.     Company Contribution. Immediately prior to the Effective Time, at Parent’s request, Company shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Shares the lesser of (i) $18,000,000 and (ii) the maximum amount of cash that would not preclude the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
      Section 6.18.     Unvested Company Restricted Stock. The Company will cooperate to enter into an agreement with each holder of an unvested Company Restricted Stock to amend the agreement between the Company and such holder pursuant to which such unvested Company Restricted Stock was granted and such amendment shall be reasonably satisfactory to Parent.

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ARTICLE VII
CONDITIONS TO THE MERGER
      Section 7.01.     Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b) Company Stockholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the CCC and the Company’s Articles of Incorporation.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d) U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(e) TSX Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the TSX, subject to official notice of issuance.
      Section 7.02.     Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Effective Time, with the same force and effect as if made as of the Effective Time (other than such representations and warranties as are made as of another date which shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitations or qualification as to “materially” (including the word “material”) or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the Chief Executive Officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(e).

(d) Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Entities.

(e) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Company Contribution. The Company shall have deposited, or shall have caused to be deposited, with the Exchange Agent for the benefit of the holders of the Company Common Stock the lesser of (i) $18,000,000 and (ii) the maximum amount of cash that would not preclude the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

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(g) Company Cash Balance. The Company shall have at least $40,000,000 of cash on deposit in cash or cash equivalents, less the amount of cash deposited with the Exchange Agent pursuant to Section 2.04 and Section 7.02(f).

(h) Dissenting Shares. The number of Dissenting Shares shall be less than 5% of the issued and outstanding Shares.

(i) Cancellation of Company 401(k) Plan. Prior to the Effective Time, the Company Board shall have duly adopted a resolution providing for the termination and cancellation, as of the day immediately preceding the date on which the Effective Time occurs, of the Company’s Plan qualified under Section 401(k) of the Code (the “401(k) Plan”) and provided a certified copy of such resolution to Parent, which is reasonably satisfactory to Parent. Notwithstanding the foregoing, the Board of Directors of the Company shall not act to terminate and cancel the 401(k) Plan if Parent provides written notice to that effect to the Company at least two (2) days prior to the Effective Time.

(j) Taxes. Subject to Section 2.01(k), Parent shall have received the opinion of Shearman & Sterling LLP, counsel to Parent, based upon representations of Parent and the Company, and normal assumptions, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Shearman & Sterling LLP of representation letters from each of Parent and Company contemplated in Section 6.10. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.
      Section 7.03.     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Effective Time, with the same force and effect as if made as of the Effective Time (other than such representations and warranties as are made as of another date which shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitations or qualification as to “materially” (including the word “material”) or “Parent Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a), 7.03(b) and 7.03(c).

(e) Taxes. Subject to Section 2.01(k), the Company shall have received the opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to the Company, based upon representations of Parent and the Company, and normal assumptions, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Akin Gump Strauss Hauer & Feld LLP of representation letters from each of Parent and Company contemplated in Section 6.10. Each such

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representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

(f) U.S. Exchange Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing or quotation, as the case may be, on the U.S. Exchange, subject to official notice of issuance.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
      Section 8.01.     Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company, as follows:
      (a) by mutual written consent of Parent and the Company duly authorized by the Boards of Directors of Parent and the Company; or
      (b) by either Parent or the Company if the Effective Time shall not have occurred on or before December 31, 2005; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or
      (c) by Parent if a Company Triggering Event (as defined below) shall have occurred; or
      (d) by either Parent or the Company if this Agreement shall fail to receive the requisite vote for approval at the Company Stockholders’ Meeting; or
      (e) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 8.01(e) for so long as the Company continues to exercise its best efforts to cure such breach, unless such breach is not cured within 15 days after written notice of such breach is provided by Parent to the Company; or
      (f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub, the Company may not terminate this Agreement under this Section 8.01(f) for so long as Parent and Merger Sub continue to exercise their best efforts to cure such breach, unless such breach is not cured within 15 days after written notice of such breach is provided by the Company to Parent.
      (g) by the Company in order to accept a Superior Proposal; provided, however, in order for the termination of this Agreement pursuant to this paragraph 8.01(g) to be effective, the Company shall have complied with the provisions of Section 6.04(c) and the provisions of Section 8.03(b) (including the payment of the Fee and Parent’s Expenses).
For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) the Company Board withdraws, modifies or changes the Company Recommendation in a manner adverse to Parent or shall have resolved to do so; (ii) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing

34

Transaction; (iii) the Company shall have failed to include in the Proxy Statement the recommendation of the Company Board in favor of the approval of this Agreement; (iv) the Company Board fails to reaffirm its recommendation in favor of the approval of this Agreement and the approval of the Merger within five business days after Parent requests in writing that such recommendation be reaffirmed; (v) as a result of the Company’s breach of its obligation hereunder, the Merger is not, prior to December 15, 2005, submitted for the approval of the holders of Company Common Stock at the Company Stockholders’ Meeting; (vi) the Company shall have intentionally breached its obligations under Section 6.04; or (vii) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) within ten (10) business days after such tender offer or exchange offer is commenced.
      Section 8.02.     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.03 and (b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.
      Section 8.03.     Fees and Expenses.
      (a) Except as set forth in this Section 8.03, all Expenses (as defined below) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated, except that the Company and Parent shall each pay one-half of all Expenses relating to (i) printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement and (ii) the filing fee for the Notification and Report Forms filed under HSR Act. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other Transactions.
      (b) The Company agrees that:

(i) if Parent shall terminate this Agreement pursuant to Section 8.01(c); or

(ii) if the Company shall terminate this Agreement pursuant to Section 8.01(g);
then the Company shall pay to Parent promptly (but in any event no later than one business day after the first of such events shall have occurred) a fee of US$3,000,000 (the “Fee”), which amount shall be payable in immediately available funds, plus an amount equal to the amount of Parent’s Expenses.
      (c) The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions. In the event that the Company shall fail to pay the Fee or any Expenses when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s Prime Rate plus 2.00%. Payment of the fees and expenses described in this Section 8.03 shall not be in lieu of any damages incurred in the event of willful or intentional breach of this Agreement.

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      Section 8.04.     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger without the approval of the Stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
      Section 8.05.     Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
ARTICLE IX
GENERAL PROVISIONS
      Section 9.01.     Non Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.03(b), 6.06, 6.10, 8.03 and this Article IX shall survive the Effective Time.
      Section 9.02.     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):
      if to Parent or Merger Sub:

Stantec Inc.
10160 — 112 Street
Edmonton, Alberta T5K 2L6
Canada
Attention: Jeffrey S. Lloyd
Facsimile No: (780) 917-7330
Email: jlloyd@stantec.com
      with a copy to:

Shearman & Sterling LLP
Commerce Court West
Suite 4405, P.O. Box 247
Toronto, Canada M5L 1E8
Attention: Christopher J. Cummings, Esq.
Facsimile No: (416) 360 2958
Email: ccummings@shearman.com

36

      if to the Company:

The Keith Companies, Inc.
19 Technology Drive
Irvine, CA 92618
U.S.A.
Attention: Aram H. Keith
Facsimile No: (949) 923-6026
Email: aram.keith@keithco.com
      with a copy to:

Akin Gump Strauss Hauer & Feld LLP

2029 Century Park East

Suite 2400

Los Angeles, CA 90067-3012

Attention: C.N. Franklin Reddick III, Esq.

Facsimile No: (310) 229 1001

Email: freddick@akingump.com

      Section 9.03.     Certain Definitions.
      (a) For purposes of this Agreement:
      “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
      “beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.
      “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.
      “Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, prospects, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the Transactions; provided, however, that Company Material Adverse Effect (i) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic, regulatory or political conditions (including, without limitation, acts of war or terrorism) or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (y) general changes in the industries in which the Company and the Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its subsidiaries to a materially greater extent than they affect other entities operating in such industries or (z) the execution, announcement or consummation of this Agreement and the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers or employees.
      “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
      “Environmental Laws” means any United States federal, state or local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

37

      “Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
      “Intellectual Property” means (i) United States, non-United States and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.
      “knowledge” of the Company means the actual knowledge of any of the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer or the General Counsel of the Company, after due investigation.
      “knowledge” of Parent and Merger Sub means the actual knowledge of any executive officer of Parent, after due investigation.
      “liens” means mortgages, pledges, liens, security interest, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer, other than (A) liens for current taxes and assessments not yet past due, (B) inchoate mechanics’ and materialmen’s liens arising in the ordinary course of business consistent with past practice.
      “Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, prospects, condition (financial or otherwise), assets, liabilities or results of operations of Parent and its subsidiaries taken as a whole or (ii) the ability of Parent to consummate the Transactions; provided, however, that Parent Material Adverse Effect clause (i) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic, regulatory or political conditions (including without, limitation, acts of war or terrorism) or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on Parent or its subsidiaries, (y) general changes in the industries in which Parent and its subsidiaries operate, except those events, circumstances, changes or effects that adversely affect Parent and its subsidiaries to a materially greater extent than they affect other entities operating in such industries or (z) the execution, announcement or consummation of this Agreement and the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers or employees.
      “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
      “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.
      “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-

38

added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.
      (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Action	§3.09
“affiliate”	§2.09
Aggregate Cash Amount	§2.01	(b)
Aggregate Stock Amount	§2.01	(b)
ASC	§4.07	(a)
Average Stock Price	§2.01	(a)
Agreement	Preamble
Blue Sky Laws	§3.05	(b)
Canadian GAAP	§4.07	(b)
Cash Election	§2.01	(e)
Cash Election Share	§2.01	(e)
Cash Payment	§2.01	(a)
CCC	Recitals
Certificate of Merger	§1.02
Certificates	§2.02	(b)
Change in the Company Recommendation	§6.04	(c)
Closing	§1.02
Code	Recitals
Company	Preamble
Company Affiliate	§6.08
Company Board	Recitals
Company Common Stock	§2.01	(a)
Company Designated Director	§6.16
Company Disclosure Schedule	Article III
Company Licensed Intellectual Property	§3.13	(a)
Company Owned Intellectual Property	§3.13	(a)
Company Permits	§3.06
Company Preferred Stock	§3.03	(a)
Company Recommendation	§6.01	(b)
Company Restricted Stock	§2.05
Company SEC Reports	§3.07	(a)
Company Stock Awards	§3.03	(a)
Company Stock Options	§2.04	(a)
Company Stock Option Plans	§2.04	(a)
Company Stockholders’ Meeting	§6.01	(a)
Company Triggering Event	§8.01
Competing Transaction	§6.04	(d)
Confidentiality Agreement	§6.03	(b)
Dissenting Shareholder	§2.07	(a)
Dissenting Shares	§2.07	(a)
Effective Time	§1.02

39

Defined Term	Location of Definition

Election Deadline	§2.01	(i)
Elections	§2.01	(c)
Environmental Permits	§3.15
ERISA	§3.10	(a)
Exchange Act	§3.07	(a)
Exchange Agent	§2.02	(a)
Exchange Fund	§2.02	(a)
Exchange Stock	§2.01	(a)
Expenses	§8.03	(a)
Fee	§8.03	(b)
Fixed Ratio Stock	§2.01	(a)
Floating Ratio Stock	§2.01	(a)
Form of Election	§2.01	(c)
Forward LLC Merger	§2.01	(l)
GAAP	§3.07	(b)
Governmental Authority	§3.05	(b)
Holder Representative	§2.01	(c)
HSR Act	§3.05	(b)
Insurance Policies	§3.18
IRS	§3.10	(a)
Law	§3.05	(a)
Leased Real Property	§3.12	(a)
Leases	§3.12	(a)
Material Contracts	§3.17	(a)
Merger	Recitals
Merger Consideration	§2.01	(a)
Merger LLC	§2.01	(l)
Merger Sub	Preamble
Mixed Consideration	§2.01	(c)
Mixed Election	§2.01	(c)
Mixed Election Share	§2.01	(d)
Mixed Election Share	§2.01	(a)
Multiemployer Plan	§3.10	(b)
Multiple Employer Plan	§3.10	(b)
Non-U.S. Benefit Plan	§3.10	(g)
Notice of Superior Proposal	§6.04	(c)
Nasdaq	§6.13
NYSE	§6.13
Option Consideration	§2.04
Option Exchange Fund	§2.04
Order	§7.01	(c)
Parent	Preamble
Parent Board	Recitals
Parent Common Stock	§2.01	(a)

40

Defined Term	Location of Definition

Parent Licensed Intellectual Property	§4.17
Parent Owned Intellectual Property	§4.17
Parent Permits	§4.06
Parent Preferred Stock	§4.03	(a)
Parent Reports	§4.07	(a)
Parent Stock Option Plans	§4.03	(a)
Parent 2004 Balance Sheet	§4.07	(c)
Plans	§3.10	(a)
Potential Dissenting Shareholder	§2.07	(a)
Potential Dissenting Shares	§2.07	(a)
Pro Rata Amount of Cash	§2.01	(f)
Pro Rata Number of Shares	§2.01	(e)
Proxy Statement	§6.01	(a)
Registration Statement	§6.01	(a)
Representatives	§6.03	(a)
Reverse-Subsidiary Merger	§2.01	(k)
SEC	§3.07	(a)
Securities Act	§3.07	(a)
Significant Subsidiary	§6.04	(d)
Shares	§2.01	(a)
Stock Election	§2.01	(c)
Stock Election Share	§2.01	(e)
Stockholder	Recitals
Subsidiary	§3.01	(a)
Superior Proposal	§6.04	(e)
Support Agreement	Recitals
Surviving Corporation	§1.01
Terminating Company Breach	§8.01	(e)
Terminating Parent Breach	§8.01	(f)
Transactions	Recitals
TSX	§2.01	(a)
Unvested Options	§2.04
U.S. Exchange	§6.13
2004 Balance Sheet	§3.07	(c)
401(k) Plan	§7.02	(i)
US$5.50 Stock	§2.01	(a)
      Section 9.04.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

41

      Section 9.05.     Entire Agreement; Assignment. This Agreement and the Support Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Sections 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
      Section 9.06.     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
      Section 9.07.     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
      Section 9.08.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the CCC). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any New York state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.
      Section 9.09.     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
      Section 9.10.     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
      Section 9.11.     Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

42

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STANTEC INC.

By	/s/ Anthony P. Franceschini

Name: Anthony P. Franceschini

Title:	President & CEO

By	/s/ Jeffrey S. Lloyd

Name: Jeffrey S. Lloyd

Title:	Vice President, Secretary & General Counsel

STANTEC CONSULTING CALIFORNIA INC.

By	/s/ Anthony P. Franceschini

Name: Anthony P. Franceschini

Title:	President

By	/s/ Michael Slocombe

Name: Michael J. Slocombe

Title:	Secretary

KEITH COMPANIES, INC.

By	/s/ Aram H. Keith

Name: Aram H. Keith

Title:	CEO

By	/s/ Gary Campanaro

Name: Gary Campanaro

Title:	Secretary

43

EXHIBIT 6.08
FORM OF AFFILIATE LETTER FOR
AFFILIATES OF THE COMPANY
April 14, 2005
Stantec Inc.
10160 — 112 Street
Edmonton, Alberta T5K 2L6
Canada
Ladies and Gentlemen:
      I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of The Keith Companies, Inc., (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of April 14, 2005 (the “Merger Agreement”), among Stantec Inc., a Canadian corporation (“Parent”), Stantec Consulting California Inc. a California corporation (“Merger Sub”), and the Company, the Company will be merged with and into Merger Sub (the “Merger”). Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.
      As a result of the Merger, I may receive shares of common stock, without par value, of Parent (the “Parent Shares”). I would receive such Parent Shares in exchange for shares (or upon exercise of options for shares) owned by me of common stock, par value US$           per share, of the Company (the “Company Shares”).
      I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:
      A. I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Act or the Rules and Regulations.
      B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.
      C. I have been advised that the issuance of the Parent Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form F-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the shareholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Parent Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.
      D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

      E. I understand that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED APRIL 14, 2005 BETWEEN THE REGISTERED HOLDER HEREOF AND PARENT, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF PARENT.”
      F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”
      G. Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

Name:

Agreed and accepted this 14th day
of April, 2005, by
STANTEC INC.

By:
Name:
Title:

AMENDMENT AGREEMENT
      AMENDMENT (this “Amendment”), dated as of May 9, 2005, to the Agreement And Plan Of Merger And Reorganization (the “Agreement”), dated as of April 14, 2005, among Stantec Inc., a Canadian corporation (“Parent”), Stantec Consulting California Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and The Keith Companies, Inc., a California corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).
WITNESSETH:
      WHEREAS, the parties have entered into the Agreement;
      WHEREAS, pursuant to the Agreement, Parent and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub;
      WHEREAS, pursuant to and in accordance with Section 8.04 of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment;
      NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:
      Section 1.     Amendment to Section 2.7(a) of the Agreement. Section 2.07(a) of the Agreement is amended and restated in its entirety to read as follows:
      “(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time which qualify as “dissenting shares” in accordance with Chapter 13 of the CCC and are held by stockholders who have duly demanded, exercised and perfected (and not withdrawn or forfeited) such stockholders’ dissenters’ rights for such Shares in accordance with the CCC (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment for such Shares held by them in accordance with the provisions of the CCC, except that all Dissenting Shares held by stockholders who shall have failed to perfect or take such other actions as are required by the CCC or who effectively shall have withdrawn or forfeited their dissenters’ rights with respect to such Shares under the CCC shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the certificates that formerly evidenced such Shares.”
      Section 2.     Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect.
      Section 3.     Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment are consummated as originally contemplated to the greatest extent possible.
      Section 4.     Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      Section 5.     Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the CCC).
      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

STANTEC INC.

By	/s/ Anthony P. Franceschini

Name: Anthony P. Franceschini
Title: President & CEO

By	/s/ Jeffrey S. Lloyd

Name: Jeffrey S. Lloyd
Title: Secretary, Vice President & General Counsel

STANTEC CONSULTING CALIFORNIA INC.

By	/s/ Anthony P. Franceschini

Name: Anthony P. Franceschini
Title: President

By	/s/ Michael Slocombe

Name: Michael Slocombe
Title: Secretary

THE KEITH COMPANIES, INC.

By	/s/ Aram H. Keith

Name: Aram H. Keith
Title: Chief Executive Officer

By	/s/ Gary Campanaro

Name: Gary Campanaro
Title: Secretary

Appendix B
OPINION OF BEAR, STEARNS & CO. INC.

April 14, 2005
The Board of Directors
The Keith Companies, Inc.
19 Technology Drive Irvine, CA 92618
Ladies and Gentlemen:
      We understand that The Keith Companies, Inc. (the “Company”), Stantec Inc. (“Stantec”) and Stantec Consulting California Inc., a wholly owned subsidiary of Stantec (“Merger Sub”), propose to enter into an Agreement and Plan of Merger and Reorganization to be dated April 14, 2005 (the “Merger Agreement”), pursuant to which the Company will merge into Merger Sub (the “Merger”) and each share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), other than each share of Company Common Stock held in the treasury of the Company, each share of Company Common Stock owned by Stantec, Merger Sub, or any direct or indirect wholly owned subsidiaries of Stantec or the Company, and any dissenting shares will be converted into the right to receive (i) $11.00 in cash, (ii) 0.23 shares of Stantec’s common stock, without par value (the “Stantec Common Stock”), and (iii) an additional number of shares of Stantec Common Stock equal to $5.50 in value, based on the simple average of the US dollar value of the daily weighted average sales price of Stantec Common Stock for the 20 consecutive trading days ending on (and including) the second trading day prior to the consummation of the Merger (collectively, the “Merger Consideration”). The shareholders of the Company will further be able to make an election to receive the Merger Consideration in either cash or shares of Stantec Common Stock, subject to proration, as more fully described in the Merger Agreement. You have provided us with a copy of the Merger Agreement in substantially final form.
      You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company.
      In the course of performing our review and analyses for rendering this opinion, we have:

▪	reviewed the Merger Agreement;

▪	reviewed the Company’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, its preliminary results for the quarter ended March, 31, 2005 and its Current Reports on Form 8-K for the three years ended the date hereof;

▪	reviewed Stantec’s Proxy Circular, Annual Information Form and Annual Reports to Shareholders for the years ended December 31, 2002, 2003 and 2004 and its interim financial reports for the three years ended the date hereof;

▪	reviewed certain operating and financial information relating to the Company’s business and prospects, including an operating budget for the year ended December 31, 2005, as prepared and provided to us by the Company’s management;
Form of Fairness Opinion Letter

The Board of Directors
The Keith Companies, Inc.
April 14, 2005

▪	met with certain members of the Company’s senior management to discuss the Company’s business, operations, historical financial results, a range of projected financial results and future prospects;

▪	reviewed certain operating and financial information relating to Stantec’s business and prospects, as prepared and provided to us by Stantec’s management;

▪	reviewed certain projections for Stantec for the year ended December 31, 2005, published by certain equity research analysts, selected by us following discussions with Stantec’s senior management;

▪	met with certain members of senior management of Stantec and the Company to discuss Stantec’s business, operations, historical and projected financial results and future prospects;

▪	reviewed the historical prices, trading multiples and trading volumes of the shares of Company Common Stock and Stantec Common Stock;

▪	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to the Company and Stantec;

▪	reviewed the terms of recent mergers and acquisitions of companies which we deemed generally comparable to the Company;

▪	performed discounted cash flow sensitivity analyses based on the ranges of projected financial results for the Company furnished to us by the Company’s senior management;

▪	reviewed the pro forma financial results, financial condition and capitalization of Stantec giving effect to the Merger; and

▪	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.
      We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by the Company and Stantec, including, without limitation, the range of projected financial results furnished to us by the Company’s senior management. With respect to the Company’s range of projected financial results, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company as to the expected future performance of the Company. We have not assumed any responsibility for the independent verification of any such information provided to us, or of the range of projected financial results provided to discussed with us, and we have further relied upon the assurances of the senior management of the Company and Stantec that they are unaware of any facts that would make the information provided to us or range of projected financial results furnished to us incomplete or misleading.
      In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or Stantec, nor have we been furnished with any such appraisals. We have not solicited, nor were we asked to solicit, third party acquisition interest in the Company. We have assumed that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. We have further assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without
Form of Fairness Opinion Letter

The Board of Directors
The Keith Companies, Inc.
April 14, 2005

any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on the Company or Stantec.
      We do not express any opinion as to the price or range of prices at which the shares of Company Common Stock or shares of Stantec Common Stock may trade subsequent to the announcement of the Merger or as to the price or range of prices at which the shares of Stantec Common Stock may trade subsequent to the consummation of the Merger.
      We have acted as a financial advisor to the Company in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of the Company and/or Stantec for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.
      It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company and does not constitute a recommendation to the Board of Directors of the Company or any holders of Company Common Stock as to how to vote in connection with the Merger. This opinion does not address the Company’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative transactions or business strategies that might exist for the Company, the financing of the Merger or the effects of any other transaction in which the Company might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement/prospectus to be distributed to the holders of Company Common Stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.
      Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,

Bear, Stearns & Co. Inc.

By:	/s/ Neil B. Morganbesser

Senior Managing Director
Form of Fairness Opinion Letter

Appendix C
STOCKHOLDERS SUPPORT AGREEMENT

EXECUTION COPY
STOCKHOLDERS SUPPORT AGREEMENT
      STOCKHOLDERS AGREEMENT, dated as of April 14, 2005 (this “Agreement”), among Stantec Inc., a Canadian corporation (“Parent”), Stantec Consulting California Inc., a California corporation and a wholly owned subsidiary of Parent (“Purchaser”), and each of the stockholders whose names appear on Exhibit A to this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).
      WHEREAS, as of the date hereof and except as noted on Exhibit A hereto, each Stockholder represents and warrants to Parent that he, she or it owns of record and/or beneficially and has good, valid and marketable title to, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Agreement, a margin account established in accordance with Regulation T under the Securities Exchange Act of 1934, as amended, the trust agreement establishing the Aram H. Keith and Margie R. Keith Revocable Trust dated October 23, 1989 (the “Trust”), and the Trust has the sole power to vote the number of shares of common stock, par value $0.001 per share (“Company Common Stock”), of The Keith Companies, Inc., a California corporation (the “Company”), as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”); and
      WHEREAS, Parent, Purchaser and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), a draft of which has been made available to each Stockholder, which provides, upon the terms and subject to the conditions thereof, for the merger of Purchaser with and into the Company (the “Merger”);
      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Stockholders hereby agree as follows:

1.	Representations and Warranties of the Stockholders. Each Stockholder hereby, jointly and severally, represents and warrants to Parent and Purchaser as follows:

(a)	The Trust is a trust duly organized, validly existing and in good standing under the laws of the State of California. The Trust has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Trust and the performance by the Trust of its obligations hereunder have been duly and validly authorized by all necessary action, and no other proceedings on the part of the Trust are necessary to authorize this Agreement or to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Trust and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes the legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy insolvency and similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or equity).

(b)	The execution and delivery of this Agreement by the Trust do not, and the performance of this Agreement by the Trust will not, (A) conflict with or violate the organizational documents of the Trust, (B) assuming that all consents, approvals, authorizations and other actions described in subsection (c) have been obtained and all filings and obligations described in subsection (c) have been made, conflict with or violate any Law applicable to the Trust or by which any property or asset of the Trust is bound or affected, or (C) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Trust pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(c)	The execution and delivery of this Agreement by each Stockholder does not, and the performance of this Agreement by each Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Securities Act of 1933, as amended, the Exchange Act and the HSR Act.

(d)	With respect to Aram H. Keith and Margie R. Keith (each an “Individual”), this Agreement has been duly executed and delivered by each Individual and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes the legal, valid and binding obligation of each Individual, enforceable against each Individual in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy insolvency and similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or equity).

(e)	Except for shares of Company Common Stock held directly by the Trust, the Individuals do not own, either directly or beneficially, any shares of Company Common Stock.

2.	Grant of Proxy. Each Stockholder, by this Agreement, with respect to his, her or its Shares, hereby agrees, and to secure such agreement, grants an irrevocable proxy to Parent (and agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request) to vote, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company, all of such Stockholder’s Shares (i) in favor of the approval and adoption of the Merger Agreement and approval of the Merger, (ii) against any action, agreement or transaction (other than the Merger Agreement or the Merger) or proposal (including any Superior Proposal) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter necessary to the consummation of the Merger and considered and voted upon by the stockholders of the Company. Each Stockholder further agrees to cause such Stockholder’s Shares to be voted in accordance with the foregoing. THIS PROXY IS IRREVOCABLE AND SECURES THE PERFORMANCE BY THE STOCKHOLDERS OF THE DUTIES SET FORTH HEREIN. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

3.	Transfer of Shares. Each Stockholder agrees that he, she or it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares or (d) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing his, her or its obligations hereunder.

4.	No Solicitation of Transactions. None of the Stockholders shall, directly or indirectly, (a) solicit, initiate or encourage the submission of, any Competing Transaction or (b) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Superior Proposal; provided, however, that nothing in this Section 3 shall prevent Aram H. Keith, in his capacity as a director and executive officer of the Company from, engaging in any activity permitted pursuant to Section 6.04 of the Merger Agreement. Each Stockholder shall, and shall direct his, her or its representatives and agents to, immediately cease and terminate any discussions or negotiations with any parties that may be ongoing with respect to any Competing Transaction.

5.	Information for Proxy Statement/ Prospectus; Disclosure. Each Stockholder authorizes and agrees to permit Parent and Purchaser to publish and disclose in the Proxy Statement/ Prospectus and related filings under the securities laws such Stockholder’s identity and ownership of Shares and the nature of his, her or its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

6.	Termination. The obligations of the Stockholders under this Agreement shall terminate upon the earlier of (i) the Effective Time and (ii) upon the termination of the Merger Agreement. Nothing in this Section 7 shall relieve any party of liability for any breach of this Agreement occurring prior to the time of such termination.

7.	Miscellaneous. Notwithstanding anything to the contrary contained herein, no action of a Stockholder in his, her or its capacity as a director or executive officer of the Company shall constitute a breach of this Agreement. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated; all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses as specified on the signature page(s) of this Agreement; if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; this Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent may assign all or any of its rights and obligations hereunder to any affiliate of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations; this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity; this Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State; this Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement; from time to time, at the request of Parent, in the case of any Stockholder, or at the request of the Stockholders, in the case of Parent and Purchaser, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to give effect to the rights, duties and obligations of the parties set forth in this Agreement; each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Stantec Inc.

By:	/s/ Anthony P. Franceschini

Name: Anthony P. Franceschini

Title:	President & CEO

By:	/s/ Jeffrey S. Lloyd

Name: Jeffrey S. Lloyd

Title:	Vice President, Secretary & General Counsel

Stantec Consulting California Inc.

By:	/s/ Anthony P. Franceschini

Name: Anthony P. Franceschini

Title:	President

By:	/s/ Michael J. Slocombe

Name: Michael J. Slocombe

Title:	Secretary

Aram H. Keith and Margie R. Keith Revocable Trust

By:	/s/ Aram H. Keith

Aram H. Keith, as Trustee

By:	/s/ Margie R. Keith — Trustee

Margie R. Keith, as Trustee

/s/ Aram H. Keith

Aram H. Keith

/s/ Margie R. Keith

Margie R. Keith

EXHIBIT A
LIST OF STOCKHOLDERS

Number of Shares of Company
Common Stock Owned
Name of Stockholder	Beneficially

ARAM H. KEITH AND MARGIE R. KEITH REVOCABLE TRUST DATED OCTOBER 23, 1989	1,366,217
ARAM H. KEITH	1,366,217
MARGIE R. KEITH	1,366,217

Appendix D
DISSENTERS’ RIGHTS AND PROCEDURES

CALIFORNIA CORPORATIONS CODE
SECTION 1300-1313
DISSENTERS’ RIGHTS
      1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.
      (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1)	Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2)	Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)	Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)	Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.
      (c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.
      1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.
      (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.
      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.
      1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.
      1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.
      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.
      1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.
      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.
      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.
      1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share.
      Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.
      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.
      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.
      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.
      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).
      1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.
      1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.
      1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.
      1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)	The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)	The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)	The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d)	The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.
      1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.
      1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.
      1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.
      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.
      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.
      1313. A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Who Can Help Answer Your Questions
      If you have more questions about the merger or if you would like copies of any documents incorporated by reference into this proxy statement/prospectus, which include important business and financial information about Keith that is not included in or delivered with this document, you may write or call the following persons:
The Keith Companies, Inc.
19 Technology Drive
Irvine, California, USA 92618-2334
Phone: (949) 923-6001 Fax: (949) 923-6026
Attention: Investor Relations
or
[Name and Address of Proxy Solicitor]
      Upon request, we will provide the documents you ask for at no cost to you. To ensure timely delivery prior to the Keith special meeting, any request for documents should be received by [                    ], 2005. Please note that copies of these documents will not include exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/ prospectus.
      Until [                    ], 2005, all dealers that effect transactions in Stantec common shares, whether or not participating in the offering of Stantec common shares pursuant to the merger, may be required to deliver a proxy statement/prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Officers and Directors

     Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. The corporation may advance moneys to the director, officer or other individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The individual shall repay any moneys advanced to him or her if he or she does not fulfill the above conditions. Such indemnification and advances may be made in connection with a derivative action only with court approval. Such individual is entitled to indemnification or advances from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which he is subject by reason of being or having been a director or officer of the corporation or another entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.

     The bylaws of Stantec Inc. (the “Registrant”) provide that, subject to the CBCA, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity if: (a) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for with the individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. The Registrant shall advance the necessary moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to previously. The individual shall repay the moneys if the individual does not fulfill the previously named conditions. The Registrant shall also indemnify such person in such other circumstances as the CBCA permits or requires.

     The Registrant maintains directors’ and officers’ liability insurance which insures the directors and officers of the Registrant and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The exhibits listed in the exhibits index, appearing elsewhere in this registration statement, have been filed as part of this registration statement.

ITEM 21. Exhibits and Financial Statement Schedules

     (a) The following documents are exhibits to the registration statement.

Exhibit
Number	Description of Document
2.1*†	Agreement and Plan of Merger and Reorganization, dated as of April 14, 2005, as amended May 9, 2005, among Stantec Inc., The Keith Companies, Inc. and Stantec Consulting California Inc., a wholly-owned subsidiary of Stantec Inc. (attached as Appendix A to the proxy statement/prospectus which is part of this Registration Statement).
3.1*	Articles of Incorporation of Stantec Inc.
3.2*	Bylaws of Stantec Inc.
4.1*	Form of Stantec Inc. common share certificate.
5.1**	Opinion of Fraser Milner Casgrain LLP as to the legality of the securities being registered.
8.1**	Opinion of Shearman & Sterling LLP as to certain U.S. federal income tax matters.
8.2**	Opinion of Akin Gump Strauss Hauer & Feld LLP as to certain U.S. federal income tax matters.
10.1*	Employment Agreement, dated as of January 31, 2005, between Stantec Consulting Ltd. and Raymond L. Alarie.
10.2*	Contract Amending Agreement, dated as of February 27, 2003, between Stantec Inc. and Anthony P. Franceschini.
10.3*	Employment Agreement, dated as of January 1, 2003, between Stantec Inc. and Anthony P. Franceschini.
10.4*	Employment Agreement, dated as of December 19, 2002, between Stantec Consulting Ltd. and W. Barry Lester.
10.5*	Employment Agreement, dated as of October 31, 2001, between Stantec Consulting Ltd. and Mark Jackson.
10.6*	Employment Agreement, dated as of October 31, 2001, between Stantec Consulting Ltd. and Jeffrey S. Lloyd.
10.7*	Employment Agreement, dated as of October 31, 2001, between Stantec Consulting Ltd. and Donald W. Wilson
10.8**	Credit Agreement, dated June 21, 2004, between Stantec Inc. and Canadian Imperial Bank of Commerce
21.1*	Subsidiaries of Stantec Inc.
23.1**	Consent of Ernst & Young LLP – Independent Registered Public Accounting Firm.
23.2**	Consent of KPMG LLP – Independent Registered Public Accounting Firm.
23.3**	Consent of Fraser Milner Casgrain LLP (included in Exhibit 5.1).
23.4**	Consent of Shearman & Sterling LLP (included in Exhibit 8.1).
23.5**	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 8.2).
23.6*	Consent of Bear, Stearns & Co. Inc. (included in Exhibit 99.4).
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).
99.1*	Form of proxy card for the special meeting of shareholders of The Keith Companies, Inc.
99.2*	Form of Letter to the shareholders of The Keith Companies, Inc. (included in the proxy statement/prospectus which is part of this Registration Statement).
99.3*	Form of Notice of Special Meeting of shareholders of The Keith Companies, Inc. (included in the proxy statement/prospectus which is part of this Registration Statement).
99.4***	Consent of Aram H. Keith.

*	Previously filed.

†	The registrant hereby agrees to furnish to the Commission a copy of any omitted schedule to the Merger Agreement.

**	Filed herewith.

***	To be filed by amendment.

          (b) Financial statement schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements of Stantec Inc. and the notes thereto.

          (c) The opinion of Bear, Stearns & Co. Inc. is incorporated as Appendix B to the proxy statement/prospectus which is part of this Registration Statement.

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ITEM 22. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edmonton, Province of Alberta, Canada, on June 23, 2005.

STANTEC INC. (Registrant)

By:	/s/ Jeffrey S. Lloyd

	Name:	Jeffrey S. Lloyd
	Title:	Vice President, Secretary and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

* Anthony P. Franceschini	President, Chief Executive Officer and Director (principal executive officer)	June 23, 2005

* Donald W. Wilson	Vice President and Chief Financial Officer (principal financial and accounting officer)	June 23, 2005

* Ronald Triffo	Chairman of the Board of Directors	June 23, 2005

* Neilson A. Bertholf, Jr.	Director	June 23, 2005

* Robert J. Bradshaw	Director	June 23, 2005

* E. John Finn	Director	June 23, 2005

* William D. Grace	Director	June 23, 2005

* Susan E. Hartman	Director	June 23, 2005

* Robert R. Mesel	Director	June 23, 2005

*By: /s/ Jeffrey S. Lloyd

Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has signed this Registration Statement, solely in its capacity as the duly authorized representative of Stantec Inc. on June 23, 2005.

STANTEC CONSULTING INC.

By:	/s/ Michael J. Slocombe

Name: Michael J. Slocombe
Title: Secretary

EXHIBIT INDEX

Exhibit
Number	Description of Document
2.1*†	Agreement and Plan of Merger and Reorganization, dated as of April 14, 2005, as amended May 9, 2005, among Stantec Inc., The Keith Companies, Inc. and Stantec Consulting California Inc., a wholly-owned subsidiary of Stantec Inc. (attached as Appendix A to the proxy statement/prospectus which is part of this Registration Statement).
3.1*	Articles of Incorporation of Stantec Inc.
3.2*	Bylaws of Stantec Inc.
4.1*	Form of Stantec Inc. common share certificate.
5.1**	Opinion of Fraser Milner Casgrain LLP as to the legality of the securities being registered.
8.1**	Opinion of Shearman & Sterling LLP as to certain U.S. federal income tax matters.
8.2**	Opinion of Akin Gump Strauss Hauer & Feld LLP as to certain U.S. federal income tax matters.
10.1*	Employment Agreement, dated as of January, 2005, between Stantec Consulting Ltd. and Raymond L. Alarie.
10.2*	Contract Amending Agreement, dated as of February 27, 2003, between Stantec Inc. and Anthony P. Franceschini.
10.3*	Employment Agreement, dated as of January 1, 2003, between Stantec Inc. and Anthony P. Franceschini.
10.4*	Employment Agreement, dated as of December 19, 2002, between Stantec Consulting Ltd. and W. Barry Lester.
10.5*	Employment Agreement, dated as of October 31, 2001, between Stantec Consulting Ltd. and Mark Jackson.
10.6*	Employment Agreement, dated as of October 31, 2001, between Stantec Consulting Ltd. and Jeffrey S. Lloyd.
10.7*	Employment Agreement, dated as of October 31, 2001, between Stantec Consulting Ltd. and Donald W. Wilson.
10.8**	Credit Agreement, dated as of June 21, 2004 between Stantec Inc. and Canadian Imperial Bank of Commerce.
21.1*	Subsidiaries of Stantec Inc.
23.1**	Consent of Ernst & Young LLP – Independent Registered Public Accounting Firm.
23.2**	Consent of KPMG LLP – Independent Registered Public Accounting Firm.
23.3**	Consent of Fraser Milner Casgrain LLP (included in Exhibit 5.1).
23.4**	Consent of Shearman & Sterling LLP (included in Exhibit 8.1).
23.5**	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 8.2).
23.6*	Consent of Bear, Stearns & Co. Inc.
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).
99.1*	Form of proxy card for the special meeting of shareholders of The Keith Companies, Inc.
99.2*	Form of Letter to the shareholders of The Keith Companies, Inc. (included in the proxy statement/prospectus which is part of this Registration Statement).
99.3*	Form of Notice of Special Meeting of shareholders of The Keith Companies, Inc. (included in the proxy statement/prospectus which is part of this Registration Statement).
99.4***	Consent of Aram H. Keith.

*	Previously filed.

†	The registrant hereby agrees to furnish to the Commission a copy of any omitted schedule to the Merger Agreement.

**	Filed herewith.

***	To be filed by amendment.